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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140574

Dear CBOE Voting Members:

        In response to the many changes that have taken place in U.S. options exchanges and other securities markets in recent years, the Board of Directors of the Chicago Board Options Exchange, Incorporated (the "CBOE") has concluded that it would be in the best interest of the CBOE and its members for the CBOE to change its organizational structure from a non-stock corporation owned by its members to become a wholly-owned subsidiary of a new holding company, CBOE Holdings, Inc. ("CBOE Holdings"), organized as a stock corporation owned by its stockholders. This type of organizational restructuring is sometimes referred to as a "demutualization" or "restructuring" transaction.

        In the proposed restructuring transaction, each CBOE Seat owned by a CBOE member on the date of the restructuring transaction will be converted into 80,000 shares of Class A common stock of CBOE Holdings. CBOE Seat owners will receive a total of 74,400,000 shares of Class A common stock of CBOE Holdings in the restructuring transaction. In addition, certain persons who satisfy the qualification requirements set forth in the Stipulation of Settlement, dated August 20, 2008, among CBOE and the other parties to the Delaware Action concerning the Exercise Right litigation, for participating in the settlement of the Exercise Right litigation, as described herein, will be issued a total of 16,333,380 shares of Class B common stock of CBOE Holdings. Immediately following the issuance of the Class A and Class B common stock, the board of directors of CBOE Holdings intends to declare and pay a special dividend of $1.25 per outstanding share of Class A and Class B common stock, or $113,416,725 in the aggregate.

        The restructuring transaction is contingent on the concurrent completion by CBOE Holdings of an underwritten initial public offering of its unrestricted common stock. CBOE Holdings currently expects to offer approximately 10,000,000 shares of unrestricted common stock following the requisite approval of the restructuring transaction by CBOE members entitled to vote. The actual number of shares to be offered and sold by CBOE Holdings and the price at which such shares will be offered and sold in the initial public offering may be different than as assumed in this proxy statement and prospectus, and the final decision about offering parameters, including price per share, will be determined by the CBOE Holdings board of directors. We may proceed with the restructuring transaction and the initial public offering without seeking additional member approval only if CBOE Holdings can complete the initial public offering at a price per share before underwriting discount of at least $25. As a result, you should make your decision regarding the restructuring transaction assuming the initial public offering price could be as low as $25 per share.

        The CBOE Holdings common stock issued in the restructuring transaction will not provide its holders with physical or electronic access to the CBOE's trading facilities. Instead, physical and electronic access to the CBOE trading facilities, subject to such limitations and requirements as will be specified in the Rules of the CBOE, will be available to individuals and organizations that have obtained a trading permit from the CBOE.

        The common stock of CBOE Holdings issued in the restructuring transaction will represent an equity ownership interest in that company and will have traditional features of common stock. Such common stock will be subject to certain transfer restrictions or "lock-up restrictions" under CBOE Holdings' certificate of incorporation. Concurrently with the restructuring transaction, CBOE Holdings intends to complete an initial public offering of its unrestricted common stock. At the time CBOE Holdings completes the initial public offering, the shares of CBOE Holdings common stock issued in the restructuring transaction and as part of the Settlement Agreement automatically will convert into shares of Class A-1 common stock and Class A-2 common stock and will be subject to additional lock-up restrictions.

        We currently intend to list the unrestricted common stock of CBOE Holdings on the NASDAQ Global Select Market.

        We will hold a special meeting at which we will ask all of the CBOE Voting Members to approve the restructuring transaction. The proposed restructuring transaction must be approved by an affirmative vote of a majority of all of the memberships outstanding and entitled to vote.

        OUR BOARD OF DIRECTORS HAS APPROVED THE RESTRUCTURING TRANSACTION AND RECOMMENDS THAT YOU VOTE "FOR" ITS APPROVAL.

        Your vote is very important. Whether or not you plan to attend the special meeting of members, please submit your proxy as soon as possible to make sure your membership is represented at the special meeting. Your failure to vote will have the same effect as voting against the restructuring transaction.

        We urge you to read this document carefully, including the "Risk Factors" section that begins on page 18.

  Sincerely,

  William J. Brodsky
  Chairman and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This document is dated April 27, 2010 and was first mailed, with the form of proxy, to CBOE Voting Members on or about April 29, 2010.

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED
Notice of Special Meeting of Voting Members
To Be Held on May 21, 2010

        To the Voting Members of the Chicago Board Options Exchange, Incorporated (the "CBOE"):

        A special meeting of members of the Chicago Board Options Exchange, Incorporated will be held in the Members Lounge at 400 South LaSalle Street, Chicago, Illinois 60605, on May 21, 2010 at 3:30 p.m., local time, for the following purposes:

        (1)   to vote on the adoption of the Agreement and Plan of Merger that will provide for the restructuring of the CBOE in which the CBOE will convert from a non-stock corporation owned by its members to a stock corporation that will be a wholly-owned subsidiary of CBOE Holdings;

        (2)   to consider and vote on any proposal that may be made by the Vice Chairman of the Board of the CBOE to adjourn or postpone the CBOE special meeting for the purpose of soliciting proxies with respect to the proposal to adopt the Agreement and Plan of Merger; and

        (3)   to transact any other business that may properly come before the CBOE special meeting or any adjournment or postponement of the CBOE special meeting.

        Each CBOE Voting Member of record and in good standing as of the close of business on April 26, 2010, the record date for the meeting, will be entitled to vote on the matters presented at the special meeting and at any adjournment thereof. Each CBOE Voting Member will be entitled to one vote for each membership with respect to which it has the right to vote. The presence in person or by proxy of CBOE members entitled to cast a majority of the total number of votes entitled to be cast at the meeting constitutes a quorum at the meeting.

        The adoption of the Agreement and Plan of Merger requires the affirmative vote of a majority of the outstanding CBOE memberships entitled to vote. If you do not vote or if you abstain from voting on this proposal, it will have the same effect as a vote against the proposal.

        If no quorum of the CBOE Voting Members is present in person or by proxy at the special meeting, the special meeting may be adjourned by the members present and entitled to vote at that meeting.

        THE CBOE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER TO ACCOMPLISH THE RESTRUCTURING TRANSACTION AND "FOR" ANY PROPOSAL THAT MAY BE MADE BY THE VICE CHAIRMAN OF THE BOARD OF THE CBOE TO ADJOURN OR POSTPONE THE CBOE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING PROXIES.

        You may vote your CBOE membership in person or by proxy. You may submit your proxy by phone, by fax, through the internet, by mail in the postage paid envelope or by delivering your proxy to the Office of the Secretary by hand. Members voting by proxy must submit their proxies by no later than 3:30 p.m., local time, on May 21, 2010.

        Please vote promptly whether or not you expect to attend the special meeting.

        Returning your completed and signed proxy will not prevent you from revoking your proxy and voting in person at the special meeting of members. Please note, however, that if you submit your proxy through one of the available methods prior to the meeting, you will not need to attend the special meeting of members, or take any further action in connection with the special meeting, because you already will have directed your proxy to cast your vote with respect to the proposals. You may revoke your proxy any time before the special meeting by providing written notice to the Secretary of the CBOE or by submission of a later-dated proxy.

By order of the board of directors,

Joanne Moffic-Silver
Executive Vice President,
General Counsel and Secretary
On behalf of the board
April 27, 2010

TABLE OF CONTENTS

CERTAIN FREQUENTLY USED TERMS	1
SUMMARY	3
SUMMARY CONSOLIDATED FINANCIAL DATA	16
RISK FACTORS	18
FORWARD-LOOKING STATEMENTS	36
DIVIDEND POLICY	38
SPECIAL MEETING OF CBOE VOTING MEMBERS	39
THE RESTRUCTURING TRANSACTION	43
SELECTED FINANCIAL DATA	76
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	79
INDUSTRY	103
BUSINESS	108
REGULATION	131
DIRECTORS AND MANAGEMENT OF THE CBOE AND CBOE HOLDINGS AFTER THE RESTRUCTURING TRANSACTION	143
DESCRIPTION OF CBOE HOLDINGS CAPITAL STOCK	178
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RESTRUCTURING TRANSACTION AND THE POST-RESTRUCTURING SPECIAL DIVIDEND	189
COMPARISON OF RIGHTS PRIOR TO AND AFTER THE RESTRUCTURING TRANSACTION	194
LEGAL MATTERS	204
EXPERTS	204
WHERE YOU CAN FIND MORE INFORMATION	204
ANNEX A CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES FINANCIAL STATEMENTS	A-1
ANNEX B UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED	B-1
ANNEX C FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CBOE HOLDINGS, INC.	C-1
ANNEX D FORM OF BYLAWS OF CBOE HOLDINGS, INC.	D-1
ANNEX E FORM OF CERTIFICATE OF INCORPORATION OF CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED	E-1
ANNEX F FORM OF BYLAWS OF CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED	F-1
ANNEX G FORM OF AGREEMENT AND PLAN OF MERGER	G-1
ANNEX H SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	H-1
ANNEX I FORM OF VOTING AGREEMENT	I-1

CERTAIN FREQUENTLY USED TERMS

        Unless otherwise specified or if the context so requires:

  •
  "Article Fifth(b)" refers to Paragraph (b) of Article Fifth of the CBOE's Certificate of Incorporation.

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  The "CBOE", "Chicago Board Options Exchange" or the "Exchange" refers to (1) prior to the completion of the restructuring transaction, Chicago Board Options Exchange, Incorporated, a Delaware non-stock corporation, and (2) after the completion of the restructuring transaction, the Chicago Board Options Exchange, Incorporated, a Delaware stock corporation.

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  "CBOE Holdings" refers to CBOE Holdings, Inc., a Delaware stock corporation, and, following the completion of the restructuring transaction, the parent corporation of the CBOE.

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  "CBOE Seat" refers to a regular membership that was made available by the CBOE in accordance with its Rules and which was acquired by a CBOE member.

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  "CBOE Temporary Member" refers to a person who temporarily retained CBOE membership status pursuant to the Interim Access Interpretation (as defined herein) filed with the SEC on July 2, 2007 or the Continued Membership Interpretation (as defined herein) filed with the SEC on September 10, 2007.

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  "CBOE Voting Member" means (1) an owner of a CBOE Seat who has not delegated the owner's right to vote to a lessee, (2) a lessee of a CBOE Seat to whom voting rights have been delegated via a lease agreement or (3) a CBOE member who obtained membership pursuant to the Exercise Right prior to the acquisition of the CBOT by CME Group and whose status as a CBOE member was temporarily extended by the CBOE pursuant to the Interim Access Interpretation filed with the SEC on July 2, 2007 and the Continued Membership Interpretation filed with the SEC on September 10, 2007 and who continues to maintain his or her temporary membership status.

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  "CBOT" refers to The Board of Trade of the City of Chicago, Inc.

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  "CBOT Holdings" refers to CBOT Holdings Inc., the former parent corporation of the CBOT.

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  "CME/CBOT Transaction" refers to the merger of CBOT Holdings into CME Holdings.

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  "CME Holdings" refers to Chicago Mercantile Exchange Holdings, Inc. and its successor CME Group Inc.

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  "Delaware Action" refers to the lawsuit, which was entitled CME Group Inc. et al. v. Chicago Board Options Exchange, Incorporated et al. (Civil Action No. 2369-VCN) and filed in the Delaware Court on August 23, 2006, in which the CBOE and its directors were sued in the Delaware Court by the CBOT, CBOT Holdings and two members of the CBOT who purported to represent the Exercise Member Claimants. The Delaware Action has been settled as described in this Registration Statement.

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  "Delaware Court" refers to the Court of Chancery of the State of Delaware.

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  "Exercise Member Claimants" refers to a purported class of individuals who claimed in the Delaware Action that they were, or had the right to become, members of the CBOE pursuant to the Exercise Right.

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  "Exercise Right" refers to the grant under Article Fifth(b) to members of CBOT of the right to be members of CBOE without having to acquire a separate CBOE membership.

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  "member" or "members" refers to (1) prior to the completion of the restructuring transaction, any person or organization (or any designee of any organization) that held a membership in the

    CBOE and (2) after the completion of the restructuring transaction, any individual, corporation, partnership, limited liability company or other entity authorized by the Rules of the CBOE (a) that is a Trading Permit Holder or (b) that is otherwise deemed a member pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The term "member" or "members" shall not, under any circumstances, include the Participating Group A Settlement Class Members or the Participating Group B Settlement Class Members.

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  "SEC" refers to the U.S. Securities and Exchange Commission.

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  "Settlement Agreement" means the Stipulation of Settlement, as amended, approved by the Delaware Court in the Delaware Action.

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  "We," "us" or "our" refers to (1) prior to the completion of the restructuring transaction, the CBOE, and, as the context may require, CBOE Holdings, and (2) after the completion of the restructuring transaction, CBOE Holdings and its wholly-owned subsidiaries.

ABOUT THIS PROXY STATEMENT AND PROSPECTUS

        Except as otherwise noted, all information in this proxy statement and prospectus assumes the following about our intended initial public offering:

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  we sell 10,000,000 shares of CBOE Holdings unrestricted common stock;

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  no CBOE members elect to exercise statutory dissenters' rights; and

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  no exercise of the underwriters' option to purchase additional shares.

        The terms of the proposed initial public offering set forth in this proxy statement and prospectus are based on assumptions described herein. The actual terms of the proposed initial public offering, including the number of shares of unrestricted common stock of CBOE Holdings to be offered and sold and the initial public offering price per share, which may be different than such assumptions, will be determined by the board of directors of CBOE Holdings. We will not seek additional member approval provided we can complete the initial public offering at a price per share before underwriting discount of at least $25.

SUMMARY

        This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read this entire document, including its annexes and exhibits, for a more complete understanding of the matters to be considered at the special meeting.

Our Business

        Founded in 1973, the CBOE was the first organized marketplace for the trading of standardized, listed options on equity securities. Today, CBOE is one of the largest options exchanges in the world and the largest options exchange in the U.S., based on both contract volume and notional value. We are recognized globally for our leadership role in the trading of options on individual equities, market indexes and exchange-traded funds, or ETFs, our suite of innovative products, our liquid markets and our hybrid trading model. This model integrates both traditional open outcry methods and our electronic platform, CBOEdirect, into a single market.

        The CBOE's volume of option contracts traded in 2009 was approximately 1.13 billion contracts, or 4.5 million contracts per day. This represents a decrease of 5% from the 1.19 billion contracts traded in 2008. The 1.19 billion contracts traded in 2008 represented an increase of 26% over the 944 million contracts traded in 2007. In 2009, 2008 and 2007 trades at the CBOE represented 31.4%, 33.3% and 33.0%, respectively, of the total contracts traded on all U.S. options exchanges. For the twelve months ended December 31, 2009 and 2008, the CBOE generated operating revenue of approximately $426 million and $417 million, respectively. The CBOE generates revenue primarily from the following sources:

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  Transaction fees;

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  Access fees;

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  Exchange services and other fees;

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  Market data fees;

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  Regulatory fees; and

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  Other fees.

        The CBOE is a self-regulatory organization, or SRO, under the Exchange Act and, as such, is subject to regulation and oversight by the SEC. As an SRO, the CBOE plays a critical role in the U.S. securities markets: it conducts market surveillance and examines members and member organizations for and enforces compliance with federal securities laws and the CBOE's Rules. Since March 26, 2004, the CBOE has also operated the CBOE Futures Exchange, LLC as a designated contract market under the oversight of the Commodity Futures Trading Commission. In March 2007, the CBOE launched the CBOE Stock Exchange, LLC (CBSX), a facility of the CBOE in which the CBOE holds a 49.96% interest. On December 10, 2009, the SEC approved our new and separate options exchange, which we refer to as "C2." CBOE expects C2 to launch in late 2010.

        Our principal executive office is located at 400 South LaSalle Street, Chicago, Illinois 60605, and our telephone number is (312) 786-5600. As of December 31, 2009, the CBOE had 597 employees.

The Proposed Restructuring Transaction (See page 43)

        General.    In the restructuring transaction, the CBOE will change from a Delaware non-stock corporation owned by its members to a Delaware stock corporation that will be a wholly-owned subsidiary of CBOE Holdings, Inc., a newly created holding company organized as a Delaware stock corporation. As part of the restructuring transaction, the owners of CBOE membership interests will become stockholders of CBOE Holdings through the conversion of their memberships into shares of common stock, par value $0.01 per share, of CBOE Holdings. CBOE Holdings will hold all of the outstanding common stock of the CBOE. The CBOE will continue to function as an SRO and to operate its options exchange business. Immediately following the restructuring transaction, the CBOE will transfer all of its interest in its subsidiaries to CBOE Holdings, and as a result, each of the CBOE's subsidiaries will become a wholly-owned direct subsidiary of CBOE Holdings. CBSX will remain a partially-owned facility of the CBOE.

Reasons for the Restructuring Transaction (See page 51)

        For the reasons described in this proxy statement and prospectus, the CBOE board of directors recommends that you vote "FOR" the proposal to approve the agreement and plan of merger to accomplish the restructuring transaction.

Implementation of the Restructuring Transaction (See page 43)

        The restructuring transaction will be completed through the merger of CBOE Merger Sub, Inc., a wholly-owned subsidiary of CBOE Holdings, with and into the CBOE, with the CBOE surviving the merger as a Delaware stock corporation. We refer to this transaction as the "Merger." Upon the effectiveness of the Merger:

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  the outstanding stock of CBOE Merger Sub, Inc. will be converted into common stock of the CBOE,

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  the CBOE Seats existing on the date of the restructuring transaction will be converted into CBOE Holdings Class A common stock and

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  the CBOE Holdings common stock held by the CBOE will be cancelled for no consideration and shall cease to exist.

        As a result, CBOE Holdings will become the sole stockholder of the CBOE. The form of agreement and plan of merger is attached hereto as Annex G to this proxy statement and prospectus. For purposes of this proxy statement and prospectus, we refer to this agreement as the "Agreement and Plan of Merger." Immediately following the Merger, the CBOE will transfer all of its interests in its subsidiaries to CBOE Holdings, thereby making them first-tier, wholly-owned subsidiaries of CBOE Holdings.

Initial Public Offering (See page 53)

        The CBOE Holdings board of directors currently intends to proceed with an underwritten initial public offering of CBOE Holdings unrestricted common stock. If the restructuring transaction is approved, the restructuring transaction will occur only if CBOE Holdings concurrently completes its initial public offering of unrestricted common stock. CBOE Holdings currently expects to offer approximately 10,000,000 shares of its unrestricted common stock in the initial public offering following the requisite approval of the restructuring transaction by the CBOE Voting Members. In addition, CBOE Holdings intends to provide all holders of the Class A and Class B common stock with the opportunity to sell in the initial public offering a small portion of the shares of Class A and Class B common stock to be received in the restructuring transaction and pursuant to the Settlement Agreement. The actual number of shares to be offered and sold and the price at which such shares will be offered and sold in the initial public offering may be different than the assumptions provided in this proxy statement and prospectus, and the final decision about offering parameters will be determined by the CBOE Holdings board of directors.

        We may proceed with the restructuring transaction and the initial public offering without seeking additional member approval only if CBOE Holdings can complete the initial public offering at a price per share before underwriting discount of at least $25. As a result, you should make your decision regarding the restructuring transaction assuming the initial public offering price could be as low as $25 per share. For more information on the proposed initial public offering, please see "The Restructuring Transaction—Initial Public Offering" on page 53.

Conditions to Completion of the Restructuring Transaction (See page 54)

        In order for us to complete the restructuring transaction, the following approvals and conditions, among others, must be obtained and/or satisfied:

        Approval by Our Members.    To complete the restructuring transaction, we must obtain the approval of a majority of all of the CBOE memberships outstanding and entitled to vote. Please see a description of the CBOE special meeting on page 39.

        Initial Public Offering.    The restructuring transaction is contingent on the concurrent completion by CBOE Holdings of an underwritten initial public offering of its unrestricted common stock as discussed above under "Initial Public Offering." CBOE Holdings will, in the sole discretion of its board of directors, determine the number of shares to be issued in the initial public offering and the price at which such shares will be sold, which terms may be different from those assumed in this proxy statement and prospectus.

What You Will Receive in the Restructuring Transaction (See page 54)

        CBOE Seat Owners.    In the restructuring transaction, each CBOE Seat existing on the date of the restructuring transaction will immediately be converted into 80,000 shares of Class A common stock of CBOE Holdings.

        Group A Participating Settlement Class Members.    Each Participating Group A Settlement Class Member (as defined herein) will be issued, immediately following the effectiveness of the Merger effecting the restructuring transaction, and as required by the Settlement Agreement, 18,774 shares of Class B common stock of CBOE Holdings for each Group A Package (as defined herein) approved by the Delaware Court.

        Immediate Conversion of Shares of Class A and Class B Common Stock into Shares of Class A-1 and Class A-2 Common Stock as a result of the Initial Public Offering.    Upon completion of the initial public offering, each outstanding share of Class A common stock and Class B common stock automatically shall be converted into one-half of one share of Class A-1 common stock and one-half of one share of Class A-2 common stock. Because the initial public offering is anticipated to close concurrently with the completion of the restructuring transaction, both the Class A common stock issued in the restructuring transaction to CBOE seat owners and the Class B common stock issued to Participating Group A Settlement Class Members pursuant to the Settlement Agreement will convert into shares of Class A-1 and Class A-2 common stock shortly following their respective issuances, except to the extent converted into unrestricted common stock for purposes of being sold in the initial public offering. The Class A-1 and A-2 common stock shall have all the same rights and privileges as the Class A common stock; however, the Class A-1 and A-2 common stock will be issued subject to certain transfer restrictions that will apply for different durations following the initial public offering. For a description of these transfer restrictions, please see below.

        Transfer Restrictions on CBOE Holdings Class A and Class B Common Stock.    The board of directors of CBOE Holdings has determined to proceed with an initial public offering of its unrestricted common stock concurrently with the completion of the restructuring transaction. As a result, the shares of Class A and Class B common stock issued in the restructuring transaction and pursuant to the Settlement Agreement, respectively, and not converted into unrestricted common stock for purposes of being sold in the initial public offering, will convert into shares of Class A-1 and Class A-2 common stock shortly following their issuance. The CBOE Holdings board of directors has determined not to appoint any agent or to allow market trading of the Class A or Class B shares. As a result, such shares of Class A and Class B common stock will not be transferable in any manner and will convert automatically into shares of Class A-1 and Class A-2 common stock upon the closing of the initial public offering and become subject to the transfer restrictions discussed below.

        Transfer Restrictions on the CBOE Holdings Class A-1 and Class A-2 Common Stock.    The Class A-1 and Class A-2 common stock of CBOE Holdings will be subject to the transfer restrictions or "lock-up restrictions" under CBOE Holdings' certificate of incorporation. The lock-up restrictions will expire on the Class A-1 and Class A-2 common stock as of the 180th and 360th day, respectively, following the closing date of the initial public offering. During each applicable lock-up period, shares of Class A-1 and Class A-2 common stock may not be directly or indirectly assigned, offered for sale, sold, transferred or otherwise disposed of, except pursuant to limited exceptions set forth in the CBOE Holdings certificate of incorporation, which provides for certain permitted transfers to affiliates, family members, qualified trusts and estates, as well as certain pledges and the potential transfer upon a bona fide foreclosure resulting therefrom under the circumstances set forth in CBOE Holdings' certificate of incorporation. Subject to possible extension in the event of an organized sale, as more fully set forth in this proxy statement and prospectus, upon the expiration of the applicable lock-up period with respect to the Class A-1 and Class A-2 common stock, such shares then scheduled to expire would automatically convert to unrestricted common stock, which would be freely transferable.

        In addition to the restrictions described above, all shares of Class A-1 and Class A-2 common stock must be registered in the name of the owner and may not be registered in the name of any nominee or broker. The shares of Class A-1 and Class A-2 common stock will not have any value for margin or net capital purposes until such shares convert to unrestricted common stock and are freely tradeable.

Who Will Receive the Restructuring Consideration (See page 56)

        The owner of each CBOE Seat will be issued CBOE Holdings Class A common stock in the restructuring transaction as described in this proxy statement and prospectus. All shares of Class A common stock not converted into unrestricted common stock for purposes of being sold in the initial public offering will convert into shares of Class A-1 and Class A-2 common stock automatically upon the closing of the initial public offering.

        A lessee of a membership in respect of a CBOE Seat will not receive any CBOE Holdings common stock in the restructuring transaction. Members who are lessees of their memberships, however, will have the opportunity to apply for a trading permit, which will provide access to the trading facilities of the CBOE following the restructuring transaction. For information regarding the terms and conditions of the CBOE trading permits and the process for obtaining such a permit, please see "The Restructuring Transaction—Trading Permits" on page 58.

        Participating Group A Settlement Class Members and Participating Group B Settlement Class Members (as defined herein) will not receive any consideration in the restructuring transaction or in the Merger effecting the restructuring transaction. Immediately following the effectiveness of the Merger, Participating Group A Settlement Class Members will receive Class B common stock of CBOE Holdings, and both the Participating Group A and Group B Settlement Class Members will have the right to receive the cash consideration to be paid pursuant to the Settlement Agreement. All shares of Class B common stock issued to the Participating Group A Settlement Class Members and not converted into unrestricted common stock for purposes of being sold in the initial public offering will convert into shares of Class A-1 and Class A-2 common stock automatically upon the closing of the initial public offering. For more information on the Settlement Agreement, please see "The Restructuring Transaction—Exercise Right Settlement Agreement" on page 65.

Payment of Special Dividend (See page 57)

        The CBOE Holdings board of directors has appointed a special committee for purposes of declaring a special dividend and has authorized the special committee to declare a dividend of $1.25 per share of Class A and Class B common stock. The special dividend will be paid on the Class A and Class B common stock outstanding immediately following the completion of the restructuring transaction and the issuance of Class B common stock pursuant to the Settlement Agreement, respectively, and will be paid immediately prior to the completion of the initial public offering. The committee may not declare or pay the special dividend unless the restructuring transaction is approved by a majority of the CBOE memberships entitled to vote and the Merger has been completed. As a result of the special dividend, each CBOE Seat owner will receive $100,000 in respect of each CBOE Seat such member owns, and each Participating Group A Settlement Class Member will receive $23,467.50 for each Group A Package (as defined herein) approved by the Delaware Court.

Tender Offers (See page 57)

        CBOE Holdings currently intends to make two tender offers, one for its shares of Class A-1 common stock and one for its shares of Class A-2 common stock. It is currently expected that each offer will be commenced between the 60th and 120th day after the closing of the initial public offering, and each will be conducted concurrently. It is expected that each offer will be made for the same aggregate dollar amount. CBOE Holdings anticipates that the aggregate dollar amount of the two tender offers, if fully subscribed, would roughly approximate the net proceeds of the initial public offering. We currently expect the price per share offered in the tender offers will approximate the prevailing market price for the unrestricted common stock at the time the offers are commenced. The timing and terms of each tender offer, including the price per share offered, however, are subject to the discretion of the CBOE Holdings board of directors, and such terms may differ from those assumed in this proxy statement and prospectus. The purpose of the tender offers is both to provide liquidity to former owners of CBOE Seats during the term of the transfer restrictions associated with the shares of Class A-1 and A-2 common stock and to reduce the number of shares of our common stock outstanding following the restructuring transaction and the initial public offering. Although it is CBOE Holdings' intention to complete the tender offers as described above, the CBOE Holdings board of directors may determine not to launch, or to reduce the size of, the tender offers as a result of market conditions, our operating results or outlook or other developments following the initial public offering. As such, there can be no assurance that the tender offers will occur at all or as described in this proxy statement and prospectus.

CBOE Holdings Capital Stock (See page 178)

        General.    The unrestricted common stock and the Class A, Class A-1 and Class A-2 common stock of CBOE Holdings will represent an equity ownership interest in that company and will have traditional features of common stock, including dividend, voting and liquidation rights. The unrestricted common stock and the Class A, Class A-1 and Class A-2 common stock will provide the holder with the right to receive dividends as determined by the CBOE Holdings board of directors and the right to share in the proceeds of liquidation, in each case, ratably on the basis of the number of shares held and subject to the rights of holders of CBOE Holdings preferred stock, if any. The Class B common stock of CBOE Holdings will have the same rights and privileges as the unrestricted common stock and the Class A, Class A-1 and Class A-2 common stock except with respect to voting privileges. All shares of Class A and Class B common stock, to the extent not converted into unrestricted common stock and sold in the initial public offering, will automatically convert to shares of Class A-1 and Class A-2 common stock upon the closing of the initial public offering, which is expected to occur concurrently with the consummation of the restructuring transaction. Please see "Description of CBOE Holdings Capital Stock—Common Stock" on page 178.

        Authorized.    As of the effective time of the restructuring transaction, CBOE Holdings will be authorized to issue up to (i) 325,000,000 shares of unrestricted common stock, $0.01 par value per share, (ii) 74,400,000 shares of Class A common stock, $0.01 par value per share, (iii) 45,366,690 shares of Class A-1 common stock, $0.01 par value per share, (iv) 45,366,690 shares of Class A-2 common stock, $0.01 par value per share, (v) 16,333,380 shares of Class B non-voting common stock, $0.01 par value per share, and (vi) up to 20,000,000 shares of preferred stock, $0.01 par value per share. The unrestricted common stock and the Class A-1 and Class A-2 common stock will have the same rights and privileges, except the Class A-1 and Class A-2 common stock will be subject to the transfer restrictions, which will be identical for each class, except with respect to the duration of such transfer restrictions, as described in "What You Will Receive in the Restructuring Transaction" on page 54. The unrestricted common stock will be freely transferable. CBOE Holdings will have the ability to issue preferred stock and unrestricted common stock, including in connection with the public offering of shares of stock to investors who were not members of the CBOE prior to the restructuring transaction and to investors who are not holders of trading permits in the CBOE following the restructuring transaction. CBOE Holdings has no current intention to issue any shares of its preferred stock.

        Lock-Ups & Restrictions.    The CBOE Holdings certificate of incorporation imposes certain transfer restrictions, or "lock-ups," on the Class A-1 and Class A-2 common stock of CBOE Holdings. For a discussion of these restrictions, please see "The Restructuring Transaction—What You Will Receive in the Restructuring Transaction—Transfer Restrictions on CBOE Holdings Class A-1 and Class A-2 Common Stock" on page 55.

        Ownership and Voting Limitations.    The CBOE Holdings certificate of incorporation imposes certain ownership and voting limitations on the common stock of CBOE Holdings. For a description of these restrictions, please see "Description of CBOE Holdings Capital Stock—Ownership and Voting Limits on CBOE Holdings Common Stock" on page 183.

Organized Sales (See page 185)

        CBOE Holdings will have the right to conduct organized sales of the Class A-1 and A-2 common stock of CBOE Holdings, in which existing holders of such stock may participate, in connection with the schedule of expiration of the transfer restriction period applicable to the Class A-1 and A-2 common stock of CBOE Holdings issued in the restructuring transaction. The purpose of this right is to enable CBOE Holdings to facilitate a more orderly distribution of its common stock into the public market.

        If CBOE Holdings completes an organized sale, no shares of the Class A-1 or A-2 common stock of CBOE Holdings for which transfer restrictions are scheduled to lapse may be sold until the 91st day after the later of the expiration of the related transfer restriction period and the completion of the organized sale, except as part of the organized sale or in a permitted transfer.

        For a discussion of organized sales and the procedures to be followed in the event CBOE Holdings determines to conduct an organized sale, please see "Description of CBOE Holdings Capital Stock—Organized Sales" on page 185.

Effect of the Restructuring Transaction on Trading Access (See page 58)

        In the restructuring transaction, all memberships in the CBOE and the trading rights they represent will be cancelled when the CBOE Seats are converted into shares of Class A common stock of CBOE Holdings. The CBOE Holdings common stock issued in the restructuring transaction will not provide the holder with any right to physical or electronic access to the CBOE's trading facilities. Following the restructuring transaction, all physical and electronic access to the trading facilities of the CBOE, subject to such limitations and requirements as will be specified in the Rules of the CBOE, will be made available to individuals and organizations that have obtained a trading permit from the CBOE.

        In addition, effective upon completion of the restructuring transaction, each lease of a CBOE Seat will be voided, and the lessee members will cease to have any rights to trading access under the lease after termination. Current lessees will have the opportunity to apply for a trading permit following the restructuring transaction, which will provide them with physical and/or electronic access to the trading facilities of the CBOE, subject to the limitations and requirements as will be specified in the Rules of the CBOE. For more information regarding trading access following the restructuring transaction, please see "The Restructuring Transaction—Trading Permits" on page 58.

Exercise Right Settlement Agreement (See page 65)

        On August 23, 2006, the CBOE and its directors were sued in the Court of Chancery of the State of Delaware, by the CBOT, CBOT Holdings Inc. and two members of the CBOT who purported to represent a class of individuals who claimed that they were, or had the right to become, members of the CBOE by virtue of the Exercise Right granted to CBOT members pursuant to paragraph (b) of Article Fifth of the CBOE's Certificate of Incorporation. The plaintiffs sought a judicial declaration that an Exercise Member Claimant was entitled to receive the same consideration in any proposed restructuring transaction involving the CBOE as a CBOE Seat owner, and the plaintiffs also sought an injunction to bar the CBOE and the CBOE's directors from issuing any stock to CBOE Seat owners as part of a proposed restructuring transaction, unless each Exercise Member Claimant received the same stock and other consideration as a CBOE Seat owner. For more information regarding the Delaware Action, please see "Business—Legal Proceedings—Litigation with Respect to the Restructuring Transaction" on page 124.

        On August 20, 2008, the CBOE entered into the Settlement Agreement with the plaintiffs pursuant to which the plaintiffs agreed to dismiss the Delaware Action, with prejudice, in exchange for the agreed upon settlement consideration. On July 29, 2009, the Delaware Court approved the Settlement Agreement, ruling that it was "fair, reasonable, adequate and in the best interest of the settlement class." Pursuant to the terms of the Settlement Agreement, the Delaware Action was dismissed with prejudice.

        Pursuant to the Settlement Agreement, the Participating Group A Settlement Class Members, as defined on page 66, will receive a total of 16,333,380 shares of Class B common stock of CBOE Holdings only after the Merger effecting the restructuring transaction is completed. Each Participating Group A Settlement Class Member will receive 18,774 shares of Class B common stock for each Group A Package, as defined on page 66, approved by the Delaware Court. The issuance of the shares of Class B common stock is not being registered pursuant to the registration statement of which this proxy statement and prospectus is a part. The issuance of the Class B common stock pursuant to the Settlement Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(10) thereunder.

        In addition, Participating Group A Settlement Class Members and Participating Group B Settlement Class Members, as defined on page 66, will share in a cash pool equal to $300,000,000. Each Participating Group A Settlement Class Member will receive $235,327 for each Group A Package approved by the Delaware Court. Each Participating Group B Settlement Class Member will receive $250,000 for each Exercise Right Privilege, as defined on page 66, approved by the Delaware Court. Certain Participating Group A Settlement Class Members will receive a payment, separate from the cash pool, equal to the amount each of those class members paid in access fees as CBOE Temporary Members from July 11, 2007 to May 31, 2008. The total amount of CBOE's liability for these payments is $828,029. Subject to SEC approval, certain Participating Group A Settlement Class Members may also receive a payment from CBOE, separate from the cash pool, equal to the access fees which that

Participating Group A Settlement Class Member paid to the CBOE as a CBOE Temporary Member from June 1, 2008 until the date the CBOE completes a restructuring transaction.

        The Participating Group A Settlement Class Members and Participating Group B Settlement Class Members will not receive any consideration in the restructuring transaction or in the Merger effecting the restructuring transaction. As such, the disclosures contained in this proxy statement and prospectus, including those related to the restructuring transaction and the federal income tax consequences of the restructuring transaction, are not intended for, and should not be relied upon by, the Participating Group A Settlement Class Members and the Participating Group B Settlement Class Members. For more information on the Settlement Agreement, please see "The Restructuring Transaction—Exercise Right Settlement Agreement" on page 65.

Our Corporate Structure Before and After the Restructuring

        In order to help you understand the restructuring transaction and how it will affect our corporate organizational structure, the following charts show, in simplified form, the structure of the CBOE before and immediately after the completion of the restructuring transaction:

Before the Restructuring Transaction

Amendments to the CBOE Certificate of Incorporation, Constitution, Bylaws and Rules

        Currently, the CBOE has a certificate of incorporation, Constitution and Rules. The Constitution and Rules of the CBOE are collectively referred to as the bylaws. Following the restructuring transaction, the CBOE's Rules will no longer be part of the bylaws and what has been historically referred to as the Constitution will now be referred to as the bylaws. As a result, following the restructuring transaction, the certificate of incorporation, bylaws and Rules of the CBOE will be similar to the CBOE's current certificate of incorporation, Constitution and Rules, except each of these documents will be revised to reflect that the CBOE will become wholly owned by CBOE Holdings and will be revised in other ways to, among other things, streamline the CBOE governance and incorporate provisions required by the SEC in the case of for-profit exchanges.

        In addition, as part of the restructuring transaction, the certificate of incorporation of the CBOE will be revised to remove Article Fifth(b) as it would no longer be applicable to a demutualized CBOE. In any event, as a result of the approval by the SEC of the Eligibility Rule Filing, as defined herein, and the Delaware Court's approval of the Settlement Agreement becoming final, there no longer are members of the CBOT who qualify to become members of the CBOE under Article Fifth(b). Other revisions to our current certificate of incorporation, Constitution, bylaws and Rules will reflect the way in which access to our trading facilities will be provided following the restructuring. These amendments are described below under the headings "The Restructuring Transaction—Amendments to the CBOE Certificate of Incorporation, Constitution and Bylaws" on page 62 and "The Restructuring Transaction—Amendments to the CBOE Rules" on page 64. For more information regarding the differences between the rights before and after the restructuring transaction, please see "Comparison of Rights Prior to and After the Restructuring Transaction" on page 194.

The CBOE Special Meeting (See page 39)

        The special meeting of the CBOE Voting Members will be held in the Members Lounge at 400 South LaSalle Street, Chicago, Illinois 60605, on May 21, 2010 at 3:30 p.m., local time. You may vote at the CBOE special meeting or any adjournments thereof if you are a CBOE Voting Member of record and in good standing as of the close of business on April 26, 2010, the record date for the special meeting.

        Proposal to Approve the Restructuring Transaction.    To approve the restructuring transaction, CBOE members holding a majority of the outstanding memberships entitled to vote must approve the Agreement and Plan of Merger.

        Proposal to Adjourn or Postpone the Meeting.    To approve any proposal to adjourn or postpone the meeting, should such a proposal be made at the meeting, CBOE members holding a majority of the memberships entitled to vote that are present or represented by proxy at the meeting must approve such proposal.

        Other Proposals.    The approval of any other proposal presented at the special meeting requires the affirmative vote of a majority of the votes cast by the CBOE members entitled to vote at the special meeting.

        The CBOE board of directors recommends that the CBOE Voting Members vote "FOR" the adoption of the Agreement and Plan of Merger that will effect the restructuring transaction. In addition, the CBOE board of directors recommends that the CBOE Voting Members vote "FOR" any proposal that may be made by the Vice Chairman of the Board of Directors of the CBOE to adjourn or postpone the CBOE special meeting for the purpose of soliciting additional proxies with respect to the proposal to adopt the Agreement and Plan of Merger.

Material U.S. Federal Income Tax Consequences of the Restructuring Transaction (See page 189)

        It is a condition to the obligation of CBOE to consummate the Merger that it receive an opinion from its counsel, dated as of the closing date of the Merger, to the effect that the Merger (when taking into account the shares of CBOE Holdings unrestricted common stock issued in the initial public offering) will qualify as a transaction described in Section 351 of the Internal Revenue Code. Subject to the limitations and qualifications described under "Material U.S. Federal Income Tax Consequences of the Restructuring Transaction and the Post-Restructuring Special Dividend" it is the opinion of Schiff Hardin LLP, counsel to the CBOE, that as to the CBOE itself the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. As a result:

  •
  No gain or loss will be recognized by the CBOE upon the Merger.

  •
  A holder of a CBOE membership will not recognize gain or loss upon receipt of CBOE Holdings common stock solely in exchange for the holder's CBOE membership.

        There can be no assurance that the Internal Revenue Service will agree with the conclusions of Schiff Hardin LLP that the Merger constitutes a reorganization for U.S. federal income tax purposes. Because the Participating Group A and Group B Settlement Class Members will not receive any consideration in the Merger, the tax discussion in this proxy statement and prospectus does not include an analysis of, and no opinion is being provided with respect to, the U.S. federal income tax consequences of the Settlement Agreement or the consideration to be paid to Participating Group A or Group B Settlement Class Members under the Settlement Agreement. The discussion provided in this proxy statement and prospectus, and the opinion of Schiff Hardin LLP provided herein, is limited to the material U.S. tax consequences of the Merger to U.S. Holders of CBOE Seats. You should read "Material U.S. Federal Income Tax Consequences of the Restructuring Transaction and the Post-Restructuring Special Dividend" for a more complete discussion of the U.S. federal income tax consequences of the Merger. We urge you to consult with your tax advisor for a full understanding of the tax consequences of the Merger to you.

Accounting Treatment

        The restructuring transaction will be treated as a merger of entities under common control. Accordingly, the financial position and results of operations of the CBOE will be included in the consolidated financial statements of CBOE Holdings on the same basis as currently presented.

Regulatory Approvals (See page 70)

        The restructuring transaction is subject to the approval of the SEC to the extent that changes to our certificate of incorporation, Constitution and Rules are necessary to effectuate the restructuring transaction. These changes must be filed with, and in most cases approved by, the SEC before they may become effective. Accordingly, we have made appropriate filings with the SEC seeking approval of the proposed restructuring transaction and associated amendments as described in this document. While we believe that we will receive the requisite regulatory approvals from the SEC, there can be no assurances regarding the timing of the approvals or our ability to obtain the approvals on satisfactory terms. Subject to the satisfaction of these conditions, we expect to complete the restructuring transaction in the second or third quarter of 2010.

Appraisal Rights (See page 72)

        Under Delaware law, the CBOE members have the right to an appraisal of the fair value of their CBOE Seats in connection with the restructuring transaction. To exercise appraisal rights, a CBOE Voting Member must not vote for adoption of the Agreement and Plan of Merger and must strictly comply with all of the procedures required by Delaware law. These procedures are described more fully in "The Restructuring Transaction—Appraisal Rights of Dissenting Members" on page 72.

        A copy of Delaware General Corporation Law—Section 262—Appraisal Rights—is included as Annex H to this document.

Directors and Management of the CBOE and CBOE Holdings After the Restructuring Transaction (See page 143)

        The CBOE Holdings board of directors consists of 22 directors, one of whom is CBOE Holdings' chief executive officer. At all times, no less than two-thirds of the directors of CBOE Holdings will be independent as defined by CBOE Holdings' board of directors, which definition will satisfy the NYSE and NASDAQ Stock Market listing standards for independence. Each director will serve for a one-year term or until his or her successor is elected and qualified. There is no limit on the number of terms a director may serve on the board.

        The CBOE's board of directors consists of 22 directors, one of whom is CBOE's chief executive officer. At all times, at least 30% of the board shall consist of industry directors, and at all times, at least a majority of the board will consist of non-industry directors. For a description of "non-industry director" and "industry director" and for more information on the specific requirements for the CBOE Holdings and the CBOE boards of directors, please see "Directors and Management of the CBOE and CBOE Holdings After the Restructuring Transaction" on page 143. Each director will serve for a one-year term or until his or her successor is elected and qualified. There is no limit on the number of terms a director may serve on the board.

        The directors serving on the board of directors of the CBOE immediately prior to the restructuring transaction will be the directors of the CBOE immediately following the effectiveness of the restructuring transaction. The directors serving on the board of directors of CBOE Holdings immediately prior to the restructuring transaction will be the directors of CBOE Holdings immediately following the effectiveness of the restructuring transaction.

        For a list of the directors and executive officers of CBOE and CBOE Holdings, please see "Directors and Management of the CBOE and CBOE Holdings after the Restructuring Transaction—Executive Officers and Directors" on page 150.

Stock Exchange Listing and Stock Prices (See page 71)

        CBOE Holdings common stock currently is not traded or quoted on a stock exchange or quotation system. The board of directors of CBOE Holdings intends to complete an initial public offering of its unrestricted common stock concurrently with the completion of the restructuring transaction. CBOE Holdings intends to list its unrestricted common stock on the NASDAQ Global Select Market.

        CBOE Seats are not traded or quoted on a stock exchange or quotation system. All transfers of CBOE Seats, including transfers through private sales, currently must be processed through the CBOE. The CBOE records the sale prices of CBOE Seats.

        Because all transfers of CBOE Seats, including private sales, must be processed through the CBOE membership department, the CBOE is aware of the price of all transfers, including nominal transfers. The following table sets forth, for the periods indicated, the high and low sale prices of CBOE Seats as recorded in the CBOE's records.

Calendar Quarter	High	Low

2008:

First Quarter	$3,125,000	$2,225,000

Second Quarter	$3,300,000	$2,650,000

Third Quarter	$2,950,000	$2,400,000

Fourth Quarter	$2,475,000	$1,750,000

2009:

First Quarter	$1,750,000	$1,200,000

Second Quarter	$1,900,000	$1,500,000

Third Quarter	$2,400,000	$1,800,000

Fourth Quarter	$2,800,000	$2,500,000

2010:

First Quarter	$2,950,000	$2,575,000

Second Quarter (through April 26, 2010)	$2,800,000	$2,625,000

        On January 24, 2007, the day prior to the date of public announcement of the restructuring transaction, the most recent sale price of a CBOE Seat was $1,900,000, and the most recent sale of a CBOE Seat prior to the date of this proxy statement and prospectus was on April 22, 2010, at a price of $2,625,000, in each case as recorded by the CBOE's membership department.

Certain Differences in the Rights of a CBOE Member Before the Restructuring Transaction and a CBOE Holdings Stockholder after the Restructuring Transaction (See page 194)

        Upon completion of the restructuring transaction, CBOE Holdings' certificate of incorporation and bylaws will govern the rights of the CBOE Holdings stockholders. Please read carefully the form of CBOE Holdings certificate of incorporation and bylaws that will be in effect upon completion of the restructuring transaction, copies of which are attached as Annex C and D, respectively, to this proxy statement and prospectus, as well as a summary of the material differences between the rights of the CBOE Holdings stockholders and the CBOE members under "Comparison of Rights Prior to and After the Restructuring Transaction" on page 194.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Financial Data," "Unaudited Pro Forma Financial Statements" and our consolidated financial statements and the accompanying notes included elsewhere in this proxy statement and prospectus. We have derived the balance sheet data as of December 31, 2009 and 2008 and operating data for the years ended December 31, 2009, 2008 and 2007 from the audited consolidated financial statements and related notes included in this proxy statement and prospectus. We have derived the balance sheet data as of December 31, 2007, 2006 and 2005 and the operating data for the years ended December 31, 2006 and 2005 from our audited consolidated financial statements which are not included in this proxy statement and prospectus. We have prepared our unaudited information on the same basis as our audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in that information.

	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006 (1)	Year Ended Dec 31, 2005

	(in thousands, except contract data, average lease rate and per share data)
Operating Data
Operating Revenues:
Transaction fees	$314,506	$343,779	$272,716	$190,224	$144,917
Access fees (2)	45,084	5,695	3,527	6,767	6,894
Exchange services and other fees	22,647	24,479	22,941	15,503	16,453
Market data fees	20,506	21,082	20,379	20,293	16,903
Regulatory fees	15,155	11,000	14,346	13,817	11,835
Other revenue	8,184	10,748	10,361	6,639	4,037

Total operating revenues	426,082	416,783	344,270	253,243	201,039

Operating expenses	248,497	229,473	207,804	185,081	180,082

Operating income	177,585	187,310	136,466	68,162	20,957
Other income/(expense)	(355)	6,097	3,485	3,865	(1,064)

Income before income taxes	177,230	193,407	139,951	72,027	19,893
Income tax provision	70,779	78,119	56,783	29,919	8,998

Net income	$106,451	$115,288	$83,168	$42,108	$10,895

Pro forma net income per common share (Unaudited) (3):
Basic	$1.17	$1.27	$0.92	$0.46	$0.12
Diluted	1.14	1.24	0.89	0.45	0.12
Weighted average shares used in computing pro forma net income per share (4):
Basic	90,733	90,733	90,733	90,733	90,733
Diluted	92,974	92,974	92,974	92,974	92,974
Balance Sheet Data
Total assets	$571,948	$496,139	$341,695	$255,826	$202,185
Total liabilities	383,814	114,479	75,328	72,437	61,277
Total Members' equity	188,134	381,660	266,367	183,389	140,908
Pro Forma Balance Sheet Data(Unaudited) (5)
Total assets	458,531
Total equity	74,717

	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006 (1)	Year Ended Dec 31, 2005

	(in thousands, except contract data, average lease rate and per share data)
Other Data (Unaudited)
Working capital (6)	74,328	270,297	173,963	94,081	59,912
Capital expenditures (7)	37,997	43,816	32,095	28,700	21,011
Number of full time employees at the end of the period	597	576	586	626	673
Sales price per CBOE Seat:
High	$2,800	$3,300	$3,150	$1,775	$875
Low	1,200	1,750	1,800	850	299
Average daily volume by product (8)
Equities	2,519	2,387	1,996	1,556	1,094
Indexes	884	1,026	918	628	459
Exchange-traded funds	1,100	1,304	849	504	305

Total options average daily volume	4,503	4,717	3,763	2,688	1,858
Futures	5	5	4	2	1

Total average daily volume	4,508	4,722	3,767	2,690	1,859

Average transaction fee per contract (9)
Equities	$0.181	$0.177	$0.180	$0.182	$0.205
Indexes	0.567	0.576	0.544	0.500	0.553
Exchange-traded funds	0.255	0.259	0.257	0.312	0.317
Total options average transaction fee per contract	0.275	0.286	0.286	0.280	0.309
Futures	1.990	1.860	2.130	1.974	1.977
Total average transaction fee per contract	$0.277	$0.288	$0.288	$0.282	$0.309

Average monthly lease rate (10)	$10,444	$9,695	$5,875	$4,984	$5,594

        Certain 2008, 2007, 2006 and 2005 amounts have been reclassified to conform to current year presentation. See Note 1 of Notes to Consolidated Financial Statements.

(1)
On January 1, 2006, CBOE began operating its business on a for-profit basis.

(2)
In December 2009, CBOE recognized as revenue $24.1 million of access fees assessed and collected in 2008 and 2007, which were included in deferred revenue pending the final, non-appealable resolution of the Delaware Action.

(3)
Pro forma net income per common share is calculated by dividing historical net income for each of the periods presented by the weighted average pro forma number of common shares (basic and dilutive) during that period.

(4)
Basic weighted average shares used in computing pro forma net income per common share reflects the issuance of 74,400,000 shares of Class A common stock and 16,333,380 shares of Class B common stock as part of our restructuring transaction and pursuant to the Settlement Agreement, respectively. Diluted weighted average shares used in computing pro forma net income per share equals the basic weighted average shares outstanding in each period plus potentially dilutive common shares to be issued in the form of restricted stock to directors, officers and employees on the date of the restructuring transaction. See "The Restructuring Transaction" and Notes 2 and 16 of Notes to Consolidated Financial Statements.

(5)
Adjusted to reflect the impact, as of December 31, 2009, of a special dividend pursuant to board authorization of a special committee.

(6)
Working capital equals current assets minus current liabilities. See Note 2 of Notes to Consolidated Financial Statements for the impact of the Settlement Agreement on working capital in 2009.

(7)
Does not include new investments in affiliates or the disposition of interests in affiliates.

(8)
Average daily volume equals the total contracts traded divided by the number of trading days in the period.

(9)
Average transaction fee per contract equals transaction fees recognized during the period divided by the total contracts traded during the period.

(10)
Average monthly lease rates prior to February 2008 are based on membership leases reported to CBOE, which may not be representative of all membership leases. Beginning February 2008, the average lease rate is calculated based on the monthly access fee assessed to temporary members. The average monthly lease rate for January through March 2010 was $6,079.

RISK FACTORS

        In this section, we describe the material risks known to us pertaining to the proposed restructuring of the CBOE and to our business in general. You should carefully consider each of the following risks, together with all other information set forth in this document, before deciding whether to vote for or against the proposal to approve the restructuring transaction.

Risks Relating to the Restructuring Transaction

        We are subject to the following risks in connection with the restructuring transaction, including the changes in our form of corporate organization and in our governance structure:

The costs of restructuring and of maintaining a holding company structure may outweigh the benefits intended to be realized by making these changes.

        Although we expect that the proposed restructuring into a holding company form of organization will provide us increased flexibility to raise capital, make acquisitions, form strategic alliances and otherwise operate in a manner that will allow us to pursue our strategic goals, it is possible that we will not be able to achieve some or all of these benefits as a result of unfavorable market conditions, the regulatory environment or other circumstances. As a result, we could incur the added costs of restructuring and of maintaining a holding company structure without realizing the intended benefits.

We have limited experience in operating as a for-profit exchange.

        From the formation of CBOE in 1973 until its change to a for-profit business model at the beginning of 2006, CBOE operated as a member-owned organization essentially on a break-even basis and for the benefit of its members. In that capacity, CBOE's business decisions were focused not on maximizing its own profitability but on delivering member benefits and enhancing member opportunities at reasonable cost in conformity with its obligations under the Exchange Act. Beginning in 2006, CBOE began operating its business on a for-profit basis for the long-term benefit of our owners rather than primarily for the purpose of delivering member benefits and enhancing member opportunities. CBOE's management, therefore, has limited experience operating a for-profit business. Consequently, CBOE's continued transition to for-profit operations will be subject to risks, expenses and difficulties that we cannot predict.

Any decision to pay dividends on CBOE Holdings common stock will be at the discretion of the CBOE Holdings board of directors. The ability of CBOE Holdings to pay dividends will depend upon the earnings of its operating subsidiaries. Accordingly, there can be no guarantee that CBOE Holdings will, or will be able to, pay dividends to its stockholders.

        We intend to pay regular quarterly dividends to our stockholders, with an annual dividend target of approximately 20% to 30% of the prior year's net income adjusted for unusual items. However, any decision to pay dividends on CBOE Holdings common stock will be at the discretion of the CBOE Holdings board of directors, which may determine not to declare dividends at all or at a reduced percentage of the prior year's adjusted net income, as conditions warrant. The board's determination to declare dividends will depend upon the profitability and financial condition of CBOE Holdings and its subsidiaries, contractual restrictions, restrictions imposed by applicable law and the SEC and other factors that the CBOE Holdings board of directors deems relevant. As a holding company with no significant business operations of its own, CBOE Holdings will depend entirely on distributions, if any, it may receive from its subsidiaries to meet its obligations and pay dividends to its stockholders. If these subsidiaries are not profitable, or even if they are and they determine to retain their profits for use in their businesses, CBOE Holdings will be unable to pay dividends to its stockholders.

We must obtain the approval of the Securities and Exchange Commission (SEC) and the Commodity Futures Trading Commission (CFTC) before we can complete the proposed restructuring transaction, which may result in additional conditions being imposed and may be a source of delay.

        The SEC must approve the proposed amendments to the CBOE's certificate of incorporation, Constitution and Rules as well as certain terms of the certificate of incorporation and bylaws of CBOE Holdings, in each case, that result from or are a part of the restructuring transaction. SEC approval might not be forthcoming in a timely manner or may be conditioned on changes to these documents that could limit or otherwise adversely affect your rights as holders of CBOE Holdings common stock after the restructuring. Certain changes may require us to obtain the approval of the CBOE Voting Members even if we have already received membership approval to complete the restructuring as originally proposed. This could require us to re-solicit proxies, which could cause us to incur significant additional expenses and delay. In addition, we will need to obtain the approval of CFTC for the transfer of our subsidiary CBOE Futures Exchange, LLC from the CBOE to CBOE Holdings. This approval could delay our ability to consummate the restructuring transaction.

Following the restructuring transaction and the initial public offering, shares of CBOE Holdings Class A-1 and Class A-2 common stock will be subject to transfer restrictions and will not be a liquid investment until these restrictions lapse.

        Because the Class A-1 and Class A-2 common stock of CBOE Holdings will be subject to transfer restrictions, these shares will not be a liquid investment until such transfer restrictions have expired and the shares convert into unrestricted common stock. Even once the shares have converted, the market price of the stock may fluctuate due to actual or anticipated variations in the operating results of CBOE Holdings and its subsidiaries and as a result of conditions or trends in the businesses in which CBOE Holdings and its subsidiaries are engaged, including regulatory, competitive or other developments affecting only CBOE Holdings or its subsidiaries or affecting financial markets in general. The price you would be able to receive for the shares you receive in the restructuring transaction may be less than the current value of your CBOE seat. Moreover, although CBOE Holdings intends to list the unrestricted common stock on the NASDAQ Global Select Market upon the completion of the initial public offering, which will be concurrent with the consummation of the restructuring transaction, an adequate trading market for the unrestricted common stock may not develop and, if it does, it may not provide stockholders with a meaningful opportunity to liquidate their investments at a fair price following the expiration of the transfer restrictions applicable to their shares of common stock.

Your ownership of CBOE Holdings may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

        CBOE Holdings may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities in addition to the shares issued in the initial public offering, which would reduce the percentage ownership of existing CBOE Holdings stockholders. Following the restructuring transaction, the CBOE Holdings board of directors will have the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our certificate of incorporation authorizes 506,466,760 shares of common stock and 20,000,000 shares of preferred stock. Following the restructuring transaction and the issuance of the Class B common stock under the Settlement Agreement to the Participating Group A Settlement Class Members, assuming the issuance of 10,000,000 shares of unrestricted common stock in the initial public offering by the Company and the issuance of 2,240,552 shares under the CBOE Holdings Long-Term Incentive Plan (the "Long-Term Incentive Plan"), 312,759,448 shares of unrestricted common stock and 20,000,000 shares of preferred stock will be authorized and unissued. However, to the extent that shares of Class A and Class B common stock are converted into shares of unrestricted common stock for the purpose of being sold in the initial public offering or that the shares of Class A-1 and Class A-2 common stock that are outstanding following the initial public offering convert to unrestricted common stock upon the expiration of the applicable transfer restrictions, the number of authorized and unissued shares of unrestricted common stock will be reduced. Issuance of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the CBOE Holdings common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock, greater or preferential liquidation rights, which could negatively affect the rights of holders of our common stock and the right to convert such preferred stock into shares of our unrestricted common stock at a rate or price which would have a dilutive effect on the outstanding shares of our unrestricted common stock.

We may not be able to generate a significant amount of incremental operating revenues by making trading access available in exchange for a fee paid directly to the CBOE.

        Prior to CBOE's restructuring transaction, the ability to trade on the CBOE was an inherent right of every CBOE membership. As a result of the restructuring transaction, trading access will be separated from ownership. Upon the effectiveness of the restructuring transaction, the right to trade on the CBOE will be made available through trading permits issued by the CBOE that will be subject to fees paid directly to the CBOE. These fees are expected to account for a significant portion of our future operating revenues. If the demand for access to the CBOE is less than historic levels or if we are unable to maintain anticipated permit rates, our ability to generate incremental operating revenues through the granting of permits for trading access would be negatively impacted, which could adversely affect our profitability. For a discussion of trading access after the restructuring transaction, please see "The Restructuring Transaction—Effect of the Restructuring Transaction on Trading Access" on page 58.

We cannot assure you that we will complete an initial public offering of our unrestricted common stock.

        The board of directors of CBOE believes that it is in the best interest of CBOE and its members to pursue an initial public offering of CBOE Holdings unrestricted common stock concurrently with the consummation of the restructuring transaction. Whether or not CBOE Holdings proceeds with an initial public offering, however, depends on many factors, including market conditions, the trading performance of, and investor demand for, the equity of comparable companies and CBOE's operating performance relative to comparable companies. CBOE Holdings may not be able to complete an initial public offering in the near future, if at all.

The tax treatment of the post-restructuring special dividend is uncertain.

        Given the novel tax issues that relate to the timing of the Merger, payment of cash and CBOE Holdings common stock to the Participating Group A Settlement Class Members and Participating Group B Settlement Class Members pursuant to the Settlement Agreement and the initial public offering, there is meaningful uncertainty regarding whether the special dividend to be paid immediately after the Merger should constitute a distribution within the meaning of Section 301 of the Internal Revenue Code. If the special dividend does not constitute a distribution within the meaning of Section 301 of the Internal Revenue Code, the tax treatment of such payment could vary depending on the entity classification of the recipient and the recipient's individual tax circumstances.

Risks Relating to Our Business

Regulatory changes affecting the listed options market, or changes to the tax treatment for options trading, could have a significant affect on the behavior of market participants, which could have a material adverse affect on our business.

        The listed options market depends on a national market structure that facilitates the efficient buying and selling of underlying stocks, futures and other products. Government action, such as changes in regulation by the SEC or changes in federal taxation, could materially affect the behavior of market participants. For example, the SEC recently approved new rules related to short selling that could impact the use of options by both members and customers. In particular, new restrictions on short selling do not contain an options market maker exception and could adversely affect the ability of options market makers to conduct their business on the CBOE and elsewhere. In addition, the SEC has proposed a rule that would ban the use of "flash orders." We believe that prohibiting flash orders would eliminate price improvement opportunities and create additional execution costs for our customers. We cannot predict what future actions the SEC might take with respect to its rulemakings on short selling, flash orders or other matters, or the impact that any such actions may have on our business. If our market participants reduce or otherwise modify their trading activity on the CBOE due to either proposed or actual regulatory changes, our business, operating results and financial condition may be materially impacted. See also "—Regulatory changes, particularly in response to adverse financial conditions, could have a material adverse effect on our business."

        In 2009, the current administration proposed a change to the existing tax treatment for futures traders and certain options market participants, including options market makers. The proposal calls for repeal of the "60/40 Rule," which allows market makers to pay a blend of capital gains and ordinary tax rates on their income. In addition, legislation has been introduced that would impose a new tax on securities, futures and swap transactions, including exchange-traded options. If either the proposed repeal of the "60/40 Rule" or a transaction tax were to become law, the resulting additional taxes could have a negative impact on the options industry and CBOE, by making options transactions more costly to market participants.

        The SEC recently published for comment proposed rule amendments that, if adopted as proposed, would place a $0.30 per contract limit on the total access fees that an exchange may charge for the execution of an order against a quotation that is the best bid or best offer of such exchange in a listed option. The SEC estimated in its release, based on December 2009 options trade data available to the SEC, that if the $0.30 fee cap were applied as proposed in the release, the potential reduction in annual revenue to CBOE could be approximately $23.9 million. We do not have complete information on how the SEC arrived at this figure. We undertook our own review of December 2009 trade data in which we only applied the proposed fee cap to the execution of orders that traded against CBOE's displayed best bid or offer. Although the proposed rule is drafted broadly, our review was based on CBOE's interpretation of the SEC's discussion in the release which largely focuses on access to displayed bids and offers and makes statements such as: "the proposed access fee...would apply only to quotations that market participants are required to access to comply with the Trade-Through Rules." Based on this interpretation and our analysis (using our December 2009 contract volume), we currently estimate that the potential reduction in annual revenue to CBOE could be approximately $14.2 million. We note that we did not exclude transactions in singly-listed options for this analysis in order to allow a more consistent comparison with how we understand the SEC to have calculated its estimate.

        We cannot predict whether the SEC will adopt the fee cap as proposed, a modified version, or at all. The potential impact to our revenues, however, could be higher or lower depending on changes in our contract volume and product mix in future periods as well as other factors, including those that are currently being considered as part of the rulemaking process. For example, in its release, the SEC asks whether the proposed fee cap should only apply to multiply-listed options. If the proposed rules are adopted as proposed, or are adopted in a form substantially similar to that proposed, and CBOE is unable to make changes to its fee structure in response to the rules as adopted, they would have a material adverse effect on our business, result of operations and financial condition.

Loss of our exclusive licenses to list certain index options could have a material adverse effect on our financial performance.

        We hold exclusive licenses to list securities index options on the S&P 500 Index, the S&P 100 Index and the DJIA, granted to us by the owners of such indexes. In 2009, approximately 32% of CBOE's transaction fees were generated by our exclusively-licensed index products. Revenue attributable to our S&P 500 Index option product, known as SPX, our largest product by revenue, represented 92% of the transaction fees generated by our exclusively-licensed index products. As a result, our operating revenues are dependent in part on the exclusive licenses we hold for these products.

        The value of our exclusive licenses to list securities index options depends on the continued ability of index owners to grant us licenses or require licenses for the trading of options based on their indexes. Although recent court decisions have allowed the trading of options on ETFs based on indexes without licenses from the owners of the underlying indexes, none of these decisions has overturned existing legal precedent that requires an exchange to be licensed by the owner of an underlying index before it may list options based on the index. However, in two pending cases between International Securities Exchange, Inc., or ISE, and the owners of the S&P 500 Index and the DJIA and, in one of the cases, the CBOE, ISE seeks a judicial determination that it (and, by extension, other options exchanges) has the right to list options on those indexes without licenses and, therefore, without regard to the CBOE's exclusive licenses to list securities options on those indexes. These cases are currently pending. See "Business—Legal Proceedings." Because of these cases, there is a risk that ISE may be successful in obtaining a judicial determination eliminating the right of index owners to require licenses to use their indexes for options trading, including on an exclusive basis. In addition, competing exchanges may convince the SEC, or seek a judicial action, to limit the right of index owners to grant exclusive licenses for index options trading or to prevent exchanges from entering into such exclusive licenses. If unlicensed trading of index options were permitted or if exclusive licenses for index options trading were prohibited or limited, the value of the CBOE's exclusive licenses would be eliminated, and the CBOE likely would lose market share in these index options. An adverse ruling in the ISE litigation could also result in legal challenges to our exclusive use of our proprietary indexes for options.

        There is also a risk, with respect to each of our current exclusive licenses, that the owner of the index may determine not to renew the license on an exclusive basis, or not to renew it at all, upon the expiration of the current term. In the first event, we would be subject to multiple listing in the trading of what is now an exclusive index product, resulting in a loss of market share and negatively impacting the profitability to the CBOE of trading in the licensed products. In the second event, we could lose the right to list the index product entirely. The loss or limited use of any of our exclusive index licenses for any reason could have a material adverse effect on our business and profitability.

        Furthermore, our competitors may succeed in circumventing our exclusive licenses by providing a market for the trading of index-based products that are economically similar to those for which we have exclusive licenses but for which the index owner cannot require a license. It is also possible that a third party may offer trading in index-based products that are the same as those that are the subject of one of our exclusive licenses, but in a jurisdiction in which the index owner cannot require a license or in a manner otherwise not covered by our exclusive license.

A significant portion of our operating revenues are generated by our transaction-based business. If the amount of trading volume on the CBOE decreases, our revenues from transaction fees will decrease.

        In 2009, 2008 and 2007, approximately 74%, 83% and 79%, respectively, of our operating revenues were generated by our transaction-based business. This business is dependent on our ability to attract and maintain order flow, both in absolute terms and relative to other market centers. CBOE's total trading volumes could decline if our market participants decide to reduce their level of trading activity for any reason, such as: (i) a reduction in the number of traders that use us, (ii) a reduction in trading demand by customers, (iii) heightened capital maintenance requirements or other regulatory or legislative requirements, (iv) reduced access to capital required to fund trading activities or (v) significant market disruptions. If the amount of trading volume on the CBOE decreases, our revenues from transaction fees will decrease. There may also be a reduction in revenue from market data fees or other sources of revenue. If the CBOE's share of total trading volumes decreases relative to our competitors, our markets may be less attractive to market participants and we may lose trading volume and associated transaction fees and market data fees as a result.

Intense competition could materially adversely affect our market share and financial performance.

        Competition among options exchanges has intensified since the CBOE was created in 1973, and we expect this trend to continue. We compete with a number of entities on several different fronts, including the cost, quality and speed of our trade execution, the functionality and ease of use of our trading platform, the range of our products and services, our technological innovation and adaptation and our reputation. Our principal competitors are the seven other U.S. options exchanges. We also compete against investment banks and others writing options over-the-counter.

        We currently face greater competition than ever before in our history. Virtually all of the equity options and options on ETFs listed and traded on the CBOE are also listed and traded on other U.S. options exchanges. Some order-providing firms have taken ownership positions in options exchanges that compete with us, thereby giving those firms an added incentive to direct orders to the exchanges they own. As a result of these competitive developments, our market share of options traded in the U.S. fell from approximately 45% in 2000 to approximately 31% in 2009.

        In response to these developments, we developed our own electronic trading facility that we operate as part of a "hybrid" model, combining electronic trading and remote off-floor market-makers with traditional floor-based, open outcry trading. We also administer a program through which we collect a marketing fee on market maker transactions. The funds collected are made available to the specialist and preferred market makers for use in payment for order flow. These changes may not be successful in maintaining or expanding our market share in the future. Likewise, our future responses to these or other competitive developments may not be successful in maintaining or expanding our market share.

        In addition, many of our competitors and potential competitors may have greater financial, marketing, technological, personnel and other resources than we do. These factors may enable them to develop similar or more innovative products, to offer lower transaction fees or better execution to their customers or to execute their business strategies more quickly or efficiently than we can.

Furthermore, our competitors may:

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  respond more quickly to competitive pressures;

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  develop products that compete with our products or are preferred by our customers;

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  price their products and services more competitively;

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  develop and expand their technology and service offerings more efficiently;

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  provide better, more user-friendly and more reliable technology;

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  take greater advantage of acquisitions, alliances and other opportunities;

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  market, promote and sell their products and services more effectively;

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  leverage existing relationships with customers and alliance partners more effectively or exploit more recognized brand names to market and sell their services; and

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  exploit regulatory disparities between traditional, regulated exchanges and alternative markets, including over-the-counter markets, that benefit from a reduced regulatory burden and lower-cost business model.

        In recent years, the derivatives industry has witnessed increased consolidation among market participants, including option exchanges and marketplaces. Consolidation and alliances among our competitors may create greater liquidity than we offer. As a result, the larger liquidity pools may attract orders away from us, leading to reductions in trading volume and liquidity on the CBOE, and therefore to decreased revenues. In addition, consolidation or alliances among our competitors may achieve cost reductions or other increases in efficiency, which may allow them to offer better prices or customer service than we do.

        If our products, markets, services and technology are not competitive, our business, financial condition and operating results will be materially harmed. A decline in our transaction fees or any loss of customers would lower our revenues, which would adversely affect our profitability. For a discussion of the competitive environment in which we operate, see "Business—Competition."

Our business may be adversely affected by price competition.

        The business of operating an options exchange is characterized by intense price competition. The pricing model for trade execution for options has changed in response to competitive market conditions and CBOE and its competitors have adjusted their transaction fees and fee structures accordingly. Some competitors have introduced a market model in which orders that take liquidity from the market are charged a transaction fee and orders that provide liquidity receive a rebate. These changes have resulted in significant pricing and cost pressures on the CBOE. It is likely that this pressure will continue and even intensify as our competitors continue to seek to increase their share of trading by further reducing their transaction fees or by offering other financial incentives to order providers and liquidity providers to induce them to direct orders to their markets. In addition, one or more competitors may engage in aggressive pricing strategies and significantly decrease or completely eliminate their profit margin for a period of time in order to capture a greater share of trading. If any of these or other events occur, our operating results and profitability could be adversely affected. For example, the CBOE could lose a substantial percentage of its share of trading if it is unable to price its transactions in a competitive manner. Also, the CBOE's profit margins could decline if competitive pressures force it to reduce its fees.

Market fluctuations and other factors beyond our control could significantly reduce demand for our products and services and harm our business.

        The volume of options transactions and the demand for our products and services are directly affected by economic, political and market conditions in the United States and elsewhere in the world that are beyond our control, including:

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  broad trends in business and finance;

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  concerns about terrorism and war;

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  concerns over inflation and wavering institutional or retail confidence levels;

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  changes in government monetary policy and foreign currency exchange rates;

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  the availability of short-term and long-term funding and capital;

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  the availability of alternative investment opportunities;

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  changes in the level of trading activity in underlying instruments;

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  changes and volatility in the prices of securities;

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  changes in tax policy;

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  the level and volatility of interest rates;

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  legislative and regulatory changes; and

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  unforeseen market closures or other disruptions in trading.

        General economic conditions affect options trading in a variety of ways, from influencing the availability of capital to affecting investor confidence. The economic climate in recent years has been characterized by challenging business, economic and political conditions throughout the world. Adverse changes in the economy can have a negative impact on our revenues by causing a decline in trading volume or in the demand for options market data. Because our management structure and overhead costs will be based on assumptions of certain levels of market activity, significant declines in trading volumes or demand for market data may have a material adverse effect on our business, financial condition and operating results.

Damage to the reputation of the CBOE could have a material adverse effect on our businesses.

        One of our competitive strengths is our strong reputation and brand name. This reputation could be harmed in many different ways, including by regulatory failures, governance failures or technology failures. Damage to the reputation of the CBOE could adversely affect our ability to attract customers, liquidity providers and order flow, which in turn could impair the competitiveness of our markets and have a material adverse effect on our business, financial condition and operating results.

We may not be able to protect our intellectual property rights.

        We rely on patent, trade secret, copyright and trademark laws, the law of the doctrine of misappropriation and contractual protections to protect our proprietary technology, proprietary index products and index methodologies and other proprietary rights. In addition, we rely on the intellectual property rights of our licensors in connection with our listing of exclusively-licensed index products. We and our licensors may not be able to prevent third parties from copying, or otherwise obtaining and using, our proprietary technology without authorization or from listing our proprietary or exclusively-licensed index products without licenses or otherwise infringing on our rights. We and our licensors may have to rely on litigation to enforce our intellectual property rights, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. We and our licensors may not be successful in this regard. Such litigation, whether successful or unsuccessful, could result in substantial costs to us, diversion of our resources or a reduction in our revenues, any of which could materially adversely affect our business. For a description of current litigation involving these matters, please see "Business—Legal Proceedings."

Computer and communications systems failures and capacity constraints could harm our reputation and our business.

        We must operate, monitor and maintain our computer systems and network services, including those systems and services related to our electronic trading system, in a secure and reliable manner. A failure to do so could have a material adverse effect on the functionality and reliability of our market and on our reputation, business, financial condition and operating results. System failure or degradation could lead our customers to file formal complaints with industry regulators, file lawsuits against us or cease doing business with us or could lead regulators to initiate inquiries or proceedings for failure to comply with applicable laws and regulations, any of which could harm our reputation, business, financial condition and operating results.

The computer systems and communication networks upon which we rely in the operation of our Exchange may be vulnerable to security risks and other disruptions.

        The secure and reliable operation of our computer systems and of our own communications networks and those of our service providers, our members and our customers is a critical element of our operations. These systems and communications networks may be vulnerable to unauthorized access, computer viruses and other security problems, as well as to acts of terrorism, natural disasters and other force majeure events. If our security measures are compromised or if there are interruptions or malfunctions in our systems or communications networks, our business, financial condition and operating results could be materially impacted. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including harm to reputation and litigation, caused by any breaches in security or system failures. Although we intend to continue to implement industry-standard security measures and otherwise to provide for the integrity and reliability of our systems, these measures may prove to be inadequate in preventing system failures or delays in our systems or communications networks, which could lower trading volume and have an adverse effect on our business, financial condition and operating results.

We may be unable to keep up with rapid technological changes.

        Our industry has experienced, and will continue to experience, rapid technological change, changes in use and customer requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices. To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and features of our automated trading and communications systems. This will require us to continue to attract and retain a highly-skilled technology staff and invest the financial resources necessary to keep our systems up to date. If we fail to do so, our systems could become less competitive, which could result in the loss of customers and trading volume and have a material adverse effect on our business, financial condition and operating results.

Our decision to operate a second marketplace may have a material adverse effect on our operating results.

        Our current business strategy involves the operation of C2, which we expect to launch in late 2010. This second exchange will operate separately from CBOE with its own governance structure and systems. C2 will operate as an electronic marketplace, and we expect C2 to be capable of trading all of CBOE's products, including SPX. In addition, C2 will serve as a backup trading facility for CBOE.

        The CBOE is spending substantial funds on the development of C2 and, as of December 31, 2009, has incurred $22.8 million in expenditures. C2 may be unable to generate sufficient transaction volume and cash flow to provide a satisfactory return on CBOE's investment. It also is possible that member firms may choose not to connect to C2, for instance, because they may conclude that doing so will not attract sufficient order flow to justify the connection cost. A failure of C2 as an exchange could result in a write off of all or some portion of our investment in C2's development. Alternatively, if C2 is successful, it could cause a shift of trading volume from CBOE to the C2 platform.

A significant portion of our cost structure is fixed. If our operating revenues decline and we are unable to reduce our costs, our profitability will be adversely affected.

        A significant portion of our cost structure is fixed, meaning that such portion of our cost structure is generally independent of trading volume. Salaries and benefits, which represented 30% of our total operating expenses in 2009, are our largest expense category and tend to be driven by both our staffing requirements and the general dynamics of the employment market, rather than trading volumes. If demand for our products and services declines, our operating revenues will decline. We may not be able to adjust our cost structure, at all or on a timely basis, to counteract a decrease in revenue, which would result in an adverse impact on our profitability. Moreover, if demand for future products that we acquire or license is not at the level necessary to offset the cost of the acquisition or license, our net income would decline.

Our market data revenues may be reduced or eliminated due to a decline in our market share, regulatory action or a reduction in the number of market data users.

        We obtain approximately 5% of our operating revenues from our share of the revenues collected by the Options Price Reporting Authority, or OPRA, for the dissemination of options market data. If our share of options trading were to decline, our share of OPRA market data revenue would also decline. Market data revenue could also decline as a result of a reduction in the numbers of market data users, for example because of consolidation among market data subscribers or due to a decline in professional subscriptions as a result of staff reductions in the financial services industry, or otherwise. Finally, the SEC could take regulatory action to revise the formula for allocating options market data revenues among the options exchanges similar to the action it took in 2005 when it adopted Regulation NMS in respect of market data revenue in the stock market, or it could take other regulatory action that could have the effect either of reducing total options market data revenue or our share of that revenue. Any significant decline in the revenue we realize from the dissemination of market data could have an adverse effect on our profitability.

If we fail to attract or retain highly skilled management and other employees, our business may be harmed.

        Our future success depends in large part on our management team, which possesses extensive knowledge and managerial skill with respect to the critical aspects of our business. The failure to retain certain members of our management team could adversely affect our ability to manage our business effectively and execute our business strategy.

        Our business is also dependent on highly skilled employees who provide specialized services to our clients and oversee our compliance and technology functions. Many of these employees have extensive knowledge and experience in highly technical and complex areas of the options trading industry. Because of the complexity and risks associated with our business and the specialized knowledge required to conduct this business effectively, and because the growth in our industry has increased demand for qualified personnel, many of our employees could find employment at other firms if they chose to do so, particularly if we fail to continue to provide competitive levels of compensation. If we fail to retain our current employees, it would be difficult and costly to identify, recruit and train replacements needed to continue to conduct and expand our business. In particular, failure to retain and attract qualified systems and compliance personnel could result in systems errors or regulatory infractions. Consequently, our reputation may be harmed, we may incur additional costs and our profitability could decline.

We may not effectively manage our growth, which could materially harm our business.

        We expect that our business will continue to grow, which may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

        Our continued growth will require increased investment by us in technology, facilities, personnel, and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, any expansion into new businesses and the resulting growth of our employee base will increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in identifying or implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

We depend on third party service providers for certain services that are important to our business. An interruption or cessation of such service by any third party could have a material adverse effect on our business.

        We depend on a number of service providers, including banking and clearing organizations such as the OCC and its member clearing firms; processors of market information such as the Consolidated Tape Association and OPRA; and various vendors of communications and networking products and services. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient manner or that they will be able to adequately expand their services to meet our needs. An interruption or malfunction in or the cessation of an important service by any third party and our inability to make alternative arrangements in a timely manner, or at all, could have a material adverse impact on our business, financial condition and operating results.

If our risk management methods are not effective, our business, reputation and financial results may be adversely affected.

        We have methods to identify, monitor and manage our risks; however, these methods may not be fully effective. Some of our risk management methods may depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. If our methods are not fully effective or we are not always successful in monitoring or evaluating the risks to which we are or may be exposed, our business, reputation, financial condition and operating results could be materially adversely affected. In addition, our insurance policies may not provide adequate coverage.

Current trends in the global financial markets could cause significant fluctuations in our stock price.

        Stock markets in general, and stock prices of participants in the financial services industry in particular, have experienced significant price and volume fluctuations. The market price of our unrestricted common stock, which will be issued to holders of our Class A-1 and Class A-2 Common Stock after the termination of their transfer restrictions, may be subject to market fluctuations which may be unrelated to our operating performance or prospects, and increased volatility could result in a decline in the market price of our unrestricted common stock. Factors that could significantly impact the volatility of our stock price include:

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  developments in our business or in the financial sector generally, including the effect of direct governmental action in financial markets generally and with respect to options exchanges in particular;

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  regulatory changes affecting our industry generally or our business and operations;

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  the operating and securities price performance of companies that investors consider to be comparable to us;

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  changes in global financial markets and global economies and general market conditions;

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  operating results that may be worse than the expectations of management, securities analysts and investors;

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  market developments that affect our customers causing a decrease in the use of our products; and

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  investors' perceptions of our prospects and, more generally, the prospects of the options industry.

Current economic conditions could make it difficult for us to finance our future operations.

        Companies in many different industries have recently found it difficult to borrow money from banks and other lending sources, and have also experienced difficulty raising funds in the capital markets. Continued instability in the financial markets, as a result of recession or otherwise, may affect our cost of capital and our ability to raise capital. Although we have no current need for additional financing, if we need to raise funds in the future, our ability to do so could be impaired if rating agencies, lenders or investors develop a negative perception of our long-term or short-term financial prospects, or of the prospects for our industry. Although we do not currently anticipate substantial difficulties in accessing the bank lending or debt capital markets when needed, if difficult market conditions continue or if a negative perception of our financial prospects were to develop, we cannot be sure that we will be able to obtain financing on acceptable terms or at all.

We may selectively explore acquisition opportunities or strategic alliances relating to other businesses, products or technologies. We may not be successful in identifying opportunities or integrating other businesses, products or technologies successfully with our business. Any such transaction also may not produce the results we anticipate.

        We may selectively explore and pursue acquisition and other opportunities to strengthen our business and grow our company. We may enter into business combination transactions, make acquisitions or enter into strategic partnerships, joint ventures or alliances, any of which may be material. We may enter into these transactions to acquire other businesses, products or technologies to expand our products and services, advance our technology or take advantage of new developments and potential changes in the industry.

        The market for acquisition targets and strategic alliances is highly competitive, particularly in light of ongoing consolidation in the exchange sector. As a result, we may be unable to identify strategic opportunities or we may be unable to negotiate or finance future acquisitions successfully. Further, our competitors could merge, making it more difficult for us to find appropriate entities to acquire or merge with and making it more difficult to compete in our industry due to the increased resources of our merged competitors. If we are required to raise capital by incurring additional debt or issuing additional equity for any reason in connection with a strategic acquisition or investment, financing may not be available or the terms of such financing may not be favorable to us.

        The process of integration may produce unforeseen regulatory and operating difficulties and expenditures and may divert the attention of management from the ongoing operation of our business. Further, as a result of any future acquisition or strategic transaction, we may issue additional shares of our common stock that dilute stockholders' ownership interest in us, expend cash, incur debt, assume contingent liabilities or create additional expenses related to amortizing intangible assets with estimable useful lives, any of which could harm our business, financial condition or results of operations and negatively impact our stock price.

We may fail to realize the anticipated cost savings, growth opportunities and synergies and other benefits anticipated from mergers and acquisitions or strategic transactions, which could adversely affect the market price of our unrestricted common stock.

        Integration of companies is complex and time consuming, and requires substantial resources and effort. If we engage in a merger or acquisition, we must successfully combine the businesses in a manner that permits the expected cost savings and synergies to be realized. In addition, we must achieve the anticipated savings and synergies without adversely affecting current revenues and our investments in future growth. The integration process and other disruptions resulting from the mergers or acquisitions may also disrupt each company's ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that could adversely affect our relationships with market participants, employees, regulators and others with whom we have business or other dealings or our ability to achieve the anticipated benefits of the merger or acquisition. In addition, difficulties in integrating the businesses or any negative impact on the regulatory functions of any of our companies could harm the reputation of the companies. We may not successfully achieve the integration objectives, and we may not realize the anticipated cost savings, revenue growth and synergies in full or at all, or it may take longer to realize them than expected, which could negatively impact our results of operations, financial condition or the market price of our unrestricted common stock.

Risks Relating to Litigation and Regulation

Any infringement by us on patent rights of others could result in litigation and could have a material adverse effect on our operations.

        Our competitors as well as other companies and individuals have obtained, and may be expected to obtain in the future, patents that concern products or services related to the types of products and services we offer or plan to offer. We may not be aware of all patents containing claims that may pose a risk of infringement by our products, services or technologies. In addition, some patent applications in the United States are confidential until a patent is issued, and therefore we cannot evaluate the extent to which our products and services may be covered or asserted to be covered in pending patent applications. Thus, we cannot be sure that our products and services do not infringe on the rights of others or that others will not make claims of infringement against us. Claims of infringement are not uncommon in our industry. For instance, in a lawsuit filed on November 22, 2006, ISE claims that the CBOE's hybrid trading system infringes ISE's patent directed towards an automated exchange for trading derivative securities. If our hybrid trading system or one or more of our other products, services or technologies were determined to infringe a patent held by another party, we may be required to stop developing or marketing those products, services or technologies, to obtain a license to develop and market those services from the holders of the patents or to redesign those products, services or technologies in such a way as to avoid infringing the patent. If we were required to stop developing or marketing certain products, our business, results of operations and financial condition would be materially harmed. Moreover, if we were unable to obtain required licenses, we may not be able to redesign our products, services or technologies to avoid infringement, which could materially adversely affect our business, results of operations or financial condition. For a discussion of patent litigation involving the CBOE, please see "Business—Legal Proceedings."

We are subject to significant risks of litigation.

        Many aspects of our business involve substantial risks of litigation. We could incur significant legal expenses defending claims, even those we believe are without merit. An adverse resolution of any lawsuits or claims against us could have a material adverse effect on our reputation, business, financial condition or operating results. We are currently subject to various litigation matters. For a discussion of litigation involving the CBOE, please see "Business—Legal Proceedings."

The CBOE operates in a highly regulated industry and may be subject to censures, fines and other legal proceedings if it fails to comply with its legal and regulatory obligations.

        The CBOE is a registered national securities exchange and self-regulatory organization, or SRO, and, as such, is subject to comprehensive regulation by the SEC. The CBOE's ability to comply with applicable laws and rules is largely dependent on its establishment and maintenance of appropriate systems and procedures, as well as its ability to attract and retain qualified personnel. The SEC has broad powers to audit, investigate and enforce compliance and to punish noncompliance by SROs with the Exchange Act, the SEC's rules and regulations under the Exchange Act and the rules and regulations of the SRO. If the SEC were to find the CBOE's program of enforcement and compliance to be deficient, the CBOE could be the subject of SEC investigations and enforcement proceedings that may result in substantial sanctions, including revocation of its registration as a national securities exchange. Any such investigations or proceedings, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and potential harm to CBOE's reputation, which could have a material adverse effect on our business, results of operations or financial condition. In addition, although CBOE intends to retain its responsibilities as an SRO, it may be required to modify or restructure its regulatory functions in response to any changes in the regulatory environment, or it may be required to rely on third parties to perform regulatory and oversight functions, each of which may require us to incur substantial expenses and may harm our reputation if our regulatory services are deemed inadequate.

        Although CBOE Holdings itself will not be an SRO, CBOE Holdings, as the parent company of the CBOE following the restructuring transaction, will be subject to regulation by the SEC of its activities that involve the CBOE because CBOE Holdings will control the CBOE. Specifically, the SEC will exercise oversight over the governance of CBOE Holdings and its relationship with the CBOE. See "Regulation—Regulatory Responsibilities."

Regulatory changes, particularly in response to adverse financial conditions, could have a material adverse effect on our business.

        In recent years, the securities trading industry and, in particular, the securities markets have been subject to significant regulatory changes. Moreover, in the past two years, the securities markets have been the subject of increasing government and public scrutiny in response to the global economic crisis.

        During the coming year, it is likely that there will be changes in the regulatory environment in which we operate our businesses, although we cannot predict the nature of these changes or their impact on our business at this time. For example, the SEC published a concept release early in 2010 related to trading in equity markets that could result in changes in the competitive landscape in the options market. Actions on any of the specific regulatory issues currently under review in the U.S., such as fee caps, co-location, high-frequency trading, derivatives clearing, market transparency, taxes on stock transactions, restrictions on proprietary trading by certain of our customers and other related proposals could have a material impact on our business. For a discussion of the regulatory environment in which we operate and proposed regulatory changes, see "Regulation."

        CBOE and our market participants also operate in a highly regulated industry. The SEC and other regulatory authorities could impose regulatory changes that could adversely impact the ability of our market participants to use our markets. Regulatory changes by the SEC or other regulatory authorities could result in the loss of a significant number of market participants or a reduction in trading activity on our markets, any of which could have a material adverse effect on our business.

Potential conflicts of interest between our for-profit status and our regulatory responsibilities may adversely affect our business.

        As a for-profit business with regulatory responsibilities, there may be a conflict of interest between the regulatory responsibilities of the CBOE and the interests of some of its customers. Any failure by the CBOE to diligently and fairly regulate or to otherwise fulfill its regulatory obligations could significantly harm our reputation, prompt regulatory scrutiny and adversely affect our business, results of operations or financial condition.

Our compliance methods might not be effective and may result in outcomes that could adversely affect our financial condition and operating results.

        Our ability to comply with applicable laws and rules is largely dependent on our establishment and maintenance of compliance, audit and reporting systems, as well as our ability to attract and retain qualified compliance personnel. Our policies and procedures to identify, monitor and manage compliance risks may not be fully effective. Management of legal and regulatory risk requires, among other things, policies and procedures to properly monitor, record and verify a large number of transactions and events. We cannot assure you that our policies and procedures will always be effective or that we will always be successful in monitoring or evaluating the compliance risks to which we are or may be exposed.

As a regulated entity, CBOE's ability to implement or amend rules could be limited or delayed, which could negatively affect its ability to implement needed changes.

        The CBOE must submit proposed rule changes to the SEC for its review and, in many cases, its approval. Even where a proposed rule change may be effective upon its filing with the SEC, the SEC retains the right to abrogate such rule changes. The SEC review process can be lengthy and can significantly delay the implementation of proposed rule changes that the CBOE believes are necessary to the operation of our markets. If the SEC refuses to approve a proposed rule change or delays its approval, this could negatively affect the ability of the CBOE to make needed changes or implement business decisions.

        Similarly, the SEC must approve amendments to the CBOE's certificate of incorporation and bylaws as well as certain amendments to the certificate of incorporation and bylaws of CBOE Holdings. The SEC may not approve a proposed amendment or may delay such approval in a manner that could negatively affect CBOE's or CBOE Holdings' ability to make a desired change.

Misconduct by members or others could harm us.

        Although the CBOE performs significant self-regulatory functions, we run the risk that the members of the CBOE, other persons who use our markets or our employees will engage in fraud or other misconduct, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

Risks Relating to Changes in Our Corporate Governance Structure

        The following risks relate to the significant changes to our corporate governance structure that will occur as part of the restructuring transaction.

CBOE Holdings stockholders will have reduced influence in the day-to-day management and operation of our business from that enjoyed by former members.

        If we complete the restructuring transaction, the CBOE Holdings stockholders will have less ability to influence the day-to-day management and operation of our business than our members currently do. Holders of CBOE Holdings common stock will not be stockholders of the CBOE and will not, therefore, have any vote with respect to matters acted on at the CBOE. CBOE Holdings, as the holder of all of the outstanding stock of the CBOE, will have the sole right to vote on all matters affecting the CBOE, such as any proposal to merge the CBOE with a third party, to sell a significant amount of the CBOE assets to a third party, to cause the CBOE to acquire, invest in or enter into a business in competition with the then existing business of the CBOE or to dissolve or liquidate the CBOE.

        In addition to these changes to voting rights and the manner of amending the certificate of incorporation and bylaws of CBOE Holdings, we will be making changes to the classified structure of our board of directors and the manner in which directors are nominated. Also, we will eliminate the ability of our members to take action by written consent.

        Currently, CBOE members may call a special meeting of the CBOE following the adoption of an amendment to the CBOE Rules, provided that 150 CBOE members request such a meeting pursuant to a written petition within 15 days of notice to the members of the adoption of such amendment. Following the restructuring transaction, CBOE members will not have the right to vote at CBOE and, as a result, will no longer have this petition right.

        Collectively, these changes will reduce the influence of our members and may lead to decisions and outcomes that differ from those made under our current certificate of incorporation, Constitution, Rules and regulations. Moreover, additional changes to our corporate governance and capital structure will be required in connection with the initial public offering of CBOE Holdings, which could reduce even further the influence of holders of CBOE Holdings stock.

We may be unable to complete our proposed tender offers on anticipated terms or at all.

        CBOE Holdings currently plans to make two concurrent tender offers, one for shares of Class A-1 common stock and one for shares of Class A-2 common stock, between the 60th and 120th day after completion of the initial public offering. CBOE Holdings anticipates that the aggregate dollar amount of the two tender offers, if fully subscribed, would roughly approximate CBOE Holdings' net proceeds of the initial public offering.

        CBOE Holdings' board of directors may determine not to launch, or to reduce the size of, the tender offers as a result of market conditions, our operating results or outlook or other developments following the initial public offering. If the offers are launched, there can be no assurances that the offers will be fully subscribed, which will be largely dependent on the price offered and the prevailing market price of the unrestricted common stock at the time the offers expire. In the event that the offers are not completed or are not fully subscribed, the number of shares of outstanding common stock may be significantly higher than the pro forma share amounts set forth in "Unaudited Pro Forma Consolidated Financial Statements" in Annex B to this proxy statement and prospectus.

        In addition, the pro forma share amounts set forth in "Unaudited Pro Forma Consolidated Financial Statements" have been presented on the assumption that the offers will be made at an assumed initial public offering price. The initial public offering price and the price offered in the tender offers may be higher or lower than these assumed amounts and will depend on market conditions at the time of the initial public offering and thereafter.

Certain provisions in the CBOE Holdings organizational documents could enable the board of directors of CBOE Holdings to prevent or delay a change of control.

        Following the restructuring transaction, CBOE Holdings' organizational documents will contain provisions that may have the effect of discouraging, delaying or preventing a change of control of, or unsolicited acquisition proposals for, CBOE Holdings that a stockholder might consider favorable. These include provisions:

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  prohibiting the stockholders from acting by written consent;

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  requiring advance notice of director nominations and of business to be brought before a meeting of stockholders;

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  requiring the vote of majority of the outstanding shares of common stock to amend the bylaws; and

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  limiting the persons who may call special stockholders' meetings.

        In addition, CBOE Holdings' organizational documents include provisions that:

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  following the initial public offering, restrict any person (either alone or together with its related persons) from voting or causing the voting of shares of stock representing more than 20% of CBOE Holdings' outstanding voting capital stock (including as a result of any agreement by any other persons not to vote shares of stock); and

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  following the initial public offering, restrict any person (either alone or together with its related persons) from beneficially owning shares of stock representing more than 20% of the outstanding shares of CBOE Holdings' capital stock.

        For a more detailed description of these provisions, see "Description of CBOE Holdings Capital Stock" on page 178, as well as the form of CBOE Holdings certificate of incorporation and bylaws attached as Annexes C and D, respectively, to this proxy statement and prospectus.

        Furthermore, the CBOE Holdings board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of these shares without stockholder approval. Any series of CBOE Holdings preferred stock is likely to be senior to the CBOE Holdings common stock with respect to dividends, liquidation rights and, possibly, voting rights. The ability of the CBOE Holdings board of directors to issue preferred stock also could have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of the unrestricted common stock.

        In addition, Delaware law makes it difficult for stockholders that recently have acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors' wishes. Under Section 203 of the Delaware General Corporation Law, a Delaware corporation may not engage in any merger or other business combination with an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder except in limited circumstances, including by approval of the corporation's board of directors.

        Certain aspects of the certificate of incorporation, bylaws and structure of CBOE Holdings and its subsidiaries will be subject to SEC oversight. See "Regulation" on page 131.

We will incur increased costs as a result of being a publicly-traded company.

        As a company with publicly-traded securities, we will incur additional legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, as well as rules promulgated by the SEC and the national securities exchange on which we list, require us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations may increase our legal and financial compliance costs.

If CBOE Holdings is unable to favorably assess the effectiveness of its internal controls over financial reporting, or if its independent registered public accounting firm is unable to provide an unqualified attestation report on CBOE Holdings' internal controls, the stock price of CBOE Holdings could be adversely affected.

        The rules governing Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 that must be met for management to assess CBOE Holdings' internal controls over financial reporting are complex, and require significant documentation, testing and possible remediation. The CBOE currently is in the process of reviewing, documenting and testing its internal controls over financial reporting. The continuing effort to comply with regulatory requirements relating to internal controls will likely cause us to incur increased expenses and will cause a diversion of management's time and other internal resources. We also may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal controls over financial reporting. In addition, in connection with the attestation process by CBOE Holdings' independent registered public accounting firm, CBOE Holdings may encounter problems or delays in completing the implementation of any requested improvements or receiving a favorable attestation. If CBOE Holdings cannot favorably assess the effectiveness of its internal controls over financial reporting, or if its independent registered public accounting firm is unable to provide an unqualified attestation report on CBOE Holdings' internal controls, investor confidence and the stock price of the unrestricted common stock could be adversely affected.

FORWARD-LOOKING STATEMENTS

        We make forward-looking statements under the "Summary," "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and in other sections of this proxy statement and prospectus. In some cases, you can identify these statements by forward-looking words such as "may," "might," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under "Risk Factors."

        While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this proxy statement and prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this proxy statement and prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

        Forward-looking statements include, but are not limited to, statements about:

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  our business' possible or assumed future results of operations and operating cash flows;

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  our business' strategies and investment policies;

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  our business' financing plans and the availability of capital;

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  our business' competitive position;

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  potential growth opportunities available to our business;

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  the risks associated with potential acquisitions or alliances by us;

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  the recruitment and retention of our officers and employees;

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  our expected levels of compensation;

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  our business' potential operating performance, achievements, productivity improvements, efficiency and cost reduction efforts;

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  the likelihood of success in and impact of litigation;

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  our protection or enforcement of our intellectual property rights;

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  our expectation with respect to securities, options and future markets and general economic conditions;

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  our ability to keep up with rapid technological change;

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  the effects of competition on our business; and

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  the impact of future legislation and regulatory changes on our business.

        We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement and prospectus.

        WE EXPRESSLY QUALIFY IN THEIR ENTIRETY ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE CBOE OR CBOE HOLDINGS OR ANY PERSON ACTING ON OUR BEHALF BY THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS SECTION.

DIVIDEND POLICY

        We intend to pay regular quarterly dividends to our stockholders beginning in the third quarter of 2010. The annual dividend target will be approximately 20% to 30% of the prior year's net income adjusted for unusual items. The decision to pay a dividend, however, remains within the discretion of our board of directors and may be affected by various factors, including our earnings, financial condition, capital requirements, level of indebtedness and other considerations our board of directors deems relevant. Future credit facilities, other future debt obligations and statutory provisions, may limit, or in some cases, prohibit, our ability to pay dividends.

SPECIAL MEETING OF CBOE VOTING MEMBERS

Time, Place and Purpose of the CBOE Special Meeting

        The special meeting of the CBOE Voting Members will be held in the Members Lounge at 400 South LaSalle Street, Chicago, Illinois 60605, on May 21, 2010 at 3:30 p.m., local time, for the following purposes:

          (1)   to vote on the adoption of the Agreement and Plan of Merger that will facilitate the restructuring of the CBOE in which the CBOE will convert from a non-stock corporation owned by its members to a stock corporation that will be a wholly-owned subsidiary of CBOE Holdings;

          (2)   to consider and vote on any proposal that may be made by the Vice Chairman of the CBOE board of directors to adjourn or postpone the CBOE special meeting for the purpose of soliciting proxies with respect to the proposal to adopt the Agreement and Plan of Merger; and

          (3)   to transact any other business that may properly come before the CBOE special meeting or any adjournment or postponement of the CBOE special meeting.

        The CBOE board of directors recommends that you vote "FOR" the adoption of the Agreement and Plan of Merger to accomplish the restructuring transaction and for any proposal that may be made by the Vice Chairman of the Board of the CBOE to adjourn or postpone the CBOE special meeting for the purpose of soliciting proxies.

Who Can Vote at the CBOE Special Meeting

        Each CBOE Voting Member of record and in good standing as of the close of business on April 26, 2010, the record date for the meeting, will be entitled to vote on the matters presented at the meeting and at any adjournment thereof. On each proposal set forth at the CBOE special meeting, each CBOE Voting Member is entitled to one vote with respect to each membership for which the CBOE Voting Member has the right to vote. As of the record date, there are 970 total memberships entitled to vote. The CBOE currently holds one inactive "treasury" membership. This membership will not be voted and will not be converted into the demutualization consideration. This membership is not included in the number of memberships referenced above.

Vote Required

        The proposal to adopt the Agreement and Plan of Merger requires the affirmative vote of a majority of the outstanding CBOE memberships entitled to vote. As a result, if a CBOE member entitled to vote does not vote or abstains from voting on this proposal, it will have the same effect as a vote against the proposal.

        The presence in person or by proxy of CBOE Voting Members holding a majority of the total outstanding CBOE memberships entitled to vote shall constitute a quorum at the meeting.

        Directors and officers of the CBOE hold memberships entitling them to cast an aggregate of 14 votes on the proposal, representing approximately 1.4% of the total membership votes that may be cast.

Adjournments

        If no quorum of the CBOE Voting Members is present at the CBOE special meeting, the CBOE special meeting may be adjourned by the majority of the members present or represented by proxy and entitled to vote at that meeting from time to time, without notice other than announcement at the meeting, unless otherwise required by statute. If the Vice Chairman of the CBOE board of directors proposes to adjourn the CBOE special meeting and this proposal is approved by the CBOE Voting

Members entitled to vote, the CBOE special meeting will be adjourned. At any adjourned meeting of the special meeting at which a quorum is present, any business may be transacted which might have been transacted at the special meeting as originally notified. In order for the special meeting to be adjourned, the proposal to adjourn the meeting must be approved by the majority of the members present or represented by proxy at the meeting and entitled to vote.

Manner of Voting

        If you are a CBOE Voting Member, you may cast your vote for or against the proposals submitted at the CBOE special meeting either in person at the meeting or by proxy prior to the time the meeting is called. To vote in person, you must be present at the special meeting and cast your ballot.

        The Election Committee (or their designees) will collect proxies in-person on the trading floor from 8:00 a.m. until 3:30 p.m., local time, on May 21, 2010. Two voting stations will be set up on the trading floor—near the escalators on the North and South walls (or at such other location as the Election Committee may designate).

        To vote by proxy, and avoid the inconvenience of in-person voting at the special meeting, you may submit your proxy at any time prior to the time the special meeting is called to order. The following materials are enclosed with this proxy statement and prospectus: a proxy card and a postage paid return envelope. You may submit your proxy card by mail in the postage paid envelope, by fax, by hand delivery to the Office of the Secretary on the 7th floor of the Exchange or to the voting stations on the trading floor, or you can submit your proxy through the internet or by telephone. When voting by proxy, your proxy card indicates how you wish to vote on the proposals at issue, and the proxy authorizes a designated person to cast your vote at the meeting and to vote on your behalf on any other matters that may properly come before the meeting.

        If you own or hold multiple memberships you will receive a single Control Number that will allow you to vote all of your memberships at once, except that Temporary Members will receive a separate Control Number for each Temporary Membership held.

        The following is a detailed description of how to vote by proxy using the telephone, internet and mail methods:

By Telephone (Available only until 3:30 p.m. Central Standard Time on May 21, 2010.)

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  On a touch tone telephone, call TOLL FREE 1-888-693-8683, 24 hours a day, 7 days a week.

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  You will be asked to enter ONLY the CONTROL NUMBER shown on the proxy card.

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  Have your proxy card ready, and then follow the simple instructions.

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  Your vote will be confirmed and cast as you directed.

    **If you are voting by telephone, please do not mail your proxy card.

By Internet (Available only until 3:30 p.m. Central Standard Time on May 21, 2010.)

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  Visit the internet voting Website at http://www.cesvote.com.

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  Enter the CONTROL NUMBER shown on the proxy card and follow the instructions on your screen.

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  You will incur only your usual internet charges.

    **If you are voting by internet, please do not mail your proxy card.

By Mail or Fax

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  Mark the proxy card. LEGIBLY PRINT the CBOE Voting Member name (Individual Member or Member Organization), acronym (if applicable), and the name of the authorized signatory (e.g., executive officer) voting for a member organization (if applicable), on the proxy card. Be sure to indicate the legal name in which your membership is held.

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  Sign and date your proxy card and either return your proxy card in the postage-paid envelope by May 21, 2010 or fax your proxy card to Corporate Election Services at 412-299-9191 by 3:30 p.m. Central Standard Time on May 21, 2010.

    **If you are voting by telephone, fax or the internet, please do not mail your proxy card.

        You are encouraged to submit your proxy promptly in order to ensure timely receipt and an efficient election. You may verify receipt of your proxy at the voting stations on the trading floor or by contacting Jaime Galvan at (312) 786-7058 (galvanj@cboe.com).

        Upon completion of the vote count, the vote results will be posted on the Member's website at www.CBOE.com and on the Election Results Hotline at (312) 786-8150.

        Duly executed proxies authorizing the persons designated therein to cast your vote at the special meeting must be received prior to 3:30 p.m., Central Standard Time, on May 21, 2010 in order to be counted.

        All proxies (including those given by phone or through the internet) received before the deadline stated above or by any later established deadline for any adjourned meeting, as the case may be, will, unless revoked, be voted as indicated in those proxies. If no voting instruction is indicated on a proxy card, the CBOE membership(s) represented by the proxy card will be voted in accordance with the recommendation of the CBOE board of directors and, therefore, "FOR" the adoption of the Agreement and Plan of Merger to affect the restructuring transaction and "FOR" any proposal that may be made to adjourn or postpone the special meeting.

        If you return a properly executed proxy card and have indicated that you have abstained from voting on a proposal, your CBOE memberships represented by the proxy will be considered present at the CBOE special meeting for purposes of determining a quorum. We urge you to mark each applicable box on the proxy card to indicate how to vote your CBOE membership.

        You may revoke your proxy at any time before it is cast by:

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  submitting a written revocation dated after the date of the proxy that is being revoked to Chicago Board Options Exchange, Incorporated, Office of the Secretary, at 400 South LaSalle Street, Chicago, Illinois 60605;

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  submitting a later-dated proxy by mail, fax, telephone or internet; or

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  attending the CBOE special meeting and voting by paper ballot in person.

        Attendance at the CBOE special meeting will not, in and of itself, constitute revocation of a previously delivered proxy. If the CBOE special meeting is adjourned or postponed, it will not affect the ability of CBOE Voting Members to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

        Returning your completed proxy will not prevent you from changing your vote or revoking your proxy and voting in person at the special meeting of CBOE Voting Members. Please note, however, that if you submit your proxy through one of the available methods, you will not need to attend the special meeting of members or take any further action in connection with the special meeting because you already will have directed your proxy to vote on your behalf with respect to the proposal to be brought at the special meeting.

Confidential Voting

        It is the CBOE's policy that all proxies and voting tabulations that identify the CBOE Voting Members be kept confidential. The CBOE has engaged a third-party firm to serve as inspector of election and count the ballots. The CBOE Election Committee will oversee the third-party firm selected to count the ballots.

Solicitation of Proxies

        The CBOE board of directors is making this solicitation of proxies. The CBOE will pay the expenses incurred in connection with the printing and mailing of this document. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of the CBOE. No additional compensation will be paid to our directors, officers or employees for soliciting proxies.

THE RESTRUCTURING TRANSACTION

        This section of the document describes material aspects of the proposed restructuring transaction. This summary may not contain all of the information that is important to you. You should carefully read this entire document, including the full text of the Agreement and Plan of Merger, which is attached as Annex G, and the other documents we refer you to for a more complete understanding of the restructuring transaction. You may obtain the information incorporated by reference into this document without charge by following the instructions described under "Where You Can Find More Information," which begins on page 204.

General

        The restructuring transaction will be completed through the following steps:

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  The creation of CBOE Holdings, Inc. as a new Delaware stock, for-profit subsidiary corporation, which occured on August 15, 2006, and CBOE Merger Sub, Inc. as a new second-tier, Delaware stock, for-profit corporation and wholly-owned subsidiary of CBOE Holdings, which occured on August 15, 2006.

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  Pursuant to the Agreement and Plan of Merger to be entered into in the near future, CBOE Merger Sub, Inc. will merge with and into the CBOE, with the CBOE surviving the merger as a Delaware stock, for-profit corporation. We refer to this transaction as the "Merger."

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  Upon the effectiveness of the Merger, the outstanding stock of CBOE Merger Sub, Inc. will be converted into common stock of the CBOE, the CBOE Seats existing on the date of the restructuring transaction will be converted into CBOE Holdings Class A common stock and the outstanding CBOE Holdings common stock already held by the CBOE will be cancelled for no consideration and shall cease to exist. As a result, CBOE Holdings will become the sole stockholder of the CBOE and will be entitled to the exclusive right to receive all dividends and distributions, including proceeds upon liquidation, from the CBOE and all associated voting rights.

        Immediately following the Merger, the CBOE will transfer to CBOE Holdings all of the shares or interests the CBOE owns in its subsidiaries (CBOE Futures Exchange, LLC, Chicago Options Exchange Building Corporation, CBOE, LLC, DerivaTech Corporation, Market Data Express, LLC, The Options Exchange, Incorporated, CBOE Execution Services, LLC and C2 Options Exchange, Incorporated), making them first-tier, wholly-owned subsidiaries of CBOE Holdings. CBOE Stock Exchange, LLC will remain a facility of the CBOE in which the CBOE holds a 49.96% interest.

        As part of the restructuring transaction, each CBOE Seat existing as of the date of the restructuring transaction will be converted into 80,000 shares of CBOE Holdings Class A common stock. In addition, as required by the Settlement Agreement, Participating Group A Settlement Class Members will be issued, immediately following the effectiveness of the Merger effecting the restructuring transaction, 18,774 shares of Class B common stock of CBOE Holdings for each Group A package held by such class member and approved by the Delaware Court.

        The restructuring transaction is contingent on the concurrent completion by CBOE Holdings of an underwritten initial public offering of its unrestricted common stock. CBOE Holdings currently expects to offer approximately 10,000,000 shares of its unrestricted common stock following the requisite approval of the restructuring transaction. In addition, CBOE Holdings intends to provide all holders of the Class A and Class B common stock with the opportunity to sell in the initial public offering a small portion of the shares of Class A and Class B shares to be received in the restructuring transaction and pursuant to the Settlement Agreement. The shares of Class A and Class B common stock to be sold by these selling stockholders will be converted into shares of our unrestricted common stock prior to being sold in the initial public offering. The actual number of shares to be offered and sold and the price at which such shares will be offered and sold in the initial public offering may be different than the assumptions provided in this proxy statement and prospectus, and the final decision about offering parameters will be determined by the CBOE Holdings board of directors.

        We may proceed with the restructuring transaction and the initial public offering without seeking additional member approval only if CBOE Holdings can complete the initial public offering at a price per share before underwriting discount of at least $25. As a result, you should make your decision regarding the restructuring transaction assuming the initial public offering price could be as low as $25 per share.

        In connection with the initial public offering, we currently expect the underwriters will have an option to purchase up to approximately 1,500,000 additional shares of unrestricted common stock from CBOE Holdings based on the size of the currently contemplated offering. If the option is exercised in full, CBOE Holdings will receive approximately an additional $35.0 million in net proceeds, assuming the minimum offering price of $25 per share.

        CBOE Holdings intends to use the net proceeds from its initial public offering for general corporate purposes, including two possible concurrent tender offers for the outstanding Class A-1 and Class A-2 common stock. If the tenders offers are fully subscribed, CBOE Holdings anticipates that the aggregate net consideration for such offers will be approximately equal to the aggregate net proceeds of the initial public offering.

        Upon completion of the initial public offering, each outstanding share of Class A common stock and Class B common stock automatically shall be converted into one-half of one share of Class A-1 common stock and one-half of one share of Class A-2 common stock. As a result, assuming no shares are sold in the initial public offering by owners of CBOE Seats or Participating Group A Settlement Class Members, the owners of the CBOE Seats outstanding immediately prior to the restructuring transaction will own approximately 82% of the Class A-1 and Class A-2 common stock, and the Participating Group A Settlement Class Members will own approximately 18% of the Class A-1 and Class A-2 common stock outstanding following the restructuring transaction.

        Upon completion of the restructuring transaction, 2,489,039 shares of unrestricted common stock of CBOE Holdings will become available for issuance under the Long-Term Incentive Plan. In connection with, and effective upon, the restructuring transaction, directors, officers, and employees will be granted in the aggregate 2,240,552 shares of restricted stock that will be subject to vesting criteria described under "Directors and Management of the CBOE and CBOE Holdings after the Restructuring Transaction—Compensation Discussion and Analysis." After giving effect to the approved grants of restricted common stock to be made in connection with our Long-Term Incentive Plan, the percentage of total common stock issued and outstanding, immediately following the restructuring and prior to the closing of the initial public offering, regardless of class, held by CBOE Seat owners will be 80.02%, Participating Group A Settlement Class Members will be 17.57%, officers and other employees holding restricted stock under our Long-Term Incentive Plan will be 2.24% and directors holding restricted stock under the Long-Term Incentive Plan will be 0.17%.

        The Class A-1, Class A-2 and unrestricted common stock of CBOE Holdings will represent an equity ownership interest in CBOE Holdings and will have traditional features of common stock, including equal per share dividend, voting and liquidation rights. The rights of holders of CBOE Holdings common stock will be different from the rights of the CBOE members because the CBOE Holdings certificate of incorporation and bylaws in effect immediately after the restructuring transaction will be different from the governing documents of the CBOE. See "Comparison of Rights Prior to and After the Restructuring Transaction" on page 194 for a description of material differences.

        The CBOE Holdings common stock issued in the restructuring transaction, however, will not provide its holders with physical or electronic access to the CBOE's trading facilities. Following the restructuring transaction, physical and electronic access to the CBOE trading facilities, subject to such limitations and requirements as will be specified in the Rules of the CBOE, will be available to individuals and organizations that have obtained a trading permit from the CBOE. For more information regarding trading access following the restructuring transaction, please see "—Trading Permits" on page 58.

        If the restructuring transaction is approved by a majority of the CBOE memberships outstanding and entitled to vote, the Merger to effect the restructuring transaction will not be consummated until immediately prior to the closing of the initial public offering. This likely will not occur until approximately 30-60 days following the member vote. As such, the timing of the completion of the restructuring transaction is not certain and is dependent upon the timing of the closing of the initial public offering.

Background of the Restructuring Transaction

        Over the past several years, the CBOE has been faced with competition from both new and existing exchanges. Some of these competitors were established as for-profit exchanges, and others were converted from not-for-profit membership organizations to for-profit stock corporations. Along with changing their focus to that of a for-profit business, these demutualized exchanges typically have corporate and governance structures more like those of other for-profit businesses, which gives them greater flexibility in responding to the demands of the rapidly changing regulatory and business environment in which they conduct their activities. In addition, by being structured as stock, for-profit corporations, these other exchanges have opportunities to engage in business combinations and joint ventures with other organizations and to access capital markets in ways that are not available to non-stock membership corporations.

        In January 2005, responding to these changes, the CBOE's board of directors authorized the formation of a Business Model Task Force, or the Task Force, charged with the responsibility to develop a strategic plan that would respond to the challenges faced by the CBOE. Specifically, the Task Force was directed to consider the advantages and disadvantages of changing the business model of the CBOE to that of a for-profit business and making related changes to the ownership, corporate structure, and governance of the CBOE, possibly extending to the complete restructuring of the CBOE whereby it would be converted into a stock, for-profit corporation. The Task Force was directed to report its conclusions and recommendations to the full board.

        The Task Force consisted of four independent directors and three member directors and was chaired by James Boris, an independent director. Although the Task Force often met in executive sessions at which only its members were present, in conducting its review and analysis, the Task Force was assisted by the management of the CBOE and by Goldman, Sachs & Co. The Task Force obtained legal support from Schiff Hardin LLP, legal counsel to the CBOE, Richards, Layton & Finger, special Delaware legal counsel to the CBOE, and Sullivan & Cromwell LLP, special counsel to the CBOE in matters pertaining to the restructuring transaction.

        The Task Force held 12 formal meetings, beginning on February 17, 2005, and continuing until September 1, 2005. From the outset, the Task Force realized that any restructuring plan that it might recommend would have to deal with the valuation of the Exercise Right held by full members of the CBOT, pursuant to the CBOE's certificate of incorporation. Nevertheless, the Task Force determined it should first consider what changes to the structure, ownership and governance of the CBOE it would recommend before giving consideration to the Exercise Right.

        Accordingly, at its first few meetings the Task Force focused on how the CBOE should change its business model and how it should be organized and governed. Early in its deliberations, the Task Force concluded that formal changes to the corporate structure and ownership would take some time to put into effect, not only on account of the many steps required to accomplish this goal, but also because the implementation of these changes required that the Exercise Right be addressed. On the other hand, the Task Force also determined that several of the changes necessary to convert the CBOE to a for-profit business model could be put into effect prior to the time the CBOE would be in a position to implement a formal corporate restructuring. This determination was incorporated in the Task Force's preliminary recommendation made to the CBOE's board of directors at a meeting held on September 13 and 14, 2005. That recommendation included both near-term and long-term components.

        For the near term, the Task Force recommended that, effective January 1, 2006, the CBOE should adopt a "for-profit" business model to the extent compatible with its current corporate structure. Under such a business model, the CBOE would modify its governance and otherwise conduct its business activities with a focus on maximizing its profit potential in a manner consistent with the fulfillment of its responsibilities as a self-regulatory organization, even though it would not yet be structured as a for-profit stock corporation. For the longer term, the Task Force recommended that the CBOE should move forward with a program designed to provide for the restructuring of the CBOE by separating ownership of the Exchange from trading access and by changing the Exchange's corporate structure from that of a Delaware non-stock corporation owned by its members to that of a Delaware stock, for-profit corporation that would be a subsidiary of a new Delaware stock, for-profit holding company owned by its stockholders.

        On September 14, 2005, at a regularly scheduled meeting, the CBOE's board of directors adopted these preliminary recommendations of the Task Force and directed the CBOE's management to proceed with the development of a detailed plan to implement both the near-term and long-term components of the recommendations. Specifically, management was directed to start transitioning to a for-profit business model commencing January 1, 2006, by addressing both the budgetary and governance implications of such a change. The board also directed the development of the necessary corporate documents and regulatory filings needed to implement the restructuring recommended by the Task Force. The board also encouraged management to engage in discussions with other organizations regarding transactions that might further the goals articulated by the Task Force and adopted by the board. The board requested that management present a business plan and budget at its January 26, 2006 meeting that reflected the transition to a for-profit business model, including adjustments to the CBOE's fee structure. Following the September 2005 board meeting, the CBOE engaged the Boston Consulting Group, or the BCG, to assist in a review of the CBOE's strategy. Over the next eleven weeks, the BCG worked with management on pricing strategy, overall strategy and change management.

        On October 27, 2005, at a regularly scheduled meeting of the board of directors of the CBOE, management reported to the board on the progress with respect to its plans to effect the conversion of the CBOE to a for-profit stock corporation and to start the transition to a for-profit operation beginning January 1, 2006.

        At the regularly scheduled board meeting of December 8, 2005, the BCG presented to the board the results of their eleven-week review of the CBOE relating to strategy, pricing and managing change. Following discussion, the board of directors reaffirmed the goal of unlocking value for its members through the conversion of the CBOE to a for-profit stock corporation with the transition to a for-profit model to start January 1, 2006. The board also approved several governance changes designed to streamline decision-making and enhance the efficiency of the advisory committees.

        On January 26, 2006, at a regularly scheduled meeting of the CBOE's board of directors, the board approved the business plan and budget proposed by management that addressed the strategic priorities established during the December 8, 2005 board meeting and began the transition to a for-profit business model. Management also proposed and the board adopted the creation of a Strategy and Implementation Task Force, or the SITF. The SITF consisted of five independent directors, the Vice Chairman, one floor director, the lessor director and a member firm director. Its role was to oversee the implementation of the CBOE's strategy with respect to its restructuring, including making recommendations to the board of directors regarding the details of the CBOE's demutualization. Management also established a demutualization team that would be responsible for developing an S-4 Registration Statement to be used in connection with such a restructuring.

        The SITF had six formal meetings between March and July 2006, as well as a number of less formal discussions among its members. At these meetings, the task force addressed various aspects of the CBOE's demutualization, including the form the demutualization would take; the steps required to implement the demutualization; the consideration to be received by CBOE members; tax and accounting treatment; restrictions to be placed on the stock received by CBOE members; the centralization of access rights within the CBOE; how access would be granted after the demutualization; special petition rights for members prior to an initial public offering, if any; ownership and voting limitations; potential organized sales of CBOE Holdings stock; the form governance would take after demutualization; and the amendments required to the CBOE's Constitution and Rules. The Task Force was assisted in its deliberations by Goldman, Sachs & Co., Schiff Hardin, special legal counsel, Sullivan & Cromwell LLP, and special Delaware counsel, Richards, Layton & Finger. The results of these deliberations are reflected in the transaction proposed in this document.

        Over this same period of time, management also held discussions with several financial exchanges regarding potential transactions with the CBOE. These discussions included the potential for investments by the CBOE, the potential acquisition of other organizations by the CBOE and the potential acquisition of the CBOE by other organizations. Management was assisted in these explorations by the financial and legal advisors mentioned above. Ultimately, management did not recommend, and the board of directors did not pursue, any of these potential transactions.

        On March 23, 2006, at a regularly scheduled meeting of the board of directors of the CBOE, the board was briefed regarding the status of work on the restructuring transaction and was briefed by outside counsel regarding the registration process, the additional obligations that are applicable to registered companies, and various relevant provisions under the securities laws.

        On May 11, 2006, at a regularly scheduled meeting of the board of directors of the CBOE, management described and discussed with the Board the primary components of the then-contemplated restructuring transaction and post-demutualization structure, as well as the next steps in the process and key open issues.

        On July 27, 2006, at a regularly scheduled meeting of the CBOE board of directors, the SITF presented its recommendations regarding the demutualization of the CBOE. The board of directors approved the restructuring as recommended by the SITF, authorized the creation of CBOE Holdings and CBOE Merger Sub and authorized the preparation of an S-4 Registration Statement for purposes of implementing the demutualization of the CBOE. The board approved interim boards for CBOE Holdings and CBOE Merger Sub and authorized management to file an S-4 Registration Statement. The board also approved the creation of a Special Independent Directors Committee consisting of four independent directors (the "Special Committee"). The board delegated to the Special Committee the sole authority to determine the manner in which the membership interest held by Exercise Member Claimants and CBOE Seat owners would be converted into the right to receive the consideration to be received in any demutualization of the CBOE. The Board resolved not to approve or recommend any demutualization providing for a conversion of membership interests in the CBOE into other interests unless the consideration to be received in such transaction was consistent with the conversion of membership interests as determined by the Special Committee. The Special Committee was empowered to engage its own legal counsel and its own financial advisor to assist it in discharging these duties.

        Following the creation of the Special Committee at the July 27, 2006 board meeting through January 2007, the SITF met five times to consider open issues related to the restructuring transaction that had not been delegated to the Special Committee.

        On August 23, 2006, the Delaware Action was filed against CBOE and its directors regarding the planned demutualization of the CBOE. In the Delaware Action, the plaintiffs alleged that the CBOE board had already decided that the Exercise Member Claimants would not be entitled to the same consideration as other CBOE members in connection with the restructuring of the CBOE and sought a declaratory judgment and an injunction to require that any Exercise Member Claimant would be entitled to the same consideration as a CBOE Seat owner. The CBOE's position was that this suit was premature, as the Special Committee had not arrived at any conclusions regarding the consideration to be received by an Exercise Member Claimant.

        On September 28, 2006, at a regularly scheduled meeting of the CBOE board of directors, the board was briefed regarding the work on the restructuring transaction. At the request of the Special Committee, the Special Committee's charter was broadened to give the Special Committee the authority to determine whether any of the administrative or regulatory requirements that the CBOE's Rules impose upon persons who apply to become Exercise Member Claimants should be modified or waived in the event of a CBOE demutualization.

        On October 17, 2006, CME Holdings and CBOT Holdings announced that CME Holdings would acquire the CBOT through a merger of CBOT Holdings into CME Holdings. Because of the significant changes to the structure and ownership of the CBOT, and to the rights of CBOT members, that would result from the completion of this proposed transaction, its announcement required the CBOE board to consider the possible impact of the proposed CME/CBOT Transaction on the eligibility of CBOT members to become and remain members of the CBOE pursuant to the Exercise Right.

        On December 12, 2006, at a regularly scheduled meeting of the board of directors of the CBOE, lawyers from the CBOE's outside legal counsel, Schiff Hardin, presented a legal analysis of the impact of the CME/CBOT Transaction on the Exercise Right. Following a discussion from which members of the Special Committee were recused, the board determined that CBOT would no longer have "members" as contemplated by Article Fifth(b) upon the completion of the CME/CBOT Transaction and authorized CBOE management to submit a rule filing to the SEC consisting of (1) an interpretation of Article Fifth(b) in a manner consistent with the board's determination and (2) authorization for the CBOE, upon completion of the CME/CBOT Transaction, to grant temporary access to CBOT members who had exercised and were in good standing as members of the CBOE on December 11, 2006, to the extent and for the period of time necessary to avoid disruption to the CBOE's market as a result of the ineligibility of such persons to maintain the status of members of CBOE pursuant to the Exercise Right. The CBOE submitted this rule filing on December 12, 2006, and amended it on January 17, 2007. This rule filing is sometimes referred to as the "Eligibility Rule Filing."

        Following the approval of this action, the directors on the Special Committee were invited to rejoin the meeting and were informed of the board's decision. The Special Committee informed the board that, based on the board's interpretation of the impact of the proposed CME/CBOE Transaction on the Exercise Right and based on the board's understanding that the CME/CBOT Transaction would likely close prior to the demutualization of the CBOE, the Special Committee would defer further deliberations until such time as it became appropriate to either reinitiate the Special Committee's deliberations, terminate the Special Committee's existence, or take such other action as was warranted.

        On January 4, 2007, the CBOT and the other plaintiffs in the Delaware Action filed an amended complaint that challenged the interpretation of Article Fifth(b) contained in the SEC Eligibility Rule Filing. On January 11, 2007, plaintiffs filed a motion for summary judgment on their claims. In addition to continuing to assert their claims about the amount of consideration to which Exercise Member Claimants would be entitled as part of the CBOE restructuring transaction, plaintiffs sought a declaratory judgment and an injunction to prevent the CBOE from implementing the interpretation of Article Fifth(b) that the CBOE had filed with the SEC in the Eligibility Rule Filing. On January 16, 2007, CBOE and the director defendants moved to dismiss the amended complaint to the extent it challenged CBOE's interpretation of Article Fifth(b), on the ground that the SEC's jurisdiction to consider such interpretations preempts any state law challenge to that interpretation. In their motion, the defendants further moved to stay consideration of plaintiffs' claims regarding the consideration to which Exercise Member Claimants otherwise would be entitled until it was known whether the CME/CBOT Transaction would close before CBOE's restructuring.

        On January 25, 2007, at a regularly scheduled meeting of the CBOE board of directors, management made a presentation describing the restructuring transaction. The board approved the proposed terms of the restructuring transaction and authorized the board of CBOE Holdings to file the Registration Statement, of which this proxy statement and prospectus is a part, with the SEC.

        On March 15, 2007 the Intercontinental Exchange (ICE) made an unsolicited bid to acquire the CBOT in competition with the CME/CBOT Transaction. ICE approached CBOE regarding a potential joint proposal which would be designed to resolve the Exercise Right issue as part of an ICE acquisition of the CBOT. On May 30, 2007, CBOE and ICE announced that they had entered into an exclusive agreement in which each full member of the CBOT holding an Exercise Right would be entitled to receive $500,000 in cash and/or debt securities convertible into the stock of a newly created CBOT/ICE Holdings in exchange for relinquishing the Exercise Right. The agreement was contingent upon the closing of the proposed merger of ICE and CBOT Holdings.

        In June 2007, the CBOT Holdings board recommended and the stockholders approved the CME/CBOT Transaction. The CME/CBOT Transaction closed on July 12, 2007.

        On June 29, 2007, to address issues raised by the CME/CBOT Transaction, the CBOE board approved an interpretation of CBOE Rule 3.19, which provided that persons who were exerciser members in good standing before the consummation of the CME/CBOT Transaction would temporarily retain their CBOE membership status until the SEC ruled on the Eligibility Rule Filing. We refer to this interpretation as the "Interim Access Interpretation." The CBOE filed the Interim Access Interpretation with the SEC on July 2, 2007, and it went into effect upon its filing.

        On July 20, 2007, CBOT and the other plaintiffs filed a motion requesting that the Delaware Court enter a temporary restraining order prohibiting CBOE from implementing or enforcing the Interim Access Interpretation. On August 3, 2007, the Court denied the motion for a temporary restraining order.

        On August 28, 2007, the CBOE board of directors approved a second interpretation of CBOE Rule 3.19, which provided that the persons who temporarily retained their CBOE membership status pursuant to the Interim Access Interpretation would continue to retain that status after the SEC approved the Eligibility Rule Filing until other specified events occurred. We refer to this interpretation as the "Continued Membership Interpretation." The Continued Membership Interpretation was filed with the SEC on September 10, 2007 and was effective on filing.

        On January 15, 2008, the SEC approved the Eligibility Rule Filing and CBOE's interpretation that CBOT "no longer had 'members' as contemplated by Article Fifth(b) following the completion of the CME/CBOT Transaction."

        On February 6, 2008, the plaintiffs in the Delaware Action filed their third amended complaint. Plaintiffs' essential claims remained the same, although plaintiffs alleged in their new complaint that the adoption of the Interim Access Interpretation damaged so-called CBOT full members in their capacity as owners and lessors of such memberships and that CBOE's board of directors was dominated by interested directors when it approved the Eligibility Rule Filing, the Interim Access Interpretation and the Continued Membership Interpretation.

        On March 14, 2008, CBOT and two CBOT members appealed to the United States Court of Appeals for the District of Columbia from the SEC order that approved the Eligibility Rule Filing and CBOE was granted leave to intervene in that appeal.

        During the fall of 2007 and into spring 2008, CBOE and plaintiffs' counsel engaged in periodic settlement discussions. On June 2, 2008, two days before the Delaware Court was to hear argument on the parties' pending motions for summary judgment, the parties entered into an agreement in principle to settle both the Delaware Action and the appeal from the SEC order pending in the federal Court of Appeals. On July 24, 2008, CBOE's board of directors approved the material terms of the Settlement Agreement as then presented to the board and authorized the Office of the Chairman to finalize the Settlement Agreement. On August 20, 2008, the parties entered into the Settlement Agreement, and that agreement was preliminarily approved by the Delaware Court on August 22, 2008. On August 22, 2008, CBOE held an informational membership meeting regarding the Settlement Agreement. On September 17, 2008, CBOE's members approved the Settlement Agreement.

        On December 16, 2008, the Delaware Court conducted a lengthy hearing to consider whether to approve the Settlement Agreement and to consider the objections to the settlement.

        On May 6, 2009, CBOE board of directors approved certain changes to the restructuring transaction and certain changes to the proposed post-demutualization certificate of incorporation of CBOE Holdings.

        On June 3, 2009, the Delaware Court entered an order approving the Settlement Agreement, while reserving ruling on whether certain objectors were eligible to participate in that settlement. After subsequently ruling on those objections, the Delaware Court, on July 29, 2009, entered an order of approval and final judgment approving the Settlement Agreement, resolving all open issues about the settlement and dismissing the Delaware Action. Five appeals from the order of approval and final judgment (brought on behalf of eight appellants) were filed with the Delaware Supreme Court. In addition to the appeals, one individual filed a post-judgment motion with the Delaware Court arguing that he should be allowed to participate as a Participating Group A Settlement Class Member, and that motion was granted.

        On November 30, 2009, the CBOE entered into a settlement of all appeals from the Delaware Court's order of approval and final judgment. Pursuant to that settlement, a stipulation to dismiss all of the appeals was filed on November 30, 2009, and all other parties to the appeals consented to that stipulation. On December 2, 2009, the Delaware Supreme Court entered an order dismissing the appeals. Upon the Delaware Supreme Court's order, the Delaware Court's July 29, 2009 order of approval and final judgment became final, and that order and judgment is no longer subject to appeal.

        On December 4, 2009, CBOT and the two CBOT members that appealed to the United States Court of Appeals for the District of Columbia from the SEC order that approved the Eligibility Rule Filing voluntarily dismissed their appeal. As a result, the SEC's January 15, 2008 order approving the Eligibility Rule Filing is no longer subject to appeal.

        At the end of 2009, the CBOE and CBOE Holdings boards of directors began to explore the possibility of pursuing an initial public offering of CBOE Holdings' unrestricted common stock concurrently with the restructuring transaction. At their meetings in December 2009, the CBOE and CBOE Holdings boards of directors continued to investigate and had general discussions of this possible public offering, including the mechanics of such a transaction and its potential benefits.

        At a meeting of the CBOE and CBOE Holdings boards of directors held on March 4, 2010, the boards met with members of senior management, CBOE's legal counsel and Goldman, Sachs & Co. At that meeting, the boards of directors considered and unanimously approved, among other things, the structure of the restructuring transaction, proceeding with a concurrent initial public offering of unrestricted common stock of CBOE Holdings, upon which the completion of the restructuring transaction will be contingent, and the filing of registration statements with the SEC in connection with the restructuring transaction and initial public offering. The CBOE Holdings board of directors also approved the structure of a dividend committee for the purpose of declaring a special dividend of $1.67 per share of Class A and Class B Common Stock or $100,200 per CBOE Seat and $23,513.60 per Group A Package, to be paid immediately following the restructuring transaction and the issuance of stock pursuant to the Settlement Agreement and prior to the closing of the initial public offering. On April 12, 2010, the CBOE Holdings Executive Committee recommended an increase in the number of shares to be issued for each CBOE Seat, which would effectively reduce the dividend per share to $1.25 per share, or $100,000 per CBOE Seat and $23,467.50 per Group A Package. The boards of directors of both CBOE and CBOE Holdings approved the increase in number of shares on April 16, 2010. The CBOE board of directors unanimously recommends the members approve the Agreement and Plan of Merger to effectuate the restructuring transaction.

The CBOE's Reasons for the Restructuring Transaction

        In approving the restructuring transaction, the CBOE board of directors considered a number of factors, including the ones discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the CBOE board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The CBOE board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the CBOE's reasons for the proposed restructuring transaction and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Forward-Looking Statements" on page 36.

        In reaching its decision, the CBOE board of directors consulted with the CBOE management with respect to strategic, operational and regulatory matters, as well as with its outside legal counsel and financial advisors and the board's special counsel.

        The CBOE board of directors believes that changing the CBOE's focus to that of a for-profit business, along with modifying the CBOE's corporate and governance structures to be more like those of other for-profit businesses, will provide the CBOE with greater flexibility to respond to the demands of a rapidly changing business environment. By being structured as a stock, for-profit corporation, the CBOE will be able to pursue strategic opportunities to engage in business combinations and joint ventures with other organizations and to access capital markets in ways that are not available to non-stock, membership corporations. As a stock corporation, ownership will be separated from access. Stock will provide a "currency" separate from access that can be used in acquisitions and mergers. Furthermore, our stock will give us the ability to raise capital through stock issuances. We believe that the restructuring transaction will move us one step closer to achieving our key objectives of providing our owners a more liquid investment.

        The CBOE board of directors also believes that the restructuring of the CBOE will enable the CBOE to enhance its competitiveness with other options exchanges, including both open outcry and electronic markets, while preserving the CBOE's ability to provide trading opportunities and benefits to our members. The proposed changes in our structure will streamline the governance and decision-making process, which will allow us to respond more quickly to changes in the competitive environment. In addition, our for-profit structure will remove ambiguity with respect to objectives and priorities and establish stockholder interest as the primary guidepost for decision making. At the same time, our new structure will allow us to provide trading access through trading permits, which will be issued by the Exchange. See "—Trading Permits" on page 58 for a discussion of this access. This shift in how access is granted will also alter how we think of the users of our marketplace. Users, as distinct from owners, will become customers of the CBOE. It will be clear that the interest of stockholders is served by providing trading opportunities and other benefits to these customers in a way that prompts them to continue to prefer the CBOE to alternative marketplaces. The CBOE board believes that the restructuring transaction will allow the CBOE to:

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  maximize the value of the CBOE's business by adopting a for-profit approach to business with a view towards increasing volume, efficiency and liquidity in the markets it provides;

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  increase the CBOE's ability to respond more efficiently to changes within the industry, markets and regulations that govern the CBOE through a more streamlined governance and decision-making structure, including a possible reduction in the size of the board and a reduction in the number of member committees;

  •
  increase the CBOE's flexibility to diversify and expand its business;

  •
  segregate more easily the CBOE's different lines of business into separate subsidiaries through a holding company structure, which could provide greater flexibility in administration and allow these subsidiaries to focus more effectively on particular markets, products or services; and

  •
  distribute profits from the operation of its business to its stockholders as determined by its board of directors and as permitted by applicable law.

        As such, the restructuring transaction is designed to:

  •
  facilitate CBOE Holdings' engagement in other businesses that are either unregulated, or are regulated differently from the CBOE's current business;

  •
  provide greater flexibility to finance, acquire or dispose of individual businesses;

  •
  create a framework to facilitate public markets for equity securities of CBOE Holdings, capital-raising transactions and other securities issuances, such as the issuance of securities as consideration in an acquisition or merger; and

  •
  satisfy the SEC's current policy that at least 20% of the board of the CBOE should be selected by the members, while providing flexibility in governance at the holding company level.

        The CBOE board also considered the following potentially negative factors associated with the restructuring transaction:

  •
  the possibility that regulatory or governmental authorities might seek to impose conditions on or otherwise prevent or delay the restructuring transaction;

  •
  the risks and costs to the CBOE if the restructuring transaction is not completed, including the potential diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

  •
  the risk that the potential benefits of the restructuring transaction may not be fully or partially realized;

  •
  the risk of diverting management focus and resources from other strategic opportunities and from operational matters and potential disruption associated with the restructuring transaction;

  •
  the risk that CBOE members entitled to vote may fail to approve the restructuring transaction;

  •
  the fees and expenses associated with completing the transaction; and

  •
  various other risks associated with the restructuring transaction described under "Risk Factors."

        The CBOE and CBOE Holdings boards have considered the advantages and disadvantages of the initial public offering. In particular, the CBOE and CBOE Holdings boards discussed the following considerations:

  •
  The initial public offering would enable CBOE members, who would become CBOE Holdings stockholders, to own shares of common stock that are traded on a public market.

  •
  CBOE Holdings stockholders would be able to increase or decrease their ownership interest in CBOE Holdings through open market purchases and sales.

  •
  As a publicly-traded company, CBOE Holdings would be able to finance capital improvements and business activities to pursue its commercial objectives through subsequent offerings of its common stock.

  •
  The initial public offering would improve financing alternatives for CBOE Holdings and, therefore, for the CBOE business.

  •
  The initial public offering would enable CBOE Holdings to use common stock to acquire new businesses, companies and products that could strengthen its competitive position in the marketplace.

  •
  With the ability to provide equity incentive compensation, such as stock options and restricted stock, CBOE Holdings would be better able to recruit, develop and retain qualified employees and management while preserving its cash resources.

  •
  CBOE Holdings may be more likely to be the target of an unsolicited takeover attempt.

  •
  It will be more costly to operate the business as a public corporation.

Alternatives to the Restructuring Transaction

        In considering the restructuring transaction, the CBOE board of directors also considered a number of strategic alternatives available to the CBOE, including:

  •
  remaining a not-for-profit, non-stock membership corporation;

  •
  converting to a for-profit, non-stock corporation;

  •
  pursuing one or more acquisitions of or by other U.S. or non-U.S. exchanges; and

  •
  exploring mergers, alliances and joint ventures with other entities.

        The CBOE board of directors believed and continues to believe that these potential risks and drawbacks are outweighed by the potential benefits that the CBOE board expects the CBOE and its members to achieve as a result of the proposed restructuring transaction.

Initial Public Offering

        The principal reasons for the initial public offering are to increase our financial strength through improved access to capital and to provide a liquid market for our owners. In addition, access to capital will provide us with greater strategic flexibility. Conducting an initial public offering concurrently with the restructuring transaction, will also provide more liquidity to our members for their interests in CBOE than if CBOE were to complete the restructuring transaction without completing such an initial public offering.

        CBOE Holdings currently expects to offer approximately 10,000,000 shares of its unrestricted common stock following the requisite approval of the restructuring transaction by CBOE Voting Members. In addition, CBOE Holdings intends to permit all holders of the Class A and Class B common stock with the opportunity to sell in the initial public offering a small portion of the shares of Class A and Class B shares to be received in the restructuring transaction and pursuant to the Settlement Agreement. The shares of Class A and Class B common stock to be sold by these selling stockholders will be converted into shares of our unrestricted common stock prior to being sold in the initial public offering. The actual number of shares to be offered and sold and the price at which such shares will be offered and sold in the initial public offering may be different than the assumptions provided herein, and the final decision about offering parameters will be determined by the CBOE Holdings board of directors.

        We may proceed with the restructuring transaction and the initial public offering without seeking additional member approval only if CBOE Holdings can complete the initial public offering at a price per share before underwriting discount of at least $25. As a result, you should make your decision regarding the restructuring transaction assuming the initial public offering price could be as low as $25 per share.

        Upon the completion of the initial public offering, each outstanding share of Class A common stock and Class B common stock automatically shall be converted into one-half of one share of Class A-1 common stock and one-half of one share of Class A-2 common stock. As a result, assuming no shares are sold in the initial public offering by owners of CBOE Seats or Participating Group A Settlement Class Members, the owners of the CBOE Seats outstanding immediately prior to the restructuring transaction will own approximately 82% of the Class A-1 and Class A-2 common stock, and the Participating Group A Settlement Class Members will own approximately 18% of the Class A-1 and Class A-2 common stock outstanding following the restructuring transaction and the completion of the initial public offering.

        Upon completion of the restructuring transaction, 2,489,039 shares of unrestricted common stock of CBOE Holdings will become available for issuance under the Long-Term Incentive Plan. In connection with, and effective upon, the restructuring transaction, directors, officers, and employees will be granted in the aggregate 2,240,552 shares of restricted stock that will be subject to vesting criteria described under "Directors and Management of the CBOE and CBOE Holdings after the Restructuring Transaction—Compensation Discussion and Analysis." After giving effect to the approved grants of restricted stock to be made in connection with our Long-Term Incentive Plan, the percentage of total common stock issued and outstanding immediately following the restructuring and prior to the initial offering, regardless of class, held by CBOE Seat owners will be 80.02%, Participating Group A Settlement Class Members will be 17.57%, officers and other employees holding restricted stock will be 2.24% and directors holding restricted stock will be 0.17%.

        Giving effect to the initial public offering and the approved grants of restricted common stock to be made in connection with our long-term incentive plan, and assuming 10,000,000 shares of unrestricted common stock are sold in the initial public offering, none of which are sold by owners of CBOE Seats and Participating Group A Settlement Class Members, the percentage of total common stock issued and outstanding, regardless of class, held by CBOE Seat owners will be 72.25%, Participating Group A Settlement Class Members will be 15.86%, holders of restricted shares under our long-term incentive plan will be 2.18% and purchasers in the initial public offering will be 9.71%.

Conditions to Completion of the Restructuring Transaction

        In order for us to complete the restructuring transaction, the following approvals and conditions, among others, must be obtained and/or satisfied:

        Approval by Our Members.    To complete the restructuring transaction, we must obtain the approval of a majority of all of the CBOE memberships outstanding and entitled to vote. Please see a description of the CBOE special meeting on page 39.

        Initial Public Offering.    The restructuring transaction is contingent on the concurrent completion by CBOE Holdings of an underwritten initial public offering of its unrestricted common stock as discussed above under "Initial Public Offering." CBOE Holdings will, in the sole discretion of its board of directors, determine the number of shares to be issued in the initial public offering and the price at which such shares will be sold. Such terms and parameters may differ from those assumptions set forth in this proxy statement and prospectus.

What You Will Receive in the Restructuring Transaction

        CBOE Seat Owners.    In the restructuring transaction, each CBOE Seat existing on the date of the restructuring transaction will immediately be converted into 80,000 shares of Class A common stock of CBOE Holdings.

        Group A Participating Settlement Class Members.    Each Participating Group A Settlement Class Member will be issued, immediately following the effectiveness of the Merger effecting the restructuring transaction and as required by the Settlement Agreement, 18,774 shares of Class B common stock of CBOE Holdings for each Group A Package approved by the Delaware Court.

        Immediate Conversion of Shares of Class A and Class B Common Stock into Shares of Class A-1 and Class A-2 Common Stock as a result of the Initial Public Offering.    Upon completion of the initial public offering, each outstanding share of Class A common stock and Class B common stock automatically shall be converted into one-half of one share of Class A-1 common stock and one-half of one share of Class A-2 common stock. Because the initial public offering is anticipated to close concurrently with the completion of the restructuring transaction, both the Class A common stock issued in the restructuring transaction to CBOE Seat owners and the Class B common stock issued to Participating Group A Settlement Class Members pursuant to the Settlement Agreement will convert into shares of Class A-1 and Class A-2 common stock shortly following their respective issuances except to the extent converted into unrestricted common stock for purposes of being sold in the initial public offering. The Class A-1 and A-2 common stock shall have all the same rights and privileges as the Class A common stock; however, the Class A-1 and A-2 common stock will be issued subject to certain transfer restrictions that will apply for different durations following the initial public offering. For a description of these transfer restrictions, please see below.

        Transfer Restrictions on CBOE Holdings Class A and Class B Common Stock.    The board of directors of CBOE Holdings has determined to proceed with an initial public offering of its unrestricted common stock concurrently with the completion of the restructuring transaction. As a result, the shares of Class A and Class B common stock issued in the restructuring transaction and pursuant to the Settlement Agreement, respectively, and not converted into unrestricted common stock for purposes of being sold in the initial public offering, will convert into shares of Class A-1 and Class A-2 common stock shortly following their issuance. The CBOE Holdings board of directors has determined not to appoint any agent or to allow market trading of the Class A or Class B shares. As a result, such shares of Class A and Class B common stock will not be transferable in any manner and will convert automatically into shares of Class A-1 and Class A-2 common stock upon the closing of the initial public offering and become subject to the transfer restrictions discussed below.

        Transfer Restrictions on the CBOE Holdings Class A-1 and Class A-2 Common Stock.    The Class A-1 and Class A-2 common stock will be subject to the transfer restrictions or "lock-up restrictions" under CBOE Holdings' certificate of incorporation. These lock-up restrictions will expire on the Class A-1 and Class A-2 common stock as of the 180th and 360th day, respectively, following the closing date of the initial public offering. During each applicable lock-up period, shares of CBOE Holdings Class A-1 or Class A-2 common stock may not be directly or indirectly assigned, offered for sale, sold, transferred or otherwise disposed of, except pursuant to limited exceptions set forth in the CBOE Holdings certificate of incorporation, which provides for certain permitted transfers to affiliates, family members, qualified trusts and estates, as well as certain pledges and the potential transfer upon a bona fide foreclosure resulting therefrom under the circumstances set forth in CBOE Holdings' certificate of incorporation. Subject to possible extension in the event of an organized sale, as more fully set forth in this proxy statement and prospectus, upon the expiration of the applicable lock-up period with respect to the Class A-1 and Class A-2 common stock, such shares then scheduled to expire would automatically convert to unrestricted common stock that would be freely transferable.

        In addition to the restrictions described above, all shares of Class A-1 and Class A-2 common stock must be registered in the name of the owner and may not be registered in the name of any nominee or broker. The shares of Class A-1 and Class A-2 common stock will not have any value for margin or net capital purposes until such shares convert to unrestricted common stock and are freely tradeable.

        Removal of Transfer Restrictions and Permitted Transfers.    Pursuant to Article Fifth(d)(i) of the form of CBOE Holdings' certificate of incorporation, the board of directors of CBOE Holdings will remove the transfer restrictions associated with any shares of Class A or Class B common stock to be sold by owners of CBOE Seats and Participating Group A Settlement Class Members in the initial public offering and convert such shares into shares of CBOE Holdings' unrestricted common stock. Moreover, the board of directors of CBOE Holdings will remove the transfer restrictions associated with any shares of Class A-1 and Class A-2 common stock to be purchased by CBOE Holdings in the proposed tender offers.

Who Will Receive the Restructuring Consideration

        The owner of each CBOE Seat will be issued CBOE Holdings Class A common stock in the restructuring transaction as described in this proxy statement and prospectus. All shares of Class A common stock not converted into unrestricted common stock for purposes of being sold in the initial public offering will convert into shares of Class A-1 and Class A-2 common stock automatically upon the closing of the initial public offering. Because we permit owners of CBOE Seats to lease their seats to other persons, it is possible that more than one person may have an interest in the same seat. For instance, during the term of a lease, the lessee is considered to be a member of the CBOE for trading purposes, although, under Delaware law, the owner of the CBOE Seat (or lessor) retains the equity right represented by the CBOE membership and is the member of the CBOE for purposes of ownership. The CBOE Holdings Class A common stock being issued in the restructuring transaction represents an equity interest in CBOE Holdings that is being issued in exchange for the former CBOE member's equity interest in the CBOE. The CBOE Holdings Class A common stock, therefore, will be issued to the owner of the CBOE Seat and not a lessee of a seat.

        As a result of the approval by the SEC of the Eligibility Rule Filing and the Delaware Court's approval of the Settlement Agreement becoming final, there are no longer members of the CBOT who qualify to become or remain a member of the CBOE under Article Fifth(b). Accordingly, at the time of the restructuring transaction, there will be no exercise memberships outstanding to be converted in the restructuring transaction. The Participating Group A Settlement Class Members and Participating Group B Settlement Class Members as defined herein will not receive any consideration in the restructuring transaction or in the Merger effecting the restructuring transaction. The CBOE has agreed, pursuant to the Settlement Agreement, to make available a pool of Class B common stock to be paid to the Participating Group A Settlement Class Members. In addition, the CBOE has agreed to make available a pool of cash to be paid to the Participating Group A and Participating Group B Settlement Class Members. The Participating Group A Settlement Class Members and the Participating Group B Settlement Class Members will receive the settlement consideration described below pursuant to the terms of the Settlement Agreement and only immediately after the Merger effecting the restructuring transaction is complete. All shares of Class B common stock issued to the Participating Group A Settlement Class Members and not converted into unrestricted common stock for purposes of being sold in the initial public offering will convert into shares of Class A-1 and Class A-2 common stock automatically upon the closing of the initial public offering. For a discussion of the Settlement Agreement, please see "—Exercise Right Settlement Agreement" on page 65.

Payment of Special Dividend

        The CBOE Holdings board of directors has appointed a special committee for purposes of declaring a special dividend and has authorized the special committee to declare a dividend of $1.25 per share of Class A and Class B common stock. The special dividend will be paid on the Class A and Class B common stock outstanding immediately following the completion of the restructuring transaction and the issuance of Class B common stock pursuant to the Settlement Agreement and will be paid immediately prior to the completion of the initial public offering. The committee may not declare or pay the special dividend unless the restructuring transaction is approved by a majority of the CBOE memberships entitled to vote and the Merger has been completed. As a result of the special dividend, each CBOE Seat owner will receive $100,000 in respect of each CBOE Seat such member owns, and each Participating Group A Settlement Class Member will recieve $23,467.50 for each Group A Package approved by the Delaware Court.

Tender Offers

        CBOE Holdings currently intends to make two tender offers, one for its shares of Class A-1 common stock and one for its shares of Class A-2 common stock. It is currently expected that each offer will be commenced between the 60th and 120th day after the closing of the initial public offering, and each will be conducted concurrently. It is expected that each offer will be made for the same aggregate dollar amount. CBOE Holdings anticipates that the aggregate dollar amount of the two tender offers, if fully subscribed, would roughly approximate the net proceeds of the initial public offering. We currently expect the price per share offered in the tender offers will approximate the prevailing market price for the unrestricted common stock at the time the offers are commenced. The timing and terms of each tender offer, including the price per share offered, however, are subject to the discretion of the CBOE Holdings board of directors. For purposes of conducting the tender offers, the board of directors of CBOE Holdings will remove the transfer restrictions associated with any shares of Class A-1 or Class A-2 common stock that it purchases, as permitted by Article Fifth(d)(i) of the form of CBOE Holdings certificate of incorporation. The purpose of the tender offers is both to provide liquidity to former owners of CBOE Seats during the term of the transfer restrictions associated with the shares of Class A-1 and A-2 common stock and to reduce the number of shares of our common stock outstanding following the restructuring transaction and the initial public offering. Although it is CBOE Holdings' intention to complete the tender offers as described above, the CBOE Holdings board of directors may determine not to launch, or to reduce the size of, the tender offers as a result of market conditions, our operating results or outlook or other developments following the initial public offering. As such, there can be no assurance that the tender offers will occur at all or as described in this proxy statement and prospectus.

Organized Sales

        CBOE Holdings will have the right to conduct organized sales of the Class A-1 and A-2 common stock of CBOE Holdings when the transfer restriction period applicable to the shares of Class A-1 and A-2 common stock of CBOE Holdings is scheduled to expire. The purpose of this right is to enable CBOE Holdings to facilitate a more orderly distribution of its common stock into the public market. If CBOE Holdings elects to conduct an organized sale, no shares of the Class A-1 or A-2 common stock of CBOE Holdings for which transfer restrictions are scheduled to lapse may be sold during the applicable transfer restriction period, which may be extended to the extent such organized sale is still being conducted, except as part of the organized sale or in a permitted transfer. Holders of the Class A-1 or A-2 common stock may elect to participate in such organized sale but are not required to do so.

        If CBOE Holdings completes an organized sale, no shares of the Class A-1 or A-2 common stock of CBOE Holdings for which transfer restrictions are scheduled to lapse may be sold until the 91st day after the later of the expiration of the related transfer restriction period and the completion of the organized sale, except as part of the organized sale or in a permitted transfer.

        For a discussion of organized sales and the procedures to be followed in the event CBOE Holdings determines to conduct an organized sale, please see "Description of CBOE Holdings Capital Stock—Organized Sales" on page 185.

Effect of the Restructuring Transaction on Trading Access

        In the restructuring transaction, all memberships in the CBOE and the trading rights they represent will be cancelled when the CBOE Seats are converted into shares of Class A common stock of CBOE Holdings. The CBOE Holdings common stock issued in the restructuring transaction will not provide the holder with any right to have physical or electronic access to the CBOE's trading facilities. Following the restructuring transaction, physical and electronic access to the trading facilities of the CBOE, subject to such limitations and requirements as will be specified in the Rules of the CBOE, will be available to individuals and organizations that have obtained a trading permit from the CBOE. For more information regarding trading access following the restructuring transaction, please see "—Trading Permits" below. In addition, effective upon completion of the restructuring transaction, each lease of a CBOE Seat will be voided, by operation of law or rule, and the lessee members will cease to have any trading rights under the lease after termination. Members who currently lease their seats, however, will have the opportunity to apply for a trading permit following the restructuring transaction. In addition, CBOE Temporary Members and holders of interim trading permits immediately prior to the restructuring transaction will have the opportunity to apply for a trading permit on the same terms and conditions as are offered to owners of CBOE Seats. See "—Trading Permits" below.

        In the restructuring transaction, all CBOE Seats existing on the date of the restructuring transaction will be converted into CBOE Holdings Class A common stock, and the concept of a "member" of the CBOE under Delaware law (i.e., as a holder of equity) will cease to exist. The concept of "member" and "member organizations" of the CBOE for purposes of the Exchange Act, however, will continue to exist after the restructuring transaction (generally including individuals and organizations that have direct access to the CBOE as a result of obtaining a trading permit in the CBOE). Such individuals or organizations, however, will not, by virtue of being a "member" for purposes of the Exchange Act, be an equity owner of CBOE Holdings or any of its subsidiaries. Instead, such individuals and organizations will hold trading permits at the CBOE and, therefore, will be subject to the Rules and policies of the CBOE. Following the restructuring transaction, we will refer to these individuals and organizations as "Trading Permit Holders."

Trading Permits

        Trading Permits Following the Restructuring Transaction.    Prior to the date of the restructuring transaction, the CBOE will conduct an application process for post-restructuring trading permits in accordance with procedures to be established by the CBOE. The CBOE will notify the membership of these procedures prior to the commencement of the application process.

          •    Eligible Applicants. Any person or firm that is a member, CBOE Temporary Member or interim trading permit holder with trading privileges on the CBOE and any person or firm approved for membership and eligible to have trading privileges on the CBOE may apply for one or more post-restructuring trading permits in the initial application process.

          •    Applicants Guaranteed to Receive Initial Trading Permits. Provided an applicant is in good standing as of the date of the restructuring transaction and complies with the application procedures established by the CBOE, the applicant will be guaranteed to receive a trading permit immediately following the restructuring transaction for:

    (1)
    each membership not subject to an effective lease as of the date of the restructuring transaction that is owned by the applicant;

    (2)
    each membership that is leased by the applicant as a lessee as of the date of the restructuring transaction;

    (3)
    each trading permit issued by the CBOE prior to the restructuring transaction that is held by the applicant; and

    (4)
    each temporary membership that is held by the applicant.

          Accordingly, every individual or firm with trading privileges on the CBOE that is in good standing with the CBOE immediately prior to the restructuring transaction will be entitled, by obtaining a permit as described above, to continue to have access to the trading facilities of the CBOE immediately following the restructuring transaction in substantially the same manner that they currently have, provided they continue to meet the requirements for access. An individual or firm that is guaranteed to receive a trading permit immediately following the restructuring transaction that does not apply to receive a new permit at the time of the restructuring transaction will not receive any priority if the individual or firm should return and seek a permit at a later date.

          Lessors with memberships that are subject to an effective lease as of the date of the restructuring transaction will not be guaranteed to receive a post-restructuring trading permit, and a lessor will not be eligible to apply for post-restructuring trading permits unless that lessor is eligible to have trading privileges on the CBOE.

          •    Allocation of Remaining Initial Trading Permits. In the event there are trading permits available after the allocation of permits pursuant to the guarantee described above, those remaining trading permits may be allocated to applicants through a random lottery process. Applicants for these remaining trading permits may include persons or firms that are guaranteed to receive one or more initial trading permits and which have applied for a greater number of initial trading permits than they are guaranteed to receive, as well as any applicants that were not guaranteed to receive initial trading permits. Each of the remaining applicants together with its affiliates shall be eligible to receive no more than the greater of 10 permits of each type or 20% of the initial trading permits of each type allocated through the random lottery process, if the demand for initial trading permits exceeds the available number.

          •    Types of Trading Permits. The CBOE may issue different types of trading permits for different purposes. For example, permits may differ based on whether the holder is a market maker, floor broker or order flow providing firm. Permits may also vary based on the product being accessed or other factors that the CBOE determines in the future.

          The initial types of trading permits that CBOE currently plans to issue following the restructuring transaction are a market maker permit, a floor broker permit, an electronic access permit, and a CBSX permit. The market maker permit would be available to market makers (including market makers trading remotely), designated primary market makers (DPMs), electronic DPMs, and lead market makers. The floor broker permit would be available to floor brokers requiring physical access to the trading floor. The electronic access permit would be available to clearing firms, firms approved to transact business with the public, firms and individuals engaged in proprietary trading and order service firms. Permit holders would also be able to purchase additional bandwidth from CBOE above the allowance provided by their trading permits. CBSX permits are described below. These initial permit types remain subject to change and any changes in permit types would be announced prior to becoming effective.

          •    CBSX Trading Permits. The initial CBOE trading permits will grant the holder the ability to effect transactions on both CBOE and CBSX, as is the case with current CBOE memberships. CBOE will also make available post-restructuring CBSX trading permits that provide the ability to effect transactions solely on CBSX. If an applicant receives an initial CBOE trading permit, such applicant will not need to obtain a CBSX trading permit to have trading privileges on CBSX. CBSX trading permits will be made available through the same application process that will be used for CBOE trading permits and each current holder of a CBSX trading permit will be guaranteed to receive a post-restructuring CBSX trading permit through that application process, provided the applicant is in good standing as of the date of the restructuring transaction and complies with the application procedures established by the CBOE.

          •    Number of Trading Permits. As of December 31, 2009, CBOE had 1,047 authorized memberships consisting of 930 CBOE Seats, 67 CBOE Temporary Members, and 50 interim trading permits (38 of which were in use on December 31, 2009). There were also 97 CBOE members with trading access to CBSX and 62 CBSX trading permit holders as of December 31, 2009. It is currently expected that not fewer than 1,025 permits will be made available at the time of the restructuring transaction. The CBOE also will have the ability to increase, decrease or limit the number of trading permits following the restructuring transaction. The ability to decrease or limit the number of trading permits is currently subject to a statutory requirement that the CBOE make available a minimum of 1025 total permits. Furthermore, in the case of a decrease or limit in the number of permits, the CBOE will be restricted from eliminating or reducing the ability to trade one or more product(s) of a Trading Permit Holder then trading those product(s), and from eliminating or reducing the ability to act in one or more trading function(s) of a Trading Permit Holder then acting in those trading function(s), unless the CBOE is permitted to do so pursuant to a rule filing submitted to the SEC.

          •    Duration. The initial trading permits will become effective upon the closing of the restructuring transaction. The initial term of the trading permits will expire at the end of the calendar month in which the restructuring transaction is completed. The trading permits will automatically renew thereafter for successive calendar months. Please see "—Renewal" below for more information on renewal or termination of the trading permits. In the future, the CBOE may issue trading permits that will be valid for longer terms, such as one, three or twelve calendar months. The CBOE may also modify the duration of trading permits depending on various considerations including demand.

          •    Pricing. The initial trading permits will be issued at monthly rates established by the CBOE and filed with the SEC.

          The CBOE will determine the prices of trading permits from time to time and announce those prices to the Trading Permit Holders prior to any such change in rate becoming effective and prior to the date by which a Trading Permit Holder would need to notify the CBOE that the holder desires to terminate the permit prior to its automatic renewal. Prices of trading permits may vary based on, for example, whether a person is a liquidity provider or whether a person has floor access. Additionally, the CBOE may apply a surcharge for permits providing access to certain products. Prices for trading permits, however, will be the same for all permits of the same type, regardless of whether the person holding the permit had been a member of the CBOE prior to the restructuring transaction or whether such person is a new Trading Permit Holder.

          The initial permit fees that CBOE currently plans to assess are $7,500 per month for market maker and floor broker permits, $2,000 per month for electronic access permits, and no permit fee for CBSX permits. CBOE currently plans to discount these permit fees by 20% through the end of

  2010. CBOE currently anticipates initially charging $3,750 per month for quoting and order entry bandwidth packets and $2,000 per month for order entry bandwidth packets and also discounting these fees by 20% through the end of 2010. Additionally, as further described below with respect to "tier appointments," CBOE currently intends to initially assess a $3,000 per month surcharge to market makers that trade S&P 500 Index (SPX) options. CBOE currently plans to begin assessing these fees on the first day of the month following the month in which the restructuring transaction is completed.

          An organization holding a trading permit in its name will be responsible for paying all fees and charges for that trading permit. An individual holding a trading permit in his or her name will be responsible for paying all fees and charges for that trading permit.

          •    Renewal. Prior to the expiration of a trading permit, the Trading Permit Holder may notify the CBOE that the holder is terminating the trading permit or may file an application with the CBOE to change the trading permit to a different type of trading permit. If the Trading Permit Holder does not take either of these actions, the holder's trading permit will be automatically renewed for the same period of time as the expiring permit. In renewing trading permits, the CBOE may issue one or more trading permits that represent the same or more trading rights as the expiring permit.

        Eligible Holders.    Any individual or organization wishing to obtain a trading permit following the restructuring transaction will be subject to applicable regulatory requirements under the CBOE Rules. Permits will be issued to organizations and individuals approved by the CBOE to hold a trading permit ("qualified persons").

        Inactive Nominees.    The CBOE will continue the status of inactive nominees so as to allow firms to have nominees who can rotate on and off permits. All inactive nominees registered as such in the CBOE Membership System on the day prior to the restructuring transaction will have their inactive status continued automatically (assuming their affiliated firm receives a trading permit), unless the inactive nominee or their affiliated firm provides the CBOE with prior written notice of termination of the inactive nominee status effective on or prior to the restructuring transaction. Immediately following the restructuring transaction, inactive nominees will continue to be assessed fees to maintain their status, generally equivalent to those being assessed immediately prior to restructuring transaction. The CBOE may determine in the future to increase, decrease, waive or eliminate the fees assessed with respect to inactive nominees. Any such determination will be communicated to the Trading Permit Holders.

        Access to Related Exchanges.    The trading permits issued by the CBOE will also provide the Trading Permit Holder with trading access to OneChicago, LLC (OneChicago). However, trading access to CBOE Futures Exchange (CFE) and C2, the proposed second options exchange to be wholly owned by CBOE Holdings, Inc., will be provided through separate trading permits issued by CFE and C2, respectively. The trading permits issued by CBOE will not provide access to CFE and C2.

        Ability to Transfer or Assign.    Trading permits will only be issued by the CBOE and cannot be leased or transferred to any person under any circumstances, except as follows: a firm may change the designation of the nominee in respect of each trading permit it holds in a form and manner prescribed by the CBOE. In addition, a Trading Permit Holder may, with the prior written consent of the CBOE, transfer a trading permit to a firm that is or is qualified to become a Trading Permit Holder (i) which is an affiliate or (ii) which continues substantially the same business of that Trading Permit Holder without regard to the form of the transaction used to achieve such continuation, for example, a merger, sale of substantially all assets, reincorporation, reorganization or the like.

        Additional Issuances.    From time to time, the CBOE in its discretion may determine to make available additional permits of one or more types. In connection with such an issuance, a qualified person and any affiliated qualified person are eligible to receive no more than the greater of (i) 10 of the trading permits in that specific issuance or (ii) 20% of total number of any specific issuance of trading permits. This limit, however, would not apply in the event the issuance number of the trading permits exceeds the demand for the trading permits. In the event the demand for trading permits exceeds the issuance number, trading permits will be made available through a random lottery process or on a first-come, first-served basis.

        Appointment Process.    Following the restructuring transaction, the CBOE intends to keep the existing appointment process (e.g., class quoting and appointment costs) specified in the CBOE Rules. The CBOE also will have the authority to issue various types of trading permits that will allow Trading Permit Holders to: (i) act in one or more of the trading functions permitted under the CBOE's Rules (e.g., floor broker, market maker, etc.); and (ii) subject to the appointment process (e.g., class quoting limits and appointment costs) in the Rules, to trade one or more of the securities permitted to be traded on the CBOE. Under this provision, for example, the CBOE would have the authority to issue trading permits that will allow applicants to act as specific types of liquidity providers in particular options classes.

        Tier Appointments.    CBOE may also create a new type of appointment called a "tier appointment." A "tier appointment" is an appointment to trade one or more options classes that must be held by a market maker to be eligible to trade the options class or options classes subject to that appointment. CBOE currently plans to have one initial type of tier appointment for market makers that trade SPX options. The application and issuance processes for tier appointments will be in accordance with, and subject to the same terms and conditions as, the application and issuance processes for trading permits as described above. A tier appointment will be for the same term as the trading permit with which the tier appointment is associated. Termination, change, renewal, and transfer of tier appointments, and the authority of the CBOE to limit, reduce, or increase tier appointments, will also be in accordance with, and subject to the same terms and conditions as, the processes for trading permits as described above. Tier appointments will be in addition to the current appointment cost process under the CBOE Rules, which will remain unchanged in connection with the restructuring transaction. As with trading permits, the CBOE will from time to time determine and announce to the members the price of each tier appointment, and the prices may vary by tier appointment.

        Other Rules.    The other CBOE Rules applicable to trading permits will be substantially similar to those in place today with respect to memberships.

        Trading Access Rules Subject to SEC Approval.    Before the CBOE Rules related to access go into effect, they must be approved by the SEC. Accordingly, the CBOE Rules related to access as finally adopted may differ from those described above. The CBOE's program for providing trading access following the restructuring transaction will be in accordance with the CBOE's Rules as in effect at that time. Before any changes to the CBOE Rules related to access go into effect, they must first be published for comment and then approved by the SEC.

Amendments to the CBOE Certificate of Incorporation, Constitution and Bylaws

        As part of the restructuring transaction, the bylaws and certificate of incorporation for the CBOE will be amended and restated to reflect the new holding company structure, certain technical amendments required as a result of converting from a membership organization to a stock corporation and to change the capital structure and governing structure contained in such documents. The amended and restated bylaws of the CBOE will replace the CBOE's current Constitution, and following the restructuring transaction, the CBOE's amended and restated bylaws will no longer include the CBOE Rules. Please review carefully all the terms and conditions of the amended and restated bylaws and certificate of incorporation of not only the CBOE, but also CBOE Holdings. We have included the form of amended and restated certificate of incorporation for CBOE Holdings and form of amended and restated bylaws for CBOE Holdings in this proxy statement and prospectus as Annex C and D, respectively. The form of certificate of incorporation of the CBOE and form of amended and restated bylaws of the CBOE are also included in this proxy statement and prospectus as Annex E and F, respectively.

        Some of the more significant provisions of the CBOE and CBOE Holdings certificates of incorporation and bylaws are summarized below. For additional information on capital stock and corporate governance of the CBOE and CBOE Holdings, see "Comparison of Rights Prior to and After the Restructuring Transaction" on page 194.

        Capital Stock.    Pursuant to its certificate of incorporation, CBOE Holdings is authorized to issue (i) 325,000,000 shares of unrestricted common stock, par value $0.01 per share, (ii) 74,400,000 shares of Class A common stock, par value $0.01 as per share, (iii) 45,366,690 shares of Class A-1 common stock, $0.01 par value per share, (iv) 45,366,690 shares of Class A-2 common stock, $0.01 par value per share, (v) 16,333,380 shares of Class B common stock, $0.01 par value per share, and (vi) 20,000,000 shares of preferred stock. After the restructuring transaction, the CBOE will be authorized to issue 1,000 shares of common stock, par value $0.01 per share. All CBOE shares will be held by CBOE Holdings.

        Voting Rights.    After the restructuring transaction, you will hold ownership interests in CBOE Holdings and not the CBOE. These new ownership interests will entitle you to vote on matters pertaining to CBOE Holdings. You will no longer vote on matters at the CBOE. CBOE Holdings, as the sole stockholder of the CBOE, will have the right to vote generally with respect to CBOE matters, including for the election of directors and on other matters as required by the bylaws, certificate of incorporation and the law of the State of Delaware. As a voting stockholder of CBOE Holdings, you will be entitled to vote, along with all other holders of CBOE Holdings voting common stock generally, with respect to CBOE Holdings matters, including for the election of directors and on other matters required by the bylaws, certificate of incorporation or the laws of the State of Delaware.

        Voting Limitations.    No person, together with its related persons, may vote or cause to vote more than 20% of the voting power of CBOE Holdings without the prior approval of the board of directors of CBOE Holdings and, in certain circumstances, the SEC. This limitation is described in more detail below at "Description of CBOE Holdings Capital Stock" on page 178.

        Ownership Limitations.    No person, together with its related persons, may directly or indirectly beneficially own more than 20% of the outstanding shares of common stock of CBOE Holdings without the prior approval of the board of directors of CBOE Holdings and, in certain circumstances, the SEC. For additional information about this limitation and additional information about the capital stock of CBOE Holdings, see "Description of CBOE Holdings Capital Stock" on page 178.

        Board of Directors.    There will be a separate board of directors for each of the CBOE and CBOE Holdings. Because there is currently an off-floor director vacancy on the CBOE board that is expected to remain as a vacancy until the effective time of the restructuring transaction, the CBOE board currently has 22 directors. After the restructuring transaction, the CBOE board will be reduced to 22 members and will consist of the same 22 directors who are serving on the board immediately prior to the restructuring transaction. The CBOE Holdings board will have the same 22 directors. At all times, the CBOE Holdings board will consist of the CBOE Holdings' chief executive officer and 21 other directors, no less than two-thirds of whom will at all times meet the independence requirements of CBOE Holdings and those established by the New York Stock Exchange and NASDAQ Stock Market. The CBOE board will consist of the CBOE's chief executive officer, as well as non-industry directors making up at least a majority of the board and industry directors making up at least 30% of the board, as each of those director classifications is defined in the applicable bylaws and certificate of incorporation. Failure of a director to maintain the categorical requirements of either a non-industry or an industry director may result in the director's removal from the board. Directors of each of the

CBOE and CBOE Holdings will be elected by a plurality of votes. The CBOE board will no longer be a classified board with staggered terms of office. Rather, each director will serve for one year or until his or her successor is elected and qualified. Directors of CBOE Holdings will also serve for one year or until a successor is elected and qualified. There is no limit on the number of terms a director may serve on either board.

        Nomination of Directors.    After the restructuring transaction, the Nominating and Governance Committee of the CBOE will be comprised solely of board members and will nominate all directors for election at the CBOE. It is currently anticipated that the members of the Nominating and Governance Committee of the CBOE will be the same as the members of the Nominating and Governance Committee of CBOE Holdings. At the CBOE, however, the Nominating and Governance Committee will have an Industry-Director Subcommittee, which will consist of all of the industry directors serving on the Nominating and Governance Committee. The Industry-Director Subcommittee shall select industry directors that equal at least 20% of the directors serving on the board of the CBOE. For a discussion of the nomination procedures at each of CBOE Holdings and the CBOE, please see "Directors and Management of the CBOE And CBOE Holdings After the Restructuring Transaction—Committees of the CBOE Holdings Board of Directors—Nominating and Governance Committee" on page 148.

        Exercise Right.    As part of the restructuring transaction, the certificate of incorporation of the CBOE will be amended to remove Article Fifth(b) as it would no longer be applicable to a demutualized CBOE. In any event, as a result of the CME/CBOT Transaction and the approval by the SEC of the Eligibility Rule Filing and the Delaware Court's approval of the Settlement Agreement becoming final, there no longer are members of the CBOT who qualify to become a member of the CBOE under Article Fifth(b). Following the restructuring transaction, there will no longer be any reference in the CBOE certificate of incorporation to the Exercise Right described in the former certificate of incorporation of the CBOE.

Amendments to the CBOE Rules

        In addition to the changes to the CBOE's Constitution, certificate of incorporation and bylaws, as part of the restructuring transaction, the CBOE's Rules will be amended:

  •
  to reflect that access to the CBOE's trading facilities will be made available through the issuance of trading permits as described in the section "—Trading Permits" above and to clarify the CBOE's regulatory authority over trading permits and trading permit holders;

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  to establish a new type of appointment called a "tier appointment" as described in the section "—Trading Permits" above;

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  to make technical, conforming changes to reflect the restructuring transaction and the issuance of trading permits (for example, to replace the term "member" throughout with the term "trading permit holder" to reflect that ownership will be separated from trading access following the restructuring transaction, and to delete the reference to the term "lessor" and the related language in the Rules because the concept of leasing memberships will not exist after the restructuring of the CBOE);

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  to modify the procedures for the appointment of members to CBOE committees that are not comprised solely of members of the CBOE's board as well as the process for filing vacancies on such committees;

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  to clarify the ability of the board of CBOE to review, modify, suspend or overrule any action (or inaction) of CBOE committees, officers, representatives and designees taken (or not taken) pursuant to the CBOE Rules; and

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  to confirm that the former process for application to become a member will apply going forward to the process to become a trading permit holder and that existing rules with respect to qualifications will continue with respect to permit holders (although many of the applicable rules will be revised to reflect the issuance of trading permits).

        The amendments to the Rules were previously submitted to the members of the CBOE in an Exchange Bulletin issued by the CBOE on August 29, 2008. In addition, to effect the majority of the amendments to the Rules described above and through this proxy statement and prospectus (as well as other immaterial amendments), the CBOE filed these proposed rule changes with the SEC on August 21, 2008 (Rule Filing No. SR-CBOE-2008-88). A copy of the rule filing is available on the CBOE's website at www.cboe.org/legal/submittedSECfilings.aspx. The notice of the proposed Rules was published in the Federal Register on August 26, 2008. A copy of the published notice may be obtained at the SEC's website at www.sec.gov/rules/sro/cboe/2008/34-58425.pdf. These changes to our Rules, which are subject to further change, will take effect at the time of the amendment to the certificate of incorporation of the CBOE as a result of the Merger.

        We urge you to review carefully the amended Rules and the published notice with respect to such Rules before voting on the proposed restructuring transaction.

Exercise Right Settlement Agreement

        On August 23, 2006, the Delaware Action was filed. In that action, the CBOE and its directors were sued in the Court of Chancery of the State of Delaware, by the CBOT, CBOT Holdings Inc. and two members of the CBOT who purported to represent a class of individuals who claimed they were, or had the right to become, members of the CBOE pursuant to the Exercise Right. The plaintiffs sought a judicial declaration that each Exercise Member Claimant was entitled to receive the same consideration in any proposed restructuring transaction involving the CBOE as a CBOE Seat owner, and the plaintiffs also sought an injunction to bar the CBOE and the CBOE's directors from issuing any stock to CBOE Seat owners as part of a proposed restructuring transaction, unless each Exercise Member Claimant received the same stock and other consideration as a CBOE Seat owner. For more information regarding this litigation, please see "Business—Legal Proceedings—Litigation with Respect to the Restructuring Transaction" on page 124.

        On August 20, 2008, the CBOE entered into the Settlement Agreement with the plaintiffs pursuant to which the plaintiffs agreed to dismiss the Delaware Action, with prejudice, in exchange for the specified settlement consideration. The following summary addresses the material terms of the Settlement Agreement, but does not describe every term of the Settlement Agreement. You are encouraged to read the entire document, a copy of which is filed as Exhibit 4.3 to the Registration Statement on Form S-4 of which this proxy statement and prospectus is a part.

        The Participating Group A Settlement Class Members and the Participating Group B Settlement Class Members will not receive any consideration in the restructuring transaction or in the Merger effecting the restructuring transaction. As such, the disclosures contained in this proxy statement and prospectus, including those related to the restructuring transaction and the federal income tax consequences of the restructuring transaction, are not intended for, and should not be relied upon by, the Participating Group A Settlement Class Members and the Participating Group B Settlement Class Members.

        Settlement Class Members.    The approved Settlement Agreement includes a non-opt out settlement class, which means that everyone in the settlement class definition is bound by the Settlement

Agreement and does not have the right to pursue separate claims against the CBOE. The settlement class consists of two groups:

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  The first group (Group A) consists of all persons who, prior to August 22, 2008, simultaneously beneficially owned or possessed at least one CBOT B-1 membership, at least one Exercise Right Privilege and at least 27,338 shares of CBOT stock or (after the closing of the CME/CBOT Transaction) 10,251.75 shares of CME Group stock. An Exercise Right Privilege is the privilege, whether or not that privilege or right had been unbundled from a CBOT B-1 Membership, that when held together with a CBOT B-1 Membership and the requisite shares of CBOT Common Stock qualified a person as holding an Exercise Right. In order to receive a share of the settlement consideration paid to Group A, the members of Group A also must (1) have owned the package of three interests as of 5:00 p.m. (central time) on October 14, 2008 and continued to own that package until October 31, 2008 and (2) have met certain other eligibility and procedural conditions contained in the Settlement Agreement. We sometimes refer to members of Group A who met the conditions for receiving settlement consideration as Participating Group A Settlement Class Members, and we sometimes refer to the package of interests described in this bullet as a Group A Package.

  •
  The second group (Group B) consists of all persons who owned an Exercise Right Privilege as of 5:00 p.m. (central time) on October 14, 2008 (excluding Exercise Right Privileges that were used as components of Group A Packages) and their transferees and assigns. In order to receive a payment from the Group B settlement consideration, members of Group B must have met certain other eligibility and procedural conditions contained in the Settlement Agreement. We sometimes refer to members of Group B who met the conditions for receiving settlement consideration as Participating Group B Settlement Class Members.

        Financial Terms of Settlement Agreement.    Settlement class members will share the following settlement consideration:

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  Participating Group A Settlement Class Members will share in an equity pool which will consist of 16,333,380 shares of Class B common stock of CBOE Holdings.

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  The rights associated with this common stock must be identical to the rights of the stock issued to CBOE Seat owners, except that the stock to be issued to the Participating Group A Settlement Class Members will be non-voting (except under limited circumstances) unless and until there is an initial public offering of the stock of the restructured company, at which point the stock issued to Participating Group A Settlement Class Members will convert into the same type of stock issued to the CBOE Seat owners.

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  Each Participating Group A Settlement Class Member will receive from the equity pool 18,774 shares of Class B common stock for each Group A Package it owns, representing a pro rata share of the total equity pool based on the number of Group A Packages that were approved by the Delaware Court.

  •
  The Participating Group A Settlement Class Members will have a right to receive the Class B common stock of CBOE Holdings immediately following the effectiveness of the Merger. As such, CBOE Holdings intends to arrange for its transfer agent to issue the Class B common stock of CBOE Holdings to the Participating Group A Settlement Class Members pursuant to the Settlement Agreement concurrently with the issuance by the transfer agent of the Class A common stock of CBOE Holdings to the CBOE Seat owners in the restructuring transaction.

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  Participating Group A and Group B Settlement Class Members will share in a cash pool equal to $300,000,000.

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  For each Group B unit approved by the Court, that unit will receive $250,000 from the cash pool.

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  Each Participating Group A Settlement Class Member will receive $235,327.58 for each Group A Package approved by the Delaware Court.

  •
  CBOE is required to distribute the cash pool under the Settlement Agreement upon the completion of any restructuring transaction or any other transaction in which the CBOE Seats are converted into cash or other securities. If the restructuring transaction described in this proxy statement and prospectus is not consummated within one year after the approval of the Settlement Agreement by the Delaware Court became final, the CBOE will be required to distribute the cash pool, regardless of whether any restructuring of the CBOE has occurred or any other transaction has been consummated. As such, if the Agreement and Plan of Merger proposed in this proxy statement and prospectus is approved by the CBOE Voting Members, the CBOE will arrange for the distribution of the funds in the cash pool to the Participating Group A Settlement Class Members and the Participating Group B Settlement Class Members immediately following the consummation of the Merger.

  •
  Certain Participating Group A Settlement Class Members who were also CBOE Temporary Members will receive a payment from CBOE, separate from the cash pool, equal to the amount each of those class members paid in access fees as CBOE Temporary Members from July 11, 2007 to May 31, 2008. The total amount of the CBOE's liability for these payments is $828,029. CBOE Temporary Members are those CBOE members who, prior to the CME/CBOT Transaction had used their Exercise Right to become members at the CBOE, were in good standing with the CBOE at the time of the CME/CBOT Transaction and were allowed to temporarily retain their CBOE membership status pursuant to the Interim Access Interpretation and the Continued Membership Interpretation.

  •
  Certain of the Participating Group A Settlement Class Members who are entitled to the foregoing payment also will receive a payment, separate from the cash pool, equal to the access fees which that Group A class member paid to the CBOE as a CBOE Temporary Member from June 1, 2008 until the date that the CBOE completes a restructuring transaction. We sometimes refer to these payments and the payments indentified in the prior bullet as the "fee-based payments." As such, if the Agreement and Plan of Merger proposed in this proxy statement and prospectus is approved by the CBOE Voting Members and the CBOE consummates the Merger, the amount of this payment obligation will cease accruing as of the Merger.

  •
  Prior to any CBOE restructuring transaction, the CBOE will not pay dividends or make other payments to CBOE Seat owners as a group or repurchase membership interests from CBOE Seat owners. If CBOE Seat owners receive additional consideration as a group (other than the stock they would receive if the restructuring transaction described in this proxy statement and prospectus were completed), or if any other rights are granted or retained by CBOE Seat owners as a group, then the same type of consideration will be put in a pool for Participating Group A Settlement Class Members in an amount that would equal to 18% of the total additional consideration paid or granted to CBOE Seat owners and the Participating Group A Settlement Class Members.

  •
  The CBOE will offer any Participating Group A Settlement Class Member who was also a CBOE Temporary Member immediately prior to any CBOE restructuring transaction, including the restructuring transaction described in this proxy statement and prospectus, an opportunity to obtain a trading permit in the CBOE on the same terms and conditions as such trading permits are offered to CBOE Seat owners.

  •
  The CBOE agreed that in setting the initial rates to be charged for trading permits following any CBOE restructuring transaction, the CBOE's Board of Directors will set those rates in good faith and at a level it believes will be in the best interest of the CBOE as a whole and all of its stockholders following any restructuring transaction.

        Pursuant to the Settlement Agreement, the Court of Chancery of the State of Delaware's order of approval and final judgment contains:

  •
  a finding that there no longer are any persons eligible to become members of the CBOE pursuant to the Exercise Right,

  •
  a finding that the Exercise Right does not provide any person the right to vote, trade or participate in the CBOE's restructuring transaction, and

  •
  a release from any claims by the plaintiffs and class members related to the Exercise Right, and an injunction against those parties from bringing another action asserting claims related to the Exercise Right.

        Following the December 2, 2009 order entered by the Delaware Supreme Court dismissing the appeals from the Court of Chancery's order of approval and final judgment approving the Settlement Agreement, the order of approval and final judgment is no longer subject to appeal.

Shares of CBOE Holdings reserved for issuance to CBOE and CBOE Holdings Directors and Management

        The board of directors of the CBOE has adopted the Long-Term Incentive Plan, pursuant to which the directors of the CBOE and CBOE Holdings, as well as management and other employees of the CBOE and CBOE Holdings, may be granted equity compensation as determined by the board of directors of CBOE Holdings from time to time. A total of 2,489,039 shares of unrestricted common stock have been reserved for issuance under the Long-Term Incentive Plan. Approximately 2,240,552 shares of unrestricted common stock will be issued to the directors of CBOE and employees of CBOE effective immediately following the effectiveness of the restructuring transaction. The shares will be issued as restricted stock grants, as defined in the Long-Term Incentive Plan, and all such shares will be subject to vesting, as more fully described under "Directors and Management of CBOE and CBOE Holdings After the Restructuring Transaction—Executive Compensation" below. There will be 248,487 shares of unrestricted common stock remaining for future issuance under the Long-Term Incentive Plan.

Certain Relationships and Related-Party Transactions

        Currently, 10 of the 22 CBOE directors are individuals who are members of the CBOE or are officers, directors or employees of or are affiliated with organizations that are members of the CBOE. As a result, following the restructuring transaction, approximately 10 directors will be individuals who either will become Trading Permit Holders in the CBOE or will be officers, directors, employees or affiliates of organizations that will become Trading Permit Holders in the CBOE. These individuals and organizations that are currently members of the CBOE (and who will become Trading Permit Holders in the CBOE) derive a substantial portion of their income from their trading or clearing activities on or through the CBOE. The amount of income that a current member and a future Trading Permit Holder may derive from its trading or clearing activities at the CBOE is, in part, dependent on the fees these individuals or organizations are charged to trade, clear and access our markets and the rules and structure of our markets. Current members and future Trading Permit Holders, many of whom act or will act as brokers and traders, benefit or will benefit from trading rules, privileges and discounts that enhance their trading opportunities and profits. Current members pay fees (and future Trading Permit Holders will pay fees), either directly or indirectly, to the CBOE in connection with the services we provide, which in many cases could be substantial to the member (or future Trading Permit Holder). The payments made by our directors that are currently members of the CBOE or affiliated with members of the CBOE (and who will become Trading Permit Holders or affiliated with Trading Permit Holders) are on terms no more favorable than terms given to unaffiliated persons.

        CBOE also administers a marketing fee program through which market makers, eDPMs and DPMs are assessed a per contract fee on transactions resulting from customer orders from payment accepting firms and customer orders that have designated a preferred market-maker. CBOE makes the funds generated by the marketing fee available to the DPM in the option class in which the fee was assessed or, if applicable, the preferred market-maker, to be used to attract order flow to CBOE. In providing administrative support to the marketing fee program, CBOE does not determine which payment accepting firms are paid these funds or the amount of any such payments. Rather, CBOE provides administrative support in such matters as maintaining the funds, keeping track of the number of qualified orders each firm directs to CBOE, and making the necessary debits and credits to reflect the payments that are made at the direction of DPMs and preferred market-makers. Funds that are not paid out are either maintained in an excess pool for later payment or rebated to the market participants who paid the fees. CBOE notes that certain of its directors are affiliated with firms that receive marketing fee funds.

        In 2009 and 2010, CBOE entered into order routing service agreements with certain CBOE member firms in connection with the new linkage plan, which is described under "Regulation—Options Intermarket Linkage Plan." As part of these agreements, CBOE has agreed to pay those CBOE member firms a per contract amount for each order routed to another exchange, and reimburse the firms the away-market transaction fees and OCC clearing fees that are assessed when routing orders to such other exchanges pursuant to the agreements. One of our directors, Jonathan B. Werts, is a managing director of Bank of America Merrill Lynch, a firm with whom CBOE has an order routing services agreement. Amounts paid pursuant to this agreement in 2009 were $2,210,470.

        During 2007 and 2008, CBOE had autoquote services agreements with some CBOE member firms to provide autoquote services in certain index option classes, including SPX, OEX and XEO. As part of the agreements, these firms agreed to provide continuous electronic quotes in these option classes during an expiration cycle. Two of our directors, Paul Kepes, a senior partner and managing director of Chicago Trading Company ("CTC"), and Kevin L. Murphy, a managing director at Citigroup, are affiliated with entities that provided quotes under these autoquote services agreements. Amounts paid by CBOE for autoquote services to CTC during 2007 and 2008 were $626,000 and $698,750, respectively, and to Citigroup during 2007 and 2008 were $613,000 and $1,183,750, respectively.

        Bradley G. Griffith served as the Vice Chairman of the CBOE until his leave of absence in July 2009. Prior to his leave of absence as Vice Chairman of the board, Mr. Griffith was being paid a base annual compensation for 2009 of $450,000. Mr. Griffith took his leave of absence from his position as Vice Chairman in order to avoid any perceived business conflicts between his role as Vice Chairman and his interests in Edge, which is a provider of quoting software for options traders at the CBOE and other exchanges. During this leave of absence the CBOE paid Mr. Griffith $37,500 per month. Mr. Griffith was paid a bonus for 2009 equal to $256,520. In addition, once the restructuring transaction occurs, the CBOE's board of directors has agreed to recommend to the CBOE Holdings board of directors that, if the restructuring transaction occurs during the first six months of 2010, Mr. Griffith should receive a cash award equal to the lesser of (i) 150% of the value of the equity awards granted to directors in connection with the restructuring transaction and (ii) $300,000. If the restructuring transaction occurs in the third or fourth quarter of 2010, that cash award would be reduced to 50% and 25%, respectively of the amount determined pursuant to the formula above. Mr. Griffith would forfeit any potential bonus and the potential cash award described above relating to the restructuring transaction if, at the time any such award or payment is made, or would have been made, Edge has filed a lawsuit relating to its patents against any member of the CBOE other than those that Edge had sued prior to July 23, 2009.

        The CBOE entered into a one-year consulting arrangement, commencing on January 1, 2007, with Mark F. Duffy, one of its directors, under which Mr. Duffy agreed to advise the CBOE on various matters related to the restructuring and other business initiatives. Mr. Duffy was paid for services actually provided at an hourly rate, subject to a minimum for the year of $200,000. Mr. Duffy received $200,000 under the arrangement in 2009. The arrangement was terminated effective as of December 31, 2009, at which time Mr. Duffy began his current term as Vice Chairman of CBOE. Mr. Duffy will be paid a base annual compensation of $450,000 for 2010 and is eligible to receive an annual incentive compensation award for 2010, which would be paid in early 2011.

Regulatory Approvals

        SEC Approvals.    The CBOE is registered as a national securities exchange pursuant to Section 6 of the Exchange Act. As a registered national securities exchange, the CBOE must comply with certain obligations under the Exchange Act. Under Section 19 of the Exchange Act and the related rules of the SEC, many changes in the rules of an SRO, such as the CBOE, must be submitted to the SEC for approval, including proposed amendments to the certificate of incorporation, bylaws, Rules or Constitution of the CBOE. No proposed rule change can take effect unless approved by the SEC or otherwise permitted by Section 19. As such, the proposed amendments to the CBOE's certificate of incorporation, Constitution and Rules that are a necessary part of the restructuring transaction will need to be approved by the SEC prior to the restructuring transaction and these amendments taking effect.

        Under Section 19 of the Exchange Act, the text of the proposed rule changes, together with a concise general statement of the statutory basis and the purpose of the change, must be submitted to the SEC, which then gives interested parties the opportunity to comment by publishing the proposal in the Federal Register. Critical comment letters typically are forwarded to the SRO for response. Unless the CBOE agrees to extend the applicable period within a period of 35 days of the publication of the proposed rule change (or a longer period of up to 90 days of the publication, if the SEC considers it appropriate), the SEC must either approve the proposal or institute proceedings to determine whether the proposed rule change should be disapproved. The CBOE consented to an extension of the applicable time period; therefore, the statutory time period will not begin to run until the CBOE files an amendment to the filing to inform the SEC that the CBOE membership has approved the restructuring transaction, at which time the CBOE can withdraw its consent to the extension. The date of publication also may be delayed for reasons outside the control of the CBOE; therefore, the time periods provided above will not begin to run until the proposal is published. The SEC will approve a proposed rule change if it finds that the change is consistent with the requirements of the Exchange Act and the rules and regulations of the Exchange Act. SROs may consent to extensions of any of these periods and, as a practical matter, will generally do so while addressing any concerns raised by the SEC staff.

        Pursuant to Rule 19b-4 under the Exchange Act, the SEC's approval of the changes to the certificate of incorporation, Constitution and Rules, including the bylaws, of the CBOE, as well as the forms of certificate of incorporation and bylaws of CBOE Holdings, is a condition to the completion of the restructuring transaction.

        Approvals under State Securities, or "Blue Sky," Laws and Foreign Securities Laws.    Approvals or authorizations may be required under applicable state securities, or "blue sky," laws, and certain foreign securities laws in connection with the issuance of CBOE Holdings common stock in the restructuring transaction. Any approval of any governmental entity required for the consummation of the restructuring transaction is a condition to the completion of the restructuring transaction, unless the failure to obtain this approval would not reasonably be expected to result in a material adverse effect on the CBOE and its subsidiaries.

        General.    While we believe that we will receive the requisite regulatory approvals for the changes to our certificate of incorporation, Constitution and Rules, including the bylaws, that will be part of the restructuring transaction, there can be no assurances regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging these approvals. There can likewise be no assurance that U.S. federal, state or foreign regulatory authorities will not attempt to challenge the restructuring transaction, or, if a challenge is made, as to the results of the challenge.

Restrictions on Sales of Shares by Affiliates of the CBOE

        The shares of CBOE Holdings Class A, Class A-1 and Class A-2 common stock to be issued in connection with the restructuring transaction and the unrestricted common stock to be issued in connection with the initial public offering will be registered under the Securities Act of 1933, as amended (the Securities Act), and the shares of CBOE Holdings Class B common stock issued pursuant to the Settlement Agreement will be exempt from registration under the Securities Act by reason of Section 3(a)(10) thereunder. Accordingly, all such shares will be freely transferable under the Securities Act, except for any shares of CBOE Holdings common stock issued to any person who is deemed to be an "affiliate" of the CBOE at the time of the special meeting. Because the completion of the restructuring transaction will occur concurrently with the completion of the initial public offering, the Class A and Class B common stock not converted into unrestricted common stock for purposes of being sold in the initial public offering will automatically convert into Class A-1 and Class A-2 common stock, and there will not be a time period during which the Class A and Class B common stock may be transferred, and no market for such transfers will exist. While the CBOE Holdings Class A-1 and Class A-2 common stock may be freely transferable under the Securities Act, the Class A-1 and Class A-2 common stock will be subject to transfer restrictions under the CBOE Holdings' certificate of incorporation. Following the transfer restriction period established in the certificate of incorporation, Class A-1 and Class A-2 common stock will automatically convert into unrestricted common stock and will be freely transferable. For a description of these restrictions, see "—Amendments to the CBOE Certificate of Incorporation, Constitution and Bylaws" above. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control with the CBOE and may include our executive officers and directors, as well as our significant stockholders. In addition to the other restrictions imposed on shares of CBOE Holdings stock, affiliates may not sell their shares of CBOE Holdings common stock acquired in connection with the restructuring transaction or acquired in the settlement except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

        The CBOE expects that each of its affiliates will agree with CBOE Holdings that the affiliate will not transfer any shares of stock received, except in compliance with the Securities Act. Resales of CBOE Holdings common stock by affiliates of the CBOE and CBOE Holdings are not being registered pursuant to the Registration Statement of which this document forms a part.

Stock Exchange Listing

        No public market currently exists for CBOE Holdings unrestricted common stock. CBOE Holdings intends to list its unrestricted common stock on the NASDAQ Global Select Market.

        Although the managing underwriters of our initial public offering may purchase and sell shares of CBOE Holdings unrestricted common stock in the open market, they are under no obligation to do so and may choose not to do so. There is no assurance that a trading market will develop or be maintained for CBOE Holdings unrestricted common stock or, if it did, that it would provide the stockholders of CBOE Holdings a meaningful opportunity to liquidate their equity interests in CBOE Holdings at a fair value. Please see "Risk Factors" on page 18.

Appraisal Rights of Dissenting Members

        Holders of CBOE Seats who do not vote in favor of the restructuring transaction are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, or Section 262, in connection with the restructuring transaction, provided that they comply with the conditions established by Section 262. Under Section 262, where the restructuring transaction is to be submitted for adoption at a meeting of the members, the corporation, not less than 20 days prior to the meeting, must notify each of its members entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice and the full text of Section 262 is reprinted in its entirety as Annex H hereto.

        THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX H. THE FOLLOWING SUMMARY DOES NOT CONSTITUTE ANY LEGAL OR OTHER ADVICE NOR DOES IT CONSTITUTE A RECOMMENDATION THAT MEMBERS EXERCISE THEIR APPRAISAL RIGHTS UNDER SECTION 262. THIS DISCUSSION AND ANNEX H SHOULD BE REVIEWED CAREFULLY BY ANY MEMBER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS.

        Members of record who desire to exercise their appraisal rights must: (i) own a CBOE Seat on the date of making a demand for appraisal; (ii) continuously own such CBOE Seat through the effective time of the restructuring transaction; (iii) deliver a written demand for appraisal to the CBOE prior to the taking of the vote on the restructuring transaction at the special meeting of members; (iv) commence an appraisal proceeding by filing any necessary petition in the Delaware Court of Chancery, as more fully described below, within 120 days after the effective time of the restructuring transaction; (v) not vote in favor of adoption of the restructuring transaction; and (vi) otherwise satisfy all of the conditions described more fully below and in Annex H.

        A CBOE member who makes the demand described below with respect to a CBOE Seat, who continuously is a member through the effective time of the restructuring transaction, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the restructuring transaction nor consents thereto in writing will be entitled, if the restructuring transaction is consummated, to have his or her seat appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of the seat, exclusive of any element of value arising from the accomplishment or expectation of the restructuring transaction, together with interest, if any, as determined by the court. Neither voting against the adoption of the restructuring transaction, nor abstaining from voting or failing to vote on the proposal to adopt the restructuring transaction, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. Pursuant to paragraph (a) of Section 262, all references to "stockholder" and "shares" in Section 262, to the extent applicable, apply to members and the membership interests owned by such members, respectively. All references in this summary of appraisal rights to "member," "membership," "CBOE Seats" or "holders of CBOE Seats" are to the record owner or owners of CBOE memberships.

        ANY OWNER OF A CBOE SEAT WHO DESIRES TO EXERCISE HIS, HER OR ITS RIGHT TO DISSENT FROM THE RESTRUCTURING TRANSACTION MUST DELIVER TO THE CBOE A WRITTEN DEMAND FOR APPRAISAL OF HIS OR HER MEMBERSHIP PRIOR TO THE TAKING OF THE VOTE ON THE RESTRUCTURING TRANSACTION AT THE SPECIAL MEETING OF MEMBERS. SUCH WRITTEN DEMAND MUST REASONABLY INFORM CBOE OF THE IDENTITY OF THE MEMBER OF RECORD AND OF SUCH MEMBER'S INTENTION TO DEMAND APPRAISAL OF ANY CBOE SEAT OWNED BY SUCH MEMBER.

        A demand for appraisal must be executed by or on behalf of the CBOE member of record.

        A MEMBER WHO ELECTS TO EXERCISE APPRAISAL RIGHTS SHOULD MAIL OR DELIVER HIS, HER OR ITS WRITTEN DEMAND TO: CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED, 400 SOUTH LASALLE, CHICAGO, ILLINOIS 60605, ATTENTION: OFFICE OF THE SECRETARY.

        CBOE, prior to the effective time of the restructuring transaction, or the surviving corporation, within ten days of the effective time of the transaction, must provide notice of the effective time of the restructuring transaction to all members who have complied with Section 262. Within 120 days after the effective time of the restructuring transaction, either the surviving corporation or any member who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a member, demanding a determination of the fair value of the seats of all dissenting members. The surviving corporation does not currently intend to file an appraisal petition, and members seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such seat. Accordingly, members who desire to have their seats appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time of the restructuring transaction, any member who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of seats not voted in favor of the restructuring transaction and with respect to which demands for appraisal were received by the CBOE and the number of holders of such seats. Such statement must be mailed within ten days after the written request thereof has been received by the surviving corporation or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

        If a petition for an appraisal is timely filed, by a holder of a CBOE Seat and a copy thereof served upon the surviving corporation, the surviving corporation will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all members who have demanded payment for their seat and with whom agreements as to the value of their seat have not been reached. After notice to the members as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those members who have complied with Section 262 and who have become entitled to appraisal rights thereunder.

        After determining the holders of CBOE Seats entitled to appraisal, the Delaware Court of Chancery will appraise the CBOE Seats owned by such members, determining the fair value of such seats exclusive of any element of value arising from the accomplishment or expectation of the restructuring transaction, together with interest, if any, to be paid upon the amount to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the restructuring transaction through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the restructuring transaction and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. The Delaware Supreme Court stated in Weinberger v. UOP, Inc. that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding, and that, "fair price obviously requires consideration of all relevant factors involving the value of a company."

        The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the transaction that throw any light on future prospects of the surviving corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Members considering seeking appraisal should recognize that the fair value of their seats as determined under Section 262 could be more than, the same as or less than the consideration to be received in the restructuring transaction if they did not seek appraisal of their seats. Although CBOE believes the consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. CBOE does not anticipate offering more than the applicable consideration to any CBOE member exercising appraisal rights and reserves to the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a CBOE membership is less than the applicable consideration. The cost of the appraisal proceeding (which do not include attorneys fees or fees and expenses of experts) may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of dissenting members of the CBOE, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting members in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all seats entitled to appraisal.

        If any member who demands appraisal of his or her CBOE Seat fails to perfect, or successfully withdraws or loses such holder's right to appraisal, the holder's seat will be deemed to have been converted at the effective time of the restructuring transaction into the restructuring transaction consideration applicable to other seats. A member will fail to perfect, or effectively lose or withdraw, the member's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the restructuring transaction. Any holder of CBOE Seats who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the restructuring transaction, be entitled to vote for any purpose any seats subject to such demand or to receive payment of dividends or other distributions on such seats, except for dividends or distributions payable to members of record at a date prior to the effective time.

        Any CBOE member may withdraw a demand for appraisal and accept the restructuring transaction consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the restructuring transaction will require written approval of the surviving corporation, and (2) no appraisal proceeding in the Delaware Court will be dismissed as to any member without the approval of the Delaware Court, and the approval may be conditioned upon terms the Delaware Court deems just. If the CBOE member fails to perfect, successfully withdraws or loses the appraisal right, the

CBOE member's seat will be converted into solely the right to receive the restructuring transaction consideration.

        FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN TERMINATION OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW, MEMBERS WHO ARE CONSIDERING EXERCISING THEIR RIGHTS UNDER SECTION 262 SHOULD CONSULT WITH THEIR LEGAL ADVISORS.

Recommendation of the Restructuring Transaction by the CBOE Board of Directors

        On January 25, 2007, the CBOE board of directors determined, by vote, that the restructuring transaction is advisable and in the best interests of the CBOE and its members. On September 24, 2008, the CBOE board of directors approved the associated amendments to the CBOE's Constitution and Rules, and on May 6, 2009, the CBOE board of directors approved certain changes to the structure of the restructuring transaction. On March 4, 2010, the CBOE and CBOE Holdings boards of directors approved the terms of the restructuring transaction to be presented to the members of CBOE. On April 16, 2010, the CBOE and CBOE Holdings boards of directors approved the number of shares to be issued for each CBOE Seat in the restructuring transaction. The CBOE board of directors unanimously recommends that CBOE members vote "FOR" the adoption of the Agreement and Plan of Merger to effect the restructuring transaction at the CBOE's special meeting of members.

SELECTED FINANCIAL DATA

        The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Summary Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Statements" and our consolidated financial statements and the accompanying notes included elsewhere in this proxy statement and prospectus. We have derived the balance sheet data as of December 31, 2009 and 2008 and operating data for the years ended December 31, 2009, 2008 and 2007 from the audited consolidated financial statements and related notes included in this proxy statement and prospectus. We have derived the balance sheet data as of December 31, 2007, 2006 and 2005 and the operating data for the years ended December 31, 2006 and 2005 from our audited consolidated financial statements which are not included in this proxy statement and prospectus. We have prepared our unaudited information on the same basis as our audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in that information.

	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006(1)	Year Ended Dec 31, 2005

	(in thousands, except contract data, average lease rate and per share data)

Operating Data

Operating Revenues:

Transaction fees	$314,506	$343,779	$272,716	$190,224	$144,917

Access fees (2)	45,084	5,695	3,527	6,767	6,894

Exchange services and other fees	22,647	24,479	22,941	15,503	16,453

Market data fees	20,506	21,082	20,379	20,293	16,903

Regulatory fees	15,155	11,000	14,346	13,817	11,835

Other revenue	8,184	10,748	10,361	6,639	4,037

Total Operating Revenues	426,082	416,783	344,270	253,243	201,039

Operating Expenses:

Employee costs	84,481	83,140	83,538	79,782	74,678

Depreciation and amortization	27,512	25,633	25,338	28,189	28,349

Data processing	20,475	20,556	19,612	19,078	19,304

Outside services	30,726	27,370	23,374	20,455	18,404

Royalty fees	33,079	35,243	28,956	23,552	21,950

Trading volume incentives	28,631	15,437	5,108	2,186	—

Travel and promotional expenses	10,249	10,483	9,640	7,209	6,796

Facilities costs	5,624	4,730	4,844	4,798	4,431

Exercise Right appeal settlement	2,086	—	—	—	—

Class action settlement refund	—	—	—	(7,118)	—

Other expenses	5,634	6,881	7,394	6,950	6,170

Total Operating Expenses	248,497	229,473	207,804	185,081	180,082

Operating Income	177,585	187,310	136,466	68,162	20,957

Other Income/(Expense):

Investment income	1,607	6,998	8,031	4,743	2,016

Net loss from investment in affiliates	(1,087)	(882)	(939)	(757)	(203)

Impairment of investment in affiliate and other assets	—	—	—	(121)	(2,757)

Loss on sale of investments in affiliates	—	—	(3,607)	—	—

Interest and other borrowing costs	(875)	(19)	—	—	(120)

Total Other Income/(Expense)	(355)	6,097	3,485	3,865	(1,064)

Income Before Income Taxes	177,230	193,407	139,951	72,027	19,893

Income tax provision	70,779	78,119	56,783	29,919	8,998

Net Income	$106,451	$115,288	$83,168	$42,108	$10,895

	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006(1)	Year Ended Dec 31, 2005

	(in thousands, except contract data, average lease rate and per share data)

Pro forma net income per common share (Unaudited) (3):

Basic	$1.17	$1.27	$0.92	$0.46	$0.12

Diluted	1.14	1.24	0.89	0.45	0.12

Weighted average shares used in computing pro forma net income per share (4):

Basic	90,733	90,733	90,733	90,733	90,733

Diluted	92,974	92,974	92,974	92,974	92,974

        Certain 2008, 2007, 2006 and 2005 amounts have been reclassified to conform to current year presentation. See Note 1 of Notes to Consolidated Financial Statements.

	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006(1)	Year Ended Dec 31, 2005

	(in thousands, except contract data, average lease rate and per share data)

Balance Sheet Data

Total assets	$571,948	$496,139	$341,695	$255,826	$202,185

Total liabilities	383,814	114,479	75,328	72,437	61,277

Total members' equity	188,134	381,660	266,367	183,389	140,908

Pro Forma Balance Sheet Data (Unaudited) (5)

Total assets	458,531

Total equity	74,717

Other Data (Unaudited)

Working capital (6)	74,328	270,297	173,963	94,081	59,912

Capital expenditures (7)	37,997	43,816	32,095	28,700	21,011

Number of full time employees at the end of the period	597	576	586	626	673

Sales price per CBOE Seat:

High	$2,800	$3,300	$3,150	$1,775	$875

Low	1,200	1,750	1,800	850	299

Average daily volume by product (8):

Equities	2,519	2,387	1,996	1,556	1,094

Indexes	884	1,026	918	628	459

Exchange-traded funds	1,100	1,304	849	504	305

Total options average daily volume	4,503	4,717	3,763	2,688	1,858

Futures	5	5	4	2	1

Total average daily volume	4,508	4,722	3,767	2,690	1,859

Average transaction fee per contract (9)

Equities	$0.181	$0.177	$0.180	$0.182	$0.205

Indexes	0.567	0.576	0.544	0.500	0.553

Exchange-traded funds	0.255	0.259	0.257	0.312	0.317

Total options average transaction fee per contract	0.275	0.286	0.286	0.280	0.309

Futures	1.990	1.860	2.130	1.974	1.977

Total average transaction fee per contract	$0.277	$0.288	$0.288	$0.282	$0.309

Average monthly lease rate (10)	$10,444	$9,695	$5,875	$4,984	$5,594

(1)
On January 1, 2006, CBOE began operating its business on a for-profit basis.

(2)
In December 2009, CBOE recognized as revenue $24.1 million of access fees assessed and collected in 2008 and 2007, which were included in deferred revenue pending the final, non-appealable resolution of the Delaware Action.

(3)
Pro forma net income per common share is calculated by dividing historical net income for each of the periods presented by the weighted average pro forma number of common shares (basic and dilutive) during that period.

(4)
Basic weighted average shares used in computing pro forma net income per common share reflects the issuance of 74,400,000 shares of Class A common stock and 16,333,380 shares of Class B common stock as part of our restructuring transaction and pursuant to the Settlement Agreement, respectively. Diluted weighted average shares used in computing pro forma net income per share equals the basic weighted average shares outstanding in each period plus potentially dilutive common shares to be issued in the form of restricted stock to directors, officers and employees on the date of the restructuring transaction. See "The Restructuring Transaction" and Notes 2 and 16 of Notes to Consolidated Financial Statements.

(5)
Adjusted to reflect the impact, as of December 31, 2009, of a special dividend pursuant to board authorization of a special committee.

(6)
Working capital equals current assets minus current liabilities. See Note 2 of Notes to Consolidated Financial Statements for the impact of the Settlement Agreement on working capital in 2009.

(7)
Does not include new investments in affiliates or the disposition of interests in affiliates.

(8)
Average daily volume equals the total contracts traded divided by the number of trading days in the period.

(9)
Average transaction fee per contract equals transaction fees recognized during the period divided by the total contracts traded during the period.

(10)
Average monthly lease rates prior to February 2008 are based on membership leases reported to CBOE, which may not be representative of all membership leases. Beginning February 2008, the average lease rate is calculated based on the monthly access fee assessed to temporary members. The average monthly lease rate for January through March 2010 was $6,079.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion of the CBOE's financial condition and results of operations should be read in conjunction with the consolidated financial statements of the CBOE and the notes thereto included in this proxy statement and prospectus. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See "Risk Factors" and "Forward-Looking Statements" above.

        Prior to the completion of the restructuring transaction, CBOE Holdings had not conducted any business as a separate entity and had no assets and, therefore, does not have its own set of financial statements. As a result, the financial condition and results of operations discussed here are those of CBOE, which will continue to operate the Exchange after the restructuring transaction as a wholly-owned subsidiary of CBOE Holdings. It is currently anticipated that CBOE will be the primary business of CBOE Holdings.

Overview

        The primary business of the CBOE is the operation of markets for the trading of listed options contracts for three broad product categories: the stocks of individual corporations (equity options), various market indexes (index options) and securitized baskets of equity (exchange-traded funds). In addition to traditional open outcry markets, we offer electronic trading through our hybrid trading model that operates on a proprietary technology platform known as CBOEdirect, which we developed and implemented, beginning in June 2003. Until June 2003, the majority of all of our options trading was conducted in an open outcry environment. We derive a substantial portion of our revenue from transaction fees relating to the trading in our markets; these fees accounted for 73.8% of our total operating revenues in 2009. Other revenues are generated by access fees for trading permits and dues payments, user fees charged members for certain exchange services, the sale of market data generated by trading in our markets, and regulatory related fees, which accounted for 10.6%, 5.3%, 4.8% and 3.6%, respectively, of our total operating revenues in 2009. In general, our operating revenues are primarily driven by the number of contracts traded on the Exchange. In order to increase the volume of contracts traded on the Exchange, we strive to develop and promote contracts designed to satisfy the trading, hedging and risk-management needs of our market participants.

        Until January 1, 2006, the CBOE operated generally as a non-profit organization. Our fee schedules and expense budgets were designed to achieve a break-even operation. When volume and revenue exceeded budgeted levels, transaction fees were generally reduced to avoid generating surpluses beyond the CBOE's needs for working capital. As of January 1, 2006, the board of directors of CBOE instructed management to begin a transition to operating the CBOE on a for-profit basis. Therefore, the historical financial information provided herein will not necessarily be indicative of our future performance and should be read in that context.

        The restructuring transaction will convert our organization from a non-stock company with members into a stock holding company with stockholders. Our members will become stockholders of CBOE Holdings. Following the restructuring transaction, we will earn access fee revenue from Trading Permit Holders, and will no longer generate revenue from membership dues. Based on our current assumptions, we expect that a significant amount of incremental operating revenues will be generated by access fees from Trading Permit Holders.

        CBOE operates in one business segment.

Components of Operating Revenues

  Transaction Fees

        The primary and largest source of the CBOE's operating revenues is transaction fee revenue. Transaction fee revenue is a function of three variables: (1) exchange fee rates, determined primarily by contract type; (2) trading volume; and (3) transaction mix between contract type (member versus non-member). Because our trading fees are assessed on a per contract basis, our exchange fee revenue is highly correlated to the volume of contracts traded on our markets. While exchange fee rates are established by the CBOE, trading volume and transaction mix are primarily influenced by factors outside the CBOE's control. These external factors include price volatility in the underlying securities and national and international economic and political conditions. In addition, the SEC recently published for comment proposed rule amendments that, if adopted as proposed, would place a $0.30 per contract limit on the total access fees that an exchange may charge for the execution of an order against a quotation that is the best bid or best offer of such exchange in a listed option. If the proposed rules are adopted as proposed, or are adopted in a form substantially similar to that proposed, they would reduce transaction fees materially. See "Regulation—Recent Regulatory Developments—Discriminatory Terms and Fee Caps."

        Revenue is recorded as transactions occur on a trade-date basis. Transaction fee revenue accounted for 73.8%, 82.5% and 79.2% of our total operating revenues in 2009, 2008 and 2007, respectively.

        Recent years have seen a steady increase in the total trading volume on U.S. options exchanges. According to OCC, total options contract volume in 2005, 2006, 2007, 2008 and 2009 was 1.50 billion, 2.03 billion, 2.86 billion, 3.58 billion and 3.61 billion contracts, respectively, representing year-over-year growth of 35% in 2006, 41% in 2007, 25% in 2008 and 1% in 2009. The options industry was not immune to the financial crisis that began in the fall of 2008. Most participants in the options markets, including major investment banks, hedge funds and institutional and retail investors, suffered reductions in their asset and capital bases and generally reduced their trading activity. As a result, the growth in options trading in 2009 did not keep pace with the historical trend.

        During 2009, total options contract volume at CBOE was 1,134.8 million, a decline of 5% compared with 2008. Total options contract volume at CBOE was 468.2 million, 674.7 million, 944.5 million and 1,193.4 million in 2005, 2006, 2007 and 2008, respectively, representing annual growth of 44% in 2006, 40% in 2007 and 26% in 2008. For the years 2005 through 2009, CBOE's options contract volume grew at a 25% compound annual growth rate. Contract trading volume levels in 2005, 2006, 2007 and 2008 were consecutive CBOE record highs.

        The following chart illustrates annual trading volume across the different categories of products traded at the CBOE for the periods indicated:

	Annual Options Contract Volume

	2009	2008	2007	2006	2005

Equities	634,710,477	604,024,956	500,964,713	390,657,577	275,646,980

Indexes	222,787,514	259,499,726	230,527,970	157,596,679	115,723,454

Exchange-traded funds	277,266,218	329,830,388	212,979,241	126,481,092	76,878,867

Total	1,134,764,209	1,193,355,070	944,471,924	674,735,348	468,249,301

        The equities category reflects trading in options contracts on the stocks of individual companies. Indexes include options contracts on market indexes and on the interest rates of U.S. Treasury Securities. Exchange-traded funds (ETFs) are baskets of stocks designed to generally track an index, but which trade like individual stocks.

        Following six consecutive years of volume increases, CBOE's trading volume fell in 2009, reflecting a 14% decrease in indexes and a 16% decline in ETFs, partially offset by a 5% increase in equities. Within our index products, 70% of the volume in 2009 was attributable to contracts on the S&P 500 Index, or SPX, our largest product and for which we have an exclusive license. Within our ETF products, 31% of the 2009 volume was attributable to contracts on the Standard & Poor's Depository Receipts, or SPY, our second highest volume product in 2009. We believe that the historical changes in trading volume were due to industry-wide factors, as well as CBOE-specific factors.

        For CBOE specifically, our volume growth has equaled or exceeded industry averages driven by strong product offerings, as well as the implementation of our hybrid trading model. For the years 2005 through 2009, the industry growth rate was 24% versus 25% for CBOE. For the same time period, CBOE's market share increased to 31.4% in 2009 from 31.1% in 2005.

        We believe that the number of investors that use options represents a growing proportion of the total investing public and that the growth in the use of options represents a long-term trend that will continue in the future. Furthermore, we believe significant opportunities exist to expand the use of options by both institutional and professional investors and for the migration of activity from the over-the-counter market to exchanges.

        While there is no certainty, we expect that the industry-wide and CBOE-specific factors that contributed to past volume changes will continue to contribute to future volume levels. Therefore, if these same factors continue to exist, we may experience similar changes in contract trading volume. However, additional factors may arise that could offset future increases in contract trading volume or result in a decline in contract trading volume, such as new or existing competition or other events. Accordingly, our recent contract trading volume history may not be an indicator of future contract trading volume.

  Access Fees

        Access fees represent fees assessed to CBOE Temporary Members and interim trading permit holders for the right to trade at CBOE and dues charged to members. The interim trading permit program was initiated in July 2008.

        CBOE has assessed access fees to CBOE Temporary Members since September 2007, but the revenue recognition was deferred pending the resolution of the Settlement Agreement. The Delaware Court issued a Memorandum Opinion in June 2009 approving the Settlement Agreement. Based on the favorable settlement ruling, CBOE, in June 2009, began recognizing as revenue the fees assessed to CBOE Temporary Members in 2009 that were not subject to the fee-based payments under the Settlement Agreement. Based on the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement in December 2009, CBOE recognized as revenue fees assessed to and collected from CBOE Temporary Members in 2007 and 2008 that were not subject to the fee-based payments under the Settlement Agreement. This category of revenue accounted for 10.6%, 1.4% and 1.0% of our total operating revenues in 2009, 2008 and 2007, respectively.

        Following the restructuring transaction, we will generate access fees from Trading Permit Holders, which, based on our current assumptions, we expect will represent a larger percentage of our operating revenues.

  Exchange Services and Other Fees

        To facilitate trading and provide technology services, the Exchange offers trading floor space, terminal, printer and other equipment rentals, maintenance services and telecommunications services. Trading floor and equipment rents are generally on a month-to-month basis. Facilities, systems services and other fees are generally monthly fee-based, although certain services are influenced by trading volume or other defined metrics, while others are based solely on demand. Revenue from exchange services and other fees has been flat to trending down as a greater number of our market participants access CBOE through electronic means rather than in an open outcry environment. This category of revenue accounted for 5.3%, 5.9% and 6.7% of our total operating revenues in 2009, 2008 and 2007, respectively.

  Market Data Fees

        Market data fees represent income derived from the sale of our transaction information through the OPRA and CBOE's market data services. OPRA is not consolidated with CBOE. OPRA gathers market data from various options exchanges, including CBOE, and, in turn, disseminates this data to third parties who pay fees to OPRA to access the data. As a member exchange, we are members of a management committee with other member exchanges that administer the OPRA limited liability agreement. Revenue generated by OPRA from the dissemination of market data is shared among OPRA's members according to the relative number of trades executed by each of the member exchanges as calculated each quarter. A trade consists of a single transaction, but may consist of several contracts. Each member exchange's share of market data revenue generated by OPRA is calculated on a per trade basis and is not based on the underlying number of contracts. CBOE also derives revenue from the direct sale of a wide range of current and historical market data. This category of revenue accounted for 4.8%, 5.1% and 5.9% of our total operating revenues in 2009, 2008 and 2007, respectively.

  Regulatory Fees

        We charge fees to our members and member firms in support of our regulatory responsibilities as a self regulatory organization under the Exchange Act. Historically, most of this revenue was based on the number of registered representatives that a CBOE member firm maintained. In 2008, CBOE eliminated the Registered Representative Fee and announced a new fee structure that was implemented in 2009, under which regulatory fees are based on the number of customer contracts executed by member firms. CBOE began charging the customer contracts-based Options Regulatory Fee as of March 1, 2009. CBOE expects the amount of revenue collected from the Options Regulatory Fee to be approximately the same as the amount of revenue collected from the former Registered Representative Fee. This source of revenue could decline in the future if the number of customer contracts executed by CBOE member firms declines and rates are not increased. This category of revenue accounted for 3.6%, 2.6% and 4.2% of our total operating revenues in 2009, 2008 and 2007, respectively.

  Other Revenues

        Other revenues accounted for 1.9%, 2.5% and 3.0% of our total operating revenues in 2009, 2008 and 2007, respectively. The following sub-categories represent the largest source of revenue within other revenues:

  •
  Revenue associated with advertisements through our corporate web site, www.CBOE.com;

  •
  Rental of commercial space in the lobby of our building;

  •
  Revenue generated through our order routing cancel fee; and

  •
  Revenue derived from fines assessed for rule violations.

Components of Operating Expenses

        Our operating expenses generally support our open outcry markets and hybrid trading model and are mainly fixed in nature, meaning that the overall expense structure is generally independent of trading volume. Salaries and benefits represent our largest expense category and tend to be driven by both our staffing requirements and the general dynamics of the employment market. Other significant operating expenses in recent years have been expenses associated with enhancements to our trading systems, royalty fees to licensors of licensed products, trading volume incentives and costs related to outside services.

Other Income/(Expense)

        Income and expenses incurred through activities outside of our core operations are considered non-operating and are classified as other income/(expense). These activities primarily include investing of excess cash, financing activities and investments in other business ventures.

  •
  Investment income represents our return from the investment of our excess cash. Currently, CBOE invests its excess cash in highly liquid, short-term investments, such as money market funds. Historically, we have also invested our cash in highly-liquid, investment grade commercial paper, corporate bonds and U.S. Treasuries. Our highest priority in making investment decisions is to assure the preservation of principal and secondarily to retain liquidity to meet projected cash requirements and maximize yield within the specified quality and maturity restrictions.

  •
  Net loss from investment in affiliates includes losses from our investment in OneChicago, LLC (OneChicago).

  •
  Impairment of investment in affiliate and other assets primarily includes impairment charges taken to reduce the book value of an investment.

  •
  Loss on sale of investments in affiliates includes the loss recognized upon the disposition of CBOE's investment in HedgeStreet, Inc. (HedgeStreet).

  •
  Interest and other borrowing costs are associated with a $150 million senior credit facility. These costs primarily represent commitment fees paid on the unused portion of the facility and the amortization of deferred financing costs.

Results of Operations

        The following table sets forth our unaudited condensed consolidated statements of income data for periods presented as a percentage of total operating revenues.

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007

Operating Data

Operating Revenues:

Transaction fees	73.8%	82.5%	79.2%

Access fees	10.6%	1.4%	1.0%

Exchange services and other fees	5.3%	5.9%	6.7%

Market data fees	4.8%	5.1%	5.9%

Regulatory fees	3.6%	2.6%	4.2%

Other revenue	1.9%	2.5%	3.0%

Total Operating Revenues	100.0%	100.0%	100.0%

Operating Expenses:

Employee costs	19.8%	19.9%	24.3%

Depreciation and amortization	6.5%	6.2%	7.4%

Data processing	4.8%	4.9%	5.7%

Outside services	7.2%	6.6%	6.8%

Royalty fees	7.8%	8.5%	8.4%

Trading volume incentives	6.7%	3.7%	1.5%

Travel and promotional expenses	2.4%	2.5%	2.8%

Facilities costs	1.3%	1.1%	1.4%

Exercise Right appeal settlement	0.5%	—	—

Class action settlement refund	—	—	—

Other expense	1.3%	1.7%	2.1%

Total Operating Expenses	58.3%	55.1%	60.4%

Operating Income	41.7%	44.9%	39.6%

Year Ended December 31, 2009 compared to the year ended December 31, 2008

Overview

        The following summarizes changes in financial performance for the year ended December 31, 2009 compared to 2008.

	2009	2008	Inc./(Dec.)	Percent Change
	(dollars in millions)

Total operating revenues	$426.1	$416.8	$9.3	2.2%

Total operating expenses	248.5	229.5	19.0	8.3%

Operating income	177.6	187.3	(9.7)	(5.2%)

Total other income/(expense)	(0.4)	6.1	(6.5)	(106.6%)

Income before income taxes	177.2	193.4	(16.2)	(8.4%)

Income tax provision	70.8	78.1	(7.3)	(9.3%)

Net income	$106.4	$115.3	$(8.9)	(7.7%)

Operating income percentage	41.7%	44.9%

Net income percentage	25.0%	27.7%

  •
  Total operating revenues increased due to higher access fees and regulatory fees, partially offset by decreases in transaction fees, exchange services and other fees, market data fees and other revenue.

  •
  In 2009, CBOE recorded revenue of $38.3 million in access fees and $2.1 million of expense as a result of the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

  •
  Total operating expenses increased primarily due to increases in trading volume incentives and outside services.

  •
  Total other income/(expense) decreased primarily due to lower interest rates on investment balances over the past year.

Significant Events in 2009

        On July 29, 2009, the Delaware Court entered an order of approval and final judgment approving the Settlement Agreement. While several appeals from the order of approval were filed, on November 30, 2009, CBOE reached a settlement with the appealing parties under which CBOE agreed to pay approximately $4.2 million. Separately, CME Group Inc. agreed to pay $2.1 million to CBOE in connection with CBOE's payments to the settling appellants. An expense of $2.1 million, representing the aggregate appellate settlement expense of $4.2 million as reduced by $2.1 million due from CME Group Inc., is included in the Exercise Right appeal settlement in the Consolidated Statement of Income for the year ended December 31, 2009.

        On December 2, 2009, the Delaware Supreme Court approved the Delaware Court's dismissal of all appeals from the order of approval and final judgment and, as a result, the Delaware Court's order of approval and final judgment is final and is no longer subject to appeal. Based on the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement, CBOE recognized as revenue the access fees paid by CBOE Temporary Members from the inception of the temporary membership program that are not subject to the fee-based payments under the Settlement Agreement totaling $38.3 million, including $24.1 million of fees collected in 2007 and 2008 that had been deferred pending resolution of the Delaware Action. This revenue is included in access fees in the Consolidated Statement of Income for the year ended December 31, 2009.

        The Settlement Agreement also requires a cash payment totaling $300 million by CBOE to the Participating Group A Settlement Class Members and the Participating Group B Settlement Class Members to be paid upon the earlier of the completion of CBOE's restructuring transaction or one year after the order approving the Settlement Agreement became final. CBOE considers the payment to be a redemption of claimed ownership interests of CBOE, and thus, the liability for the payment is accounted for as an equity transaction. As a result of the final resolution of the Delaware Action, CBOE recorded a current liability of $300 million and a reduction of retained earnings of a like amount.

Operating Revenues

        Total operating revenues for the year ended December 31, 2009 were $426.1 million, an increase of $9.3 million, or 2.2%, compared with the prior year. The following summarizes changes in total operating revenues for the year ended December 31, 2009 compared to 2008.

	2009	2008	Inc./(Dec.)	Percent Change
	(in millions)

Transaction fees	$314.5	$343.8	$(29.3)	(8.5%)

Access fees	45.1	5.7	39.4	691.2%

Exchange services and other fees	22.6	24.5	(1.9)	(7.8%)

Market data fees	20.5	21.1	(0.6)	(2.8%)

Regulatory fees	15.2	11.0	4.2	38.2%

Other revenue	8.2	10.7	(2.5)	(23.4%)

Total operating revenues	$426.1	$416.8	$9.3	2.2%

  Transaction Fees

        Transaction fees decreased 8.5% to $314.5 million for the year ended December 31, 2009, representing 73.8% of total operating revenues, compared with $343.8 million for the prior-year period, or 82.5% of total operating revenues. This decrease was largely driven by a 4.9% decrease in trading volume and a 3.8% decrease in the average transaction fee per contract.

          Trading Volume

          CBOE's average daily trading volume was 4.50 million contracts in 2009, down 4.7% compared with 4.72 million for 2008. Total trading days in 2009 and 2008 were 252 and 253, respectively. The following summarizes changes in total trading volume and average daily trading volume (ADV) by product for 2009 compared to 2008.

	2009		2008

					Volume Percent Change
	Volume	ADV	Volume	ADV		ADV Percent Change
	(in millions)

Equities	634.7	2.52	604.0	2.39	5.1%	5.4%

Indexes	222.8	0.88	259.5	1.03	(14.1%)	(14.6%)

Exchange-traded funds	277.3	1.10	329.9	1.30	(15.9%)	(15.4%)

Total options contracts	1,134.8	4.50	1,193.4	4.72	(4.9%)	(4.7%)

Futures contracts	1.2	—	1.2	—	—	—

Total contracts	1,136.0	4.50	1,194.6	4.72	(4.9%)	(4.7%)

          Average transaction fee per contract

          The average transaction fee per contract was $0.277 in 2009, a decrease of 3.8% compared with $0.288 in 2008. Average transaction fee per contract represents transaction fees divided by total contracts. In general, CBOE faces continued downward pressure on transaction fees in the markets in which it competes. The following summarizes average transaction fee per contract by product for 2009 compared to 2008.

	2009	2008	Percent Change

Equities	$0.181	$0.177	2.3%

Indexes	0.567	0.576	(1.6%)

Exchange-traded funds	0.255	0.259	(1.5%)

Total options average transaction fee per contract	0.275	0.286	(3.8%)

Futures	1.990	1.860	7.0%

Total average transaction fee per contract	$0.277	$0.288	(3.8%)

          There are a number of factors that have contributed to the decrease in our average transaction fee per contract in 2009 compared to 2008. These include:

  •
  Product mix—The decrease in the average transaction fee per contract reflects a shift in the volume mix by product. Indexes and exchange-traded funds accounted for 19.6% and 24.4% and 21.7% and 27.6% of total options contracts in 2009 and 2008, respectively. Since these product categories represent CBOE's highest-margin products, their decline as a percent of total volume contributed to the decrease in the total average transaction fee per contract.

  •
  Premium products—Premium products are those which we believe warrant the same or higher pricing for customer and voluntary professional orders as our market-maker, member firm and broker-dealer orders and for all non-public customer transactions. These products include options on all licensed and proprietary index options and futures. Contract volume in premium products declined in 2009 compared with 2008, primarily due to a 13.5% decline in SPX, which accounts for approximately 69.5% of the total index options volume. The decline in SPX volume was offset somewhat by a 28.4% increase in VIX in 2009 compared with 2008.

  •
  Higher percentage of customer orders—We generally do not charge our exchange members for executing customer orders on the Exchange with the exception of premium products. Generally, an increase in our customer orders reduces our average revenue per contract. As a percent of total contracts, customer orders have increased from 38.4% in 2008 to 40.3% in 2009. In addition, as a result of competitive pressures in 2009, we eliminated transaction fees for customer orders of 99 contracts or less in ETFs, as well as Holding Company Depositary Receipts, or HOLDRs.

  •
  Member firm proprietary volumes—Our member firm proprietary volumes have increased; however, member firms pay a variable rate based on a sliding scale, which decreases as volumes increase. This increase in volume contributed to our overall decrease in average transaction fee per contract.

  •
  Large trade discounts—To encourage large trades, CBOE has a customer large trade discount program in the form of a cap on customer transaction fees, including its premium products. These discounts contributed to the decrease in our average rate per contract in 2009.

        We have and will continue to change our fees in the future in light of the competitive pressures in the options industry. These future fee changes may increase or decrease our average transaction fee per contract. Our average transaction fee may also increase or decrease based on changes in trading patterns of market makers and order-flow providers which is based on factors not in our control. Our average transaction fee will also change if recently proposed SEC rule changes are adopted as proposed.

        At December 31, 2009, there were approximately 90 clearing firms, two of which cleared a combined 68% of our trades in 2009. No one customer of either of these clearing firms represented more than 10% of our transaction fees revenue in 2009 or 2008. Should a clearing firm withdraw from the Exchange, we believe the customer portion of that firm's trading activity would likely transfer to another clearing firm. Therefore, we do not believe CBOE is exposed to a significant risk from the loss of revenue received from a particular clearing firm.

  Access Fees

        Access fees for the year ended December 31, 2009 increased to $45.1 million from $5.7 million in the comparable period last year, representing 10.6% and 1.4% of total operating revenues for 2009 and 2008, respectively. The increase in access fees primarily resulted from the recognition of $38.3 million in CBOE Temporary Member access fees due to the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement and $5.8 million in interim trading permit revenue. The $38.3 million includes $24.1 million of fees collected in 2008 and 2007, included in deferred revenue at December 31, 2008 pending final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement. These amounts were partially offset by $1.9 million paid by CBOE to compensate members for unleased memberships in accordance with the interim trading permit program. CBOE instituted the interim trading permit program and lessor compensation plan in July 2008.

  Exchange Services and Other Fees

        Exchange services and other fees for the year ended December 31, 2009 decreased 7.8% to $22.6 million from $24.5 million in the comparable period last year, representing 5.3% and 5.9% of total operating revenues for 2009 and 2008, respectively. The decrease can primarily be attributed to lower revenue from hybrid electronic quoting fees of $2.1 million.

  Market Data Fees

        Market data fees decreased 2.8% to $20.5 million for the year ended December 31, 2009 from $21.1 million in the same period last year. This category accounted for 4.8% and 5.1% of total operating revenues for the years ended 2009 and 2008, respectively. Market data fees represent income derived from OPRA as well as CBOE's market data services. OPRA and CBOE market data fees were $19.1 million and $1.4 million, respectively, and $20.0 million and $1.1 million, respectively, for the years ended 2009 and 2008, respectively. OPRA income is allocated through OPRA based on each exchange's share of total options transactions cleared. CBOE's market data services provide users with current and historical options and futures data. The decrease in market data fees is due to a decrease in CBOE's share of total options transactions cleared. CBOE's share of OPRA income for the year ended, December 31, 2009 decreased to an average of 30.6% from 31.9% for the same period in 2008.

  Regulatory Fees

        Regulatory fees increased 38.2% for the year ended 2009 to $15.2 million from $11.0 million in the same period last year. As a percent of total operating revenues, regulatory fees accounted for 3.6% and 2.6% in 2009 and 2008, respectively. In 2009, CBOE implemented a new fee structure under which regulatory fees are based on the number of customer contracts executed by member firms rather than the number of registered representatives. The change in fee structure increased regulatory revenue recognized by $4.2 million for the year ended December 31, 2009 as compared to 2008.

  Other Revenue

        Other revenue was $8.2 million for the year ended 2009 compared with $10.7 million for the comparable period in 2008, representing a decline of $2.5 million. This category accounted for 1.9% and 2.5% of total operating revenues for the year ended December 31, 2009 and 2008, respectively. The primary factor contributing to the decline was a $3.1 million decrease in order routing cancel fees, partially offset by an increase in position transfer fees of $0.5 million.

Operating Expenses

        Total operating expenses increased $19.0 million, or 8.3%, to $248.5 million for the year ended 2009 from $229.5 million in the year ago period. This increase was primarily due to higher trading volume incentives, outside services, depreciation and amortization and facilities costs, partially offset by a decrease in royalty fees. Expenses increased to 58.3% of total operating revenues in the year ended 2009 compared with 55.1% in the same period in 2008. The following summarizes changes in operating expenses for the year ended December 31, 2009 compared to 2008.

	2009	2008	Inc./(Dec.)	Percent Change
	(in millions)

Employee costs	$84.5	$83.1	$1.4	1.7%

Depreciation and amortization	27.5	25.6	1.9	7.4%

Data processing	20.5	20.6	(0.1)	(0.5%)

Outside services	30.7	27.4	3.3	12.0%

Royalty fees	33.1	35.3	(2.2)	(6.2%)

Trading volume incentives	28.6	15.4	13.2	85.7%

Travel and promotional expenses	10.3	10.5	(0.2)	(1.9%)

Facilities costs	5.6	4.7	0.9	19.1%

Exercise Right appeal settlement	2.1	—	2.1	100.0%

Other expense	5.6	6.9	(1.3)	(18.8%)

Total operating expenses	$248.5	$229.5	$19.0	8.3%

  Employee Costs

        For the year ended December 31, 2009, employee costs were $84.5 million, or 19.8% of total operating revenues, compared with $83.1 million, or 19.9% of total operating revenues, in the same period in 2008. This represents an increase of $1.4 million, or 1.7%. The increase is primarily due to an increase in the number of employees and compensation increases granted in prior years, partially offset by lower expenses for incentive awards for the year ended 2009 as compared to the same period in 2008. The increase in employees primarily reflects staff hired to design, implement and support C2, which is expected to launch in late 2010.

  Depreciation and Amortization

        Depreciation and amortization increased by $1.9 million to $27.5 million for the year ended December 31, 2009 compared with $25.6 million for the same period in 2008, primarily reflecting additions to fixed assets placed in service in 2008 and 2009. Additions were primarily purchases of systems hardware and software to enhance CBOE's systems functionality and expand capacity. Depreciation and amortization charges represented 6.5% and 6.2% of total operating revenues for the years ended 2009 and 2008, respectively.

  Data Processing

        Data processing expenses decreased slightly to $20.5 million for the year ended December 31, 2009 compared with $20.6 million in the prior-year period, representing 4.8% and 4.9% of total operating revenues in the years ended 2009 and 2008, respectively.

  Outside Services

        Expenses related to outside services increased to $30.7 million for the year ended 2009 from $27.4 million in the prior-year period and represented 7.2% and 6.6% of total operating revenues,

respectively. The $3.3 million increase primarily reflects higher legal expenses, which accounted for $3.0 million of the increase. The increase in legal expenses in 2009 compared to 2008 is primarily due to insurance reimbursements received in 2008, which reduced legal expenses for that year by $2.7 million compared to 2009 insurance reimbursements totaling $0.9 million. Excluding the insurance reimbursements, legal expenses increased due to higher expenses for ongoing litigation.

  Royalty Fees

        Royalty fees expense for the year ended 2009 was $33.1 million compared with $35.3 million for the prior year period, a decrease of $2.2 million, or 6.2%. This decrease is directly related to lower trading volume in CBOE's licensed options products for the year ended 2009 compared with 2008. Royalty fees represented 7.8% and 8.5% of total operating revenues for the years ended 2009 and 2008, respectively.

  Trading Volume Incentives

        Trading volume incentives increased $13.2 million to $28.6 million for the year ended 2009 compared to $15.4 million for the same period a year ago, representing 6.7% and 3.7% of total operating revenues in the years ended 2009 and 2008, respectively. Trading volume incentives primarily represent the costs of a market linkage program, under which CBOE pays the expense for routing customer orders to other exchanges. The market linkage program is intended to encourage broker-dealers to route customer orders to the CBOE rather than to our competitors and provides our liquidity providers the opportunity to quote on the order while saving customers the execution fee they would otherwise incur by routing directly to a competing exchange. If a competing exchange quotes a better price, we route the customer's order to that exchange and pay the associated costs. Regardless of whether the transaction is traded at CBOE, the order flow potential enhances CBOE's overall market position and participation and provides cost savings to customers. Market linkage expenses vary based on the volume of contracts linked to other exchanges and fees charged by other exchanges. The increase in trading volume incentives in 2009 compared to 2008 primarily reflects an increase in the number of customer orders routed to CBOE.

  Facilities Costs

        Facilities costs for the year ended December 31, 2009 were $5.6 million, an increase of $0.9 million as compared to $4.7 million in 2008. The increase in 2009 compared to 2008 was primarily due to a non-recurring real estate tax refund received in the prior year of $0.9 million. Facilities costs represented 1.3% and 1.1% of total operating revenues for the years ended 2009 and 2008, respectively.

  Exercise Right Appeal Settlement

        In 2009, CBOE recognized $2.1 million of expense relating to the settlement of the appeals from the Delaware Court's order of approval and final judgment approving the Settlement Agreement. On November 30, 2009, CBOE reached a settlement with the parties appealing from the order approving the Settlement Agreement, resulting in an agreement for CBOE to pay an aggregate of approximately $4.2 million. Separately, CME Group, Inc. agreed to pay $2.1 million to CBOE in connection with CBOE's payments to the settling appellants. CBOE recorded an expense of $2.1 million, representing the aggregate expense of $4.2 million reduced by $2.1 million due from CME Group.

  Other Expenses

        Other expenses totaled $5.6 million for the year ended 2009, a decrease of $1.3 million from the prior year. In 2009, CBOE ended an autoquote subsidy program resulting in a decrease in other expenses of $1.9 million, partially offset by increases in other miscellaneous accounts. Other expenses were 1.3% and 1.7% of total operating revenues for the years ended December 31, 2009 and 2008, respectively.

Operating Income

        As a result of the items above, operating income in 2009 was $177.6 million compared to $187.3 million in 2008, a reduction of $9.7 million.

Other Income/(Expense)

  Investment Income

        Investment income was $1.6 million for the year ended December 31, 2009, representing a 77.1% decline compared with $7.0 million for the same period last year. The drop in investment income was due to lower yields realized on higher invested cash in the current year period compared with 2008.

  Net Loss from Investment in Affiliates

        Net loss from investment in affiliates was $1.1 million for the year ended December 31, 2009 compared with $0.9 million for the same period last year. The loss in 2009 primarily reflects CBOE's share of the operating losses of OneChicago, totaling $0.9 million.

  Other Borrowing Costs

        On December 23, 2008, CBOE entered into a senior credit facility with three financial institutions. The credit agreement is a three-year revolving credit facility of up to $150 million and expires on December 23, 2011. CBOE pays a commitment fee on the unused portion of the facility. The commitment fee and amortization of deferred financing costs associated with the credit facility totaled $0.9 million for the year ended December 31, 2009. There were no borrowings against the credit facility in 2009.

Income before Income Taxes

        As a result of the items above, income before income taxes in 2009 was $177.2 million compared to $193.4 million in 2008, a reduction of $16.2 million.

Income Tax Provision

        For the year ended December 31, 2009, the income tax provision was $70.8 million compared with $78.1 million for the same period in 2008. This decrease is directly related to the decline in income before income taxes and a decrease in the effective tax rate. The effective tax rate was 39.9% and 40.4% for the years ended December 31, 2009 and 2008, respectively. The decrease in our effective tax rate was primarily due to a decrease in uncertain tax positions.

Net Income

        As a result of the items above, net income in 2009 was $106.4 million compared to $115.3 million in 2008, a decrease of $8.9 million.

Year ended December 31, 2008 compared to the year ended December 31, 2007

Overview

        The following summarizes changes in financial performance for the year ended December 31, 2008 compared to 2007.

	2008	2007	Inc./(Dec.)	Percent Change
	(dollars in millions)

Total operating revenues	$416.8	$344.3	$72.5	21.1%

Total operating expenses	229.5	207.8	21.7	10.4%

Operating income	187.3	136.5	50.8	37.2%

Total other income	6.1	3.5	2.6	74.3%

Income before income taxes	193.4	140.0	53.4	38.1%

Income tax provision	78.1	56.8	21.3	37.5%

Net income	$115.3	$83.2	$32.1	38.6%

Operating income percentage	44.9%	39.6%

Net income percentage	27.7%	24.2%

  •
  Total operating revenues increased primarily due to higher transaction fees associated with record trading volume.

  •
  Total operating expenses increased primarily due to increases in trading volume incentives, outside services and royalty fees.

  •
  Total other income increased primarily due to a non-recurring loss on sale of investments in affiliates recorded in 2007.

Operating Revenues

        Total operating revenues for the year ended December 31, 2008 were $416.8 million, an increase of $72.5 million, or 21.1%, compared with the same period in 2007. The following summarizes changes in operating revenues for the year ended December 31, 2008 compared to 2007.

	2008	2007	Inc./(Dec.)	Percent Change
	(in millions)

Transaction fees	$343.8	$272.7	$71.1	26.1%

Access fees	5.7	3.5	2.2	62.9%

Exchange services and other fees	24.5	23.0	1.5	6.5%

Market data fees	21.1	20.4	0.7	3.4%

Regulatory fees	11.0	14.3	(3.3)	(23.1%)

Other revenue	10.7	10.4	0.3	2.9%

Total operating revenues	$416.8	$344.3	$72.5	21.1%

  Transaction Fees

        Transaction fees grew 26.1% to $343.8 million for the year ended December 31, 2008, representing 82.5% of total operating revenues, compared with $272.7 million for the same period last year, or 79.2% of total operating revenues. The growth was largely driven by a 26.3% increase in trading volume compared to the prior year, whereas the average transaction fee per contract remained unchanged.

          Trading Volume

          CBOE's average daily trading volume was 4.72 million contracts for the year ended December 31, 2008, up 25.5% compared with 3.76 million for the same period in 2007. In 2008, the options industry experienced record volume due in part to unprecedented events in the financial markets. Total trading days for 2008 and 2007 were 253 and 252, respectively. The following summarizes changes in total trading volume and average daily trading volume (ADV) by product for 2008 compared to 2007.

	Volume	ADV	Volume	ADV	Volume Percent Change
	(in millions)					ADV Percent Change
	2008		2007

Equities	604.0	2.39	501.0	1.99	20.6%	20.1%

Indexes	259.5	1.03	230.5	0.92	12.6%	12.0%

Exchange-traded funds	329.9	1.30	213.0	0.85	54.9%	52.9%

Total options contracts	1,193.4	4.72	944.5	3.76	26.4%	25.5%

Futures contracts	1.2	—	1.1	—	9.1%	—

Total contracts	1,194.6	4.72	945.6	3.76	26.3%	25.5%

          Average transaction fee per contract

          The average transaction fee per contract was $0.288 for the year ended 2008, which was unchanged compared with 2007. Average transaction fee per contract represents transaction fees divided by total contracts. The following summarizes average transaction fee per contract by product for 2008 compared to 2007.

	2008	2007	Percent Change

Equities	$0.177	$0.180	(1.7%)

Indexes	0.576	0.544	5.9%

Exchange-traded funds	0.259	0.257	0.8%

Total options transaction fee per contract	0.286	0.286	—

Futures	1.860	2.130	(12.7%)

Average transaction fee per contract	0.288	0.288	—

  Access Fees

        Access fees increased 62.9% to $5.7 million for the year ended December 31, 2008 from $3.5 million in 2007, representing 1.4% and 1.0% of totaling operating revenues for 2008 and 2007, respectively. The increase in access fees is primarily due to $2.6 million of the revenue generated from the interim trading permit program, which was initiated in July 2008.

  Exchange Services and Other Fees

        Exchange services and other fees increased 6.5% to $24.5 million for the 2008 fiscal year from $23.0 million in 2007, representing 5.9% and 6.7% of total operating revenues for 2008 and 2007, respectively. Exchange services and other fees increased by $1.5 million primarily due to a new co-location fee implemented in 2008 (totaling $1.3 million) assessed to firms for locating their trading systems hardware in close proximity to CBOE's systems and trading floor. In addition, revenue from trade match reports increased by $1.2 million due to higher demand for that service, which is correlated to trading volume. The increases were partially offset by a $0.9 million decrease in hybrid electronic quoting fees.

  Market Data Fees

        Market data fees rose 3.4% to $21.1 million for the year ended December 31, 2008 from $20.4 million in 2007. OPRA and CBOE market data services were $20.0 million and $1.1 million, respectively, and $18.9 million and $1.5 million, respectively, for the years ended 2008 and 2007, respectively. This category accounted for 5.1% of total operating revenues for the 2008 year compared with 5.9% in 2007. OPRA income is allocated through OPRA based on each exchange's share of total options transactions cleared. CBOE's share of total options transactions cleared decreased for the year ended December 31, 2008 compared with the prior year. However, this decline was more than offset by an 11% rise in OPRA's net distributable revenue for the full-year 2008 compared with 2007.

  Regulatory Fees

        Regulatory fees decreased 23.1% to $11.0 million for the year ended December 31, 2008 compared with $14.3 million for the year 2007. As a percent of total operating revenues, this category accounted for 2.6% and 4.2% for years 2008 and 2007, respectively. The decline was due to lower registered representative renewal fees recognized in 2008 compared with 2007, primarily due to a change in CBOE's regulatory fee structure.

  Other Revenue

        Other revenue totaled $10.7 million (2.5% of total operating revenues) for 2008 compared with $10.4 million (3.0% of total operating revenues) for 2007.

Operating Expenses

        Total operating expenses increased 10.4% to $229.5 million for 2008 compared with $207.8 million in 2007. The increase was due primarily to higher trading volume incentives, royalty fees and costs related to outside services. Expenses as a percent of total operating revenues decreased to 55.1% in 2008 from 60.4% in 2007. The following summarizes changes in operating expenses for the year ended December 31, 2008 compared to 2007.

	2008	2007	Inc./(Dec.)	Percent Change
	(in millions)

Employee costs	$83.1	$83.5	$(0.4)	(0.5%)

Depreciation and amortization	25.6	25.3	0.3	1.2%

Data processing	20.6	19.6	1.0	5.1%

Outside services	27.4	23.4	4.0	17.1%

Royalty fees	35.3	29.0	6.3	21.7%

Trading volume incentives	15.4	5.1	10.3	202.0%

Travel and promotional expenses	10.5	9.7	0.8	8.2%

Facilities costs	4.7	4.8	(0.1)	(2.1%)

Other expenses	6.9	7.4	(0.5)	(6.8%)

Total operating expenses	$229.5	$207.8	$21.7	10.4%

  Employee Costs

        For the year ended December 31, 2008, employee costs were $83.1 million or 19.9% of total operating revenues, representing our largest expense category. For 2007, employee costs were $83.5 million or 24.3% of total operating revenues. In 2008, employee costs were down $0.4 million, or nearly 1%, compared with 2007. This variance primarily reflects a $2.1 million decrease in severance expense from 2007 partially offset by a $1.4 million increase in annual employee incentive awards, which were aligned with CBOE's improved financial performance.

  Outside Services

        Expenses related to outside services increased to $27.4 million for the 2008 fiscal year compared with $23.4 million in 2007, representing 6.6% and 6.8% of total operating revenues for 2008 and 2007, respectively. The $4.0 million increase in expenses for outside services in 2008 compared with 2007 resulted primarily from an increase in consulting fees for systems and software development of $4.3 million, largely related to systems development for C2.

  Royalty Fees

        Royalty fees expense for 2008 increased to $35.3 million from $29.0 million for the 2007 fiscal year. This increase is directly related to the growth in the trading volume of CBOE's licensed options products. Royalty fees increased to 8.5% of total operating revenues in 2008 from 8.4% in 2007, as the trading volume in licensed products increased at a higher rate relative to non-licensed products in 2008 compared with 2007.

  Trading Volume Incentives

        Trading volume incentives increased to $15.4 million in 2008 compared with $5.1 million in 2007, an increase of $10.3 million. This increase mainly resulted from higher expenses for a market linkage program under which CBOE pays the expense for routing customer orders to other exchanges. The market linkage program is intended to encourage broker-dealers to route customer orders to the CBOE rather than to our competitors and provides our liquidity providers the opportunity to quote on the order while saving customers the execution fee they would otherwise incur by routing directly to a competing exchange. If a competing exchange quotes a better price, we route the customer's order to that exchange and pay the associated costs. Regardless of whether the transaction is traded at CBOE, the order flow potential enhances CBOE's overall market position and participation and provides cost savings to customers. Market linkage expenses vary based on the volume of contracts linked to other exchanges and fees charged by other exchanges. The increase in trading volume incentives in 2008 compared to 2007 primarily reflects an increase in the number of customer orders routed to CBOE. As a percent of total operating revenues, trading volume incentives increased to 3.7% for the 2008 fiscal year from 1.5% for 2007.

  Travel and Promotional Expenses

        Travel and promotional expenses increased to $10.5 million for 2008 from $9.7 million for the prior year. The increase was mainly due to higher expenditures for special events of $0.3 million and advertising of $0.7 million, primarily to support CBOE's branding initiatives, new product introductions and promotions. In 2007, CBOE launched a new branding initiative to build awareness and illustrate its leadership position in the options marketplace. As a percent of total operating revenues, travel and promotion expenses declined to 2.8% for the 2008 fiscal year from 2.9% for 2007.

  Other Expenses

        Other expenses totaled $6.9 million for 2008, a decrease of $0.5 million from the prior year expense of $7.4 million.

Operating Income

        As a result of the items above, operating income in 2008 was $187.3 million compared to $136.5 million in 2007, an increase of $50.8 million.

Other Income/ (Expense)

  Investment Income

        Investment income was $7.0 million (1.7% of total operating revenues) for 2008, representing a decline of 12.5% when compared with $8.0 million (2.3% of total operating revenues) for 2007. This decrease is attributable to lower yields on investments resulting from a decline in interest rates during 2008. The impact of lower yields was offset to some degree by an increase in funds that were invested in 2008.

  Loss on Sale of Investment in Affiliates

        In 2007, loss on sale of investment in affiliates totaled $3.6 million. This amount represented a loss incurred on the sale of our investment in HedgeStreet in 2007, with no corresponding loss in 2008.

  Net Loss from Investment in Affiliates

        Net loss from investment in affiliates was $0.9 million for each of the years ended December 31, 2008 and 2007. This loss primarily relates to CBOE's share of the operating losses of OneChicago.

Income before Income Taxes

        As a result of the items above, income before income taxes in 2008 was $193.4 million compared to $140.0 million in 2007, an increase of $53.4 million.

Income Tax Provision

        For the year ended December 31, 2008, the income tax provision was $78.1 million compared with $56.8 million for 2007. This increase is directly related to the increase in income before income taxes. The effective tax rate was relatively unchanged at 40.4% and 40.6% for 2008 and 2007, respectively.

Net Income

        As a result of the items above, net income in 2008 was $115.3 million compared to $83.2 million in 2007, an increase of $32.1 million.

Financial Position at December 31, 2009

        As of December 31, 2009, total assets were $571.9 million, an increase of $75.8 million compared with $496.1 million at December 31, 2008. This increase was primarily due to positive cash flow generated from operations. The following highlights the key factors that contributed to the change in total assets:

  •
  Cash and cash equivalents increased $102.3 million to $383.7 million, reflecting an increase in funds available due to positive cash generated from operations and the release of restrictions on cash equivalents-restricted funds due to the settlement of the Delaware Action. Our cash and cash equivalents are primarily comprised of investments in money market funds.

  •
  Cash equivalents-restricted funds decreased $26.2 million compared with December 31, 2008. This decrease is due to the release of restrictions on cash equivalents-restricted funds due to the final non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

  •
  Accounts receivable increased $0.9 million to $30.4 million from $29.5 million.

  •
  Income taxes receivable decreased $7.8 million to $1.6 million reflecting the application of a prior year overpayment against current year estimated payments, partially offset by a filing of amended returns in 2009 for the carry back of capital losses to prior years.

  •
  Property and equipment-net and other assets increased $6.6 million, primarily reflecting CBOE's investments in software applications and hardware to enhance CBOE's systems capacity and functionality. With the increasing sophistication and complexity of trading strategies, CBOE's capital expenditures predominately support its technology and trading platform.

        At December 31, 2009, total liabilities were $383.8 million, an increase of $269.3 million from the December 31, 2008 balance of $114.5 million. This increase is primarily due to the resolution of litigation related to the Settlement Agreement. In December 2009, CBOE recorded a $300 million liability in settlements payable representing the cash payment due to qualifying members as part of the Settlement Agreement. This amount was partially offset by a decrease in deferred revenue of $26.2 million due to the recognition of CBOE Temporary Member access fees and a $12.2 million decrease in accounts payable and accrued expenses primarily due to lower compensation and benefits expenses and C2 related spending.

Liquidity and Capital Resources

        Historically, we have financed our operations, capital expenditures and other cash needs through cash generated from operations. Cash requirements principally consist of funding operating expenses and capital expenditures and, for 2010, also will include the cash payment under the Settlement Agreement and an anticipated special dividend to be paid following the restructuring. We expect to use cash on hand at December 31, 2009 and funds generated from operations to fund its 2010 cash requirements.

        To ensure that CBOE has adequate funds available, it secured a $150 million revolving credit facility in December 2008, which became available upon the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement. Although CBOE does not anticipate that it will need to borrow funds under the facility to meet its 2010 cash requirements, including its obligation under the Settlement Agreement and the anticipated special dividend, the facility provides us the flexibility in accessing available sources of funds. As of December 31, 2009, no borrowings were outstanding under the credit facility.

  Net Cash Flows from Operating Activities

        Net cash provided by operating activities was $112.8 million, $164.9 million and $115.2 million for 2009, 2008 and 2007, respectively.

        In 2009, net cash provided by operating activities was $6.3 million higher than net income. The primary adjustments are $27.5 million in depreciation and amortization, a $3.0 million increase in the settlement of the Delaware Action, a $2.7 million increase in access fees subject to fee-based payments under the Settlement Agreement and an $7.8 million decrease in income tax receivable, partially offset by a decrease in deferred revenue of $25.9 million and accounts payable and accrued expenses of $8.2 million primarily due to lower compensation and benefits expenses and C2 related spending. The change in deferred revenue reflects the 2009 recognition by CBOE of monthly access fees collected in 2007 and 2008 and deferred pending the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

        In 2008, net cash provided by operating activities was $49.7 million higher than net income. Adjustments primarily consisted of $25.6 million in depreciation and amortization, a $14.2 million increase in current amounts due for accounts payable and accrued expenses and a $17.4 million increase in deferred revenue, partially offset by a $9.4 million increase in income taxes receivable. Deferred revenue reflected the assessment and collection of a monthly access fee for certain CBOE members the recognition of which was deferred pending final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement. These monthly fees were deferred and placed in an interest-bearing escrow account pending final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

        In 2007, net cash provided by operating activities exceeded net income by $32.0 million primarily due to depreciation and amortization of $25.3 million, a $3.6 million loss recognized on the sale of our investment in HedgeStreet and a $4.8 million increase in deferred revenue. The increase in deferred revenue largely resulted from the establishment of a monthly access fee for certain CBOE members pending final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

  Net Cash Flows from Investing Activities

        For the years ended December 31, 2009, 2008 and 2007 net cash used in investing activities was $10.3 million, $64.1 million and $16.2 million, respectively. These amounts primarily related to expenditures for capital and other assets in each of the respective periods, a decrease in restricted funds in 2009 and an increase in restricted funds in 2008 and 2007. Expenditures for capital and other assets totaled $38.0 million, $43.8 million and $32.1 million for 2009, 2008 and 2007, respectively. These expenditures primarily represent purchases of systems hardware and software. For the year ended December 31, 2009, the $10.3 million used in investing activities reflected capital and other asset expenditures of $38.0 million primarily offset by a decrease in restricted funds of $26.2 million due to the recognition of CBOE Temporary Member access fees resulting from the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

        In 2008, the $64.1 million used in investing activities primarily reflected an increase in restricted funds of $21.9 million and expenditures for capital and other assets of $43.8 million.

        In 2007, $20.0 million of cash flows from investments available for sale resulted from the maturity of Treasury Bills.

  Capital Expenditures

        Capital expenditures totaled $38.0 million, $43.8 million and $32.1 million for the 2009, 2008 and 2007 fiscal years, respectively. The majority of these capital expenditures were for the enhancement or the expansion of CBOE's trading technology and applications. CBOE continually invests in technology to support its trading platform to ensure that its systems are robust and have the capacity to handle the volume growth being witnessed in the options industry. In addition to capacity needs, our systems are constantly being modified to handle more complex trading strategies and sophisticated algorithms at the fastest possible response time. The higher level of spending in 2008 also was attributable to the development of initial systems requirements for C2, which is expected to launch in late 2010. The capital expenditures for C2 were $2.1 million and $20.7 million in 2009 and 2008, respectively.

        At December 31, 2009, construction in progress totaled $20.7 million, up $1.3 million compared with December 31, 2008. At December 31, 2008, construction in progress totaled $19.4 million, up $19.0 million compared with December 31, 2007. This increase primarily resulted from construction in progress related to the development of C2.

        CBOE expects capital expenditures in 2010 to be at approximately the same level of 2009 capital expenditures.

  Net Cash Flows from Financing Activities

        For the years ended December 31, 2009 and 2008, net cash used in financing activities totaled $0.1 million and $0.8 million, respectively. These amounts represent the payments of loan origination fees and, in 2009, annual agent fees for CBOE's credit facility. Net cash used in financing activities totaled $0.1 million for the year ended December 31, 2007, reflecting the purchase of Exercise Right Privileges from full members of the CBOT.

  Dividends

        As a member organization, CBOE has never paid dividends. If the restructuring occurs, we intend to pay regular quarterly dividends to our shareholders beginning in 2010. The annual dividend target will be approximately 20% to 30% of prior year's net income adjusted for unusual items. The decision to pay a dividend, however, remains within the discretion of our board of directors and may be affected by various factors, including our earnings, financial condition, capital requirements, level of indebtedness and other considerations our board of directors deems relevant. Future credit facilities, other future debt obligations and statutory provisions, may limit, or in some cases prohibit, our ability to pay dividends.

        The CBOE Holdings board of directors has appointed a special committee for purposes of declaring a special dividend. The committee has been authorized to declare a dividend of $1.25 per share of Class A and Class B common stock outstanding immediately following the completion of the restructuring transaction and the issuance of Class B common stock pursuant to the Settlement Agreement. The committee may not declare or pay the special dividend unless the restructuring transaction is approved by a majority of the CBOE memberships entitled to vote and the restructuring has been completed.

  Credit Facility

        CBOE and CBOE Holdings entered into a credit agreement dated as of December 23, 2008 with The Bank of America, N.A., as administrative agent, and the other lenders party thereto. The credit agreement provides for borrowings on a revolving basis of up to $150,000,000 and has a maturity date of December 23, 2011. Borrowings may be maintained at a Eurodollar rate or a base rate. The Eurodollar rate is based on LIBOR plus a margin. The base rate is based on the highest of (i) the federal funds rate plus 50 basis points, (ii) the prime rate or (iii) the Eurodollar rate plus 50 basis points, plus, in each case, a margin. The margin ranges from 150 to 200 basis points, depending on leverage. The credit agreement requires us to maintain a consolidated leverage ratio not to exceed 1.5 to 1.0 and a consolidated interest coverage ratio of no less than 5.0 to 1.0.

Lease and Contractual Obligations

        The CBOE leases office space in downtown Chicago, Illinois for its Regulatory Division, in a suburb of Chicago for its disaster recovery center, in New York for certain marketing activities and in Secaucus, New Jersey for C2, with lease terms remaining from 6 months to 44 months as of December 31, 2009. In addition, CBOE has contractual obligations related to certain advertising programs and licensing agreements with various licensors. The licensing agreements contain annual minimum fee requirements which total $14.3 million for the next five years and $3.0 million for the five years thereafter. Total rent expense related to these lease obligations for the years ended December 31, 2009, 2008 and 2007 were $3.3 million, $2.1 million and $0.5 million, respectively. Future minimum payments under these non-cancelable lease and advertising agreements were as follows at December 31, 2009 (in thousands):

	Total	Less than 1 year	1-3 years	3-5 years

Operating leases	$7,080	$2,639	$3,414	$1,027

Contractual obligations	4,114	1,292	2,822	—

Total	$11,194	$3,931	$6,236	$1,027

Legal Issues

        The CBOE is currently a party to various legal proceedings. Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. For a description of current CBOE litigation please see "Business—Legal Proceedings" on page 124.

Critical Accounting Policies

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and reported amounts of revenues and expenses. On an on-going basis, management evaluates its estimates based upon historical experience, observance of trends, information available from outside sources and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different conditions or assumptions.

  Revenue Recognition

        Transaction fees revenue is considered earned upon the execution of the trade and is recognized on a trade date basis and is presented net of applicable volume discounts. In the event liquidity providers prepay for transaction fees, revenue is recognized based on the attainment of volume thresholds resulting in the amortization of the prepayment over the calendar year. Access fee revenue is recognized during the period the service is provided and assurance of collectability is provided. Exchange services and other fees revenue is recognized during the period the service is provided. Market data fees from OPRA are allocated based upon the share of total options transactions cleared for each of the OPRA members and is received quarterly. Estimates of OPRA's quarterly revenue are made and accrued each month. Revenue from CBOE market data services are recognized in the period the data is provided. Regulatory fees are primarily assessed based upon customer contracts cleared by member firms and are recognized during the period the service is rendered.

  Long-lived Assets

        Long-lived assets to be held and used are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The CBOE bases the evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present that would indicate that the carrying amount of the asset may not be recoverable, the CBOE determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. In the event of impairment, the CBOE recognizes a loss for the difference between the carrying amount and the estimated value of the asset as measured using quoted market prices or, in the absence of quoted market prices, a discounted cash flow analysis.

  Investments in Affiliates

        Investments in affiliates represent investments in OCC, OneChicago, NSX Holdings, Inc. (NSX), the parent corporation of The National Stock Exchange, HedgeStreet and CBSX.

        CBOE's investment in OCC is carried at cost because of its inability to exercise significant influence.

        At December 31, 2008, CBOE's investment in NSX was $2.2 million, consisting of 8,424 Class A voting shares and 19,656 Class B non-voting shares. On March 18, 2009, CBOE exercised its last put right under the Termination of Rights Agreement with NSX. CBOE surrendered 19,656 shares of

Class B common stock resulting in a payment to CBOE of $1.5 million. CBOE no longer owns any Class B common shares, but continues to own 8,424 Class A common shares in NSX. CBOE no longer has a representative on the NSX board. At December 31, 2009, CBOE's investment in NSX totaled $0.5 million.

        CBOE, Interactive Brokers Group, LLC ("IBG") and the CME Group, Inc. are partners in OneChicago, a joint venture created to trade single stock futures. OneChicago is a for-profit entity with its own management and board of directors and is separately organized as a regulated exchange. CBOE made no capital contributions to OneChicago for the 2009, 2008 or 2007 fiscal years. At December 31, 2009, CBOE's investment in OneChicago was $2.3 million.

        CBOE II, LLC ("CBOE II") invested $3.8 million in HedgeStreet during 2006 and owned 17.6% of HedgeStreet common and preferred shares. CBOE II held one of six HedgeStreet board seats. On December 6, 2007, HedgeStreet completed a merger resulting in the transfer of all company assets and operations to IG Group. CBOE II received $0.2 million for the initial payment from the sale of CBOE II's equity investment to IG Group and recognized a loss of $3.6 million. A potential maximum second payment of $0.1 million was held in escrow for a period of one year to address any additional HedgeStreet claims. CBOE II received the final payment of $0.1 million in February 2009. CBOE II has since been dissolved.

        In 2007, CBOE received a 50 percent share in CBSX in return for non-cash property contributions, which included a license to use the CBOEdirect trading engine during the term of the company in addition to other license rights. CBOE accounts for the investment in CBSX under the equity method due to the lack of effective control over operating and financing activities.

        Investments in affiliates are reviewed to determine whether any events or changes in circumstances indicate that the investments may be other than temporarily impaired. In the event of impairment, the CBOE would recognize a loss for the difference between the carrying amount and the estimated fair value of the equity method investment.

  Software Development

        CBOE accounts for software development costs under ASC 350, Intangibles—Goodwill and Other (ASC 350). CBOE expenses software development costs as incurred during the preliminary project stage, while capitalizing costs incurred during the application development stage, which includes design, coding, installation and testing activities.

Market Risk

        CBOE provides markets for trading securities options. However, CBOE does not trade options for its own account. CBOE invests available cash in highly liquid, short-term investments, such as money market funds or investment grade paper. Our investment policy is to preserve capital and liquidity. CBOE does not believe there is significant risk associated with these short-term investments. CBOE has no long-term or short-term debt.

Recent Accounting Pronouncements

        In June 2009, the FASB issued ASC 105, Generally Accepted Accounting Principles (ASC 105). The codification will become the source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied to non-governmental entities. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of ASC 105 had no material impact on CBOE's financial position or results of operations.

        In June 2009, the FASB issued ASC 810, Consolidations (ASC 810), which alters how a company determines when an entity that is insufficiently capitalized or not controlled through voting should be consolidated. A company has to determine whether it should provide consolidated reporting of an entity based upon the entity's purpose and design and the parent company's ability to direct the entity's actions. ASC 810 is effective for a company's first fiscal year beginning after November 15, 2009 or January 1, 2010 for companies reporting on a calendar-year basis. The adoption of ASC 810 is not expected to have an impact on CBOE's financial position, results of operations or statement of cash flows.

Seasonality

        In the securities industry, quarterly revenue fluctuations are common and are due primarily to seasonal variations in trading volumes, competition and technological and regulatory changes. Typically, revenues are lowest in the third quarter, primarily in August, due to reduced trading activity during the summer months. However, in the third quarter of 2008, CBOE experienced high transaction volume, which CBOE attributes to unrest in the overall financial markets.

INDUSTRY

        Our primary business, providing a marketplace for the execution of transactions in exchange-traded options, is part of the large and growing global derivatives industry. Derivatives are financial contracts whose value is derived from some other underlying asset or reference value. These underlying assets and reference values include individual stocks, stock indexes, debt instruments, interest rates, currencies, commodities and various benchmarks related to trading and investment strategies. In recent years, derivatives have also been developed on economic indicators and "artificial" assets such as pollution rights. The global derivatives industry includes both exchange-traded products and a large over-the-counter market. The most common types of derivatives are options, futures and swap contracts. These products allow for various types of risk to be isolated and transferred.

        Over the past 10 to 15 years, the use of financial derivatives has expanded dramatically and evolved into a key tool with which money managers and investors attempt to transfer risk and achieve higher risk-adjusted returns. As a result, equity-linked derivatives have experienced significant growth.

Exchange-Traded Options

        Options represent a contract giving the buyer the right, but not the obligation, to buy or sell a specified quantity of an underlying security or index at a specific price for a specific period of time. Options provide investors a means for hedging, speculation and income generation, while at the same time providing leverage with respect to the underlying asset. Options are traded privately between two parties (known as "over-the-counter" options), as well as traded on U.S. securities exchanges. The vast majority of derivatives traded on U.S. securities exchanges are options on individual equities, market indexes and ETFs. Over-the-counter options that are traded include options on individual equities, ETFs and indexes, including options on the S&P 500 index.

        Exchange-traded stock option contracts are generally for 100 shares of underlying stock. In the case of an equity call option, the buyer purchases the right to buy 100 shares of the underlying stock at the strike price on or before the expiration date. The seller of the call option is obligated to sell 100 shares of the underlying stock at the strike price if the option is exercised. An investor may buy a call option with the expectation that the stock's price will increase, and the stock purchased at the lower strike price will have a higher market value. A call might also be used as a hedge against a short stock position. The writer of a call option may expect the price to stay below the strike price or may use calls as a way of selling the asset if a certain price point is reached.

        In the case of an equity put option, the buyer purchases the right to sell 100 shares of the underlying stock at the strike price on or before the expiration date. The seller of a put option is obligated to buy 100 shares of the underlying stock at the strike price if the option is exercised. An investor buys a put option with the expectation that the stock's price will decrease, and the stock will be sold at a value higher than might be obtained in the prevailing stock markets. The writer of a put option expects the price to stay above the strike price. Put options can be thought of as a form of insurance on the value of the investment.

        The price of an option is referred to as the "premium." The buyer of a call or a put pays the premium to the seller of the contract. Regardless of the performance of the underlying asset, the buyer's maximum exposure is the premium paid. The seller of a call, on the other hand, has open-ended exposure with respect to the increase in the value of the underlying asset; the seller of a put has the risk that the asset can become worthless. In return for the premium received, the seller of the option has assumed the risk associated with the change in the value of the underlying asset beyond the strike price. If the buyer exercises a call option on a stock, the seller may be assigned and, if so, is obligated to deliver the stock at the strike price, regardless of the cost of acquiring it. If a buyer exercises a put option on a stock, the seller, if assigned, is required to purchase the stock for the strike price, regardless of its current market value.

        The market for exchange-traded options has increased dramatically since their introduction by the CBOE in 1973. In 1974, the first full year of trading, the average daily trading volume on the CBOE was 22,462 contracts. In 1983, ten years after its inception, the CBOE traded over 82 million contracts for an average daily trading volume of 325,963 contracts. By 1993, the CBOE volume had grown to over 140 million contracts. In 2003, the CBOE traded over 284 million contracts. In 2009, our most recent fiscal year, CBOE volume had grown to 1.13 billion contracts. The continued growth in options trading can be attributed to a variety of factors including greater familiarity with options among investors; increased acceptance of options by institutions and industry professionals; improved technology, which has expanded the pool of potential options traders, lowered the cost of trading and facilitated the use of electronic trading strategies; the use of options by hedge funds; the continued introduction of new and innovative products; a narrowing of bid/ask spreads; and the lowering of transaction fees. The chart below shows total contract volume for the U.S. exchange-traded options industry from its inception in 1973 through 2009.

Total U.S. Exchange-Traded Options Industry Volume (Annually)

        Source: Options Clearing Corporation Data

        Based on World Federation of Exchanges data, 9.3 billion options were traded globally on exchanges in 2008, up from 5.2 billion in 2003, representing a 12.3% compound annual growth rate over the five year period. According to OCC, 3.6 billion total options contracts were traded on United States exchanges in 2009, reflecting a 25.0% compound annual growth rate over the past five years and a 25.2% compound annual growth rate since our inception in 1973.

        Despite the attractive industry dynamics, the options exchange industry was not immune to the financial crisis that began in the fall of 2008. Most participants in the options markets, including major investment banks, hedge funds and institutional and retail investors, suffered reductions in their asset and capital bases and generally reduced their level of trading activity. As a result, the growth in exchange options trading in 2009 did not keep pace with historical and recent trends as total U.S. industry volume of 3.6 billion contracts in 2009 represented an increase of only 1% over 2008 levels. Despite the lower levels of growth experienced in 2009, we believe the increased acceptance and use of options as a core risk management tool and attractive investment vehicle will continue to drive market growth. Furthermore, we believe significant opportunities exist to continue to expand the suite of exchange-traded options products and trading tools available to both institutional and individual investors and for the migration of activity from the over-the-counter market to exchanges.

Trading

        Until 2000, trading in options products on U.S. options exchanges traditionally occurred primarily on physical trading floors in areas called "pits" through an auction process known as "open outcry," which refers to face-to-face trading. A majority of orders were executed by members of such exchanges in open outcry, with individuals and firms becoming members of an exchange through the ownership or lease of a seat or access right. Trading is conducted in accordance with rules that are designed to promote fair and orderly markets. Traders have certain obligations with respect to providing bids and offers and, in exchange, they receive certain privileges.

        Over the past decade, electronic access has allowed exchange members, including those at CBOE, to provide electronic bids and offers without being physically present on the trading floor. Now, all of the U.S. options exchanges, either exclusively or in combination with open outcry trading, provide electronic trading platforms that allow members to submit bids, offers and orders directly into the exchange's trading system. As a result, many liquidity providers now operate remotely, away from the physical trading floors, and the majority of options trading volume is executed electronically.

        In the listed options market, there are currently options contracts covering approximately 3,300 underlying stocks, ETFs and indexes. The presence of dedicated liquidity providers, including both specialists and market makers, is a key feature of the options markets. Specialists and market makers provide continuous bids and offers for substantially all listed option series. In return for these commitments, specialists and market makers receive margin exemptions as well as other incentives such as participation rights and fee incentives.

        Two notable changes to options market structure occurred in 2009. One was the expansion of "portfolio margining" to customers. Previously available only to market professionals, portfolio margining significantly reduces margin requirements by examining the combined risk of a portfolio of financial instruments instead of margining each instrument separately. Portfolio margining has made trading more efficient by freeing up capital for other purposes. See "Regulation—Portfolio Margining."

        The second notable change was the introduction of penny pricing in the listed options markets. The listed options markets previously quoted options in either nickel or dime increments, unlike stocks, which trade in penny increments. Effective February 2007, options on 13 different stocks and ETFs started trading in penny increments as part of an industry-wide pilot program. Twenty-two additional option classes were added to the Penny Pilot on September 28, 2007, and another 28 classes were added on March 28, 2008. The SEC, after studying the results of the Penny Pilot, decided to add 300 additional classes at the rate of 75 classes every three months starting in November, 2009. As a result, additional option classes were added to the Penny Pilot in February 2010, and 75 option classes will be added in each of May and August of 2010. See "Regulation—Penny Pilot Program."

Clearing and Settlement

        Following the incorporation of the CBOE in 1973, the CBOE Clearing Corporation was founded to clear all options contracts trading on any U.S. exchange. The role of a clearinghouse is to act as a guarantor for options contracts to ensure that the obligations of the contracts are fulfilled. Shortly after its founding, the CBOE Clearing Corporation became OCC and was approved by the SEC to be the central clearinghouse for all exchange-listed securities options in the U.S. OCC is the world's largest equity derivatives clearing organization and currently clears a multitude of diverse and sophisticated products, including options, futures, and options on futures. Standard & Poor's has given OCC a credit rating of "AAA."

        Due to the variety of products cleared by OCC, it falls under the jurisdiction of both the SEC and the CFTC. The OCC is owned equally by five participant exchanges: the CBOE, NYSE Amex, LLC, International Securities Exchange, or the ISE, NYSE Arca, Inc. and NASDAQ OMX PHLX, Inc. It is no longer necessary for new exchanges to have an equity position in OCC. As a result, Boston Options Exchange, or the BOX, NASDAQ Options Market, or the NOM, and BATS Options Exchange are non-owner participant exchanges of OCC.

Recent Trends and Developments in the Options Industry

  Broadening of Customer Base

        Institutional interest in the options markets has increased as a result of the options markets' enhanced liquidity and the shift by investors towards more sophisticated risk management techniques. In addition to individual investors, financial institutions, hedge funds and proprietary trading firms commit significant capital to trading options contracts.

  Technological Advances

        Technological advances have enabled U.S. options exchanges to provide electronic trading platforms. The emergence of electronic trading has been enabled by the ongoing development of sophisticated electronic order routing and matching systems, as well as advances in communication networks and protocols. This has created conditions that have improved liquidity and pricing opportunities and has been conducive to superior trade executions. In addition, the growing use of technology, combined with other factors, has decreased costs, enabling exchanges to lower fees.

  Consolidation

        Competitive pressures and the advantages of large scale operations have provided the strategic rationale for consolidation among exchanges. The migration to stockholder structures and for-profit business models has facilitated a number of such mergers and acquisitions. For example, NYSE Euronext now owns both the Archipelago Exchange (which had previously acquired the former Pacific Exchange) and the American Stock Exchange. These entities are now known as NYSE Arca and NYSE Amex. Deutsche Borse has acquired the International Securities Exchange, and NASDAQ has acquired the Philadelphia Stock Exchange, now known as NASDAQ OMX PHLX. This trend has been occurring on a global scale and can be expected to continue.

  Competition

        As competition has become increasingly intense, exchanges have adopted a number of strategies to effectively compete with their exchange counterparts, including technological and product innovation, more stringent cost controls, diversification of revenue streams and changes in corporate structure to provide enhanced strategic flexibility, streamlined corporate governance and greater access to sources of capital. Economies of scale have also become a crucial competitive factor.

  Payment for Order Flow

        "Payment for order flow" has become an important consideration in options order routing decisions by brokerage firms. Payment for order flow began when some market makers within the industry started to pay brokerage firms for their customers' orders. Certain firms, in particular online and discount brokers, solicit or accept payment for their order flow. These payments have become an integral part of their business models and firms that accept payment argue that it allows them to charge their customers lower commissions.

        Under a typical payment for order flow arrangement, a firm that has order flow receives cash or other economic incentives to route its customers' orders to an exchange that has been designated by the provider of payment. Individuals or firms are willing to pay for the routing of order flow because they know, if certain other conditions are met, that they will be able to trade with a portion of all incoming orders, including those from firms with which it has payment for order flow arrangements. See "Regulation—Payment for Order Flow."

  Internalization

        Internalization occurs when a broker-dealer acts as principal and takes the other side of its customer's transaction. One form occurs when a full-service brokerage firm trades options as principal either to facilitate customer transactions when there is insufficient liquidity in the market, or simply to participate in the trade. As the options markets have grown, a number of these brokerage firms have entered the market making business, generally by acquiring specialist firms. This has led to a second form of internalization in which these firms direct their order flow to their own specialist units whenever possible. This type of internalization allows the firm to both earn a commission and capture the bid/ask spread, thereby increasing the profitability of the order flow they garner through their distribution system. See "Regulation—Internalization."

        In response to increased demand for the ability to internalize, exchanges have developed various market models and trading procedures to facilitate the ability of firms to direct their order flow to themselves or otherwise increase the opportunities the firm may have to interact with its own customers.

  Maker-Taker Pricing Structure

        For the past several years non-professional customers have paid little or no transaction fees in most competitively-traded options classes. Transaction fees are paid primarily by market makers and firms trading for their proprietary accounts. More recently, several options exchanges have introduced a new pricing model in which orders that take liquidity from the marketplace are charged a transaction fee, regardless of origin type, and orders that provide liquidity to the marketplace receive a rebate for doing so. This type of fee schedule, known as "maker-taker," is attractive to participants who regularly provide liquidity but not to firms representing customer orders, when those orders are takers of liquidity. The market share captured by exchanges using a maker-taker pricing model has been modest so far. The longer term impact of this pricing structure on the market shares of the options exchanges remains to be seen.

  High Frequency Trading

        "High frequency trading" refers to the practice of entering buy and sell orders in rapid succession, often as many as thousands of orders per second. The strategies pursued by high frequency traders depend on sophisticated algorithms to spot trends before others can react to them and to exploit minor fluctuations in securities prices. Its practitioners are professional traders who typically use high-speed computers co-located at exchanges with direct connections to exchange order routing systems to reduce latency. High frequency trading has driven up trading volume on equity exchanges and is estimated to account for from 50% to 70% of stock trading. It is playing a growing role in options markets and has led to the creation of a new category of participants designated as professional customers.

        The SEC is currently seeking comments on various practices related to high frequency trading to determine if these practices disadvantage "long-term" investors. The practices the SEC is reviewing include co-location and direct market access (access to trading directly on an exchange or alternative trading system, including those providing sponsored or direct market access to customers or other persons).

BUSINESS

Overview

        Founded in 1973, the CBOE was the first organized marketplace for the trading of standardized, listed options on equity securities. Today, CBOE is one of the largest options exchanges in the world and the largest options exchange in the U.S., based on both contract volume and notional value. We are recognized globally for our leadership role in the trading of options on individual equities, market indexes and ETFs, our suite of innovative products, our liquid markets and our hybrid trading model. This model integrates both traditional open outcry methods and our electronic platform, CBOEdirect, into a single market. Prior to the completion of the restructuring transaction, the CBOE operated as a member-owned, non-stock Delaware corporation. As of December 31, 2009, we employed 597 individuals.

        The chart below highlights trends in our options contract volume, product mix and U.S. market share of listed options over the past five years.

        Source: Options Clearing Corporation Data

        Our volume of options contracts traded in 2009 was 1.13 billion contracts, or 4.5 million contracts per day. This represents a decrease of 5% from the 1.19 billion contracts traded in 2008. The 1.19 billion contracts traded in 2008 represented an increase of 26% over the 944 million contracts traded in 2007. The 944 million contracts traded in 2007 represented an increase of 40% over the 675 million contracts traded in 2006. In 2009, 2008 and 2007, trades at the CBOE represented 31.4%, 33.3% and 33.0%, respectively, of the total contracts traded on all U.S. options markets. For the twelve months ended December 31, 2009, 2008 and 2007, we generated operating revenue of approximately $426 million, $417 million and $344 million, respectively. We generate revenue primarily from the following sources:

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  Transaction fees;

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  Access fees;

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  Exchange services and other fees;

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  Market data fees;

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  Regulatory fees; and

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  Other fees.

        Following the restructuring transaction, based on our current assumptions, we expect a significant amount of incremental operating revenues to be generated through fees related to trading permits, which will provide Trading Permit Holders access on the Exchange.

        The CBOE is a self-regulatory organization (SRO), which is regulated by the SEC. As an SRO, the CBOE plays a critical role in the U.S. securities markets: the CBOE conducts market surveillance and examines members and member organizations for, and enforces compliance with, federal securities laws, SEC rules and the CBOE Rules. Since March 26, 2004, the CBOE has also operated the CBOE Futures Exchange, LLC, or CFE, a wholly-owned subsidiary of the CBOE, which is a designated contract market under the oversight of the CFTC. In March 2007, the CBOE launched the CBSX, a facility of the CBOE in which the CBOE holds a 49.96% interest.

  History

        The CBOE was created by the CBOT in 1973 as a result of the CBOT's efforts to develop new products. Prior to that time, there was no organized, regulated marketplace for the trading of options on equities. "Put and call dealers" conducted trading of non-standardized options on an over-the-counter basis. When it became clear that options on equities would fall under the regulatory jurisdiction of the SEC, the CBOT decided to create a separate SRO for their trading. The CBOT ultimately spun this entity off as a separate, independent organization, while providing an Exercise Right to full members of the CBOT, pursuant to which such members would have the right to become members with trading rights on the CBOE for so long as they remained CBOT members.

        The original products, call options on the common stock of 16 major U.S. corporations listed on the NYSE, began trading on April 26, 1973 through an open outcry, floor-based trading system. Trading in these call options grew quickly. Additional options markets were soon created by existing stock exchanges, including the American Stock Exchange, or the AMEX (now known as NYSE Amex, LLC), the Midwest Stock Exchange, or the CHX (now known as the Chicago Stock Exchange), the Pacific Exchange, or the PCX (now known as NYSE Arca, Inc.), and the Philadelphia Stock Exchange, or the PHLX (now known as NASDAQ OMX PHLX, Inc.).

        Put options were introduced in 1977, and by the end of the year, annual options volume reached 25 million contracts. That same year, the SEC imposed a moratorium on further expansion of the options markets, pending an in-depth review of the regulatory structure and procedures.

        The moratorium ended on March 26, 1980, and the CBOE responded by increasing the number of stocks on which it traded options from 59 to 120. That same year, the options business of the CHX was consolidated into the CBOE.

        On March 11, 1983, ten years after it created the first options marketplace, the CBOE introduced the first options based on a stock index—the CBOE 100 (also known by its symbols, OEX and XEO). Subsequently, the CBOE entered into an agreement with Standard & Poor's in which the CBOE 100 became the S&P 100 and CBOE acquired the rights to offer trading in options based on the S&P 500 Index. On July 1, 1983, options were introduced on the S&P 500 Index, which has grown to be the CBOE's largest single product and the most actively traded index option in the U.S. according to OCC statistics. Since 1983, index option trading has expanded to cover many other broad-based indexes and myriad other indexes covering market segments, industry sectors and trading styles.

        Options volume continued to grow, and in 1984, the CBOE volume exceeded 100 million contracts. With the continuing growth in options trading, the CBOE outgrew its leased space in the CBOT building and decided to build its own facilities. In 1984, the CBOE moved into a 350,000 square foot facility, which we continue to occupy. That same year, the rapid growth in index options trading prompted the CBOE to introduce the first automated execution system for options. Shortly thereafter, in April 1985, the Exchange established The Options Institute as an industry resource for the education of options users, including account executives, institutional money managers, pension fund sponsors and individual investors.

        The CBOE continued to play a leading role in options product innovation. In 1990, the CBOE introduced Long-term Equity AnticiPation Securities, or LEAPS. LEAPS are long-term option contracts that allow investors to establish positions that can be maintained for a period of up to thirty-nine months for equity options and five years for index options. The development and introduction of LEAPS by the CBOE in 1990 added a new range of options possibilities. In 1993, the CBOE introduced FLEX options, which allow investors to customize certain terms on options contracts. In that same year, the CBOE unveiled VIX, a proprietary market volatility index that gauges investor sentiment. VIX has since become widely known as the market "fear gauge," and serves as the basis of one of our most actively traded products.

        In 1997, the CBOE acquired the options business of the NYSE and relocated it to the CBOE. That same year the CBOE was selected by Dow Jones & Co. to introduce the first options on the DJIA.

        In 1999, the CBOE modified the structure of its market making system to expand use of Designated Primary Market Makers, or DPMs, to all equity options. This modification assured that a specialist would be available to oversee trading and provide customer service to member firms in every equity option class. Shortly thereafter, the CBOE listed additional options classes that had previously been traded only on a single exchange.

        In 2000, a number of changes took place, including the opening for business of a newly created screen-based options exchange, the ISE, and the SEC's adoption of a plan to link the options exchanges so as to reduce the potential that a trade would occur at a price inferior to a better bid or offer in another marketplace. After a relatively slow start, the new screen-based ISE eventually was able to generate volume and capture market share from the existing exchanges. Following a decline in volume and market share from the 2000—2002 period, we launched CBOEdirect. CBOEdirect introduced our hybrid trading system which provided several innovations to our market model, including the combination of features of both floor-based and electronic trading. Following the launch of CBOEdirect, our trading volume began to grow at a rapid pace.

        In 2004, competition increased further as a second all-electronic competitor, the BOX, was launched. In 2006, the NYSE reentered the options market by merging with Archipelago Holdings, Inc. (Arca), which had previously acquired the PCX.

        Effective January 2006, the CBOE adopted a "for-profit" business model and began conducting its business activities with a focus on maximizing its profit potential in a manner consistent with the fulfillment of its responsibilities as an SRO.

        In early 2008, NASDAQ acquired the PHLX and also commenced operation of a new seventh options exchange, the NOM. In addition, the NYSE, now known as NYSE Euronext, acquired the AMEX, giving it two options exchanges on which to conduct business. In October 2008, the CBOE announced that it would create a second options market, currently referred to as "C2." C2 will be an all-electronic marketplace and will operate under a separate exchange license with its own board of directors, rules, connectivity, systems architecture and access structure. In December 2009, the SEC approved C2 as a separate, all-electronic options exchange. C2 is expected to launch in late 2010.

        In 2009, the BATS Exchange announced its intention to enter the options business and launched a U.S. equity options trading platform on February 26, 2010.

        The increased competition among exchanges combined with business model and product innovations have all contributed to the changing landscape and continued growth in industry and CBOE trading volumes. The chart below details contract trading volume on the CBOE since our inception in 1973 and highlights growth trends in contracts traded on the Exchange.

        Source: Options Clearing Corporation Data

Competitive Strengths

        The CBOE has established itself as the global leader and innovator in the options industry. We believe we are well positioned to further enhance our leadership position through several key competitive strengths:

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  Leading Brand, Reputation and Market Position.  As the world's first options exchange, the CBOE's leadership role in options trading is recognized worldwide. We are one of the largest options exchanges in the world and the largest options exchange in the U.S., based on both contract volume and notional value. Our opinions and positions on industry issues are sought by regulators, elected officials, industry and finance leaders and policy experts worldwide. Our website, which consists of over 40,000 pages, is the most extensive in the industry—Forbes Magazine has named it a "Best of the Web" for options investors since 2001.

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  Innovation and Product Development.  In addition to being the original marketplace for standardized, exchange-traded options, we created the world's first index options and have been the source of many other innovations with respect to products, systems and market structure in the options industry.

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  Innovation—We work closely and collaboratively with market participants to introduce new products and services to meet the evolving needs of the derivatives industry. We have introduced innovative products such as LEAPS, FLEX options, volatility options and, most recently, options on the S&P 500 Dividend Index. CBOE products, such as the CBOE S&P 500 BuyWrite Index, the CBOE S&P 500 PutWrite Index and futures and options on VIX, have received industry awards for innovation.

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  Exclusive Licenses—We have the exclusive right to list securities options based on the S&P 500, the S&P 100 and the DJIA indexes. Many of our products based on these exclusive licenses are among the most actively traded products on the CBOE and in the industry.

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  Proprietary Products—We have created our own proprietary indexes and index methodologies, including VIX, which provide benchmarks for options users, serve as the basis for exclusive products and provide licensing revenue for the Exchange.

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  Hybrid Trading Model.  Our hybrid trading model integrates open outcry and electronic trading into a single market. We believe that this innovative approach offers our users more choices, a diverse pool of liquidity and the ability to execute complex strategies that may not be available on purely screen-based trading systems.

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  Leading Proprietary Technology Platform.  We own, operate and maintain our core trading and information technology and systems and we continue to commit substantial resources towards ongoing development and implementation of these capabilities. Market participants rely on our technology and infrastructure, which provides a high level of availability and reliability. We believe the CBOEdirect trading platform is among the most advanced trading platforms in the world. It can simultaneously support both screen and floor-based trading for multiple trading models, multiple products and multiple matching algorithms. The technology underlying CBOEdirect is designed for extremely high performance. It is built on open standards providing platform independence and is designed to be scalable for both capacity and throughput.

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  Liquidity.  We support the options trading activities of approximately 1000 members, including nearly 200 trading firms representing leading financial and securities firms. We believe that this diverse pool of liquidity providers, in combination with our broad range of products, hybrid trading model and the CBOEdirect trading platform, offers our users the liquid markets they require to effectively execute their trading strategies.

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  Experienced Management Team.  CBOE's management team has extensive experience in the options industry. William J. Brodsky, our Chairman and Chief Executive Officer, and Edward J. Joyce, our President and Chief Operating Officer, each has over 35 years of experience with exchange management and derivative products. In addition, Mr. Brodsky currently serves as Chairman of the World Federation of Exchanges. The remaining seven members of the senior management team have an average of over 25 years of experience in the options industry. We believe that our management team has demonstrated an ability to grow our business through continued product and technological innovations and has evidenced the ability to respond to changing industry dynamics through ongoing adaptation of the CBOE's market model.

Growth Strategy

        Trading in derivative products has expanded at a rapid pace over the past several years as a result of a number of factors including technological advances that have increased investor access, declining costs to users, globalization and greater understanding of the products by increasingly sophisticated market participants. The CBOE is well positioned to leverage its competitive strengths to take advantage of these trends.

        We are undertaking the restructuring transaction to convert our business model from a member owned, non-stock corporation to a stock corporation, as described elsewhere in this proxy statement and prospectus. We believe that our continued focus on a for-profit strategy (a strategy we initiated in 2006) and adoption of a corporate and governance structure more like that of a for-profit business, will provide us with greater flexibility to respond to the demands of a rapidly changing business and regulatory environment. We also intend to further expand our business and increase our revenues and profitability by pursuing the following growth strategies:

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  Continue to Enhance Our Market Model and Trading Platform.  We recognize that the opportunity to participate in the growth of the derivative markets will be driven in great part by the trading functionality and systems capabilities that an exchange offers to market participants. We believe that our hybrid trading model offers flexibility to market participants, while the CBOEdirect trading platform offers state-of-the-art functionality, speed, performance, capacity and reliability. We intend to use our strong in-house development capabilities and continued investment to further augment the functionality and capacity of our trading systems. In addition, the CBOE created C2, a second, all-electronic options market that we expect will be capable of trading all of CBOE's products, including SPX, which currently trades primarily in open outcry. C2 is expected to launch in late 2010, and will operate under a separate exchange license with its own board of directors, rules, connectivity, systems architecture and access structure.

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  Develop Innovative Products.  We intend to continue to build on our reputation as an industry innovator through the development of new and innovative products. We intend to use licensed products and CBOE proprietary intellectual property to create exclusive products that meet the needs of the derivatives industry and enhance the CBOE brand. We anticipate that our new and innovative products will help drive trading volumes by attracting new customers to our Exchange and expanding the array of products available to existing customers. In addition, we believe our continuing product innovations will generate increased use of other CBOE products in the same way that VIX and the CBOE S&P 500 BuyWrite Index have generated additional trading activity in SPX.

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  Attract Over-the-Counter Market Participants.  As a result of the 2008 financial crisis, over-the counter market participants have been under pressure from regulators to move much of their trading from the over-the-counter market to an exchange-traded, centrally cleared environment. We seek to attract participants from the over-the-counter market to CBOE and are developing strategies that target this market segment. For example, CFLEX, our internet-based, electronic system for trading FLEX options, allows participants to customize key contract terms including strike price, exercise style and expiration dates of up to fifteen years with the administrative ease and clearing guarantees of standardized listed options.

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  Expand Service Offerings.  We believe there are significant opportunities to derive revenue from new and expanded service offerings. For example, our subsidiary, Market Data Express (MDX), sells historical options data, value-added proprietary information and a datafeed of certain S&P and CBOE index values to market data users. In addition, through a set of arrangements with S&P, CBOE permits S&P to license CBOE's proprietary indexes and index methodologies for certain purposes to securities firms and other exchanges.

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  Pursue Select Strategic Opportunities.  Technology, globalization and competition have led to the emergence of a number of diverse, world-class exchanges offering large pools of liquidity across multiple asset classes and product types. At the same time, new technologies and the internet have also created a fertile testing ground for new risk management products and market models. We expect these trends to continue, and we intend to evaluate consolidation and alliance opportunities that we believe will enhance stockholder value.

Products

        The CBOE provides a marketplace for the trading of options contracts that meet criteria established in the CBOE's Rules. The options contracts the CBOE lists for trading include options on individual equities, options on various market indexes and options on ETFs. In addition, we provide marketplaces for trading futures contracts and cash equities through our CFE subsidiary and CBSX.

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  Equity Options.  We offer trading in options with terms of up to nine months on the stocks of over 2,300 corporations. The stocks underlying our individual equity options are listed on the NYSE, NYSE Amex and NASDAQ. In addition, we also offer trading in long-term options, known as LEAPS, on approximately 800 stocks with terms of up to thirty-nine months.

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  Index Options.  We offer trading in options on 10 different broad- and narrow-based market indexes, including proprietary indexes that we have developed, such as VIX. The index options we list include some of the most widely recognized measures of the U.S. equity markets, such as the S&P 500, the DJIA, the NASDAQ 100 and the Russell 2000. We also offer trading in index options based on several benchmarks, including VIX, which has become a widely recognized measure of equity market volatility. Options based on indexes are among our most actively traded products, with several options listed exclusively on the CBOE (for example, options on the S&P 500, S&P 100, DJIA and VIX). We also trade LEAPS on several of our index products.

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  Options on ETFs.  We offer trading in options on over 200 ETFs based on various domestic and foreign market indexes. We also offer trading in LEAPS on 66 ETFs. The contract volume of options on ETFs traded at CBOE has experienced a 38% compound annual growth rate from 2005 through 2009, which was the highest rate of growth across all of our product categories.

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  Futures.  The CBOE provides a marketplace for trading futures through its wholly-owned subsidiary, CFE. To date, CFE has focused on the trading of futures related to CBOE-created benchmarks such as the CBOE volatility indexes.

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  Equities.  In early 2007, the CBOE began providing a marketplace for individual equity securities through a new trading facility owned with several broker-dealers. This stock exchange, known as CBSX, provides a marketplace for trading stocks on over 6,900 companies listed on NYSE, NASDAQ and AMEX.

  Proprietary Products

        The CBOE has developed several of its own proprietary indexes and index methodologies. These include volatility and/or variance indexes based on various broad-based market indexes (such as the S&P 500, the DJIA, the NASDAQ 100, the Russell 2000), realized variance indicators, the CBOE S&P 500 Implied Correlation Index, a number of sector indexes and a series of option strategy benchmarks, including the BuyWrite, the PutWrite and the Collar indexes based on the S&P 500 and BuyWrite indexes based on other broad-based market indexes. We also have licensed others to use some of these indexes to create products and have entered into agreements whereby we have granted to others the rights to sub-license some of these indexes. The CBOE generates revenue from the calculation and dissemination of over 30 real-time index values for third party licensors and from the licensing of CBOE's proprietary indexes.

Market Model

        The CBOE provides a reliable, orderly, liquid and efficient marketplace for the trading of options. The CBOE operates a quote-driven auction market that employs a combination of specialists, market makers and floor brokers. At the CBOE, DPMs are specialists that are charged with maintaining fair, orderly and continuous markets in specific option classes, with multiple specialists assigned to the most heavily traded options classes. DPMs trade for their own account and are not permitted to act as agent on behalf of customers, although they may be affiliated with large financial companies that also operate an agency business. Market makers, operating in-person on the trading floor and/or from remote locations, supplement the liquidity provided by the specialists by quoting both bids and offers for their own accounts in their assigned classes. Floor brokers act as agents on the trading floor to facilitate primarily large or complicated orders that customers choose not to direct to the electronic system.

  Market Participants

        Market participants typically perform one or more of the functions described below in their roles as members of the CBOE.

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  Market Maker.  A market maker is an individual or firm that engages in trading the Exchange's products either for his own account or for the account of his firm. A market maker may operate on the trading floor or remotely. Market makers do not act as an agent representing customer orders. Market makers have certain quoting obligations in their appointed product classes. Like stock specialists, they are granted margin relief to ensure they can conduct business without requiring excessive amounts of capital. Market makers must have a relationship with a clearing firm that will hold and guarantee their positions. When a person is referred to as a "trader," it typically implies that the individual acts as a market maker. The majority of the memberships in use at the CBOE are used for market making purposes.

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  Lead Market Maker, or LMM.  An LMM is a firm that assumes special obligations with respect to providing quotes for specific options classes. Currently, LMMs are utilized in SPX, OEX and XEO. LMMs are also utilized in certain classes where an off-floor DPM is in operation to ensure that trading floor personnel can always obtain verbal markets. In SPX, LMMs are appointed who rotate each expiration cycle, with at least two quoting at any given time. All LMMs are required to maintain a physical presence in the trading crowd of their appointed classes.

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  Floor Broker.  An individual who represents orders on the CBOE trading floor as an agent is known as a floor broker. Approximately 10% of the memberships in use at the CBOE are for floor broker purposes, but the orders they represent constitute a significant portion of the CBOE's total volume. Floor brokers generally do not trade for their own account and do not receive any margin benefit. They generate revenue by charging commissions to their customers for their services. A floor broker may represent orders for his firm's proprietary account provided it is done in accordance with the CBOE Rules.

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  Designated Primary Market Maker, or DPM.  A DPM is a member firm that has been assigned specialist responsibilities in certain options classes at the CBOE. As such, the term "DPM" and "specialist" are used interchangeably in this proxy statement and prospectus. Although they may be affiliated with a firm that conducts an agency business, DPMs trade for their own account and are not permitted to act as agent on behalf of customers. DPMs are obligated to provide continuous quotes in their appointed classes but at a notably higher standard than that of regular market makers. DPMs are also expected to participate in business development efforts to attract business to the CBOE for their appointed classes. Like market makers, they receive margin relief. DPMs also are granted "participation rights" in their appointed classes. Participation rights guarantee DPMs a minimum share of each trade for which they are on the best market. As of December 31, 2009, there are 14 different DPM firms covering 22 different trading crowds and three off-floor DPMs.

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  Electronic Designated Primary Market Maker, or eDPM.  An eDPM is a member firm that has been assigned specialist responsibilities similar to a DPM but operates remotely, not in person. They also are granted participation rights in their appointed classes but at a lower level than that of DPMs, reflecting their slightly lesser obligations. The eDPMs serve to supplement the role of the DPM and are also motivated to engage in business development efforts in their appointed classes. The appointments and class allocations granted to DPMs and eDPMs are not permanent and may be revoked or reassigned for cause. Currently, there are five eDPM firms at the CBOE, each having from 185 to 366 appointed classes.

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  Member Firm.  The term "member firm" is typically used to refer to those firms that bring customer order flow to the Exchange and that are members of the Exchange for the purpose of executing their customers' orders on the CBOE marketplace. These firms are also referred to as "order flow providers." They generate revenue by charging commissions for their services to their customers and in some cases through the receipt of payment for their order flow. Most traditional brokerage firms fall into this category. Other firms that are members of the Exchange are technically member firms but are usually referred to by one or the functions described above (i.e., DPM, market maker, etc.).

        Several of the functions described above, namely, market maker, DPM, eDPM and LMM, are often grouped together as "liquidity providers." This name refers to the fact that they all provide liquidity to the options market through their various obligations to provide to the marketplace two-sided quotes at which they are obligated to trade. Any of these liquidity providers may be designated as a preferred market maker by a member firm routing an order to CBOE. The preferred market maker is afforded a participation right provided that he or she meets certain other requirements with respect to the relevant option class and quoting obligations.

        Direct access to the CBOE marketplace is granted to individuals and firms that are CBOE members. A membership entitles the member to conduct business on the Exchange in one of the participant roles described above. As of December 31, 2009, the CBOE had over 1,000 authorized memberships and 200 active trading firms. A membership is required for any individual or firm that wishes to have direct access to the CBOE unless a market participant is a sponsored user of a member as further described below. There are 930 CBOE memberships that were created through the sale of CBOE Seats. When we refer to "CBOE Seats" we refer exclusively to these 930 CBOE memberships. In addition, the CBOE had temporarily extended the membership status of 252 former CBOT members who were CBOE members as a result of the CBOT Exercise Right prior to the acquisition of the CBOT by the CME Group. As of December 31, 2009, a total of 67 individuals have maintained their temporarily extended membership status. In July 2008, CBOE received authorization for an additional 50 access permits, called interim trading permits (ITPs), of which 38 were in use on December 31, 2009. These ITPs convey trading access, but not equity, in CBOE. They were issued by lottery to CBOE members and member firms.

        CBOE has a sponsored user program that permits non-members to enter orders on certain CBOE trading systems through a sponsorship arrangement with a CBOE member. These systems include CFLEX (CBOE's electronic FLEX option trading system) and CBSX. Additionally, up to 15 sponsored users may be provided with electronic access to all other products traded on CBOE. On January 13, 2010, the SEC proposed a new market access rule that, among other things, would effectively prohibit broker-dealers from providing customers with "unfiltered" or "naked" access to an exchange or alternative trading system (ATS). The 60-day public comment period expired on March 29, 2010.

  Hybrid Trading Model

        Most options are traded on the CBOE both electronically and in open outcry using its hybrid trading model. The CBOE developed the first hybrid-trading model, in which aspects of both open-outcry and electronic trading are integrated to function as a single market. This trading model is supported by state-of-the-art technology, including the CBOEdirect trading platform. Since we began operating our hybrid trading model in 2003, a significant portion of the volume in our products has migrated to electronic execution. However, for our most actively traded index product, SPX, substantially all of the volume continues to trade in open outcry, supported by automated execution of certain types of orders.

        The hybrid trading model enables the CBOE market makers to each employ their own, individual pricing models and to stream their own individual quotes into the CBOE trading engine. The CBOE market makers present on the trading floor are able to both stream their quotes into the CBOE's central trading engine and to participate in open outcry transactions effected in their trading crowd. Our hybrid trading model allows the CBOE to offer both electronic and open outcry trading models simultaneously without sacrificing the benefits each brings.

        At the core of the hybrid trading model are the matching algorithms, which is the means by which trades are executed and allocated to market participants. The CBOE's technology and Rules provide for a variety of different algorithms for matching buyers and sellers. The CBOE has the ability to apply different matching algorithms to different products, and currently has two different algorithms in operation for various products. Each matching algorithm is designed to meet the needs of a particular market segment. The setting of the matching algorithm affects the share of each trade that a quoting participant receives and is central to the opportunity and profit potential of market makers and other liquidity providers.

        The CBOE's matching algorithms provide price, depth and liquidity. The hybrid trading system calculates the national best bid and offer (NBBO), and orders are not executed at a price inferior to the NBBO except pursuant to limited exceptions provided in CBOE's rules. The system scans all other option marketplaces, and it has the capability to route orders to other marketplaces for execution if a better price exists elsewhere. This linkage model is based on the Regulation NMS (National Market System) inter-market linkage structure that exists for U.S. equity trading. The structure requires price protection of the exchanges' best bids and offers (BBOs) and utilizes Intermarket Sweep Orders (ISOs) to trade multiple prices at multiple exchanges nearly simultaneously. Orders reflecting prices that are inferior to an exchange's BBO do not receive protection under this plan.

        The hybrid trading system also supports off-floor participants, including remote market making, off-floor DPMs and eDPMs. In June 2004, the CBOE introduced eDPMs into 400 of the most actively traded options classes, which accounted in the aggregate for approximately 90% of average daily contract volume. Currently, eDPMs make markets in over 500 classes. Remote market making is available in all hybrid classes, except SPX, including several of CBOE's proprietary products.

        The CBOE's market model continues to evolve as we innovate and adapt to changes in the marketplace. Details on the CBOE's technological capabilities, as well as key systems offerings employed by the CBOE members, are described below.

Technology

        The CBOE's technology supports trading on multiple exchanges: CBOE, CFE, CBSX and OneChicago. The CBOE's systems can simultaneously support multiple trading models and multiple matching algorithms per exchange. For example, different products could trade simultaneously using open outcry, screen based or a hybrid model. Within these trading models, different products can be traded using different matching algorithms. CBOEdirect has recently been enhanced to support trading options on futures.

  Trading Platform

        CBOEdirect, the central platform for the CBOE's hybrid trading system, was launched in 2003. The CBOEdirect platform integrates the CBOEdirect trading engine with the routing, display systems and broker handling systems that support the trading floor. It provides features of screen-based and floor-based trading in what we believe is a "best of both worlds" market model.

        The CBOE uses a quote-driven market model where liquidity providers have quoting obligations. The CBOEdirect trade engine includes the match engine, the order book and the quote processor. CBOEdirect enables the users to post quotes with size and expedite order execution. CBOEdirect accepts streaming quotes from individual market makers, DPMs, eDPMs and LMMs, automatically executes marketable orders and opens the book to non-customers.

        CBOEdirect functionality includes: quote lock, Quote Risk Monitor, User Input Monitor, numerous matching and allocation algorithms, a complex order book including complex orders with a stock component, preferenced orders and several auction mechanisms. The various matching and allocation algorithms are configurable by product.

        CBOEdirect's underlying technology is a Java application with an infrastructure designed for high performance and is designed to be scalable for capacity and throughput. The CBOE's trading platform is capable of accommodating significantly more than the approximate 5,700 distinct options symbols and 285,000 options series currently trading on the Exchange. In addition to simple orders, the CBOE's systems support trading spreads and other complex orders, as well as options that expire weekly. Over the past 12 months, the CBOE has transmitted to OPRA peaks of over 450,000 quotes per second, and the CBOE accepts from its users, and disseminates to OPRA, more quotes than any other exchange.

        The CBOE has a system design that allows for a quick introduction of different types of derivative and securities products, including options, futures, options on futures and stock products. In addition, the CBOE's systems facilitate different trading models, allowing the CBOE to move from a floor-based model to a screen-based model.

        The CBOE provides application programming interfaces, or APIs, to facilitate both quote and order entry as well as auction processing. These include a proprietary API called CBOE Member interface, or CMi, and the industry-standard Financial Information Exchange, or FIX.

  Order Routing, Trade Match, Ticker Plant and Market Data

        The CBOE's order routing system allows members to use FIX or CMi. In 2008, the CBOE completed the migration of the order routing system, electronic market linkage and functions that support non-hybrid trading from the mainframe to the CBOEdirect platform.

        The CBOE's Trade Match system uses CBOEdirect technology. It sends matched trades to the OCC, which then settles and clears the trades. The Trade Match system currently provides matched trade information to clearing firms via CBOEdirect technology. Brokers have access to their trades and related account information via a web-based interface or through an API.

        The CBOE's ticker plant, XTP, takes in market data feeds from CTS/CQS, OPRA, NASDAQ, the CBOT, the CME and other sources and disseminates the data internally to other systems on a publish/subscribe basis. XTP's most recent processing peak was 1.1 million messages per second, or MPS, inbound from the OPRA, with over 6 billion messages per day.

        The CBOE disseminates options market data to OPRA and to its members via FIX and CMi. The CBOE also uses Ticker Express to provide fast, accurate market data to its members. CFE disseminates futures market data via the CBOE Financial Network, or CFN, CBOE's futures market data network. The CBOE has a fully integrated real-time system to track electronic trading for Help Desk troubleshooting and regulatory analysis. The CBOE also has an extensive data warehouse with terabytes of historical trading data that provides fast and easy access to data for analysis.

  Disaster Recovery

        The CBOE has developed an off-site disaster recovery facility to help ensure continuity of trading on a next-day basis in the event of a disaster that would require closing the CBOE's building. CBOEdirect is the disaster recovery platform. The disaster recovery site provides backup for CBOE products including index options, futures, options on futures, equities and equity options.

  Clearing System

        OCC clears the CBOE's options products, and OCC acts as the issuer, counterparty and guarantor for all options contracts traded on the CBOE and other U.S. securities exchanges. Upon execution of an option trade, we transmit to OCC a record of all trading activity for clearing and settlement purposes. OCC fulfills these same functions for futures products traded on the CFE. The National Securities Clearing Corporation clears the CBOE's stock and ETF products.

  Market Data

        Our markets generate valuable information regarding the prices of our products and the trading activity in those markets. Market data relating to price and size of market quotations and the price and size of trades is collected and consolidated by OPRA. OPRA disseminates the information to vendors who redistribute the data to brokers, investors and other persons or entities that use our markets or that monitor general economic conditions, such as financial information providers, broker-dealers, banks, futures commission merchants, public and private pension funds, investment companies, mutual funds, insurance companies, hedge funds, commodity pools, individual investors and other financial services companies or organizations. After costs are deducted, the fees collected are distributed among exchange participants based on their transaction volumes pursuant to the OPRA Plan. As of December 31, 2009, our market data was displayed on approximately 182,000 terminals worldwide. See "Regulation" for further information on OPRA.

        Through our subsidiary, MDX, we are expanding our market data offerings. MDX is a market data vendor providing information on specialized indexes, time and sales information and specialized reports of historical market data. In the near future, MDX plans to offer information on market depth for both stocks and options as well as complex order information for options.

Other Business Relationships

        In addition to its options operation, the CBOE is an owner of or an equity holder in several related organizations as shown in the table below (upon completion of the restructuring transaction, CBOE Holdings will become the owner of CBOE Futures Exchange, LLC, C2 Options Exchange, Incorporated and CBOE Execution Services, LLC).

Related Organization	Ownership Interest

The Options Clearing Corporation	20% Equity Interest

CBOE Stock Exchange, LLC	49.96% Equity Interest

OneChicago, LLC	23.7% Equity Interest

NSX Holdings, Inc.	4.6% Equity Interest

CBOE Futures Exchange, LLC	Wholly-owned subsidiary of CBOE

C2 Options Exchange, Incorporated	Wholly-owned subsidiary of CBOE

CBOE Execution Services, LLC	Wholly-owned subsidiary of CBOE

        Outlined below is a brief description of each of these relationships.

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  The Options Clearing Corporation, or OCC.  The CBOE is a one-fifth owner of OCC, which is the sole entity providing clearing and settlement of exchange-traded securities options in the U.S. OCC also clears securities futures for OneChicago and futures for CFE, for the U.S. operations of NYSE Liffe, for the NASDAQ OMX Futures Exchange and for the Electronic Liquidity Exchange (ELX). The other owners of OCC, in equal one-fifth proportions, are the NYSE Amex, the ISE, the NYSE Arca and the NASDAQ OMX PHLX. Our OCC ownership is not a source of dividend income to us.

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  CBOE Stock Exchange, LLC, or CBSX.  In July 2006, the CBOE announced that it would enter the stock trading business through a new facility jointly owned with several broker-dealers: VDM Chicago, LLC, LaBranche & Co., Inc., IB Exchange Corp. and Susquehanna International Group, LLP. More recently, Lime Brokerage Holdings LLC purchased an equity interest from the owners other than CBOE. CBSX has been organized as a Delaware limited liability company in which CBOE currently holds a 49.96% equity interest. CBSX uses CBOE technology to offer trading in approximately 6,900 stocks listed on the NYSE, NASDAQ and the AMEX. CBSX was launched in the first quarter of 2007 and operates an electronic market model utilizing the CBOEdirect trade engine and a simple price-time matching algorithm. CBOE members are eligible to obtain access to trade on CBSX without obtaining a separate permit. CBSX is also authorized to issue up to 100 trading permits to non-CBOE members. The CBSX permits do not carry any equity interest in CBSX or the CBOE. As of December 31, 2009, there were 62 CBSX trading permit holders and 97 CBOE members with trading access to CBSX.

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  OneChicago, LLC.  CBOE, LLC, a wholly-owned subsidiary of CBOE, owns an equity interest in OneChicago, a joint venture originally created with the CME and the CBOT for the trading of securities futures, which are jointly regulated by both the SEC and the CFTC. On March 15, 2006, Interactive Brokers Group, or IBG, made a major investment in OneChicago and acquired a 40% interest. Prior to the IBG investment, CBOE, LLC held a 39.81% interest in OneChicago. The IBG investment reduced CBOE, LLC's equity interest to 24.01%. Subsequent stock grants to management on October 9, 2008 further reduced CBOE LLC's equity interest to 23.7%.

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  NSX Holdings, Inc.  The CBOE owns an equity interest in NSX Holdings, Inc. In January 2005, the CBOE entered into an agreement with National Stock Exchange, Inc., or the NSX, to sell the majority of the CBOE's ownership in the NSX back to the NSX for $11 million over a four-year period, subject to certain minimum NSX working capital levels. Subsequent to the January 2005 agreement, the NSX converted into a holding company structure consisting of NSX Holdings, Inc. and the NSX, both Delaware for-profit corporations. As part of the restructuring transaction, the CBOE received 8,424 shares of Class A common stock and 58,698 shares of Class B common stock in NSX Holdings, Inc. The last of the payments required under the 2005 agreement was made in March 2009, and the CBOE has now sold back to NSX all of its Class B common stock in NSX Holdings. The CBOE continues to hold its Class A common stock in NSX Holdings, representing a fully diluted equity interest of approximately 4.60% as of December 31, 2009.

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  CBOE Futures Exchange, LLC, or CFE.  In 2004, the CBOE began to operate a futures subsidiary, CFE, which is regulated by the CFTC. The primary products traded on CFE are futures on various measures of market volatility. The volumes of trading, revenues and expenses associated with CFE are not significant in the CBOE's overall operation.

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  C2 Options Exchange, Incorporated, or C2.  On October 21, 2008, the CBOE announced that it would seek approval to launch a new and separate options exchange, C2. On December 10, 2009, the SEC approved the exchange registration application for C2, which will operate as a wholly-owned subsidiary and will become a wholly-owned subsidiary of CBOE Holdings upon the completion of the restructuring transaction. C2 will operate under a separate exchange license with a separate access structure and fee schedule. C2 will be an all-electronic options marketplace, capable of listing and trading all CBOE products using multiple market models and pricing structures. C2 will have its own board of directors, rules, connectivity and systems architecture, with its primary data center located in Secaucus, New Jersey. CBOE expects C2 to launch in the latter part of 2010.

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  CBOE Execution Services, LLC.  On January 12, 2009, the CBOE formed CBOE Execution Services, LLC as a wholly owned subsidiary. This entity is intended to be available for use as a broker-dealer if and when a determination is made to register and use the entity in that capacity. For example, the CBOE could determine in the future to register the entity as a broker-dealer and use the entity to act as an outbound router of orders to other exchanges and execution venues on behalf of the CBOE and CBSX.

        The CBOE also has long-term business relationships with several providers of market indexes. The CBOE licenses these indexes as the basis for index options. In some instances, these licenses provide the CBOE with the exclusive right to list options contracts based on these indexes. Of particular note are the following:

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  Standard & Poor's Corporation.  We are able to offer contracts on the S&P 500 Index as a result of a licensing arrangement with Standard & Poor's. This license provides the right to use the S&P 500, the S&P 100, and several other indexes published by Standard & Poor's as the basis for standardized, exchange-traded options contracts until 2022. Under its license with Standard & Poor's, the CBOE has the exclusive right to list securities options on the S&P 500 Index and S&P 100 Index until 2018.

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  Dow Jones & Co.  We are able to offer contracts on the DJIA as a result of a licensing arrangement with Dow Jones & Co. This license provides us the right to use the DJIA and several other indexes published by Dow Jones & Co. as the basis for standardized, exchange-traded options contracts. Under its license with Dow Jones & Co., the CBOE has the exclusive right to list securities options on the DJIA during standard U.S. trading hours until 2012. Both Dow Jones and the CBOE have the right to extend the exclusive license on the DJIA until 2017.

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  NASDAQ.  We are able to offer contracts on the NASDAQ 100 Index as a result of a licensing arrangement with NASDAQ. This license provides the CBOE the right to use the NASDAQ 100 as the basis for standardized, exchange-traded options contracts. The license with NASDAQ is non-exclusive.

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  Frank Russell Co.  We are able to offer contracts on the Russell 2000 and other indexes in the Russell index family, as a result of a licensing arrangement with Frank Russell Co. This license provides the CBOE the right to use the Russell indexes as the basis for standardized, exchange-traded options contracts. This license is non-exclusive.

Information Sharing

        The CBOE is a member of the Intermarket Surveillance Group, which consists of over 30 exchanges and regulatory organizations both within and outside the U.S. The Intermarket Surveillance Group serves this same purpose of providing for the sharing of information under specific circumstances related to the enforcement of regulations.

        In 2005, the CBOE entered into a series of Memoranda of Understanding with the three futures exchanges and the two stock exchanges in the Peoples Republic of China. As of December 31, 2009, no options or other financial derivatives are traded on these markets. These agreements govern the sharing of information on market and product development and provide for the CBOE to potentially work with these exchanges toward the development of new markets for derivative products. Similar agreements have also been entered into with the Korea Exchange, the Taiwan Futures Exchange, the China Financial Futures Exchange and the Thailand Futures Exchange.

Intellectual Property

        The CBOE's intellectual property assets include: the above-referenced license rights; proprietary indexes created and calculated by the CBOE and the methodologies used to calculate several of the CBOE's proprietary indexes; patents and patents pending on certain CBOE technologies and products; the CBOE market data; trade secrets; and various trademarks, service marks and internet domain names that are used in conjunction with the CBOE, its products and services. We attempt to protect this intellectual property by seeking patents, applying for copyright and trademark registrations, taking steps to protect our trade secrets, entering into appropriate contract provisions and other methods.

        We review our systems, products and methods of doing business to identify properties that should be protected, and we undertake to establish appropriate protections. As a result, we have rights to a number of patents and pending patent applications in the United States and other countries throughout the world.

        We own or have trademark rights in many of the product names, trade names, trademarks and service marks that we use in conjunction with our services. ACCEPT NO SUBSTITUTE®, CHICAGO BOARD OPTIONS EXCHANGE®, CBOE®, CBOEDIRECT®, CBSX®, CBOE STOCK EXCHANGE®, CBOE VOLATILITY INDEX®, BE A BETTER INVESTOR®, CAPS®, CEBO®, CFE®, CFLEX®, FLEX®, FLEXIBLE EXCHANGE®, GAS AT THE PUMP®, HYBRID®, HYTS®, IT'S ABOUT TIME®, LEAPS®, MARKET DATA EXPRESS®, MDX®, MNX®, OEX®, POWERPACKS®, THE OPTIONS INSTITUTE®, THE OPTIONS TOOLBOX®, VIX®, VARB-X®, WHY BUY A STOCK WHEN YOU CAN LEASE IT?® and XEO® are our registered U.S. trademarks or servicemarks. We also have filed applications to register trademarks in the U.S. that are currently pending and/or have common law rights in numerous marks, including, among others, ASK THE INSTITUTESM, BEST EXECUTION ASSURANCE PROGRAMSM, BUYWRITESM, BXMSM, BXOSM, CBOEFLEX.NETSM,CBOE-TVSM, C2SM, CESOSM, CFLEXSM, CHICAGO FUTURES EXCHANGESM, COBRASSM, COBWEBSM, THE EXCHANGESM, GAPPSM, INDEX WORKBENCHSM, LASRSSM, LONG-TERM EQUITY ANTICIPATION SECURITIESSM, MAKE I CONTACTSM, NO SUBSTITUTESM, OPTIONSINSTITUTEPLUSSM, PULSESM, PUTSM, PUTWRITESM, SPXSM, THE EXCHANGE OF VISIONSM, THE OPTIONS INITIATIVESM, THE OPTIONS INTENSIVESM, THE OPTIONS TOOLBOXSM, THE OPTIONS TRANSITIONSM, RVXSM, ULTIMATE MATCHING ALGORITHMSM, VXDSM, VXNSM, VPDSM, VPNSM, VTYSM, VXOSM and VXVSM, WEEKLYSSM, WE GIVE YOU OPTIONSSM and XSPSM.

        We also use many trademarks that are owned by third parties, either pursuant to licenses granted to us or merely to refer factually to products that are traded on our markets, including but not limited to: Standard & Poor's®, S&P®, S&P 500®, Standard & Poor's Depositary Receipts®, SPDR®, Standard & Poor's 500, Russell 1000®, Russell 2000®, Russell 3000®, Russell MidCap, Dow Jones, DJIA, Dow Jones Industrial Average, Dow Jones Transportation Average, Dow Jones Utility Average, DIAMONDS, The NASDAQ-100 Index®, NASDAQ-100®, The NASDAQ National Market®, NASDAQ®, NASDAQ-100 Shares, NASDAQ-100 Trust, Morgan Stanley Retail Index, MSCI, EAFE, iShares, BGI and the MSCI index names.

Competition

        The U.S. options industry is extremely competitive. We compete with a number of registered national securities exchanges and may compete with other exchanges or other trading venues in the future. The seven other U.S. options exchanges that are our primary direct competitors are NYSE Amex, BOX, ISE, NYSE Arca, NASDAQ OMX PHLX, NOM and BATS, which launched a new options exchange on February 26, 2010. The CBOE is the largest options exchange in the U.S. based on both total contract volume and notional value. Our market share for all options traded on U.S. exchanges over the past five years has ranged from 30.6% to 33.3%. Market share for each U.S. options exchange, based on total contract volume, is shown below for 2009.

        Our competitive challenge is to convince broker-dealers to route options orders to the CBOE rather than to our competitors and to convince liquidity providers to concentrate their market making activity on the CBOE. This is particularly true with respect to options on individual equity securities and ETFs, which tend to be traded on multiple exchanges. We compete through a variety of methods, including:

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  Offering market participants an efficient, transparent and liquid marketplace for trading options both through traditional open outcry methods and through our electronic platform, CBOEdirect;

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  Providing advanced technology that offers broad functionality, high bandwidth, fast execution, ease of use, scalability, reliability and security;

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  Offering participants access to a broad array of products and services, including proprietary products;

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  Offering customers execution at the national best bid and offer with the additional potential for price improvement;

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  Offering customers liquidity beyond the size posted on the screens;

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  Offering a cost-effective trading venue to order flow providers;

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  Facilitating payment for order flow through the administration of marketing fees;

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  Offering market makers and specialists cost-effective access to customer order flow, including potential participation rights that guarantee them a portion of certain trades provided they have met certain obligations; and

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  Providing brokers and their customers with a complete source of information on options as well as extensive options education.

Employees

        As of December 31, 2009, we employed 597 individuals. Of these employees, 267 were involved in systems development or operations, 106 were involved in direct support of trading operations and 84 were involved in regulatory activities. The remaining 140 personnel provide marketing, education, financial, legal, administrative and managerial support. Our seven building engineers are the only employees covered by a collective bargaining agreement. Management believes that we have strong relationships with our employees.

Facilities

        Our principal offices are located at 400 South LaSalle Street, Chicago, Illinois 60605. Through our wholly-owned subsidiary, Chicago Options Exchange Building Corporation, we own the building in which our principal offices are located and occupy approximately 350,000 square feet of this building. We also lease 23,828 square feet of office space at 111 West Jackson Boulevard, Chicago, Illinois which houses our Regulatory Division. The lease on this space expires in 2011 and contains an option to renew for an additional two years. In addition, the CBOE maintains a New York representative office at 61 Broadway, New York, New York 10006. That lease on 2,881 square feet expires in 2012 and contains an option to renew for an additional five years. We also lease 3,300 square feet of space outside the City of Chicago for our disaster recovery facility. The lease on that facility expires in 2010, but we have an option to extend it for a year. Finally, we lease 2,022 square feet of space located in Secaucus, New Jersey for C2, our new alternative options exchange. The lease on that space expires in 2013 and includes an option to renew for two additional years. We believe the space we occupy is sufficient to meet our current and future needs.

Legal Proceedings

        The CBOE was or is currently a party to the following legal proceedings:

  Litigation with Respect to the Restructuring Transaction

        On August 23, 2006, the Delaware Action was filed. Plaintiffs sought a judicial declaration that an Exercise Member Claimant was entitled to receive the same consideration in the CBOE's restructuring transaction as a CBOE Seat owner, and plaintiffs also sought an injunction to bar CBOE and CBOE's directors from issuing any stock to CBOE Seat owners as part of the restructuring transaction, unless class members each received the same stock and other consideration as a CBOE Seat owner.

        On October 17, 2006, CBOT Holdings announced the CME/CBOT Transaction. In response to that announcement, the CBOE determined that the proper interpretation of Article Fifth(b) was that, upon the closing of the CME/CBOT Transaction, no one would qualify as a CBOT "member" for purposes of Article Fifth(b) and therefore no one would be eligible to become or remain an exercise member of the CBOE. The CBOE submitted the Eligibility Rule Filing for review and approval by the SEC on December 12, 2006, as required because of the CBOE's status as a national securities exchange, and CBOE amended that submission on January 16, 2007.

        On January 4, 2007, plaintiffs filed an amended complaint that challenged the CBOE's interpretation of Article Fifth(b) contained in the Eligibility Rule Filing. On January 11, 2007, plaintiffs filed a motion for partial summary judgment on their claims. On January 16, 2007, the CBOE and the director defendants moved to dismiss the amended complaint to the extent it challenged the CBOE's interpretation of Article Fifth(b), on the ground that the SEC's jurisdiction to consider such interpretations preempts any state law challenge to that interpretation.

        On February 22, 2007, CBOE and the other director defendants filed a brief in support of their motion to dismiss (on the ground of federal preemption) any complaint about CBOE's Eligibility Rule Filing and to stay consideration of any other issues in the complaint. On May 30, 2007, the Delaware Court heard argument on defendants' motion to dismiss and plaintiffs' motion for partial summary judgment.

        On July 20, 2007, CBOT and the other plaintiffs filed a motion requesting that the Delaware Court enter a temporary restraining order prohibiting CBOE from implementing or enforcing the Interim Access Interpretation, which was the CBOE's interpretation of CBOE Rule 3.19 and provided that persons who were exercise members in good standing before the consummation of the CME/CBOT Transaction would temporarily retain their CBOE membership status until the SEC ruled on the Eligibility Rule filing. The Interim Access Interpretation went into effect upon its filing on July 2, 2007. On August 3, 2007, the Delaware Court denied the plaintiffs' motion for a temporary restraining order prohibiting CBOE from implementing or enforcing the Interim Access Interpretation.

        On August 3, 2007, in response to defendants' motion to dismiss or for a stay, the Delaware Court stayed further litigation until the SEC took action on CBOE's Eligibility Rule Filing. The Delaware Court retained jurisdiction over any contract and property claims, and over any "economic rights," that might remain at issue after the SEC's decision.

        On August 23, 2007, following the Delaware Court's denial of the request for injunctive relief with respect to the Interim Access Interpretation, plaintiffs filed a comment letter with the SEC requesting that the SEC abrogate that rule interpretation. CBOE opposed this request. The 60-day abrogation period set forth in Section 19 of the Exchange Act expired on August 31, 2007 without the SEC taking any action to abrogate. As a result, the Interim Access Interpretation remained in effect pending the SEC decision on the Eligibility Rule Filing.

        On September 10, 2007, CBOE filed another interpretation of CBOE Rule 3.19, the Continued Membership Interpretation, which was effective on filing, although it was to become operational only upon the SEC's approval of the Eligibility Rule Filing. Under that interpretation, the temporary membership status of persons whose membership status had been extended under the Interim Access Interpretation would continue in effect after the SEC's approval of the Eligibility Rule Filing. CBOT and others requested that the SEC abrogate the Continued Membership Interpretation, but the 60-day abrogation period set forth in Section 19 of the Exchange Act expired without the SEC taking any action to abrogate. As a result, the Continued Membership Interpretation remained in effect.

        On October 2, 2007, CBOT and the other plaintiffs filed a motion requesting that the Delaware Court lift the stay to allow them to file a third amended complaint and to begin discovery. CBOE filed its opposition to that motion on October 5, 2007. On October 10, 2007, the Delaware Court denied plaintiffs' motion to lift the stay because it found that the future course of the litigation, if any, would likely be influenced in significant part by the action taken by the SEC on the Eligibility Rule Filing.

        On January 15, 2008, the SEC issued an order approving the Eligibility Rule Filing. The SEC recognized that "the actions of the CBOT necessitated CBOE's interpretation of Article Fifth(b) to clarify whether the substantive rights of a former CBOT member would continue to qualify that person as a 'member of [the CBOT]' pursuant to Article Fifth(b) in response to changes in the ownership of the CBOT."

        Plaintiffs filed a third amended complaint on February 6, 2008. Plaintiffs' essential claims remained the same, although plaintiffs alleged in their new complaint that the adoption of the Interim Access

Interpretation damaged so-called CBOT full members in their capacity as owners and lessors of such memberships and that CBOE's board of directors was dominated by interested directors when it approved the Eligibility Rule Filing, the Interim Access Interpretation and the Continued Membership Interpretation. On February 7, 2008, CBOE moved for summary judgment in its favor on all counts, based principally on the SEC's approval of the Eligibility Rule Filing. CBOE and the other defendants filed their answer to plaintiffs' third amended complaint on March 11, 2008.

        On March 14, 2008, CBOT and two CBOT members appealed to the United States Court of Appeals for the District of Columbia from the SEC order that approved the Eligibility Rule Filing, and CBOE was granted leave to intervene in that appeal. The Court of Appeals subsequently ruled that further proceedings in that appeal would be held in abeyance pending either the resolution of the issues pending in the Delaware Court or the consummation of the Settlement Agreement.

        On March 19, 2008, plaintiffs submitted a renewed motion for partial summary judgment to the Delaware Court. Plaintiffs requested a declaratory judgment that the CME/CBOT Transaction did not extinguish the Exercise Right eligibility of "Eligible CBOT Full Members" and that "Eligible CBOT Full Members" are entitled to receive the same consideration that would be provided to owners of CBOE Seats in connection with any CBOE restructuring transaction.

        On April 21, 2008, CBOE and the other defendants filed an amended motion for partial summary judgment that excluded plaintiffs' state law claims related to the Interim Access Interpretation and the Continued Membership Interpretation. Among other grounds, CBOE's amended motion argued that, pursuant to the doctrine of federal preemption, the SEC's approval order eliminated the foundation of the state law claims asserted by plaintiffs regarding the Eligibility Rule Filing. Briefing on the cross motions for summary judgment was completed on May 12, 2008, and argument was scheduled on those motions for June 4, 2008.

        On June 2, 2008, two days before the Delaware Court was to hear argument on the cross-motions for summary judgment, the parties entered into an agreement in principle to settle both the Delaware Action and the appeal from the SEC order pending in the Federal Court of Appeals. On August 20, 2008, the parties entered into the Settlement Agreement, and that agreement was preliminarily approved by the Delaware Court on August 22, 2008.

        A number of individuals and entities filed a series of objections to the terms of the Settlement Agreement, and some amendments to the Settlement Agreement were made to address those objections. (The terms of the Settlement Agreement are described on page 65). The objections primarily raised issues concerning (1) the definition of the settlement class, (2) the criteria that must have been satisfied in order for a class member to become a "participating" settlement class member and thereby receive a share of the settlement consideration, (3) the determination by class representatives and class counsel that particular persons did not satisfy those criteria and (4) the conduct of the class representatives and class counsel when they negotiated the Settlement Agreement.

        On December 16, 2008, the Delaware Court conducted a lengthy hearing to consider whether to approve the Settlement Agreement and to consider the objections to that settlement.

        On June 3, 2009, the Delaware Court entered an order approving the Settlement Agreement, while reserving ruling on whether certain objectors were eligible to participate in that settlement. After subsequently ruling on those objections, the Delaware Court, on July 29, 2009, entered an order of approval and final judgment approving the Settlement Agreement, resolving all open issues about the settlement and dismissing the Delaware Action. Five appeals from the order of approval and final judgment (brought on behalf of eight appellants) were filed with the Delaware Supreme Court. In addition to the appeals, one individual filed a post-judgment motion with the Delaware Court arguing that he should be classified as a Participating Group A Settlement Class Member, and that motion was granted.

        On November 30, 2009, the CBOE entered into a settlement of all of the appeals from the Delaware Court's order of approval and final judgment approving the Settlement Agreement. Pursuant to that appellate settlement, a stipulation to dismiss all of the appeals was filed on November 30, 2009, and all other parties to the appeals consented to that stipulation. On December 2, 2009, the Delaware Supreme Court entered an order dismissing the appeals. Following the Delaware Supreme Court's order, the Delaware Court's July 29, 2009 order of approval and final judgment became final, and it is no longer subject to appeal.

        On December 4, 2009, CBOT and the two CBOT members that appealed to the United States Court of Appeals for the District of Columbia from the SEC order that approved the Eligibility Rule Filing, voluntarily dismissed their appeal. As a result, the SEC's January 15, 2008 order approving the Eligibility Rule Filing is no longer subject to appeal.

  Last Atlantis Litigation

        On November 7, 2005, an amended and consolidated complaint (the "Consolidated Complaint") was filed on behalf of Last Atlantis Capital LLC, Lola L.L.C., Lulu L.L.C., Goodbuddy Society L.L.C., Friendly Trading L.L.C., Speed Trading, LLC, Bryan Rule, Brad Martin and River North Investors LLC in the U.S. District Court for the Northern District of Illinois against the CBOE, three other options exchanges and 35 market maker defendant groups (the "Specialist Defendants"). The Consolidated Complaint combined complaints that had been filed by Bryan Rule and Brad Martin with an amendment of a previously dismissed complaint (the "Original Complaint") that originally had been brought by a number of the other plaintiffs. The Consolidated Complaint raised claims for securities fraud, breach of contract, common law fraud, breach of fiduciary duty, violations of the Illinois Consumer Fraud and Deceptive Trade Practices Act and tortious interference with plaintiffs' business and contracts. The previously dismissed Original Complaint also had brought claims under the antitrust laws, and the dismissal of those claims against CBOE remains subject to appeal.

        With regard to the CBOE, the Consolidated Complaint alleged that the CBOE and the other exchange defendants knowingly allowed the Specialist Defendants to discriminate against the plaintiffs' electronic orders or facilitated such discrimination, failed adequately to investigate complaints about such alleged discrimination, allowed the Specialist Defendants to violate CBOE's Rules and the rules of the SEC, failed to discipline the Specialist Defendants, falsely represented and guaranteed that electronically entered orders would be executed immediately and knowingly or recklessly participated in, assisted and concealed a fraudulent scheme by which the defendants supposedly denied the customers the electronic executions to which they claim they were entitled. Plaintiffs sought unspecified compensatory damages, related injunctive relief, attorneys' fees and other fees and costs.

        On September 13, 2006, the Court dismissed the Consolidated Complaint in its entirety and entered judgment in favor of all defendants. On March 22, 2007, the Court denied plaintiffs' request to reconsider the dismissal of the claims against CBOE and held that the prior dismissal of those claims with prejudice would stand. The Court, however, granted plaintiffs' motion to reconsider the dismissal of the claims against the Specialist Defendants and ordered plaintiffs to file another amended complaint asserting only their claims against the Specialist Defendants.

        Since 2007, the claims against a number of Specialist Defendants have been dismissed. In January 2009, the Court dismissed the claims of plaintiffs Lulu L.L.C., Lola L.L.C., Friendly Trading L.L.C. and Goodbuddy Society L.L.C. with prejudice. The remaining plaintiffs, however, will be able to appeal the dismissal of their claims against CBOE after the Court disposes of all of the claims that remain pending against the remaining Specialist Defendants. In addition, in March 2010, the plaintiffs subpoenaed CBOE seeking documents and data. On April 15, 2010, the Court suspended further discovery against CBOE and other exchanges pending resolution of summary judgment motions brought by various defendants.

  Index Options Litigation

        On November 2, 2006, the ISE and its parent company filed a lawsuit in federal court in the Southern District of New York against The McGraw-Hill Companies, Inc. ("McGraw-Hill") and Dow Jones & Co. ("Dow Jones"), the owners, respectively, of the S&P 500 Index and the DJIA, which are the basis for index options, or "SPX options" and "DJX options," respectively, that the CBOE lists pursuant to exclusive licenses from McGraw-Hill and Dow Jones. The CBOE is not a party in this lawsuit. The ISE seeks a judicial declaration that it may list and trade SPX and DJX options without a license and without regard to the CBOE's exclusive licenses to list options on those indexes, on the ground that any state-law claims based on the unlicensed listing of SPX and DJX options allegedly would be preempted by the federal Copyright Act and because McGraw-Hill and Dow Jones supposedly cannot state an actionable copyright claim. McGraw-Hill and Dow Jones filed a motion to dismiss this action on December 22, 2006, on the ground that there is no federal jurisdiction over this dispute. This motion has not been decided. Consistent with the jurisdictional position of McGraw-Hill and Dow Jones, those parties joined with the CBOE to file a state court action in Circuit Court of Cook County, Illinois on November 15, 2006 against the ISE and OCC (the "Illinois action"). In the Illinois action, the CBOE and the other plaintiffs seek a judicial declaration that the ISE may not list, or offer trading of, SPX or DJX options because of both the proprietary rights of McGraw-Hill and Dow Jones in the underlying indexes and the CBOE's exclusive license rights to trade such options. The Illinois action alleges that the ISE's threatened action would misappropriate the proprietary interests of McGraw-Hill and Dow Jones and the exclusive license rights of the CBOE, would interfere with the CBOE's prospective business relationships with its member firms and customers and would constitute unfair competition. On December 12, 2006, the ISE removed the Illinois action to federal court in the Northern District of Illinois. On December 15, 2006, the CBOE and the other plaintiffs in the Illinois action moved to remand the matter to the Illinois state court on the ground that there is no federal jurisdiction over the claims. The federal court granted the motion to remand the Illinois action to state court, where it is now pending. The ISE moved to dismiss or stay the Illinois action on the alternative grounds of inconvenient forum and the prior-pending suit it filed in New York. The CBOE and the other plaintiffs opposed the ISE's motion and on May 15, 2007, the Illinois circuit court denied ISE's motion to dismiss or stay. The ISE appealed the denial of its request for a stay, and the Illinois appellate court denied the ISE's motion for leave to appeal the denial of the ISE's motion to dismiss on the basis that the Illinois court is an inconvenient forum. The federal court in the Southern District of New York granted a motion by Dow Jones and McGraw-Hill to stay the New York action pending resolution of the Illinois action. The ISE appealed the federal court's stay of the New York action it initiated.

        On June 2, 2008, the Illinois appellate court affirmed the Illinois circuit court's decision denying ISE's motion to dismiss or stay, which was based on ISE's argument that the case should be decided in a prior-pending lawsuit by ISE in New York federal court. ISE's New York federal lawsuit remains stayed. The federal appellate court in New York affirmed the district court's stay on January 8, 2009, after hearing oral arguments on January 5.

        On March 23, 2009, based on an allegation of copyright preemption, ISE filed a motion to dismiss the complaint of CBOE and its co-plaintiffs. On April 14, 2009, the Illinois trial court denied ISE's motion to dismiss. On May 1, 2009, ISE filed a motion in the Illinois Supreme Court for leave to file a writ of prohibition, or alternatively, for a supervisory order directing the Illinois trial court to dismiss the action for an alleged lack of subject matter jurisdiction. CBOE and the other plaintiffs filed an objection in response on May 8, 2009. On June 15, 2009, the Illinois Supreme Court denied ISE's motion.

        Expert discovery concluded on February 12, 2010. On February 26, 2010, both plaintiffs and ISE parties filed cross-motions for summary judgment, seeking a ruling in their favor as a matter of law.

Briefing on these motions is scheduled to be completed by April 28, 2010. Oral arguments on the motions are scheduled for May 26, 2010.

  Patent Litigation

        On November 22, 2006, the ISE filed an action in federal court in the Southern District of New York claiming that CBOE's hybrid trading system infringes ISE's U.S. Patent No. 6,618,707 ("the '707 patent") directed towards an automated exchange for trading derivative securities. On January 31, 2007, the CBOE filed an action in federal court in the Northern District of Illinois ("the Chicago action") seeking a declaratory judgment that the ISE patent that is the subject of the action in New York, and two other patents that the ISE had raised in communications with the CBOE, are either not infringed and/or not valid and/or not enforceable against the CBOE.

        On February 5, 2007, the CBOE filed a motion to transfer the matter pending in the Southern District of New York to federal court in the Northern District of Illinois. On May 24, 2007, the magistrate judge for the Southern District of New York recommended that the motion to transfer be granted, and the case was transferred on August 9, 2007 after the district court adopted the magistrate judge's recommendation. On October 16, 2007, CBOE and ISE entered into a stipulated order for the dismissal of any patent infringement claims that ISE may have against CBOE for patent infringement of U.S. Patents Nos. 6,377,940 and/or 6,405,180. ISE has also executed a covenant not to sue CBOE in relation to U.S. Patents Nos. 6,377,940 and 6,405,180. Fact discovery is now closed.

        On May 11, 2007 CBOE filed an Amended Complaint in the Chicago action, alleging that in addition to the defenses of non-infringement and invalidity, the '707 patent was unenforceable by reason of inequitable conduct.

        CBOE advised the Court that it was not pursuing the inequitable conduct claim pleaded in its May 2007 Amended Complaint. Nevertheless, CBOE twice sought to amend its complaint to add allegations of inequitable conduct based on additional facts uncovered during discovery. These motions were denied by the Court on December 22, 2009 and January 27, 2010. In the Court's January 27th decision, the Court dismissed CBOE's May 2007 inequitable conduct claim with prejudice. The merits of the amended inequitable conduct claim have not been adjudicated by the Court.

        A pretrial hearing (known as a "Markman hearing") was conducted over several days in August 2009, during which the Court examined evidence from the parties on the appropriate meanings of relevant key words used in the patent claims asserted against the CBOE. On January 25, 2010, the judge issued a decision on a final construction of the claims of the '707 patent. This decision is favorable for CBOE's positions on noninfringement on all asserted claims and is also favorable on CBOE's positions on the invalidity of certain asserted claims of the '707 patent. ISE filed a motion for clarification of the Court's Markman ruling that sought to vitiate one of the Court's rulings. CBOE opposed ISE's clarification motion. The Court issued an order that clarified the Markman ruling to further support the positions of CBOE.

        As the case currently stands, CBOE's claims and defenses of non-infringement, invalidity and unenforceability based on the defenses of waiver, laches, equitable estoppel, patent misuse and unclean hands related to the asserted claims of the '707 patent remain in the case. At a status conference on April 1, 2010, the Court granted CBOE's request to file a motion for summary judgment and scheduled briefing on that motion to be concluded by May 21, 2010.

        On July 22, 2009, Realtime Data, LLC d/b/a/ IXO ("Realtime") filed a complaint in the Eastern District of Texas (the "Texas action") claiming that CME Group Inc., BATS Trading, Inc., ISE, NASDAQ OMX Group, Inc., NYSE Euronext and OPRA infringed four Realtime patents by using, selling or offering for sale data compression products or services allegedly covered by those patents. Although CBOE was not initially named in the Texas action, the allegations in that case created a controversy as to whether CBOE infringed one or more of the four Realtime patents. Accordingly, on July 24, 2009, CBOE filed an action against Realtime in the Northern District of Illinois ("Illinois action") seeking a declaratory judgment that the four patents are not infringed by CBOE and are not valid and/or are not enforceable against CBOE. On July 27, 2009, Realtime filed an amended complaint in the Texas action to add CBOE as a defendant. In that amended complaint, Realtime claims that CBOE, along with the exchanges listed above, directs and controls the activities of OPRA and that OPRA and CBOE, among others, use, sell, or offer for sale data compression products or services allegedly covered by the Realtime patents. The amended complaint in the Texas action seeks declaratory and injunctive relief as well as unspecified damages, attorneys' fees, costs and expenses.

        CBOE responded to the complaint filed by Realtime by filing a motion to dismiss, transfer or stay Realtime's action on the bases that CBOE's first-filed action should take precedence over the Texas action filed by Realtime and that the Eastern District of Texas lacks jurisdiction over CBOE.

        Realtime did not answer CBOE's complaint but did file a motion to dismiss CBOE's complaint claiming the Northern District of Illinois has no jurisdiction over Realtime. The Court granted Realtime's motion and the Illinois action was dismissed January 8, 2010. CBOE appealed the dismissal of the Illinois action on February 5, 2010, and the appeal is presently pending in the U.S. Court of Appeals for the Federal Circuit.

        In light of the Court's decision in the Illinois action, CBOE amended its request for alternative relief in January 2010 by joining the motion filed by all of the other defendants in the action and seeking a transfer of the Texas action to the U.S. District Court for the Southern District of New York. This motion was denied. Meanwhile, CBOE's motion for dismissal for lack of personal jurisdiction is pending in the Texas action while Realtime obtains discovery from CBOE on that issue.

  SFB Market Systems Litigation

        On February 3, 2010, a complaint was filed on behalf of SFB Market Systems, Inc., or SFB, in the U.S. District Court for the Southern District of New York against the CBOE, six other options exchanges, the OCC and another entity. The complaint raises claims for copyright infringement, breach of contracts, breach of non-disclosure agreements, theft of trade secrets, declaratory judgment and, as to the OCC only, tortious interference with contract, including a contract between SFB and the CBOE. All claims relate to SFB's "Symbol Manager" system and the alleged development of a system to replace Symbol Manager. SFB alleges that defendants no longer are entitled to use Symbol Manager as a result of defendants' alleged breaches of contract. With regard to the CBOE specifically, the complaint alleges breach of a software agreement between SFB and the CBOE entered into on or about January 3, 2006 and also asserts that C2 had agreed to use the alleged replacement system. The complaint seeks declaratory and injunctive relief, including removal of certain software from defendants' systems and return of certain allegedly proprietary or confidential information; unspecified actual or statutory damages and exemplary damages; and attorneys' fees and costs.

        CBOE has not been served with the complaint, and has counter-claims and defenses should it ever be served.

  Other

        As a self-regulatory organization under the jurisdiction of the SEC, and as a designated contract market under the jurisdiction of the CFTC, CBOE and CFE are subject to routine reviews and inspections by the SEC and the CFTC. CBOE is also currently a party to various other legal proceedings. Management does not believe that the outcome of any of these reviews, inspections or other legal proceedings will have a material impact on the consolidated financial position, results of operations or cash flows of CBOE; however, litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance.

REGULATION

        Federal securities laws have established a two-tiered system for the regulation of securities markets and market participants. The first tier consists of the SEC, which has primary responsibility for enforcing federal securities laws. The second tier consists of SROs, which are non-governmental entities that must register with and are regulated by the SEC. The CBOE is an SRO, registered under Section 6 of the Exchange Act as a "national securities exchange" and is subject to oversight by the SEC.

        SROs in the securities industry are an essential component of the regulatory scheme of the Exchange Act for providing fair and orderly markets and protecting investors. To be registered as a national securities exchange, an exchange must successfully undergo a rigorous application and review process with the SEC before beginning operations. Among other things, the SEC must determine that the exchange has the capacity to carry out the purposes of the Exchange Act. An SRO must comply with the Exchange Act and have the ability to enforce compliance by its members and persons associated with its members, with the provisions of the Exchange Act, the rules and regulations thereunder and the rules of the exchange. The CBOE obtained SEC approval and began operations on April 26, 1973.

        In general, an SRO is responsible for regulating its members through the adoption and enforcement of rules governing the business conduct of its members. The rules of the exchange must also assure fair representation of its members in the selection of its directors and administration of its affairs and, among other things, provide that one or more directors be representative of issuers or investors and not be associated with a member of the exchange or with a broker or dealer. Additionally, the rules of the exchange must be adequate to ensure fair dealing and to protect investors and may not impose any burden on competition not necessary or appropriate in furtherance of the purposes of the Exchange Act.

        As a registered national securities exchange, virtually all facets of our operation are subject to the SEC's oversight, as prescribed by the Exchange Act. The Exchange Act and the rules thereunder impose on us many regulatory and operational responsibilities, including the day-to-day responsibilities for market and broker-dealer oversight. We are also subject to periodic and special examinations by the SEC. Furthermore, as an SRO, we are potentially subject to regulatory or legal action by the SEC or other interested parties. The SEC also has broad enforcement powers to censure, fine, issue cease-and-desist orders, prohibit us from engaging in some of our businesses, suspend or revoke our designation as a registered securities exchange or to remove or censure any of our officers or directors who violate applicable laws or regulations.

        As part of its regulatory oversight, the SEC conducts periodic reviews and inspections of exchanges, and we have been subject to a number of routine reviews and inspections by the SEC since we began operations. To the extent such reviews and inspections result in regulatory or other changes, we may be required to modify the manner in which we conduct our business, which may adversely affect our business.

        We are also subject to the record keeping requirements of Section 17 of the Exchange Act, including the requirement pursuant to Section 17(b) of the Exchange Act to make certain records available to the SEC for examination. If we complete the proposed restructuring transaction, CBOE Holdings may also be subject to similar requirements imposed by the Exchange Act.

        Section 19 of the Exchange Act also provides that we must submit proposed changes to any of the CBOE's Rules, policies and practices, including revisions of the CBOE certificate of incorporation and Constitution. The SEC will typically publish the proposal for public comment, following which the SEC may approve, disapprove or abrogate the proposal, as it deems appropriate. The SEC's action is designed to ensure that the CBOE's Rules and procedures are consistent with the Exchange Act and the rules and regulations under the Exchange Act.

        If we complete the restructuring transaction as proposed, certain aspects of CBOE Holdings will become subject to SEC oversight, including certain ownership and voting restrictions on its stockholders. The focus of the SEC's regulation of CBOE Holdings will be to assure adequate representation of Trading Permit Holders and public market participants in the governance of the Exchange, as well as to ensure that the Exchange can satisfy its regulatory responsibilities under the Exchange Act. See "Description of CBOE Holdings Capital Stock" on page 178. Furthermore, if we complete the proposed restructuring transaction, the SEC will require that CBOE Holdings give due regard to the preservation of the independence of the self-regulatory function of the Exchange and to CBOE Holdings' obligations to investors and the general public. The SEC will also require that CBOE Holdings not take any actions that would interfere with the effectuation of any decisions by the board of directors of the Exchange relating to its regulatory functions or the structure of the market that it regulates or that would interfere with the ability of the Exchange to carry out its responsibilities under the Exchange Act. To the extent that CBOE Holdings' business activities involve or relate to the Exchange, the officers and directors of CBOE Holdings may be deemed to be officers and directors of the Exchange for purposes of and subject to oversight under the federal securities laws. Accordingly, the SEC may exercise direct supervision and disciplinary authority over certain CBOE Holdings' activities and those activities may be subject to SEC approval and, in some cases, public notice and comment. See "The Restructuring Transaction—Regulatory Approvals" above.

Regulatory Responsibilities

        The CBOE is responsible for taking steps to ensure that its members comply with the CBOE's Rules and with the applicable rules of the SEC. The main activities that the CBOE engages in to measure member compliance with these rules include: (1) the review of surveillance exception reports designed to detect violations of CBOE trading rules; (2) the review of surveillance exception reports designed to detect possible manipulation; (3) the further investigation of matters deemed to be problematic upon review of the exception reports or matters deemed to be problematic as a result of examinations; (4) the investigation of complaints about possible rule violations brought by customers, members or other SROs; and (5) the examination of CBOE members for compliance with rules such as those related to net capital, books and records and other related matters. As further described below, the CBOE is also responsible for reviewing its members' activities related to the conduct of business directly with public customers, or sales practice. The CBOE has delegated its responsibility to conduct sales practice examinations for options to the Financial Industry Regulatory Authority, or FINRA, except that CBOE retains responsibility for the sales practice examinations of CBOE-only members, and will retain responsibility for such examinations with respect to Trading Permit Holders following the restructuring transaction, that are not also members of FINRA or another U.S. securities exchange.

        The CBOE's Member and Regulatory Services Division performs similar types of regulatory functions for the CBSX as it does for the CBOE itself. As it has done for options, the CBOE has delegated its responsibilities to conduct sale practice examinations to FINRA with respect to CBSX trading permit holders.

        Section 17(d) of the Exchange Act and the related Exchange Act rules permit SROs to allocate certain regulatory responsibilities to avoid duplicative oversight and regulation. Under Exchange Act Rule 17d-1, the SEC designates one SRO to be the Designated Examining Authority, or DEA, for each broker-dealer that is a member of more than one SRO. The DEA is responsible for the regulatory oversight of the financial aspects of that broker-dealer. We are the DEA for many of our members.

        Exchange Act Rule 17d-2 permits SROs to enter into agreements, commonly called Rule 17d-2 agreements, which are approved by the SEC and concern the enforcement of rules applicable to all of those SROs and relating to members those SROs have in common. In November 2006, all of the options exchanges, the National Association of Securities Dealers, or the NASD, and the NYSE entered into an Options Sales Practices Agreement, or the "Sales Practice 17d-2 Agreement," which is a Rule 17d-2 agreement. Under the Sales Practice 17d-2 Agreement, the NASD and the NYSE are the only SROs responsible for enforcing rules related to options sales practices for any members that are members of either NASD or NYSE or both. In July 2007, the NASD was consolidated with the member regulation, enforcement and arbitration functions of the New York Stock Exchange to form FINRA. FINRA is now responsible for conducting these sales practice examinations. Under this agreement, the CBOE is relieved of regulatory responsibility with respect to sales practice for members that are allocated to FINRA or to the NYSE under the Sales Practice 17d-2 Agreement.

        In December 2007, the SEC approved a different 17d-2 agreement (the "Options Surveillance 17d-2 Agreement") among all of the options exchanges and FINRA, which allocated responsibility to each of the participants for ensuring that their allocated common members complied with the rules governing the submission of expiring exercise declarations. In October 2008, the Options Surveillance 17d-2 Agreement was expanded to allocate responsibility to each of the participants for ensuring that their allocated common members complied with the rules governing options position limits. In November 2008 and May 2009, the Options Surveillance 17d-2 Agreement was again expanded to cover the rules governing large position reporting and position adjustments, respectively. It is anticipated that the scope of this Options Surveillance 17d-2 Agreement may be expanded to include the allocation of other regulatory responsibilities in the future.

        In September 2008, the SEC approved a separate 17d-2 agreement for the surveillance, investigation and enforcement of common insider trading rules among all equity marketplaces for all AMEX, NYSE and NASDAQ listed stocks and CHX solely-listed stocks. The participants also entered into associated Regulatory Services Agreements ("Insider Trading RSAs") with NYSE Regulation and with FINRA to provide for investigations and enforcement against certain broker dealers and their associated persons. CBOE is a participant in these agreements solely in relation to the activities of the CBSX.

        On June 5, 2006, the SEC approved a national market system plan named the Options Regulatory Surveillance Authority, or ORSA, Plan. The purpose of the ORSA Plan is to permit the U.S. securities options exchanges to act jointly in the administration, operation, and maintenance of a regulatory system for the surveillance, investigation and detection of the unlawful use of undisclosed, material information in trading in one or more of their markets. Through the sharing of the costs of these regulatory activities and the sharing of the regulatory information generated under the ORSA Plan, the ORSA Plan is intended to enhance the effectiveness and efficiency with which the exchanges regulate their respective markets and the national market system for options and to avoid duplication of certain regulatory efforts. The ORSA Policy Committee has determined to delegate the operation of the surveillance and investigative facility contemplated by the ORSA Plan to the CBOE. The exchanges have entered into a Regulatory Services Agreement with the CBOE, as service provider, pursuant to which the CBOE performs certain regulatory and surveillance functions under the ORSA Plan and uses its automated insider trading surveillance system to perform these functions on behalf of the exchanges. The ORSA Plan permits the exchanges to provide for the joint performance of other regulatory or surveillance functions or activities that the exchanges determine to bring within the scope of the ORSA Plan, but any determination to expand the functions or activities under the ORSA Plan would require an amendment to the ORSA Plan subject to SEC approval.

        As mentioned above, the NYSE and the NASD merged their member firm regulation areas to form FINRA in July 2007. Although this merger did not have any direct impact on CBOE's regulatory efforts at this time, because this merger was strongly supported by the SEC, it is possible that the SEC may seek further consolidation of regulatory efforts in the future.

        In order to ensure market integrity, we engage as an SRO in extensive regulation and monitoring of our members and of trading activities. We believe the Exchange is an efficient regulator, which is vital to attracting and retaining the confidence and participation of market makers, broker-dealers and institutional and retail investors.

        We expend considerable time, financial resources and effort to ensure that the CBOE Rules and regulations conform to regulatory "best practices" within the securities exchange industry and within the regulatory regime overseen by the SEC, our primary regulator. In order to support our efforts and those of our market participants to comply with applicable law and the CBOE Rules, we have developed our own automated market surveillance systems to monitor market activity on the Exchange and across U.S. options markets.

        We operate the surveillance systems and are responsible for conducting all aspects of the daily surveillance of trading and market activities, including among other things, monitoring trading on the Exchange, reviewing trading alerts and reports and conducting investigations into potential violations of our Rules and federal securities laws. Our automated system produces alerts established by pre-defined criteria and ad hoc reports. These alerts and reports are analyzed by the staff of our Department of Market Regulation, whose primary function is to review market surveillance data. Our Department of Regulated Entities fulfills the CBOE's regulatory and surveillance responsibilities under the ORSA Plan and regulates the activities of the CBSX using tools and practices similar to those of our Market Regulation Department. We also open investigations based on customer or member complaints and the findings of financial examinations of our members. Our Department of Member Firm Regulation is responsible primarily for examining our members for compliance with financial obligations, books and records rules, and various other CBOE Rules and federal securities law.

        As part of the self-regulatory process, disciplinary matters, other than minor matters covered by our Minor Rule Violation Plan, are reviewed by our Business Conduct Committee, which includes both members and public representatives. Due to the CBOE's status as an SRO, we have a statutory duty to allocate the necessary resources to these functions, and this may limit our ability to dedicate funds and human resources in other areas.

        We are also a participant in the Intermarket Surveillance Group, or ISG. The ISG is an information-sharing cooperative governed by a written agreement. The purpose of the ISG is to provide a framework for the sharing of information and the coordination of regulatory efforts among exchanges trading securities and related products to address potential intermarket manipulations and trading abuses.

        In recent years, there has been increasing public and SEC scrutiny of the issue of self-regulation by SROs. In particular, some commenters have asked whether the regulatory function of SROs should be separated from the business function. The SEC staff has expressed concern about potential conflicts of interest of for-profit exchanges in performing the regulatory functions of SROs, such as the payment of dividends from regulatory fees and from fines received from an SRO's members. We cannot predict whether the SEC will take any action with respect to self-regulation by SROs and what effect, if any, such action would have on us.

  OPRA Plan, CTA Plan, CQ Plan and NASDAQ Unlisted Trading Privileges Plan

        We are a member exchange in OPRA. The OPRA limited liability company agreement, which has been approved by the SEC, provides that any securities exchange approved by the SEC for the trading of securities options may become a member exchange of OPRA. The agreement sets forth a system for reporting options information that is administered by the member exchanges through OPRA, a limited liability company consisting of representatives of the member exchanges. OPRA is the designated securities information processor for market information that is generated through the trading of exchange-listed securities options in the U.S., and it disseminates certain core trading information, such as last sale reports and quotations. We also participate in the Consolidated Tape Association, or CTA, the Consolidated Quotation Plan, or CQ Plan, and the NASDAQ Unlisted Trading Privileges Plan, which perform analogous services for the U.S. equities markets. The Securities Industry Automation Corporation, or SIAC, acts as the "processor" for OPRA, CTA and the CQ Plan. The NYSE owns SIAC. The NASDAQ acts as the processor for the NASDAQ Unlisted Trading Plan.

  Options Intermarket Linkage Plan

        The SEC approved the original Options Intermarket Linkage Plan, or Linkage Plan, in 2000. The Linkage Plan was designed to facilitate the routing of orders between exchanges in furtherance of a national market system. One of the principal purposes of a national market system is to assure that brokers may execute investors' orders at the best market price. The Linkage Plan generally is designed to enable the options exchanges and their members to avoid executing a trade at a price inferior to the best price displayed by any of the options exchanges, referred to as a "trade-through," by providing exchange market makers with electronic access to the automatic execution systems of the away options markets.

        The options exchanges, through the Intermarket Linkage Committee, have developed and implemented a new linkage plan, which launched on August 31, 2009 and replaced the original Linkage Plan. Under the new plan, direct exchange-to-exchange access through broker-dealers is used to transmit intermarket sweep orders similar to sweep orders that are available in the stock market under Regulation NMS (described below under the heading "—Recent Regulatory Developments—Regulation NMS").

  Options Listing Procedures Plan and Symbology Plan

        We are a party to the Options Listing Procedures Plan, which sets forth the procedures that the options exchanges must follow to list new options. We are also a party to the National Market System Plan for the selection and reservation of securities symbols.

Recent Regulatory Developments

        In February 2004, the SEC published a concept release regarding the market structure for the options market. The SEC sought comment on whether it should take any action to improve the efficiency of the options markets and to mitigate the possible conflicts of interest that may be impeding price competition among those markets. In particular, the SEC focused on concerns related to payment for order flow, specialist guarantees, internalization and preferencing.

        Other more recent regulatory developments and proposals include penny pilot, quote mitigation, portfolio margining, short sale restrictions, flash orders, market access, taxation of options transactions, large trader disclosure, discriminatory terms and fee caps.

  Payment for Order Flow

        "Payment for order flow" began when some market makers started to pay order entry providers for their customer orders. Under a typical payment for order flow arrangement with a market maker, the market maker offers an order entry provider cash or other economic incentives to route its customer orders to that market maker's designated exchange because the market maker expects that it will be able to trade with a portion of all incoming orders, including those from firms with which it has made arrangements to pay for order flow. Exchanges administer payment for order flow programs, under which the exchanges typically impose a marketing fee on market makers for some or all customer transactions, creating a pool of money for use by DPMs and preferred market makers to pay for order flow.

        While those firms accepting payment for order flow assert that investors benefit from these types of programs in the form of lower transaction costs, the SEC does not require firms to pass these payments on to their customers. Critics of these programs have argued that, because the programs ensure order flow, market makers will not quote as aggressively to attract order flow. Critics also contend that the costs incurred by market makers supporting payment for order flow adversely affect the competitiveness of those market makers' quotes because quoting strategies must generally take into account expenses such as transaction fees and other costs. Payment for order flow programs have also been subject to the criticism that they create a conflict for SROs.

        The SEC sought comment on whether it should ban the practice of payment for order flow entirely or only should ban exchange-administered programs and whether it should permit market makers to petition to be exempt from paying into exchange-administered programs. In our comment letter to the SEC on the concept release, we explicitly stated that we are opposed to all forms of payment for order flow and recommended that the SEC ban all payment for order flow programs. Nonetheless, we have stated that, as long as payment for order flow is permitted, in order to remain competitive we too need the ability to have an exchange-administered marketing fee program to facilitate payment for order flow. It is not clear at this point what action, if any, the SEC will take with respect to payment for order flow.

  Participation Right and Preferencing

        Certain options exchanges, including the CBOE, have rules that guarantee qualifying market makers a portion of a trade when that market maker's quote is equal to the best price on the Exchange. These "specialist guarantees" reward market-making firms willing to perform the obligations of a specialist by ensuring that they will be able to interact, as principal, with a certain percentage of incoming orders when the specialist is already quoting at the best price at the time the order arrives. In addition, we, and other exchanges, have introduced "preferencing," which allows order entry firms to direct order flow to certain market makers when they are quoting at the NBBO. Preferencing provides an enhanced allocation to those preferred market makers in order to reward them for attracting order flow to the Exchange. Preferencing may also increase the opportunity for some order flow providers to internalize their order flow as well as encourage payment for order flow arrangements on the Exchange or on other options exchanges. The SEC is concerned that participation rights affect quote competition and has asked for comment on the subject, including the effect of "removing" the guaranteed percentage of the order from the auction process. We do not believe that participation rights have degraded quote competition on the CBOE. We cannot predict what action, if any, the SEC may take with respect to participation rights, or whether any action by the SEC will have an effect on our business.

  Internalization

        Internalization of order flow refers to the concept of a broker-dealer trading as a principal to fill its own customers' orders. The CBOE's Rules, like those of other options exchanges, permit a broker-dealer to trade with its own customer's orders but only after an auction or exposure period in which other members have an opportunity to participate in the trade at the proposed price or at an improved price. In addition, the SEC has historically limited options internalization participation rights, which ensure that the broker-dealer will be able to interact as principal with a certain percentage of its own customer's order in certain conditions, to large orders (i.e., 50 or more contracts). However, the SEC has approved rules of exchanges (including the CBOE) to allow internalization participation rights for option orders of any size, as long as the member guarantees that the order being internalized receives a price at least a penny better than the NBBO or, in some circumstances, a price that is at least as good as the NBBO.

        Internalization has been criticized as adversely affecting quote competition and creating a conflict between an exchange's desire to profit and its obligation to ensure that its members fulfill their best execution duties. As a result, in February 2004, the SEC sought comment with respect to what action, if any, it should take with respect to internalization of order flow. While we believe that most concerns regarding internalization for large orders are lessened by the fact that the transaction occurs on an exchange after exposure, we cannot predict what action, if any, the SEC may take with respect to internalization or whether any SEC action might have an effect on the options exchange business, including our business.

  Regulation NMS

        In 2007, the SEC implemented Regulation NMS, which addresses order protection, intermarket access, sub-penny pricing and market data. While Regulation NMS specifically covers the equities marketplace and does not apply to the options exchanges, it serves as a further example of SEC interest in market oversight issues. CBSX, the CBOE's stock trading facility, is compliant with Regulation NMS.

  The Penny Pilot Program

        At the instigation of the SEC, the CBOE and the other options exchanges commenced a Penny Pilot Program early in 2007 in 13 option classes. The Penny Pilot Program subsequently was expanded in September 2007 with the addition of 22 option classes, and again in late March 2008, with the addition of 28 option classes. In September 2009, the SEC approved a proposal by NYSE Arca to expand the Pilot Program by adding the 300 most actively-traded, multiply-listed option classes that are not currently in the Pilot Program excluding options classes with high premiums. The 300 option classes are being added in groups of 75 each quarter. Seventy-five classes were added in November 2009 and February 2010 and 75 classes will be added in May 2010 and August 2010. All of the options exchanges, including CBOE, subsequently adopted the NYSE Arca proposal to expand the Penny Pilot Program.

        Currently, 213 option classes are participating in the Penny Pilot Program, and they are among the most actively-traded option classes, representing approximately 71% of the national options volume. Under the Penny Pilot, these options classes generally are quoted in penny and nickel increments, as opposed to the five and ten cent increments allowed under existing rules. The SEC has expressed the view that quoting in pennies benefits investors in two ways: (1) penny increments allow for a narrower bid/ask spread and (2) the pricing pressure reduces the role of payment for order flow in options.

  Quote Mitigation

        As indicated above, options with their multiple series for each options class, when combined with the multiple quoters inherent in the market model of the CBOE and other options exchanges, result in massive amounts of quote traffic from each exchange being funneled into OPRA and then disseminated to market data vendors. While the exchanges and OPRA have continued to add capacity to handle this information flow, the resources needed to take in and re-disseminate the data have posed a burden on market data vendors.

        In anticipation of the impact of penny quoting on options quote traffic, the SEC required that each options exchange adopt quote mitigation measures in conjunction with their rules for penny quoting. The CBOE has implemented quote mitigation strategies, including modifications to market maker quoting obligations and limiting the number of messages sent by members who access the CBOE electronically. It is obviously difficult to quantify the impact of these quote mitigation measures and assess their effectiveness. However, the CBOE believes that its efforts have been effective in mitigating quotations and does not believe the strategies have had a negative impact on the CBOE's marketplace.

  Portfolio Margining

        In 2007, a notable change to options market structure was the expansion of "portfolio margining." The SEC approved portfolio margining for broad-based index options in July 2005. In the past, portfolio margining was available only to market professionals. The SEC approved the CBOE and NYSE rules that allow for expanded portfolio margining for customer accounts effective April 2, 2007. Subsequently, the NASD also adopted portfolio margining rules. The scope of portfolio margining was expanded to include equities, equity options, narrow-based index options and certain securities futures products such as single stock futures. U.S. futures markets and most European and Asian exchanges have employed risk-based margining similar to these new rules for many years.

        The portfolio margining rules have the effect of aligning the amount of margin money required to be held in a customer's account with the risk of the portfolio as a whole. The risk is calculated through simulation of market moves while accounting for offsets among products held in the account that are based on the same underlying economic exposure. Portfolio margining can significantly reduce margin requirements by examining the combined risk of a portfolio of financial instruments instead of margining each instrument separately. Portfolio margining makes trading more efficient by freeing up margin capital for other purposes.

        In July 2007, the regulatory functions of the NYSE and NASD were consolidated to form FINRA. As of December 2009, the CBOE and FINRA have altogether approved 24 broker-dealers to offer portfolio margining. With the market volatility experienced during the period September 2008 through March 2009, portfolio margining has functioned reliably and without any unusual consequences.

  Short Sale Restrictions

        The SEC has taken a number of actions meant to address concerns regarding short sales in the light of the credit crisis. These actions included, but were not limited to, an SEC emergency order (effective September 19, 2008, and terminating on October 2, 2008) that prohibited short selling in certain financial stocks. The order was extended on October 2, 2008 and terminated on October 8, 2008.

        Another SEC emergency order (effective September 18, 2008 and terminating on October 1, 2008) imposed, among other things, a requirement found in Temporary Rule 204T to close out a fail to deliver position at a registered clearing agency in an equity security for a long or short sale transaction in that equity security by no later than the beginning of regular trading hours on the first settlement day following the settlement date, subject to certain exceptions. This requirement applied to all equity securities, with no exception for options market makers. Subsequently, the SEC staff issued interpretive guidance that, among other things, permitted a fail to deliver position that is attributable to bona fide market making activities by certain market makers, including options market makers, to be closed out by no later than the beginning of regular trading hours on the third settlement day (as opposed to the first settlement day) following the settlement date, subject to certain requirements. The order was extended on October 1, 2008, with the extension set to terminate on October 17, 2008. However, on October 14, 2008, Rule 204T was extended on a temporary basis, with some modifications to address operational and technical concerns, until July 31, 2009. The SEC sought comments on the operation of the rule and whether to make it permanent. Effective on July 31, 2009, the SEC made permanent the rule, with some modifications to address commenters' concerns.

        On April 8, 2009, the SEC voted unanimously to seek public comment on whether certain short sale price restrictions should be imposed and whether such measures would help promote market stability and restore investor confidence. (In June 2007, the SEC voted to eliminate price restrictions.) On February 24, 2010, the SEC voted 3-2 to adopt a new "alternative uptick" rule (Rule 201 under Regulation SHO). The alternative uptick rule imposes restrictions on short selling only when a stock has triggered a circuit breaker by experiencing a price decline of at least 10 percent in one day. At that point, short selling would be permitted if the price of the security is above the current national best bid. Rule 201 includes the following features:

  •
  Short Sale-Related Circuit Breaker: The circuit breaker would be triggered for a security any day in which the price declines by 10 percent or more from the prior day's closing price;

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  Duration of Price Test Restriction: Once the circuit breaker has been triggered, the alternative uptick rule would apply to short sale orders in that security for the remainder of the day as well as the following day;

  •
  Securities Covered by Price Test Restriction: The rule generally applies to all equity securities that are listed on a national securities exchange, whether traded on an exchange or in the over-the-counter market; and

  •
  Implementation: The rule requires trading centers to establish, maintain, and enforce written policies and procedures that are reasonably designed to prevent the execution or display of a prohibited short sale.

The new rule will become effective May 10, 2010, and then market participants will have until November 10, 2010 to comply with the requirements. The alternative uptick rule does not contain exceptions for options market makers that may enter short sales in underlying securities in connection with bona fide option market making and hedging activities. Consequently, once the new rule becomes effective, it could affect the ability of options market makers to conduct their business on the CBOE and elsewhere.

        The SEC held a public roundtable to discuss securities lending, pre-borrowing and possible additional short sale disclosures on September 29-30, 2009. We cannot predict what further action, if any, the SEC may take with respect to short selling or what effect any SEC action might have on the options exchange business, including our business.

  "Flash Orders"

        On September 18, 2009, the SEC proposed a rule change that would ban the use of "flash orders" in stock and options markets. The proposed ban does not distinguish between electronic "flashes" and "flashes" that may occur in open-outcry trading. Orders that get flashed on exchanges are orders that are marketable but cannot be executed on the receiving exchange at that exchange's disseminated price because another exchange is displaying a better price. Flashing an order gives participants on the receiving exchange an opportunity to match the better price available on another exchange before a linkage order is routed to such other exchange. Because CBOE currently absorbs the linkage and execution costs incurred at other exchanges when a linkage order is sent to such other exchanges on behalf of a customer, CBOE's flash mechanism is popular with customers.

        CBOE and many options market participants have submitted letters to the SEC expressing the view that flash orders benefit customers by reducing costs and providing greater choice of execution venues. We cannot predict what action the SEC may take with respect to flash orders.

  Market Access

        On January 13, 2010, the SEC proposed a rule change that would require brokers or dealers with access to trading directly on an exchange or ATS, including those providing sponsored or direct market access to customers or other persons, to implement risk management controls and supervisory procedures reasonably designed to manage the financial, regulatory, and other risks of this business activity. Given the increased speed and automation of trading on securities exchanges and ATSs today, and the growing popularity of sponsored or direct market access arrangements where broker-dealers allow customers to trade in those markets electronically using the broker-dealers' market participant identifiers, the SEC is concerned that the various financial and regulatory risks that arise in connection with such access may not be appropriately and effectively controlled by all broker-dealers. The proposed rule would encompass trading in all securities on an exchange or ATS, including equities, options, exchange-traded funds, and debt securities. The proposed rule would also apply broadly to all access to trading on an exchange or ATS provided by a broker-dealer; it would not apply to non-broker-dealers, including non-brokers that are subscribers of an ATS. The comment period on the proposed new rule expired March 29, 2010.

  Equity Market Structure Concept Release

        On January 21, 2010, the SEC published a concept release applicable to the equity markets that requests comments on various matters related to the structure of equity markets, including high frequency trading and markets that do not publicly display price quotations, often referred to as dark pools. The SEC is assessing whether the current market structure serves the interests of long-term investors and whether it promotes capital formation. Included in the discussion of high frequency trading is a discussion of co-location practice whereby trading firms seek to house computer servers in close physical proximity to exchange trading systems to reduce latency. CBOE has members that co-locate servers at CBOE. While the SEC assessment is directed at equity markets, it is possible that co-location practices and other aspects of high frequency trading in the listed options market may be affected as a result of any SEC rule making that occurs as a result of the concept release and SEC assessment.

  Large Trader Disclosure

        On April 14, 2010, the SEC proposed a large trader reporting requirement, which would require large traders to identify themselves to the SEC and require broker-dealers to maintain certain related transaction records. Comments on the proposal are due by June 22, 2010.

  Discriminatory Terms and Fee Caps

        Also on April 14, 2010, the SEC proposed rule amendments regarding (a) prohibiting unfairly discriminatory terms that inhibit efficient access to quotations in a listed option on exchanges, and (b) placing a $0.30 per contract limit on the total access fees that an exchange may charge for the execution of an order against a quotation that is the best bid or best offer of such exchange in a listed option. The SEC indicated that these amendments are designed to extend the same measures to listed options that currently apply to transactions in exchange-listed stocks. The SEC estimated in its release, based on December 2009 options trade data available to the SEC, that if the $0.30 fee cap were applied as proposed in the release, the potential reduction in annual revenue to CBOE could be approximately $23.9 million. We do not have complete information on how the SEC arrived at this figure. We undertook our own review of December 2009 trade data in which we only applied the proposed fee cap to the execution of orders that traded against CBOE's displayed best bid or offer. Although the proposed rule is drafted broadly, our review was based on CBOE's interpretation of the SEC's discussion in the release which largely focuses on access to displayed bids and offers and makes statements such as: "the proposed access fee...would apply only to quotations that market participants are required to access to comply with the Trade-Through Rules." Based on this interpretation and our analysis (using our December 2009 contract volume), we currently estimate that the potential reduction in annual revenue to CBOE could be approximately $14.2 million. We note that we did not exclude transactions in singly-listed options for this analysis in order to allow a more consistent comparison with how we understand the SEC to have calculated its estimate.

        We cannot predict whether the SEC will adopt the proposed rule amendments, modified versions, or at all. The potential impact to our revenues, however, could be higher or lower depending on changes in our contract volume and product mix in future periods as well as other factors, including those that are currently being considered as part of the rulemaking process. For example, in its release, the SEC asks whether the proposed fee cap should only apply to multiply-listed options. We also note that in the release, the SEC states that it "preliminarily believes that exchanges are likely to amend their fees that would not be impacted by the access fee limitation to make up for the reduction in access fee revenue, thus keeping the overall level of fees paid by members, and the amount of revenue received by the exchange, relatively constant." If the proposed rules are adopted as proposed, or are adopted in a form substantially similar to that proposed, and CBOE is unable to make changes to its fee structure in response to the rules as adopted, it would have a material adverse effect on our business, result of operations and financial condition. Comments on this proposal are due by June 21, 2010. CBOE intends to comment on this SEC proposal and will vigorously challenge it, including whether the proposed rules legitimately could be applied to singly listed option products and specifically to options as to which an exchange has exclusive intellectual property rights.

  Proposed Legislative Changes Related to the Credit Crisis and Over-the-Counter Derivatives

        In light of the credit crisis and its impact on financial institutions, the recent market declines that have occurred and the overall state of the economy, significant changes to the oversight of financial institutions currently are being discussed. Several bills have been introduced into the U.S. Senate and the House of Representatives, including a bill by the current administration to implement broad reforms of the financial regulatory system. The various bills include proposed reforms of the markets for over-the-counter derivatives that could alter the competitive landscape for these products relative to the regulated exchange markets. Given the current uncertainty regarding what regulatory changes may occur, it is not possible to predict what impact, if any, these changes may have on the CBOE or whether the changes will benefit or detract from exchange-traded options.

  Proposed Legislative Changes Related to Tax Treatment of Options Market Makers

        In May 2009, the current administration proposed to change the existing tax treatment for futures traders and options market participants, including options market makers. The proposal calls for repeal of the "60/40 Rule," which allows market makers to pay a blend of capital gains and ordinary tax rates on their income. Under that blended rate, 60 cents of each dollar earned by an options dealer is taxed at the 15% capital gains rate while the remaining 40 cents is taxed at ordinary income rates. The top rate on ordinary income currently is 35%, but the current administration is proposing to increase that rate to 39.6%. If the "60/40 Rule" were repealed in the manner proposed by the current administration, it could affect the ability of CBOE users, and particularly CBOE market makers, to conduct business on the CBOE.

        In addition, on December 3, 2009, legislation was introduced in the House of Representative that would impose a new tax on securities, futures and swap transactions, including exchange-traded options. The bill would exempt purchases and sales of mutual funds and pensions, retirement accounts and the first $100,000 per year in transactions by individual investors. Securities options transactions would be taxed at a rate of 0.25% of the premium paid on the option. A similar bill was introduced in the Senate on December 23, 2009. At the current time, there is no certainty that either bill would become legislation and, if either bill did, whether the provision on options would remain as introduced. If either of the bills did become law, the tax could have a negative impact on the options industry and CBOE, by making options transactions more costly.

Regulation of the U.S. Futures Exchange Industry

        The operations of our wholly-owned subsidiary, CFE, are subject to regulation by the CFTC under the Commodity Exchange Act. The Commodity Exchange Act generally requires that futures trading in the United States be conducted on a commodity exchange designated as a contract market by the CFTC under the Commodity Exchange Act. The Commodity Exchange Act and CFTC regulations establish non-financial criteria for an exchange to be designated as a contract market on which futures and futures options contracts may be traded. Designation as a contract market for the trading of a specified futures contract is non-exclusive. This means that the CFTC may designate additional exchanges as contract markets for trading the same or similar contracts.

        CFE is a designated contract market that is subject to the oversight of the CFTC and to a variety of ongoing regulatory and reporting responsibilities under the Commodity Exchange Act. CFE has surveillance and compliance operations and procedures to monitor and enforce compliance with rules pertaining to the trading, position sizes, delivery obligations and financial condition of trading privilege holders.

        As of April 11, 2006, the National Futures Association, or NFA, is performing most of these functions pursuant to a Regulatory Services Agreement with CFE. CFE retains overall responsibility for the regulation of its marketplace. CFE also remains responsible for bringing disciplinary actions against trading privilege holders, including the ability to issue fines in the case of serious rule violations. In the case of financially distressed trading privilege holders, CFE may take various emergency actions to protect customers, other trading privilege holders and CFE. CFE is also a party to cooperative and regulatory information sharing agreements with other SROs and is a member of the Intermarket Surveillance Group.

        On April 27, 2009, the CFTC adopted Acceptable Practices that provide futures exchanges with a safe harbor for compliance with the requirement under Section 5(d)(15) of the Commodity Exchange Act that they minimize conflicts of interest in their decision making. The Acceptable Practices have the following general components. First, the Board Composition Acceptable Practice provides that futures exchanges minimize potential conflicts of interest by maintaining governing boards composed of at least thirty-five percent public directors. Second, the Regulatory Oversight Committee Acceptable Practice provides that futures exchanges establish a board-level Regulatory Oversight Committee, composed solely of public directors, to oversee regulatory functions. Third, the Disciplinary Panel Acceptable Practice provides that each disciplinary panel at all futures exchanges include at least one public participant, and that no panel be dominated by any group or class of futures exchange members. Finally, the Acceptable Practices provide a definition of "public director" and a portion of that definition is also applicable with respect to public participants on futures exchange disciplinary panels. Futures exchanges are required to implement the Acceptable Practices, or otherwise demonstrate full compliance with Section 5(d)(15), by April 27, 2010, and CFE plans to change its governance structure and rules to conform to the Acceptable Practices prior to that date.

DIRECTORS AND MANAGEMENT OF THE CBOE AND CBOE HOLDINGS AFTER THE
RESTRUCTURING TRANSACTION

Directors of the CBOE and CBOE Holdings after the Restructuring Transaction

        CBOE Holdings Board of Directors.    The CBOE Holdings board of directors consists of 22 directors, one of whom is CBOE Holdings' chief executive officer. At all times no less than two-thirds of the directors of CBOE Holdings will be independent as defined by CBOE Holdings' board of directors, which definition will satisfy the NYSE's and the NASDAQ Stock Market's listing standards for independence. Each CBOE Holdings director will serve for a one-year term or until his or her successor is elected and qualified. There is no limit on the number of terms a director may serve on either board.

        CBOE Board of Directors.    The CBOE's board of directors consists of 22 directors, one of whom is the CBOE's chief executive officer, at least a majority of whom will be non-industry directors and the remainder of whom will be industry directors.

        In the CBOE bylaws, a "non-industry director" is defined as a director who is not an industry director.

        An "industry director" is any director who (i) is a Trading Permit Holder or otherwise subject to regulation by the CBOE; (ii) is a broker-dealer or an officer, director or employee of a broker-dealer or has been in any such capacity within the prior three years; (iii) is, or was within the prior three years, associated with an entity that is affiliated with a broker-dealer whose revenues account for a material portion of the consolidated revenues of the entities with which the broker-dealer is affiliated; (iv) has a material ownership interest in a broker-dealer and has investments in broker-dealers that account for a material portion of the director's net worth; (v) has a consulting or employment relationship with or has provided professional services to the CBOE or any of its affiliates or has had such a relationship or has provided such services within the prior three years; or (vi) provides, or has provided within the prior three years, professional or consulting services to a broker-dealer, or to an entity with a 50% or greater ownership interest in a broker-dealer whose revenues account for a material portion of the consolidated revenues of the entities with which the broker-dealer is affiliated, and the revenue from all such professional or consulting services accounts for a material portion of either the revenues received by the director or the revenues received by the director's firm or partnership.

        Notwithstanding the foregoing, a director shall not be deemed to be an "industry director" solely because either (A) the director is or was within the prior three years an outside director of a broker-dealer or an outside director of an entity that is affiliated with a broker-dealer, provided that the broker-dealer is not a Trading Permit Holder or otherwise subject to regulation by the CBOE, or (B) the director is or was within the prior three years associated with an entity that is affiliated with a broker-dealer whose revenues do not account for a material portion of the consolidated revenues of the entities with which the broker-dealer is affiliated, provided that the broker-dealer is not a Trading Permit Holder or otherwise subject to regulation by the CBOE. At all times at least one non-industry director shall be a non-industry director exclusive of the exceptions provided for in the preceding sentence and shall have no material business relationship with a broker or dealer or the CBOE or any of its affiliates. In this context, an "outside director" is defined as a director of an entity who is not an employee or officer (or any person occupying a similar status or performing similar functions) of that entity.

        The number of non-industry directors and industry directors may be changed from time to time by resolution adopted by the board of directors of the CBOE but in no event shall the number of industry directors constitute less than 30% of the members of the board and in no event shall the number of non-industry directors constitute less than a majority of the members of the board. In addition, at all times at least 20% of directors serving on the board shall be industry directors recommended by the Industry-Director Subcommittee (or otherwise through the petition process discussed below) to the Nominating and Governance Committee for nomination as provided in the CBOE bylaws. Of the initial industry directors on the CBOE board, at least two will represent entities that are significantly engaged in conducting a securities business with public customers. Each of the CBOE directors will serve for a one-year term or until his or her successor is elected and qualified. There is no limit on the number of terms a director may serve on either board.

        Initial Members of the CBOE and CBOE Holdings Boards of Directors.    Although the requirements for the two boards are different, the initial boards of directors of CBOE Holdings and the CBOE immediately following the restructuring transaction will consist of the same directors. Under CBOE Holdings independence standards, it is possible that an individual serving as an industry director at the CBOE may nonetheless qualify as an independent director at CBOE Holdings. It is intended that each of the directors selected to serve on the initial boards of directors following the restructuring transaction will be directors serving on the board of directors of the CBOE immediately prior to the restructuring transaction. While it is currently intended that the two initial boards will consist of the same members, there is no requirement for that to remain the case.

        Board Leadership Structure.    The CBOE Holdings board of directors consists of 22 directors, including CBOE Holdings' chief executive officer, who also serves as chairman of the board. In addition, CBOE Holdings has a Lead Director, who is authorized to preside at meetings of the non-management directors and at meetings of the independent directors of the board. No less than two-thirds of the directors of CBOE Holdings are independent, and all of the directors on each of the Audit Committee, Compensation Committee, Nominating and Governance Committee are independent directors and each of these committees is led by a committee chairperson. Each of these committees reports to the board as they deem appropriate, and as the board may request.

        For many years, CBOE employed a leadership structure that included having a combined Chairman and Chief Executive Officer. We believe that this leadership structure has been effective and we believe it should be carried forward to CBOE Holdings following the restructuring transaction. We believe that having one person serve as both chairman and chief executive officer, requiring the board to consist of at least two-thirds independent directors who meet regularly, establishing independent Audit, Compensation, and Nominating and Corporate Governance committees and appointing an independent Lead Director, provides strong leadership for CBOE Holdings and CBOE and their respective boards of directors. A combined chief executive and chairman role promotes a close relationship between management and the board and assists in the development and implementation of corporate strategy.

        Board Oversight of Risk.    The CBOE Holdings board is responsible for overseeing its risk management process. The board is responsible for addressing CBOE Holdings' general risk management strategy and significant risks facing CBOE Holdings, and ensuring that appropriate risk mitigation strategies are implemented by management. In addition, the board stays apprised of particular risk management matters in accordance with its general oversight and approval of corporate matters. The board has delegated to the Audit Committee oversight of CBOE Holdings' risk management process. Among its duties, the Audit Committee is responsible for reviewing the guidelines, policies and practices of CBOE Holdings regarding risk assessment and risk management, and reviewing the adequacy and effectiveness of internal controls and procedures. All committees report to the full board when a matter rises to the level of a material or enterprise level risk. CBOE Holdings' management is responsible for daily risk management. In addition, heads of each of our divisions attend periodic enterprise risk management meetings at which an established matrix of identified risks is reviewed to evaluate the level of potential risks facing the company and to identify any new risks. This group provides information and recommendations to the Audit Committee as necessary. We believe this division of risk management responsibilities is an effective approach for addressing the enterprise risks facing CBOE Holdings.

Committees of the CBOE Holdings Board of Directors

        Upon completion of the restructuring transaction, the CBOE Holdings board of directors will initially have the following five board committees:

  •
  the Audit Committee;

  •
  the Compensation Committee;

  •
  the Executive Committee;

  •
  the Nominating and Governance Committee; and

  •
  the Finance Committee.

        Each of the members of these committees, other than members of the Executive Committee and the Finance Committee, will comply with the director independence requirements of CBOE Holdings, which requirements will satisfy the director independence requirements as defined in the listing standards of the NYSE or the NASDAQ Stock Market. For a description of the CBOE's current independence standards for directors, see "Director Independence." James Boris, as lead director of CBOE Holdings, is an ex officio, voting member of each of the Audit, Compensation, Nominating and Governance and Finance Committees.

        Audit Committee.    The Audit Committee will consist of at least three directors, all of whom must be independent directors and all of whom shall be recommended by the Nominating and Governance Committee for approval by the board of directors. The members of the Audit Committee are R. Eden Martin, who will chair the committee, and James Boris, David Fisher, Duane Kullberg, Roderick Palmore and Carole Stone. The Audit Committee consists exclusively of directors who are financially literate. In addition, David Fisher and Duane Kullberg will be considered audit committee financial experts as defined by the SEC.

        The Audit Committee responsibilities include:

  •
  overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attest services for CBOE Holdings;

  •
  engaging, retaining and terminating our independent auditor and determining the terms thereof;

  •
  ensuring receipt from the independent auditor of a formal written statement delineating all relationships between the auditor and CBOE Holdings;

  •
  reviewing a report from the independent auditor (i) describing its internal quality control procedures, (ii) describing steps taken to address any material issues with respect to one or more independent audits carried out by the firm and (iii) assessing the independence of the auditor and all relationships between the auditor and CBOE Holdings;

  •
  assessing the qualifications, performance and independence of the independent auditor;

  •
  evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor's independence;

  •
  reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;

  •
  reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

  •
  producing a committee report for inclusion in applicable SEC filings;

  •
  overseeing and evaluating the performance, responsibilities, organizational reporting lines, budget and staffing of the internal audit function of CBOE Holdings;

  •
  reviewing the adequacy and effectiveness of internal controls and procedures;

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  establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the Audit Committee;

  •
  reviewing the guidelines, policies and practices of CBOE Holdings regarding risk assessment and risk management;

  •
  reviewing transactions with related persons for potential conflict of interest situations; and

  •
  conducting annual and other self-evaluations as are deemed appropriate.

        Compensation Committee.    The Compensation Committee will consist of at least three directors, all of whom must be independent directors, and all of whom shall be recommended by the Nominating and Governance Committee for approval by the board of directors. The members of the Compensation Committee are Eugene Sunshine, who will chair the committee, and James Boris, Janet Froetscher, Paul Kepes, Kevin Murphy, William Power and Samuel Skinner. The committee has primary responsibility for:

  •
  determining and approving all elements and amounts of compensation for the CEO, including any performance goals applicable to the CEO;

  •
  reviewing succession plans relating to the CEO;

  •
  reviewing and recommending all elements and amounts of compensation for each executive officer other than the CEO, including any performance goals applicable to those executive officers;

  •
  reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

  •
  causing to be prepared a committee report for inclusion in applicable SEC filings;

  •
  approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO;

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  reviewing and recommending the level and form of non-employee director compensation and benefits; and

  •
  conducting annual and other self-evaluations as are deemed appropriate.

        Executive Committee.    The Executive Committee will include the Chairman of the Board, the Chief Executive Officer (if a director), the Lead Director, if any, and such other number of directors that the board deems appropriate, provided that at all times the majority of the directors serving on the Executive Committee must be independent directors. Members of the Executive Committee (other than those specified) shall be recommended by the Nominating and Governance Committee for approval by the board of directors. The members of the Executive Committee are William Brodsky, who will chair the committee, and James Boris, Mark Duffy, Janet Froetscher, Stuart Kipnes, Duane Kullberg, R. Eden Martin, Susan Phillips and Eugene Sunshine. The committee has primary responsibility for meeting and taking action at such times as action is desirable, but the convening of a special meeting of the board is not practicable. The committee will not have the power to (i) approve or adopt or recommend to stockholders, any action or matters (other than the election or removal of directors) expressly required by Delaware law to be submitted to stockholders for approval or (ii) adopt, alter, amend or repeal any Bylaw of CBOE Holdings.

        Nominating and Governance Committee.    The Nominating and Governance Committee will consist of at least five directors, all of whom must be independent directors, and all of whom shall be approved by the board of directors. The members of the Nominating and Governance Committee are Janet Froetscher, who will chair the committee, and Robert Birnbaum, James Boris, Paul Kepes, Benjamin Londergan, Susan Phillips, Eugene Sunshine and Jonathan Werts. The Nominating and Governance Committee's responsibilities include:

  •
  recommending persons for election as directors by the stockholders;

  •
  recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

  •
  recommending a director to serve as Chairman of the Board and an independent director to serve as Lead Director;

  •
  reviewing annually the skills and characteristics required of directors and each incumbent director's continued service on the board;

  •
  reviewing any stockholder proposals and nominations for directors;

  •
  advising the board of directors on the appropriate structure and operations of the board and its committees;

  •
  reviewing and recommending standing board committee assignments;

  •
  developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

  •
  making recommendations to the board regarding orientation for new directors and continuing education for all directors;

  •
  establishing and overseeing a self-evaluation process for the board and its committees, including at least annually the Nominating and Corporate Governance Committee;

  •
  making recommendations to the board as to determinations of director independence;

  •
  making recommendations to the board regarding corporate governance based upon developments, trends, and best practices; and

  •
  receiving, directing and supervising investigations into matters within the scope of the duties of the Nominating and Governance Committee, the Corporate Governance Guidelines, or as directed by the board and reviewing and investigating matters pertaining to the integrity of management.

        The Nominating and Governance Committee will consider stockholder recommendations for candidates for the CBOE Holdings board of directors.

        The CBOE Holdings bylaws provide that, in order for a stockholder's nomination of a candidate for the board to be properly brought before an annual meeting of the stockholders, the stockholder's nomination must be delivered to the Secretary, CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois 60605 no earlier than 120 days, and no later than 90 days, prior to the one year anniversary date of the prior year's annual meeting.

        Finance Committee.    The Finance Committee will consist of at least three directors, all of whom shall be approved by the board of directors. The members of the Finance Committee are Duane Kullberg, who will chair the committee, and directors James Boris, Mark Duffy, Bradley Griffith, R. Eden Martin, John Smollen, Carole Stone and Howard Stone. The Finance Committee's responsibilities include:

  •
  advising the board with respect to its oversight of financial affairs;

  •
  making recommendations to the board regarding annual operating and capital budgets, dividend policies, capital needs and stock repurchases;

  •
  reviewing the performance of investments and periodically proposing changes to the board in the investment and cash management policies of CBOE Holdings;

  •
  advising the board with respect to the material incurrence of indebtedness for borrowed money; and

  •
  conducting annual and other self-evaluations as it deems appropriate.

Committees of the CBOE Board of Directors

        Following the restructuring transaction, the Executive Committee and the Nominating and Governance Committee of CBOE Holdings and the CBOE will consist of the same members, and the Audit Committee and Compensation Committee of CBOE Holdings and CBOE will have similar compositions. Each of these committees will perform similar functions at the CBOE as it does at CBOE Holdings.

        At the CBOE, the Executive Committee is required to include the Vice Chairman and at least one Representative Director (as described below) in addition to the Chairman of the Board, the Chief Executive Officer (if a director) and the Lead Director, if any, and to be composed of a majority of non-industry directors. The CBOE Audit Committee and CBOE Compensation Committee must be composed solely of non-industry directors, and the CBOE Nominating and Governance Committee must be composed of a majority of non-industry directors.

        In addition to these committees, the CBOE will have a Regulatory Oversight Committee and a Trading Advisory Committee.

        Nominating and Governance Committee.    At the CBOE, all candidates for election as director of the CBOE must be nominated by the Nominating and Governance Committee.

        Industry directors representing at least 20% of the total number of directors serving on the board of directors of the CBOE shall be recommended by the Industry-Director Subcommittee of the Nominating and Governance Committee, provided that if 20% of the directors then serving on the board is not a whole number, such number of directors to be selected by the Industry-Director Subcommittee shall be rounded up to the next whole number. We refer to these directors as the "Representative Directors." Those industry directors not recommended by the Industry-Director Subcommittee shall be nominated by the Nominating and Governance Committee. The Industry-Director Subcommittee shall consist of all of the industry directors then serving on the Nominating and Governance Committee. If Representative Director nominees are opposed by a petition candidate, then the Nominating and Governance Committee shall be bound to accept and nominate the Representative Director nominees who receive the most votes pursuant to the run-off election process set forth in the bylaws of the CBOE. The CBOE and CBOE Holdings will also enter into a Voting Agreement pursuant to which CBOE Holdings will agree to vote in favor of the Representative Directors nominated by the Nominating and Governance Committee.

        In any given year, Trading Permit Holders may nominate alternative candidates for election to the Representative Director positions to be elected in a given year by submitting a petition signed by individuals representing not less than 10% of the total outstanding trading permits at that time. If one or more valid petitions are received, the Secretary shall issue a circular to all of the Trading Permit Holders identifying those individuals recommended for Representative Director by the Industry-Director Subcommittee and those individuals nominated for Representative Director through the petition process as well as of the time and date of a run-off election to determine which individuals will be nominated as Representative Director(s) by the Nominating and Governance Committee (the "Run-off Election"). In any Run-off Election, each Trading Permit Holder shall have one vote with respect to each trading permit held by such Trading Permit Holder for each Representative Director position to be filled that year; provided, however, that no Trading Permit Holder, either alone or together with its affiliates, may account for more than 20% of the votes cast for a candidate, and any votes cast by a Trading Permit Holder, either alone or together with its affiliates, in excess of this 20% limitation shall be disregarded. The number of individual Representative Director nominees equal to the number of Representative Director positions to be filled that year receiving the largest number of votes in the Run-off Election (after taking into account the voting limitation set forth herein) will be the persons approved by the Trading Permit Holders to be nominated as the Representative Director(s) by the Nominating and Governance Committee for that year.

        Regulatory Oversight Committee.    The Regulatory Oversight Committee will be a committee of the CBOE that will consist of at least three directors, all of whom shall be non-industry directors and all of whom shall be recommended by the non-industry directors on the Nominating and Governance Committee for approval by the board of directors. The members of the Regulatory Oversight Committee are Susan Phillips, who will chair the committee, and Robert Birnbaum, James Boris, Roderick Palmore, Samuel Skinner and Howard Stone. James Boris, the CBOE's lead director, will be an ex officio, voting member of the Regulatory Oversight Committee. The Regulatory Oversight Committee's responsibilities include:

  •
  overseeing the independence and integrity of the regulatory functions of the Exchange;

  •
  ensuring that the regulatory functions of the Exchange remain free from inappropriate influence;

  •
  meeting regularly with the Chief Regulatory Officer and members of the CBOE's regulatory staff to learn of developments and issues confronting CBOE's Regulatory Services Division, and to hear their reports and concerns;

  •
  reviewing and making recommendations to the board of directors regarding the staffing and budget for regulatory operations, including the budget for needed technology or technology support;

  •
  meeting regularly with the Internal Auditor regarding regulatory functions;

  •
  reviewing decisions by the CBOE's Business Conduct Committee not to authorize the issuance of statements of charges that were recommended by the CBOE staff, and referring these matters to the board of directors for further review in accordance with the CBOE Rules;

  •
  making a full report, no less frequently than once per year to the board of directors regarding the Regulatory Services Division and the manner in which the CBOE is performing its regulatory functions; and

  •
  conducting annual and other self-evaluations as it deems appropriate.

        Trading Advisory Committee.    The Trading Advisory Committee shall advise the Office of the Chairman regarding matters of interest to Trading Permit Holders. It shall consist of such number of committee members as set by the board of directors from time to time. The majority of the members of the Trading Advisory Committee shall be individuals involved in trading either directly or through their firms. The Vice Chairman shall be the Chairman of the Trading Advisory Committee and shall recommend to the board who the other committee members should be.

Executive Officers and Directors

        Set forth below are the names, ages and positions of the persons currently serving as directors and executive officers of each of CBOE Holdings and the CBOE. All directors and executive officers of CBOE Holdings were elected on January 13, 2010. The CBOE board of directors appointed a board committee that consisted of the Lead Director, a member of the Floor Directors Committee and the chairpersons of the CBOE's Audit, Compensation, Executive, Governance and Regulatory Oversight Committees to recommend to the CBOE Holdings Nominating and Governance Committee directors to serve on the committees of the board of CBOE Holdings. On January 13, 2010, the CBOE Holdings board approved the directors to serve on the CBOE Holdings Nominating and Governance Committee, and the CBOE Holdings Nominating and Governance Committee recommended directors to serve on each of the other CBOE Holdings board committees. These recommendations were approved by the board of directors of CBOE Holdings and are reflected in this proxy statement and prospectus.

CBOE Holdings and CBOE Executive Officers

Name	Age	Position

William J. Brodsky	66	Chairman and Chief Executive Officer
Edward J. Joyce	58	President and Chief Operating Officer
Edward T. Tilly	46	Executive Vice Chairman
Mark F. Duffy*	60	Vice Chairman
Alan J. Dean	55	Executive Vice President, Chief Financial Officer and Treasurer
Richard G. DuFour	66	Executive Vice President
Joanne Moffic-Silver	57	Executive Vice President, General Counsel and Corporate Secretary
Gerald T. O'Connell	58	Executive Vice President
Edward L. Provost	57	Executive Vice President
Phillip M. Slocum	57	Executive Vice President
Patrick J. Fay	50	Senior Vice President
David S. Reynolds**	56	Chief Accounting Officer
Timothy H. Thompson*	46	Senior Vice President and Chief Regulatory Officer

*
Executive officer only at CBOE

**
Executive officer only at CBOE Holdings

CBOE Holdings and CBOE Directors

Name	Age

Robert J. Birnbaum	82
William J. Brodsky	66
James R. Boris	65
Mark F. Duffy	60
David A. Fisher	41
Janet P. Froetscher	50
Bradley G. Griffith	54
Paul Kepes	42
Stuart J. Kipnes	43
Duane R. Kullberg	77
Benjamin R. Londergan	34
R. Eden Martin	69
Kevin L. Murphy	49
Roderick A. Palmore	58
Susan M. Phillips	65
William R. Power	65
Samuel K. Skinner	71
John E. Smollen	49
Carole E. Stone	62
Howard L. Stone	74
Eugene S. Sunshine	60
Jonathan B. Werts	39

  Executive Officers

        Set forth below is biographical information about each of the executive officers named in the tables above:

        William J. Brodsky.    Mr. Brodsky is Chairman and Chief Executive Officer of the CBOE. He has served in that capacity since 1997. Prior to joining the CBOE in 1997, Mr. Brodsky was president and chief executive officer of the Chicago Mercantile Exchange from 1985 to 1997. Mr. Brodsky is a director of Integrys Energy Group, Inc. and its predecessors. He also is Chairman of the World Federation of Exchanges, past chairman of the International Options Markets Association and a director of the Swiss Futures and Options Association. He is a member of the Federal Reserve Bank of New York's International Advisory Committee. Mr. Brodsky also serves on the Kellogg School of Management Advisory Council and as a trustee of Syracuse University. He is a member of the board of directors of Northwestern Memorial Hospital. Mr. Brodsky holds an A.B. degree and a J.D. degree from Syracuse University and is a member of the bar in Illinois and New York. We believe that Mr. Brodsky brings a deep knowledge of exchange operations, including CBOE's operations history. His leadership experience through his service at the CBOE and in his prior position with CME make Mr Brodsky well suited to serve on the board.

        Edward J. Joyce.    Mr. Joyce is President and Chief Operating Officer of the CBOE. He has served in that capacity since 2000. Mr. Joyce has been employed at the CBOE in various capacities since 1974. Mr. Joyce serves on the board of directors of The Options Clearing Corporation. He holds a

B.S. degree in Business Administration from Illinois State University and an M.B.A. from DePaul University.

        Edward T. Tilly.    Mr. Tilly is Executive Vice Chairman of the CBOE. He has served in that capacity since August 2006. He was a member of the CBOE from 1989 until 2006, and served as Member Vice Chairman of the CBOE from 2004 through July 2006. Mr. Tilly is the chairman and a director of CBOE Futures Exchange and serves on the board of directors of the CBOE Stock Exchange. He holds a B.A. degree in Economics from Northwestern University.

        Mark F. Duffy.    Mr. Duffy is a nominee, floor broker, market maker and managing member of CBOE member firm Cornerstone Trading, L.L.C. In addition, he is the trustee for a trust which is the general managing partner of Fugue, a CBOE member lessor organization. Mr. Duffy has been a CBOE member since 1985. Mr. Duffy is currently CBOE's Vice Chairman (2010), and he served as Vice Chairman of the CBOE from 2001 through 2003. He earned a B.A. degree in Education and a Master of Arts degree from the University of Michigan. He also holds a J.D. and L.L.M., Master of Laws in Taxation, from The John Marshall Law School. Mr. Duffy was admitted to the Illinois Bar in 1981 and has also been admitted to practice in the U.S. District Court for the Northern District of Illinois. We believe that Mr. Duffy brings a deep knowledge of the operations of CBOE as a result of his long association with CBOE and the industry. He also provides practical trading experience and valuable insight through his service as a floor director. These skills and experience, we believe, make Mr. Duffy well suited to serve on the board.

        Alan J. Dean.    Mr. Dean is Executive Vice President and Chief Financial Officer of the CBOE. He has served in that capacity since 1988 and has been employed at the CBOE in the financial area since 1979. Mr. Dean serves on the board of directors of The Institute for Transfusion Medicine. He is a CPA, and he holds a B.S. degree in Accounting from Western Illinois University and an M.B.A. from Northwestern University's Kellogg Graduate School of Management.

        Richard G. DuFour.    Mr. DuFour is Executive Vice President of Corporate Planning and Development of the CBOE. He has served in that capacity since 1999 and has been employed at the CBOE since 1980. He serves on the board of OneChicago and as treasurer of the International Options Markets Association. Mr. DuFour is a director of the Lincoln Park Renewal Corporation. Mr. DuFour holds a B.B.A. degree from the University of Notre Dame and an M.B.A. from the University of Michigan.

        Patrick J. Fay.    Mr. Fay is Senior Vice President of Member and Regulatory Services for CBOE. He has served in that capacity since 2006 and previously served as Managing Director of the CBOE Futures Exchange. Mr. Fay rejoined the CBOE in January 2004 from NQLX, LLC, where he served for nineteen months as executive vice president. Prior to his position at NQLX, Mr. Fay spent eighteen years at the CBOE, where he was involved in systems development, trading operations and marketing. He holds a B.S. in Business from Eastern Illinois University and a M.B.A. in Business Economics from DePaul University.

        Joanne Moffic-Silver.    Ms. Moffic-Silver is Executive Vice President, General Counsel and Corporate Secretary of the CBOE. She has served in that capacity since 1997 and has been employed at the CBOE since 1980. She is currently a member of the board of advisors of Northwestern University School of Law. Ms. Moffic-Silver received her B.A. degree with high honors and was elected a member of Phi Beta Kappa from the University of Wisconsin-Madison. Ms. Moffic-Silver received her J.D. degree with honors from Northwestern University School of Law.

        Gerald T. O'Connell.    Mr. O'Connell is Executive Vice President and Chief Information Officer of the CBOE. He has served in that capacity since 1993 and has been employed at the CBOE since 1984. Mr. O'Connell serves on the board of directors of the CBOE Stock Exchange. He holds a B.S. degree in Mathematics from Lewis University and a J.D. degree from John Marshall Law School.

        Edward L. Provost.    Mr. Provost is Executive Vice President of Business Development of the CBOE. He has served in that capacity since 2000 and has been employed at the CBOE since 1975. Mr. Provost serves as Chairman of the board of directors of the CBOE Stock Exchange. He holds a B.B.A. in Finance from Loyola University of Chicago and an M.B.A. from the University of Chicago Graduate School of Business.

        David S. Reynolds.    Mr. Reynolds is Chief Accounting Officer of CBOE Holdings. He has served in that capacity since May 2009. Prior to that, Mr. Reynolds was with Hudson Highland Group, Inc., where he served in various roles including vice president, controller and chief accounting officer. From February 2005 to February 2007, Mr. Reynolds was vice president, controller and chief accounting officer of Bally Total Fitness Corporation. Prior to that, he spent twenty-two years in various financial roles at Comdisco, Inc., rising to senior vice president and controller. Mr. Reynolds began his career at Ernst & Young. Mr. Reynolds is a certified public accountant and a certified cash manager. He is a graduate of Lehigh University where he obtained a masters degree in business and a B.S. in Finance.

        Philip M. Slocum.    Mr. Slocum is Executive Vice President of Trading Operations of the CBOE. He has served in that capacity since 1999 and has been employed at the CBOE since 1975. Mr. Slocum holds a B.A. degree in Psychology from Carthage College and a Master of Science in Organizational Behavior from George Williams College.

        Timothy H. Thompson.    Mr. Thompson is Senior Vice President and Chief Regulatory Officer of the CBOE. He has served in that capacity since June 2003 and served as special assistant to the CBOE's Chief Regulatory Officer during the previous year. Prior to joining the CBOE, Mr. Thompson was general counsel and chief compliance officer for Botta Capital Management, LLC. Earlier in his career, Mr. Thompson spent four years at the SEC, where he became Branch Chief in the Division of Market Regulation. Mr. Thompson received his B.S. in Finance from the University of Notre Dame and a J.D. degree from the University of Michigan Law School.

  Directors

        We believe that each of the individuals serving on the boards of directors of CBOE and CBOE Holdings have the necessary skills, qualifications and experiences to address the challenges and opportunities faced by CBOE and CBOE Holdings. As described above, the Nominating and Governance Committee of CBOE Holdings is responsible for considering and recommending nominees for election as directors of CBOE Holdings. Going forward, the committee will annually review the skills and characteristics required of directors in the context of the current composition of the board, the operating requirements of CBOE Holdings and the long-term interests of the stockholders of CBOE Holdings. While CBOE Holdings does not currently have a formal diversity policy, its Corporate Governance Guidelines provide that the committee will seek to nominate directors with a diverse range of experience, qualifications, and skills in order to provide varied insights and competent guidance regarding CBOE Holdings' and CBOE's operations, and with a goal of having a board that reflects diverse backgrounds, experience and viewpoints. In evaluating director candidates, the committee will take into consideration many factors, including the individual's educational and professional background, whether the individual has any special experience in a relevant area, personal accomplishments, and cultural experiences. In addition, the committee may, in conducting its assessment of director candidates, consider such other factors as it deems appropriate. As part of this process, the committee will review each incumbent director's continued service on the board and recommend to the board an independent director to serve as Lead Director. CBOE Holdings and CBOE believe that they benefit from having directors with a diversity of skills, characteristics, backgrounds, and cultural experiences.

        Set forth below is biographical information about each of the individual directors named in the table above as well as information about each such director's qualifications to serve on the CBOE Holdings board of directors:

        Robert J. Birnbaum.    Mr. Birnbaum (retired) served as special counsel for Dechert Price and Rhoads from 1989 to 1994. Prior to that, he served as the president and chief operating officer of the New York Stock Exchange, Inc. from 1985 to 1988 and as president and chief operating officer of the American Stock Exchange from 1977 to 1985. Mr. Birnbaum holds a B.S. degree from New York University and a L.L.B. from Georgetown University Law School. We believe that Mr. Birnbaum brings extensive leadership skills and practical exchange experience through his time at the New York Stock Exchange and the American Stock Exchange. These skills and experience, we believe, make him well suited to serve on the board.

        James R. Boris.    Mr. Boris currently serves as CBOE's lead director. Mr. Boris is the retired chairman and chief executive officer of EVEREN Securities, Inc. and its predecessor Kemper Securities, Inc. He is a member of the boards of directors of Smurfit-Stone Container Corporation and Big Shoulders Fund. His past affiliations include membership of the board of directors of the Securities Industry Association, Integrys Energy Group, Inc. and its predecessors, Midwest Air Group, Inc., the Chicago Stock Exchange, The Catholic Charities of the Archdiocese of Chicago, Loyola University Health System, Inc. and the Civic Federation. He has served on the board of trustees of Gannon University and Loyola University of Chicago and on advisory boards at both the Kellogg Graduate School of Management and DePaul University's College of Commerce. He holds a B.A. and M.B.A. from Gannon University. We believe that Mr. Boris brings to the board extensive leadership skills through his service as chairman and chief executive officer of EVEREN Securities and, previously Kemper Securities. Mr. Boris has finance, securities and practical business and corporate experience that, we believe, make him well suited to serve on the board.

        David A. Fisher.    Mr. Fisher is the CEO of optionsXpress Holdings, Inc., an online options and stock brokerage firm. He served as the company's president since March 2007 and prior to that served as chief financial officer beginning in August 2004. From March 2001 to July 2004, he served as chief financial officer of Potbelly Sandwich Works, a quick service restaurant chain with over 60 units, and he currently serves on its board of directors. Prior to that, Mr. Fisher served as chief financial officer and secretary of Prism Financial Corporation, a publicly-traded, nationwide consumer financial services company. He holds a B.S. in Finance from the University of Illinois and a J.D. from Northwestern University. We believe that Mr. Fisher brings leadership skills, financial experience, and general business and operational knowledge to the board as a result of his position as CEO of one of the first publicly-held options trading businesses and through his other experiences. These skills and experience, we believe, make Mr. Fisher well suited to serve on the board.

        Janet P. Froetscher.    Ms. Froetscher is president and chief executive officer of the National Safety Council. Previously, she served as president and chief executive officer of the United Way of Metropolitan Chicago and in a variety of roles at the Aspen Institute, most recently as chief operating officer. From 1992 to 2000, Ms. Froetscher was the executive director of the Finance Research and Advisory Committee of the Commercial Club of Chicago. She is a member of the board of the Chicago Chamber of Commerce, and a member of the Chicago Network, Commercial Club of Chicago and Economic Club of Chicago. Ms. Froetscher holds a B.A. degree from the University of Virginia and a Masters of Management from Northwestern University's Kellogg Graduate School of Management. Ms. Froetscher is also a Henry Crown Fellow of the Aspen Institute. We believe that Ms. Froetscher brings extensive leadership and operational experience to the board gained through her current and prior positions. These skills and experience, we believe, make her well suited to serve on the board.

        Bradley G. Griffith.    Mr. Griffith has been a member of the CBOE since 1980 and served as its Member Vice Chairman in 2007, 2008 and 2009. He is also a member of Edge Capture, LLC, a proprietary software provider. Mr. Griffith is the co-founder of the Tiffani Kim Institute, the country's first Medi-Spa. Additionally, he owns several real estate companies that operate and manage properties in Illinois, Indiana and Michigan. Mr. Griffith holds a B.S. in Business from Indiana University. We believe that Mr. Griffith brings a deep knowledge of the options industry as a result of his long association with CBOE and the industry, as well general business skills attained through his various other business pursuits. Mr. Griffith's service as a former Vice Chairman of the CBOE and as a floor director provide him with an extensive understanding of the CBOE's business. These skills and experiences, we believe, make him well suited to serve on the board.

        Paul Kepes.    Mr. Kepes is a senior partner and managing director of Chicago Trading Company (CTC). Founded in 1995, CTC is a leading proprietary derivatives trading firm active in various options and futures markets, including equity indexes, equities, interest rates and commodities. The firm trades both on-floor and electronically, utilizing sophisticated proprietary pricing and risk management systems. CTC serves in a specialist capacity on various exchanges in many of the most active index, ETF and interest rate products. CTC employs over 300 people and is based in Chicago with offices in New York and London. Mr. Kepes holds a B.S. degree in Aeronautical and Astronautical Engineering from the University of Illinois. We believe that Mr. Kepes brings deep knowledge of the options and trading markets as well as strong general business skills developed through his position at CTC. These skills and experience, we believe, make him well suited to serve on the board.

        Stuart J. Kipnes.    Mr. Kipnes is the president and sole stockholder of Associated Options, Inc., an options brokerage firm that operates on the CBOE trading floor. He has served in that capacity since 1995. Mr. Kipnes holds a B.S. degree in Finance from the University of Maryland. We believe that Mr. Kipnes brings strong leadership and general management skills to the board, as well as a deep understanding of the needs of firms that operate on the CBOE trading floor, developed through his long tenure at Associated Options, Inc. These skills and experience, we believe, make him well suited to serve on the board.

        Duane R. Kullberg.    Mr. Kullberg served as managing partner and chief executive officer of Arthur Andersen & Co., S.C. from 1980 until 1989. He is currently a member of the board of directors of Artio Global Investors, Inc. and has served in the past on a number of private and public company boards. Mr. Kullberg is a member of the National Association of Corporate Directors. He is a member of the Commercial Club of Chicago and a Life Trustee of Northwestern University, the University of Minnesota Foundation, and the Art Institute of Chicago. He has served on the board of directors of Nuveen Investments, Inc. Mr. Kullberg holds a B.B.A. degree from the University of Minnesota. We believe that Mr. Kullberg brings strong leadership skills and general management skills, developed during his tenure at Arthur Andersen & Co., S.C., as well as a strong background in corporate governance, accounting and finance, developed through his prior professional and board positions. These skills and experience, we believe, make him well suited to serve on the board.

        Benjamin R. Londergan.    Mr. Londergan is co-CEO of Group One and has served on their board of directors since January 2005. Prior to his current role, he was derivatives trading managing director and was directly responsible for opening and managing Group One Trading, LP's first European trading operation, G1 Derivatives Trading LTD. Mr. Londergan began his career at Group One Trading, L.P. in 1998. Mr. Londergan graduated summa cum laude from Indiana University and holds a B.A. degree in Mathematics with minors in French and Economics. We believe that Mr. Londergan brings strong leadership and operational skills to the board, as well as a deep understanding of the needs of options trading firms. These skills and experience, we believe, make him well suited to serve on the board.

        R. Eden Martin.    Mr. Martin is of counsel at the law firm Sidley Austin LLP, having served as a partner from 1975 to 2004 and as chairman of the management committee from 1989 until 1999. Mr. Martin has served as the president of The Commercial Club of Chicago and president of its Civic

Committee since 1999. Mr. Martin is a member of the boards of directors of Nicor Inc., Aon Corporation and the United Way of Metropolitan Chicago. He also is a trustee of Northwestern University and a life trustee of the Chicago History Museum, the Chicago Symphony Orchestra and the Ravinia Festival. Mr. Martin holds a B.A. from the University of Illinois and an L.L.B. degree from Harvard University. We believe that Mr. Martin brings a depth of knowledge regarding corporate governance and insights into legal matters, developed over the course of his practice and other board memberships, as well as strong leadership capabilities. These skills and experience, we believe, make him well suited to serve on the board.

        Kevin L. Murphy.    Mr. Murphy is currently a managing director at Citigroup and head of U.S. option electronic execution. He was previously head of U.S. broker dealer sales which included the electronic routing and execution of both equity and derivative products for broker dealer clients. In 1991, Mr. Murphy was named head of the listed options department at Shearson Lehman Brothers, responsible for the sales and trading of listed options and overseeing all of the firm's options exchange floor operations. In 2004, he managed the OTC derivative group for high net worth clients of Smith Barney and Citigroup's private bank. In 2005, he was named co-head of Citigroup's derivative execution services and was also responsible for building out the firm's derivative DMA product. Mr. Murphy is a graduate of the University of Massachusetts. We believe that Mr. Murphy brings strong financial skills and a deep experience in the options trading industry to the board as a result of his longtime involvement with the industry. These skills and experience, we believe, make him well suited to serve on the board.

        Roderick A. Palmore.    Mr. Palmore is executive vice president, general counsel and chief compliance and risk management officer of General Mills, Inc. Prior to joining General Mills in February 2008, he served as executive vice president and general counsel of Sara Lee Corporation. Mr. Palmore has also served as a member of the boards of directors of Nuveen Investments, Inc. and the United Way of Metropolitan Chicago. Mr. Palmore holds a B.A. degree in Economics from Yale University and a J.D. degree from the University of Chicago Law School. We believe that Mr. Palmore brings strong corporate governance and risk management skills to the board, as a result of his professional background and prior board experiences, as well as insight into legal matters. These skills and experience, we believe, make him well suited to serve on the board.

        Susan M. Phillips.    Dr. Phillips is the dean of The George Washington University School of Business, and a professor of finance. She has served in that capacity since 1998. Previously she served as a commissioner of the CFTC from 1981 to 1983 and served as chairman of the CFTC from 1983 to 1987 and as a member of the board of governors of the Federal Reserve System from 1991 to 1998. Dr. Phillips is a member of the boards of directors of State Farm Mutual Automobile Insurance Company, the Kroger Company, the National Futures Association and the Financial Accounting Foundation. She has served on the board of directors of State Street Research Mutual Funds. Dr. Phillips holds a B.A. in Mathematics from Agnes Scott College, an M.S. in Finance and Insurance from Louisiana State University, or LSU, and a Ph.D. in Finance and Economics from LSU. We believe that Dr. Phillips brings strong financial skills to the board as a result of her educational background and long experience in the financial and derivatives industries, as well as a background in regulation and corporate governance developed through current and prior experience. These skills and experience, we believe, make her well suited to serve on the board.

        William R. Power.    Mr. Power is a lessor member of the CBOE, and has been a CBOE member since 1973. He operated an options trading firm, Commercial Crush, Inc., from 1978 until early 2002. Mr. Power traded on the floor of the CBOE from 1973 to 1991. Mr. Power also is a member of the board of directors of the Minneapolis Grain Exchange and Media Derivatives, Inc. and previously was a member of the New York Stock Exchange Board of Executives. We believe that Mr. Power brings deep knowledge of the interests and concerns of CBOE members to the board as a result of his long association with CBOE, as well as strong general business skills and understanding of the options trading business. These skills and experience, we believe, make him well suited to serve on the board.

        Samuel K. Skinner.    Mr. Skinner is of counsel to the law firm Greenberg Traurig, LLP where he concentrates on corporate, governmental and regulatory matters. From 2000 to 2003, Mr. Skinner was president and CEO of USF Corporation, and chairman from January 1, 2000 through May 2003. Mr. Skinner previously served as president of Commonwealth Edison Company and its holding company, Unicom Corporation (Exelon Corporation). He also was formerly White House chief of staff to President George H.W. Bush and, prior to that, served as U.S. Secretary of Transportation from February 1989 to December 1991. Mr. Skinner previously was United States Attorney for the Northern District of Illinois from 1975 to 1977, having served in that office for eight years. Mr. Skinner also serves on the boards of directors of Express Scripts, Inc., APAC Customer Services, Inc., Navigant Consulting, Inc., Echo Global Logistics, Inc. and MedAssets, Inc. He has previously served on the boards of Diamond Management and Technology Consultants and Dade Behring. He holds a B.S. in Accounting from the University of Illinois and a J.D. from DePaul University Law School. We believe that Mr. Skinner brings valuable leadership skills to the board. He also brings insights into corporate governance and legal matters that face the board, developed through his long professional experience with such matters as an attorney and member of numerous boards. These skills and experience, we believe, make him well suited to serve on the board.

        John E. Smollen.    Mr. Smollen is a managing director of Goldman, Sachs & Co., and has been with Goldman Sachs since its acquisition in 2000 of Spear, Leads and Kellogg. Mr. Smollen has been a CBOE member since 1997. Mr. Smollen served as the interim Vice Chairman of the CBOE from August 4, 2006 until December 31, 2006. We believe that Mr. Smollen brings insights into the concerns and interests of CBOE members as a result of his experience as a CBOE member, and a deep knowledge of the options industry developed over the course of his career. These skills and experience, we believe, make him well suited to serve on the board.

        Carole E. Stone.    Ms. Stone served as director of the New York State Division of the Budget from June 2000 to October 2004. She currently serves as a commissioner on the New York State Commission on Public Authority Reform and is on the board of directors of the Nuveen Funds. She has previously served as the chair of the New York Racing Association Oversight Board, as chair of the Public Authorities Control Board and on the board of directors of several New York State public authorities. Ms. Stone holds a B.A. in Business Administration from Skidmore College. We believe that Ms. Stone brings strong corporate governance skills as a result of her past tenure on other boards, as well as useful knowledge of governmental operations as a result of her prior tenure on several public authority boards. These skills and experience, we believe, make her well suited to serve on the board.

        Howard L. Stone.    From December 1998 until his retirement in March 2005, Mr. Stone was the senior managing director of American Express Tax and Business Services. He is a certified public accountant. Mr. Stone is a member of the board of managers of Arbour Group. Mr. Stone holds a B.S. in Accounting from the University of Illinois. We believe that Mr. Stone brings strong financial knowledge to the board, developed during his association with American Express Tax and Business Services, as well as strong general business knowledge. These skills and experience, we believe, make him well suited to serve on the board.

        Eugene S. Sunshine.    Mr. Sunshine is the senior vice president for Business and Finance at Northwestern University. He has served in that capacity since 1997. Prior to joining Northwestern, he was senior vice president for administration at The John Hopkins University. He currently is a member of the boards of directors of Nuveen Investments, the Civic Federation, and the Pathways Awareness Foundation. He is also a member of the Advisory Committee of the District 65 Educational Foundation and a member of the Commercial Club of Chicago. He currently serves as chairman of the board of Rubicon, an insurance affiliate of Northwestern University, and as a member of the boards of the

Evanston Chamber of Commerce and Evanston Inventure. He holds a B.A. from Northwestern University and a Masters of Public Administration degree from the Maxwell Graduate School of Citizenship and Public Affairs at Syracuse University. We believe that Mr. Sunshine brings strong finance skills to the board, developed in his role as senior vice president for Business and Finance at Northwestern University, as well as a broad knowledge of corporate governance developed through his experiences serving on a number of other boards. These skills and experience, we believe, make him well suited to serve on the board.

        Jonathan B. Werts.    Mr. Werts is a managing director of Bank of America Merrill Lynch. He is Head of Broker Dealer Execution, Head of Mid-West Execution and Clearing and Global Head of Electronic Futures, managing and overseeing business development, strategic planning, and product development. Mr. Werts previously served as Vice President, Derivative Products, for the NYSE Group in Chicago and worked as Vice President, Client and Trading Support, at the Pacific Exchange in San Francisco, where he oversaw the creation of the exchange's new electronic options trading platform and managed the Customer Service and System Support Departments. Mr. Werts is a graduate of California State University, Hayward. We believe that Mr. Werts brings strong general business skills to the board, as well as a deep knowledge of the options industry, developed over the course of his career. These skills and experience, we believe, make him well suited to serve on the board.

Director Independence

        The experience and qualifications of our directors is critical to our success. The CBOE Holdings board of directors has adopted independence standards as part of CBOE Holdings' Corporate Governance Guidelines. A copy of our Corporate Governance Guidelines will be posted on our website, www.CBOE.com. The CBOE Holdings bylaws provide that at least two-thirds of all of the directors of CBOE Holdings must meet the current tests of independence, which are based on government regulations (including those of the SEC), include the independence tests set forth in Section 303A of the NYSE Listed Company Manual and NASDAQ Rule 5605 and include tests (see the last three bullet-points below) in addition to those tests set forth by the SEC, the NYSE and the NASDAQ Stock Market. The Corporate Governance Guidelines require that the board of directors affirmatively determine the independence of CBOE Holding's directors based on all relevant facts and circumstances that bear upon such director's independence. The board of directors of CBOE Holdings has determined that each of its directors, other than Messrs. Brodsky, Griffith and Duffy, are independent as defined by the standards adopted by CBOE Holdings.

        Under the CBOE Holdings Guidelines, a person shall not qualify as independent under any of the following circumstances:

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  if the person is, or has been within the last three years, an employee of CBOE Holdings or its subsidiaries;

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  if an immediate family member of the person is, or has been within the last three years, an executive officer of CBOE Holdings or its subsidiaries;

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  if the person or any immediate family member has received during any twelve-month period within the last three years more than $120,000 in direct compensation from CBOE Holdings and its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service; provided, however, that such deferred compensation must not be contingent in any way on continued service with CBOE Holdings or its subsidiaries (compensation received by an immediate family member of a director for service as an employee, other than an executive officer, of CBOE Holdings or its subsidiaries need not be considered in determining independence);

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  if the person is a current partner of a firm that is the internal or external auditor of CBOE Holdings, or is a current employee of that auditor, or if the person has an immediate family member who is a partner of that auditor or a current employee of that auditor who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice;

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  if the person or an immediate family member was within the last three years (but is no longer) a partner or employee of the internal or external auditor of CBOE Holdings and personally worked on CBOE Holdings' audit within that time;

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  if the person or an immediate family member is, or has been within the last three years, employed as an executive officer of another company for which any of the present executive officers of CBOE Holdings or its subsidiaries at the same time serves or served on that company's compensation committee;

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  if either (i) the person is, or an immediate family member is, a partner in, a controlling stockholder or an executive officer of, any organization to which CBOE Holdings and its subsidiaries made, or from which CBOE Holdings and its subsidiaries received, payments for property or services in the current or any of the past three fiscal years that exceeded the greater of 5% of the payment recipient's consolidated gross revenues, or $200,000; or (ii) the person is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, CBOE Holdings and its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of the other company's consolidated gross revenues;

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  if the person provides, or has provided within the last three years (directly or indirectly as a partner, stockholder or officer of another company) consulting, legal or financial advisory services to CBOE Holdings or its subsidiaries or CBOE Holdings' present or former auditors;

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  if the person or any member of his or her immediate family owns, or has the right to acquire, more than 5% of the outstanding common stock of CBOE Holdings; or

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  if the person or any member of his or her immediate family serves as an executive officer, director or trustee of a civic or charitable organization that receives significant financial contributions from CBOE Holdings and its subsidiaries or any foundation established by CBOE Holdings or any of its subsidiaries. For purposes of this independence standard, the board of directors shall determine whether a financial contribution is considered significant on a case-by-case basis; provided, however, that any contribution less than $100,000 or two percent (2%) of that entity's total annual charitable receipts and other revenues, whichever is greater, shall be presumed to be insignificant.

        In addition, the board has determined that a director may be a Trading Permit Holder of CBOE or other CBOE Holdings subsidiary, a director, officer, employee or owner of a Trading Permit Holder of CBOE or other CBOE Holdings subsidiary and/or a customer of CBOE or other CBOE Holdings subsidiary without creating a conflict of interest or the appearance of a conflict of interest. As a result, the board may determine that a director who is a Trading Permit Holder of CBOE or other CBOE Holdings subsidiary, a director, officer, employee or owner of a Trading Permit Holder and/or a customer of CBOE or other CBOE Holdings subsidiary is "independent," if he or she otherwise satisfies all of the above categorical standards and the independence requirements of any applicable securities exchange on which CBOE Holding's common stock is listed.

Compensation of Executive Officers and Directors

        CBOE Holdings has not yet paid any compensation to its directors or executive officers. Prior to the restructuring transaction, CBOE Holdings had no separate operating history, and all directors, executive officers and other employees were compensated by CBOE. Going forward, CBOE Holdings currently plans to cause CBOE to continue the compensation programs and benefits plans for its directors and executive officers that are currently in place at CBOE and are described in this section. The form and amount of the compensation to be paid to each of CBOE Holdings' directors and executive officers will be determined by the CBOE Holdings board of directors as soon as practicable prior to or following the completion of the restructuring transaction.

Director Compensation

        CBOE directors currently receive an annual retainer of $25,000, a fee of $2,500 for each meeting of the board that they attend and reimbursement of expenses for travel to meetings. For board committee service, each director receives $2,500 for each committee meeting they attend. Each committee chair receives an additional annual retainer of $10,000, and the lead director of the board receives an additional $25,000 annual retainer. In addition to the fees set forth above, it is anticipated that, effective on the date of restructuring transaction, each of the 21 non-employee directors of CBOE Holdings will receive an equity grant pursuant to our long-term incentive plan of 7,547 shares of CBOE Holdings restricted common stock which will be subject to a four-year graded vesting schedule in which 25% of the shares granted will vest each year on the anniversary of the grant date. Vesting will accelerate upon the occurrence of change in control of CBOE Holdings. Unvested portions of the restricted stock grants will be forfeited if the director terminates service on the board prior to the applicable vesting date, unless the CBOE Holdings Compensation Committee uses its discretion to waive the forfeiture provisions. For more information on our long-term incentive plan, please see "—Elements of Compensation—Long-Term Incentive Program" and "Long-Term Incentive Plan" below. The Compensation Committee of CBOE Holdings has adopted stock ownership requirements mandating specified levels of stock ownership that each director must maintain while he or she is serving on the CBOE and/or CBOE Holdings board of directors, which are set forth below under "—Stock Ownership Requirements."

        Bradley G. Griffith served as the Vice Chairman of the CBOE until his leave of absence in July 2009. Prior to his leave of absence as Vice Chairman of the board, Mr. Griffith was being paid a base annual compensation for 2009 of $450,000. Mr. Griffith took his leave of absence from his position as Vice Chairman in order to avoid any perceived business conflicts between his role as Vice Chairman and his interests in Edge Specialists, L.L.C. and Edge Capture, L.L.C. (collectively, "Edge"), which are providers of quoting software for options traders at the CBOE and other exchanges. During this leave of absence, the CBOE paid Mr. Griffith $37,500 per month for the remainder of 2009. Mr. Griffith was paid a bonus for 2009 of $256,520. In addition, once the restructuring transaction occurs, the CBOE's board of directors has agreed to recommend to the CBOE Holdings board of directors that, if the restructuring transaction occurs during the first six months of 2010, Mr. Griffith should receive a cash award equal to the lesser of (i) 150% of the value of the equity awards granted to directors in connection with the restructuring transaction and (ii) $300,000. If the restructuring transaction occurs in the third or fourth quarter of 2010, that cash award would be reduced to 50% and 25%, respectively, of the amount determined pursuant to the formula above. Mr. Griffith would forfeit any potential bonus and the potential cash award described above relating to the restructuring transaction if, at the time any such award or payment is made, or would have been made, Edge has filed a lawsuit relating to its patents against any member of the CBOE other than those that Edge had sued prior to July 23, 2009.

        We currently anticipate that directors of CBOE Holdings and CBOE will be compensated in a manner that is largely consistent with their current terms and conditions. We do not expect that directors who currently serve on the board of both CBOE and CBOE Holdings will receive any additional compensation for service on both the CBOE and CBOE Holdings boards, except that when such meetings do not coincide with meetings of CBOE Holdings all directors will receive meeting fees and the reimbursement of expenses for travel to those meetings of the CBOE.

Compensation Discussion and Analysis

  Overview

        This section provides information regarding the total compensation of CBOE's "named executive officers," which consist of those executive officers who appear on the CBOE's Summary Compensation table and include the CBOE's Chairman and Chief Executive Officer; President and Chief Operating Officer; Executive Vice Chairman; Executive Vice President; and Chief Financial Officer.

        CBOE's executive compensation program is intended to attract and retain the most talented and dedicated executives possible and to motivate CBOE's executives and other key employees to achieve corporate goals that are aligned with creating value for CBOE's owners, and in the future, for its stockholders. To meet these objectives, CBOE has designed and implemented an executive compensation program which gives CBOE's Compensation Committee discretion to pay a substantial portion of executive compensation based on corporate and individual performance. We believe that compensation plays a vital role in contributing to the achievement of key strategic business objectives that ultimately drive long-term business success. Accordingly, our executive compensation program, much like CBOE's, will be designed to focus our executives on achieving the critical corporate goals, while taking steps to position the business for sustained financial performance over time.

        The following table summarizes the various elements included in the total compensation pay mix for CBOE's executive officers and we expect that CBOE Holdings compensation pay structure will be very similar, if not identical. Additional details regarding the pay components are provided in later sections.

Total Compensation Component	Purpose

Base salary	Provides a defined amount to reflect the market value of the position.

Annual incentive	Provides variable discretionary payments designed to reward executives for their contribution towards achieving CBOE's annual financial and operational results.

Long-term incentive program	Aligns interests of our executives with stockholders and motivates contributions focused on the long-term value of CBOE Holdings.

Benefits—retirement, medical, life & disability	Protects our executives in the event of a catastrophic event or the incurrence of certain expenses (such as medical or disability) and provides income during retirement.

Severance	Encourages retention of our executives in the event of a merger or acquisition and provides income in the case of an involuntary termination without cause or with good reason.

  2009 Highlights

        In early 2009, the board approved setting the aggregate annual incentive pool from which annual incentive payments to employees are made at 7.5% of CBOE's pre-tax income, adjusted for revenues and expenses related to the Settlement Agreement and bonus accruals. As a result of this decision and because of the decrease in operating income in 2009 as compared to 2008, annual incentives for 2009 were approximately 20% lower than payments made for 2008. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations," for an analysis of CBOE's financial results.

        In line with its emphasis on responsible governance, CBOE's Compensation Committee conducts annual reviews of executive employment agreements. After the 2009 review, the Compensation Committee recommended to the CBOE board, and the board approved, terminating the payment of various perquisites (e.g. club memberships, parking, financial counseling) and tax gross-ups related to such perquisites previously paid to various executive officers, effective January 1, 2010. In addition, during 2009 there were no increases to base salaries of the executive officers. Each of these actions is also consistent with CBOE's organizational priority of carefully managing expenses.

        In an effort to better align the interests of management with the interests of CBOE's owners, and in the future, the stockholders of CBOE Holdings, in 2009, the CBOE board approved the Long-Term Incentive Plan to be implemented following the restructuring of CBOE to a stock-based corporation, owned by its stockholders. The award agreements approved with respect to the grants of restricted stock to be made pursuant to the Long-Term Incentive Plan to executives in connection with the restructuring transaction include a four-year, graded vesting schedule in which 25% of the total grant will vest each year. This is designed to retain executives and to encourage them to focus on the long-term success of CBOE and, therefore, CBOE Holdings. The Long-Term Incentive Plan includes a provision that allows the Compensation Committee to reduce, cancel, or recoup an award upon the occurrence of specified events such as termination for cause or upon the breach of a non-compete, non-solicitation, or other restrictive covenants.

        In addition, as set forth under "Stock Ownership Requirements" below, the CBOE Compensation Committee adopted stock ownership requirements mandating specified levels of stock ownership that each executive officer must maintain while he or she is employed by CBOE or CBOE Holdings or any of its affiliates.

  Role of Compensation Committee

        The Compensation Committee of the board of directors of CBOE currently oversees CBOE's executive compensation program. The Compensation Committee is responsible for reviewing the various components of the total compensation program for all executives. For 2009, the Compensation Committee reviewed the individual performance of the Chairman and Chief Executive Officer, Executive Vice Chairman, Vice Chairman of the Board and the President and made recommendations to the board in respect to their compensation. In addition, the CBOE Compensation Committee reviewed the performance of the other named executive officers, but delegated to Messrs. Brodsky and Joyce the task of determining of the annual incentive payments for such other named executive officers. In 2009, the Compensation Committee was also responsible for:

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  Reviewing and approving any new or revised employment contracts for senior management;

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  Providing recommendations regarding changes to the organizational structure of senior management;

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  Recommending any officer appointments;

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  Establishing the Long-Term Incentive Plan; and

  •
  Establishing the annual incentive pool for all staff, including officers, from which annual incentive payments may be made.

        The Compensation Committee meets at least three times per year. During 2009, the Compensation Committee was comprised of six directors. In addition, an outside compensation consultant (currently McLagan, a division of Aon Consulting) (the "outside compensation consultant"), the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer and the Vice President of Human Resources generally attend the meetings to provide information and assistance to the Compensation Committee. The outside compensation consultant reviews the executive compensation program and advises the Compensation Committee of best practices or plan designs that may improve effectiveness. The outside compensation consultant recommends the peer group, provides comparative data and assists the Compensation Committee in monitoring the competitive positioning of the various components of the executive compensation program. At most meetings, the outside compensation consultant meets with the Compensation Committee in executive sessions, which exclude CBOE management. The outside compensation consultant also has, as necessary, direct communication with members of the Compensation Committee and the board at large.

        After completion of the restructuring transaction and the initial public offering, the Compensation Committee of CBOE Holdings will be responsible for reviewing and approving the compensation of our executive officers. The CBOE Holdings Compensation Committee will consist of seven directors, all of whom will be independent under the independence criteria adopted by the CBOE Holdings board of directors and will be "outside directors" as defined by Section 162(m) of the Internal Revenue Code.

  Comparative Data

        To ensure that our compensation is competitive, the Compensation Committee periodically reviews comparative data that includes the aggregate level of executive compensation, as well as its various components. In 2009, the outside compensation consultant conducted an in-depth analysis to identify and recommend to the board a peer group based upon CBOE's business mix and size. The Compensation Committee used the comparative data as a point of reference, rather than as the determining factor in setting compensation for its executive officers. The peer group includes financial services firms with a heavy focus on technology and an environment similar to CBOE. The most recent compensation review included data from the following peer group:

BGC Partners, Inc.	MF Global Holdings Ltd.
CME Group, Inc.	NASDAQ OMX Group, Inc.
GFI Group, Inc.	NYFIX, Inc.
Intercontinental Exchange, Inc.	NYSE Euronext, Inc.
Investment Technology Group	optionsXpress Holdings Inc.
Knight Capital Group, Inc.	Tradestation Group, Inc.
Market Axess Holdings, Inc.	TSX Group, Inc.

  Elements of Compensation

        Base Salary.    Base salaries for our executives are established by the Compensation Committee based on the scope of their responsibilities, taking into account competitive market compensation paid by other peer group companies, as described above, for similar positions, and similar industry experience. The Compensation Committee generally believes that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities and experience at comparable companies. Base salaries are reviewed annually by the Compensation Committee and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and compensation mix. Historically the Compensation Committee has delegated to Messrs. Brodsky and Joyce the responsibility of recommending to it the base salaries for CBOE's other executive officers. The named executive officers did not receive an increase in the base salaries during 2009. Based on our most recent review of peer group companies, the 2009 base salaries for Messrs. Brodsky, Joyce, Tilly and Dean were on average at the 84th percentile of the peer group. This is primarily due to pay mix, as total compensation is on average at the 32nd percentile. Mr. DuFour's position could not be matched to a similar position within the peer group.

        Annual Incentive.    The annual incentive component of the executive compensation program is intended to compensate executives for the achievement of corporate financial and operational goals as well as individual annual performance objectives. In early 2009, the board approved setting the aggregate incentive pool from which payments may be made to employees at 7.5% of CBOE's pre-tax income adjusted for revenues and expenses related to the Settlement Agreement and bonus accruals. As a result of this decision, and because of the decrease in operating income in 2009 as compared to 2008, annual incentive payments for 2009 were approximately 20% lower than payments made for 2008.

        At the beginning of each year, the Compensation Committee reviews corporate and individual performance and makes recommendations to the board of directors for annual incentives to be paid to the named executive officers and other employees. The board of directors may approve, disapprove or modify the recommendations of the Compensation Committee. The outside compensation consultant provides the Compensation Committee with competitive pay and performance data of the peer group to assist in its recommendations. The Compensation Committee reviewed the individual performance of Messrs. Brodsky, Joyce and Tilly in 2009 and, based on this review as further discussed below, established its recommendations for annual incentive payments to be paid to each of them. These recommendations were approved by the board of directors. Additionally, as previously discussed in 2009, the Compensation Committee delegated to, Messrs. Brodsky and Joyce the task of reviewing the individual performance of Messrs. DuFour and Dean and, based on such review, establishing the annual incentive to be paid to such executive officers. Going forward, the annual incentives for all our executive officers will be approved by the CBOE Holdings Compensation Committee. The specific annual incentives for the named executive officers in 2009 are reflected in the Summary Compensation table under the "Bonus" column.

        The key driver in determining annual incentive compensation in 2009 was CBOE's financial performance. The Compensation Committee also compared CBOE to our peer group of companies in the areas of year-over-year changes in gross revenue, net income, employee costs, and number of employees. In addition, the Compensation Committee considered CBOE's performance in 2009 regarding overall trading volume, market share, success in litigation, and leadership in regulatory reform. Finally, the Compensation Committee also subjectively reviewed the performance of Messrs. Brodsky, Joyce and Tilly in the following areas: development and implementation of strategic goals, communication of CBOE direction and vision, decision making, expense control, and communication with stakeholders. Each of these corporate and individual performance measures was considered by the Compensation Committee in determining its recommendation for annual incentive compensation. In addition to these performance factors the Compensation Committee considered compensation data for officers in similar positions at our peer group companies as well as performance data relating to such companies in order to assess the reasonableness of the annual incentives in relation to prior year awards.

        Long-Term Incentive Program.    We strongly believe that an ownership culture will enhance the long-term success of CBOE Holdings. With the help of our outside compensation consultant, the Compensation Committee prepared a long-term incentive plan to be implemented at the time of the restructuring transaction. The Compensation Committee recommended to CBOE Holdings that it adopt the Long-Term Incentive Plan and grant, effective at the time of the restructuring transaction, an initial award of restricted stock to our directors, executive officers and other employees. These grants would assist in meeting the following goals:

  •
  Align the financial interests of CBOE Holdings' board members and employees with the interests of CBOE Holdings' stockholders;

  •
  Align CBOE Holdings' board and executive compensation with that of our peer group; and

  •
  Provide competitive compensation to assist in retaining highly skilled and qualified board members and executives.

        The Long-Term Incentive Plan provides for the issuance of restricted stock, restricted stock units or non-qualified stock options. Under the Long-Term Incentive Plan, 2,489,039 shares of CBOE Holdings unrestricted common stock will be available for issuance to directors of CBOE Holdings, executives and other employees of CBOE Holdings and the CBOE upon the vesting or exercise of the awards granted thereunder. On January 13, 2010, the Compensation Committee of the board of directors of CBOE Holdings approved an amended Long-Term Incentive Plan, which is described below under Long-Term Incentive Plan. The initial grants of restricted stock to be made to executive officers and other employees in connection with the restructuring transaction will have a four-year graded vesting schedule in which 25% of the shares granted will vest each year on the anniversary of the grant date. Vesting will accelerate upon the occurrence of change in control of CBOE Holdings. Unvested portions of the restricted stock grants will be forfeited if the employee or executive officer terminates employment with us prior to the applicable vesting date. These restricted stock grants to named executive officers are subject to non-compete, non-solicitation and confidentiality covenants.

        The number of shares of restricted stock to be granted to each of the named executive officers under the Long-Term Incentive Plan in connection with the restructuring transaction can be found in the Beneficial Ownership of Management and Directors table.

  Stock Ownership Requirements.

        The Compensation Committee of CBOE Holdings has adopted stock ownership requirements mandating the following levels of stock ownership that each named executive officer and non-employee directors must maintain while employed by CBOE, CBOE Holdings or any of their affiliates or during their directorships:

Name/Group	Holding Requirement

William J. Brodsky	Five (5) times base salary

Edward J. Joyce	Four (4) times base salary

Edward T. Tilly	Three (3) times base salary

Alan J. Dean	Two (2) times base salary

Richard G. DuFour	Two (2) times base salary

Non-employee Directors	Three (3) times annual retainer

        Although the value of each share of CBOE stock cannot be determined at this time, it is anticipated that the initial restricted stock awards under the Long Term Incentive Plan will allow each of the named executive officers and non-employee directors to meet or exceed these holdings requirements.

        Employee Benefit Plans, Severance, Change in Control and Employment-Related Agreements.    We provide retirement, medical, life and disability plans for our executives in order to provide a level of protection and income during retirement. For more information on our employee benefit plans, see "Employee Benefit Plans" below. In addition, we have entered into employment agreements with certain of our executive officers. These employment agreements contain severance and change in control provisions and are described more fully below under "Severance, Change in Control and Employment-Related Agreements."

        As a result of its 2009 review of our employment agreements, the CBOE Compensation Committee recommended, and the board approved, terminating contractual arrangements to pay perquisites (e.g. club memberships, parking, financial counseling) and tax gross-ups related to the perquisites for Messrs. Brodsky, Joyce and Tilly effective January 1, 2010. The amounts paid to each of the named executive officers are included in the "All Other Compensation" column of the Summary

Compensation table below. The Compensation Committee also determined after the close of 2009 to no longer pay any tax gross-ups relating to perquisites for Messrs. DuFour and Dean or any other executive officer. The CBOE Compensation Committee also decided to only extend formal contractual employment agreements for Messrs. Brodsky, Joyce and Tilly through their current term. All other employment agreements with executive officers will be terminated on December 31, 2010. See "Severance, Change in Control and Employment-Related Agreements."

Summary Compensation

        CBOE Holdings was formed in 2006 for the purpose of facilitating the restructuring transaction and the initial public offering. Before the completion of the restructuring transaction and the initial public offering, CBOE Holdings conducted no significant business and, accordingly, in fiscal 2009 paid no compensation to our executive officers. To provide you with a complete picture of the compensation paid to our executive officers for fiscal 2009, the following table and the related notes set forth information relating to the compensation paid to each of the named executive officers of the CBOE, consisting of the CBOE's Chief Executive Officer and Chief Financial Officer and each of the next three most highly compensated of the CBOE's executive officers, serving as of December 31, 2009.

Name and Principal Position	Year	Salary		Bonus (1)(2)		All Other Compensation (3) (4)		Total

William J. Brodsky Chairman and Chief Executive Officer	2009 2008 2007	$ $ $	1,400,000 1,400,000 1,400,000	$ $ $	1,200,000 1,500,000 1,200,000	$ $ $	808,967 663,007 694,111	$ $ $	3,408,967 3,563,007 3,294,111

Edward J. Joyce President and Chief Operating Officer	2009 2008 2007	$ $ $	750,000 750,000 750,000	$ $ $	640,000 800,000 700,000	$ $ $	479,100 351,555 359,955	$ $ $	1,869,100 1,901,555 1,809,955

Edward T. Tilly Executive Vice Chairman	2009 2008 2007	$ $ $	600,000 600,000 600,000	$ $ $	560,000 700,000 600,000	$ $ $	324,563 204,564 169,266	$ $ $	1,484,563 1,504,564 1,369,266

Richard G. DuFour Executive Vice President	2009 2008 2007	$ $ $	536,526 526,705 507,904	$ $ $	425,000 433,500 400,000	$ $ $	143,524 176,674 249,675	$ $ $	1,105,050 1,136,879 1,157,579

Alan J. Dean Executive Vice President and Chief Financial Officer	2009 2008 2007	$ $ $	413,854 406,279 391,776	$ $ $	350,000 418,200 330,000	$ $ $	157,336 148,200 149,230	$ $ $	921,190 972,679 871,006

(1)
The amounts shown reflect the total cash incentive paid to the individual under the CBOE's annual incentive program. For a discussion of the CBOE's annual incentive program, please see "Compensation Discussion & Analysis—Elements of Compensation—Annual Incentive" above.

(2)
Annual incentive payments for services performed in 2009, 2008 and 2007 by named executive officers were paid in early 2010, 2009 and 2008, respectively.

(3)
The amounts shown represent benefits which were from time to time made available to the executives of CBOE, including life insurance, club memberships, financial services, parking, certain other perquisites and tax gross-ups thereon, including payment of health care expenses not covered by insurance. For more information on the amounts shown in this column, please see the table below under the heading "All Other Compensation Detail." Effective January 1, 2010, executives no longer receive perquisites or tax gross-ups on perquisites.

(4)
CBOE executives are entitled to participate in all employee benefit plans. The amount shown above includes CBOE's matching contribution to its qualified 401(k) plan on behalf of each of the officers listed above, as well as CBOE's matching contribution to its non-qualified defined contribution plans, each of which are described below under "Employee Benefit Plans."

  All Other Compensation Detail

Name	Year	Qualified Defined Contributions		Non-Qualified Defined Contributions (1)		Insurance		Club Memberships		Financial Services		Parking		Tax Gross Ups		Other (2)		Total

William J. Brodsky	2009 2008 2007	$ $ $	19,600 18,400 18,000	$ $ $	354,667 312,162 356,780	$ $ $	10,569 27,772 29,941	$ $ $	25,980 24,843 22,690	$ $ $	14,748 27,231 15,243	$ $ $	5,922 5,460 5,460	$ $ $	17,187 15,925 14,783	$ $ $	360,294 231,214 231,214	$ $ $	808,967 663,007 694,111

Edward J. Joyce	2009 2008 2007	$ $ $	19,600 18,400 18,000	$ $ $	305,100 300,040 300,334	$ $ $	1,806 1,806 1,806	$ $ $	11,860 10,178 8,386	$ $ $	8,500 4,700 4,650	$ $ $	6,910 4,800 4,800	$ $ $	10,985 6,631 11,979	$ $ $	114,339 5,000 10,000	$ $ $	479,100 351,555 359,955

Edward T. Tilly	2009 2008 2007	$ $ $	19,600 18,400 —	$ $ $	181,600 156,779 136,759	$ $ $	630 630 420	$ $ $	11,125 10,565 8,220	$ $ $	2,465 2,485 9,523	$ $ $	1,346 564 731	$ $ $	7,248 10,141 8,613	$ $ $	100,549 5,000 5,000	$ $ $	324,563 204,564 169,266

Richard G. DuFour(3)	2009 2008 2007	$ $ $	19,600 18,400 18,000	$ $ $	118,590 149,682 215,645	$ $ $	5,334 5,334 2,772	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —	$ $ $	— 3,258 3,258	$ $ $	— — 10,000	$ $ $	143,524 176,674 249,675

Alan J. Dean(3)	2009 2008 2007	$ $ $	19,600 18,400 17,946	$ $ $	135,930 125,576 127,060	$ $ $	1,806 966 966	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —	$ $ $	— 3,258 3,258	$ $ $	— — —	$ $ $	157,336 148,200 149,230

(1)
The amounts shown include CBOE's matching contributions to its non-qualified defined contribution plans on behalf of each executive officer, including contributions made to the Supplemental Executive Retirement Plan, Executive Retirement Plan and Deferred Compensation Plan. For a description of these plans, please see "Employee Benefit Plans—CBOE Non- Qualified Defined Contribution Plans" below.

(2)
The amount shown for Mr. Brodsky includes $231,214 paid in 2009 and 2008 and $222,956 paid in 2007, which each represent a payment of 10% of his base salary for each respective year, grossed-up for taxes, pursuant to his employment agreement. Effective December 31, 2009, Mr. Brodsky no longer receives the 10% payment.

(3)
The aggregate perquisites paid to Messrs. DuFour and Dean for 2009 and 2008 and to Mr. Dean for 2007 did not exceed $10,000. As such, no amounts are included for perquisites in the table above for these years.

  Non-Qualified Deferred Compensation

Name		Executive Contributions In Last FY (1)	Registrant Contributions In Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (3)

William J. Brodsky	Suppl Ret	$322,833	$198,667	$547,361	$—	$2,235,086

	Exec Ret	$—	$156,000	$347,596	$—	$768,481

Edward J. Joyce	Suppl Ret	$156,975	$96,600	$199,187	$—	$1,057,028

	Exec Ret	$—	$208,500	$255,952	$—	$852,717

Edward T. Tilly	Suppl Ret	$38,600	$77,200	$3,515	$—	$268,860

	Exec Ret	$—	$104,400	$139,383	$—	$330,386

Richard G. DuFour	Suppl Ret	$30,449	$60,899	$69,427	$—	$344,794

	Exec Ret	$—	$57,692	$181,919	$—	$543,408

	Def Comp	$—	$—	$109,714	$—	$577,516

Alan J. Dean	Suppl Ret	$33,201	$44,267	$67,843	$—	$260,152

	Exec Ret	$—	$91,663	$155,761	$—	$395,191

(1)
The amount of executive contributions made by each named executive officer and reported in this column is included in each named executive officer's compensation reported on the Summary Compensation table under the column labeled "Salary."

(2)
The amount of Company contributions reported in this column for each named executive officer is also included in each named executive officer's compensation reported on the Summary Compensation table under the column labeled "All Other Compensation."

(3)
No amounts reported in these columns were or have been included in the Summary Compensation table.

Non-Qualified defined contribution income consists of 401(k) excess payments made by the CBOE to compensate the executive officer as a result of compensation and contribution limitations imposed under federal law on CBOE's 401(k) plan and payments made under other non-qualified plan provisions that are described more fully below.

  Employee Benefit Plans

  401(k) Plan

        CBOE Holdings and its subsidiaries will maintain the 401(k) plan currently sponsored by CBOE, which is a defined contribution retirement plan qualified under Section 401(k) of the Internal Revenue Code. Employees of CBOE Holdings and its subsidiaries are eligible to participate in this plan upon hire. CBOE's matching contributions, which are described in the table below, do not begin until the employee has completed one year of service. CBOE does not, and CBOE Holdings does not intend to, provide any form of defined benefit retirement plan to its employees.

        The following table describes the elective employee and matching employer contributions as defined under this plan. The table also describes vesting of employer contributions.

Employee Contributions*	Employer Contributions

Pre- or After Tax 1-4% of compensation	200% matching up to 4% of employee contributions

Pre- or After Tax 5-13% of compensation	None

Vesting of Employer Contributions	20% each year. Employer contributions become fully vested after the employee completes five years of continuous service.

*Subject to statutory annual limits

  CBOE Non-Qualified Defined Contribution Plans

        CBOE Holdings and its subsidiaries will maintain the non-qualified defined contribution plans currently in place at CBOE. CBOE currently has three non-qualified defined contribution plans: (i) the Supplemental Executive Retirement Plan (SERP), (ii) the Executive Retirement Plan and (iii) the Deferred Compensation Plan.

        The SERP is designed for employees of CBOE whose level of compensation exceeds the IRS defined annual compensation limit ($245,000 for 2009). The SERP provides CBOE matching contributions on deferral contributions made by executives under the SERP with respect to compensation in excess of the IRS compensation limit. These contributions mirror those under the 401(k) plan, as shown in the table above.

        All named executive officers are eligible to participate in the Executive Retirement Plan. Effective March 22, 2007, the board of directors of CBOE approved a new method for calculating the CBOE's annual contribution for each eligible participant, which aligned the contribution with the value of a CBOE Seat. In lieu of a CBOE contribution based upon a percentage of base salary, for fiscal years ending 2006, 2007 and 2008, CBOE's aggregate contribution to the plan in each of those years was made in phantom shares equal to one-third of the value of a CBOE Seat based on the discounted average of the last three CBOE Seat sales in the month following the end of the relevant fiscal year. The number of phantom shares that each participant received was proportional to that individual's total cash compensation for the year relative to the other participants. Additional phantom shares were not awarded for 2009. The 2009 CBOE contribution to the Executive Retirement Plan was six percent of each participant's base salary and annual incentive, and, in the future, CBOE expects to make further contributions consistent with this formula.

        Messrs. Joyce, Tilly, Dean and DuFour also are eligible to participate in the age-based component of the Executive Retirement Plan. In addition to the contribution to the Executive Retirement Plan described in the preceding paragraph, under the age-based component, CBOE makes a contribution to each eligible employee's account in an amount equal to a percentage of the employee's base salary and cash incentive, based on such employee's age, as set forth in the table below. Mr. Brodsky is not eligible to participate in the age-based component of this plan. Instead, under the terms of his employment agreement, Mr. Brodsky previously received an annual retirement payment equal to 10%

of his base pay, grossed-up for tax effects, at the end of each fiscal year. As of December 31, 2009, this provision was eliminated from Mr. Brodsky's contract.

Age of Participant	Contribution Percentage

Under 45	1%

45 to 49	3%

50 to 54	6%

55 to 59	9%

60 to 64	11%

65 and over	None

        All CBOE named executive officers are eligible to participate in the CBOE's Deferred Compensation Plan. The plan allows the named executive officers to annually defer up to 20% of their base compensation and annual incentives. CBOE does not contribute or match any contributions made to this plan. The plan allows for the tax free build-up of deferred compensation for executive officers participating in this plan.

        All CBOE contributions to non-qualified defined contribution plans vest 20% for each year of continuous service, identical to the qualified 401(k) plan.

  Severance, Change in Control and Employment-Related Agreements

        CBOE entered into an employment contract with William J. Brodsky, our Chairman and Chief Executive Officer. Mr. Brodsky's employment agreement is currently scheduled to end on December 31, 2011. His employment agreement includes an automatic renewal of a one-year term unless notice not to renew is given by either party at least one year in advance of the beginning of the new term. His base salary for 2009 of $1,400,000 did not change from 2008. Mr. Brodsky's employment agreement provides for a base salary of $1,500,000 effective January 1, 2010. As mentioned earlier, Mr. Brodsky's employment agreement had previously provided for an annual retirement payment equal to 10% of Mr. Brodsky's salary grossed up for tax effects. This provision was eliminated effective December 31, 2009 in exchange for the increase in his base salary. Mr. Brodsky is eligible to receive a cash incentive each fiscal year at the sole discretion of the board of directors. He is entitled to participate in all CBOE employee benefit plans that are generally available to senior management, except for the age-based portion of the Executive Retirement Plans, described above under "CBOE Non-Qualified Defined Contribution Plans". Mr. Brodsky's employment agreement includes payment of medical insurance for him and his spouse for life, subject to reductions for new employer benefits and Medicare.

        Mr. Brodsky's employment agreement may be terminated for cause. If the agreement is terminated without cause by the CBOE, for good reason by Mr. Brodsky, or due to death or disability, the CBOE will pay Mr. Brodsky a severance payment equal to the greater of (1) his then-current annual base salary plus the annual target cash incentive or (2) a prorated base salary and target cash incentive for the remainder of his contract term. If this agreement is terminated by the CBOE or a successor as a result of a change in control, the CBOE will pay Mr. Brodsky a severance payment equal to two times his then-current annual base salary plus two times the annual target cash incentive. The CBOE will provide a gross-up payment to Mr. Brodsky to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the agreement. In the event of a termination without cause or a change in control, Mr. Brodsky would also receive contributions under CBOE's retirement plans in an amount equal to the aggregate contributions that would have been made during the period of one year or the remaining terms of the agreement, whichever is greater. Pursuant to the agreement, Mr. Brodsky has agreed to certain non-compete provisions during the employment term and for two years thereafter.

        We also have an employment agreement with each of the following:

  •
  Edward J. Joyce, our President and Chief Operating Officer. Mr. Joyce's contract is currently scheduled to end on December 31, 2011. This agreement will automatically renew for successive one-year terms unless either CBOE or Mr. Joyce gives 180-days notice not to renew. The agreement provides for a base salary of $750,000 through December 31, 2011. Mr. Joyce is eligible to receive a cash incentive each fiscal year in the sole discretion of the board of directors. The agreement provides that Mr. Joyce is entitled to participate in all of our employee benefit plans that are generally available to senior management. Mr. Joyce's agreement includes payment of medical insurance for him and his spouse for life, subject to reductions for new employer benefits and Medicare. Pursuant to the agreement, Mr. Joyce has agreed to certain non-compete provisions during the employment term and for two years thereafter. This employment agreement may be terminated for cause. If the agreement is terminated without cause by CBOE, for good reason by Mr. Joyce, or due to disability or death, CBOE will pay Mr. Joyce a severance payment equal to two times his then-current annual base salary, two times his annual target cash incentive and all retirement plan contributions. If this agreement is terminated by CBOE as a result of a change in control, CBOE will pay Mr. Joyce a severance payment equal to three times his then-current annual base salary, three times his annual target cash incentive and all retirement plan contributions. CBOE will provide a gross-up payment to Mr. Joyce to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the agreement.

  •
  Edward T. Tilly, our Executive Vice Chairman. Mr. Tilly's contract is currently scheduled to end on December 31, 2010. This agreement will automatically renew for successive one-year terms unless either the CBOE or Mr. Tilly gives 180-days notice not to renew. The agreement provides for a base salary of $600,000. Mr. Tilly is eligible to receive a cash incentive each fiscal year in the sole discretion of the board of directors. The agreement provides that Mr. Tilly is entitled to participate in all of our employee benefit plans that are generally available to senior management. Pursuant to the agreement, Mr. Tilly has agreed to certain non-compete provisions during the employment term and for two years thereafter. This employment agreement may be terminated for cause. If the agreement is terminated without cause by CBOE, for good reason by Mr. Tilly, or due to death or disability, CBOE will pay Mr. Tilly a severance payment equal to two times his then-current annual base salary plus two times his annual target cash incentive and all retirement plan contributions. If this agreement is terminated by CBOE as a result of a change in control, CBOE will pay Mr. Tilly a severance payment equal to three times his then-current annual base salary, three times his annual target cash incentive and all retirement plan contributions. CBOE will provide a gross-up payment to Mr. Tilly to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the agreement.

  •
  Richard G. DuFour, our Executive Vice President, Corporate Planning and Development. Mr. DuFour's contract will be terminated on December 31, 2010. The agreement provides for a base salary of $536,526. Mr. DuFour is eligible to receive a cash incentive each fiscal year in the sole discretion of the board of directors. The agreement provides that Mr. DuFour is entitled to participate in all of our employee benefit plans that are generally available to senior management. Pursuant to the agreement, Mr. DuFour agreed to certain non-compete provisions during the term of his employment and for two years thereafter. The employment agreement may be terminated for cause. If employment is terminated without cause by CBOE, for good reason by Mr. DuFour, due to disability or death, or change in control CBOE will pay a severance payment to Mr. DuFour equal to two times his then-current annual base salary, two times his annual target cash incentive and retirement plan contributions.

        CBOE has also entered into a Letter of Agreement with Alan J. Dean, our Executive Vice President and Chief Financial Officer. Mr. Dean's agreement will be terminated on December 31, 2010. The Letter of Agreement stipulates that CBOE will pay a severance payment equal to two times his then-current annual base salary and two times his annual target cash incentive if he is terminated without cause by CBOE, due to change in control or if Mr. Dean terminates his employment for good reason.

        The following table shows the potential payment to each officer pursuant to each executive's agreement discussed above upon the termination of the executive's employment either without cause by CBOE or for good reason by the executive or the termination of the executive's employment by CBOE upon a change in control, of CBOE:

Name		Salary	Cash Incentive	Other (3)	Total

William J. Brodsky	(1)	$1,400,000	$560,000	$407,835	$2,367,835

	(2)	$2,800,000	$1,120,000	$795,915	$4,715,915

Edward J. Joyce	(1)	$1,500,000	$562,500	$381,585	$2,444,085

	(2)	$2,250,000	$843,750	$556,898	$3,650,648

Edward T. Tilly	(1)	$1,200,000	$450,000	$187,633	$1,837,633

	(2)	$1,800,000	$675,000	$278,383	$2,753,383

Richard G. DuFour	(1)(2)	$1,073,052	$375,568	$135,644	$1,584,264

Alan J. Dean	(1)(2)	$827,708	$289,698	$187,397	$1,304,803

(1)
Represents amounts to be paid in connection with a termination of the executive's employment by the CBOE without cause or a termination of employment by the executive for good reason. For purposes of these calculations, we have assumed that such termination occurred on December 31, 2009.

(2)
Represents amounts to be paid in connection with a termination of the executive's employment upon a change in control. For purposes of these calculations, we have assumed that change in control occurred on December 31, 2009.

(3)
The amounts shown represent amounts contributed on behalf of the executive under CBOE's qualified and non-qualified defined contribution plans in connection with such executive's termination. It also includes estimated medical insurance cost (based upon total monthly premiums as of December 31, 2009) for the severance period and outplacement cost. The amount included for future medical insurance costs is equal to the actuarial valuation associated with the lifetime continuation of medical insurance for Mr. Brodsky and Mr. Joyce and is reported as an aggregate liability in our financial statements.

  Pension Benefits

        CBOE does not currently have any defined benefit retirement plans.

  Risk Assessment

        During early 2010, with assistance from the Compensation Committee's outside compensation consultant, we conducted a risk assessment of the Exchange's compensation policies and practices for all employees, including non-executive officers. We concluded that the compensation policies and practices do not motivate imprudent risk taking. Consequently, we believe that any potential risk arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Exchange.

  Compensation Committee Interlocks and Insider Participation

        None of the members of CBOE Holdings' or CBOE's Compensation Committee is an executive officer or employee of the CBOE or any of its affiliates, including CBOE Holdings. None of CBOE Holdings' or CBOE's executive officers serves as a member of a Compensation Committee of any entity that has one or more executive officers serving on the CBOE Holdings' or CBOE's Compensation Committee. This will continue to be true of CBOE Holdings immediately following the restructuring transaction.

  Long-Term Incentive Plan

        The following is a description of the material terms of the Long-Term Incentive Plan, which is qualified in its entirety by reference to the Long-Term Incentive Plan that has been filed as an exhibit to, and incorporated by reference into, the registration statement of which this prospectus is a part.

        Award Types and Grantees.    The Long-Term Incentive Plan provides for equity compensation awards in the form of non-qualified stock options, restricted stock and restricted stock units (collectively, "Awards") to our eligible employees, consultants and directors, or other individuals who will provide services to us, each as determined by the Compensation Committee (the "Committee"). Each Award will be evidenced by an award agreement, which will govern that Award's terms and conditions as determined by the Compensation Committee.

        Duration.    The Long-Term Incentive Plan will terminate, and no additional Awards will be granted after the tenth anniversary of its effective date (unless earlier terminated by the board). The termination of the Long-Term Incentive Plan will not affect previously granted Awards.

        Administration.    The Long-Term Incentive Plan will be administered by the Compensation Committee, or any successor committee, or another committee of our board appointed or designated by the board. The Compensation Committee may delegate its powers to a subcommittee or any person who is not a member of the Compensation Committee or to any administrative group. Any such delegation will be made with consideration of Section 162(m) of the Internal Revenue Code, Rule 16b-3 of the Exchange Act and other applicable laws.

        The Compensation Committee has broad authority to administer and interpret the plan, including the authority to select individuals to whom Awards are granted, determine the types of Awards and number of shares of unrestricted common stock covered, and determine the terms and conditions of Awards, including the applicable vesting schedule and conditions and whether the Award will be settled in cash, stocks, other Awards, other property or a combination of the foregoing. The Compensation Committee may amend any outstanding Award, including, without limitation, by amendment that would accelerate the time or times at which the Award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions on the Award. All decisions of the Compensation Committee are binding on all persons.

        Stock Reserved for Issuance.    Subject to adjustment, the Long-Term Incentive Plan authorizes up to 2,489,039 shares of unrestricted common stock to be issued in connection with grants of Awards. To the extent any Award based on our unrestricted common stock expires or terminates without having been exercised in full, is forfeited or is settled in cash or property other than our shares of unrestricted common stock, and to the extent shares of our unrestricted common stock under an Award are not issued due to payment or withholding obligations, those shares will be available for other Awards. Any stock subject to Awards that we grant through the assumption or substitution of Awards previously granted by an acquired entity will not be counted against the shares of unrestricted common stock reserved under the Long-Term Incentive Plan. Upon completion of the restructuring transaction, 2,240,552 shares of restricted stock will be granted as Awards under the Long-Term Incentive Plan to our directors, management and employees.

        Adjustment and Substitution of Shares.    If a dividend or other distribution is declared and is payable in unrestricted common stock, the number of shares of unrestricted common stock then subject to any outstanding Award and the number of shares of unrestricted common stock that may be issued under the Long-Term Incentive Plan will be adjusted by adding the number of shares that would have been distributable if such shares of unrestricted common stock were outstanding on the date fixed for determining the stockholders entitled to receive the dividend or distribution. In the event that outstanding shares of unrestricted common stock are changed into or exchangeable for a different number or kind of shares of unrestricted common stock or other securities of CBOE Holdings or another corporation, whether through reorganization, recapitalization, reclassification, stock split-up, combination of shares, merger or consolidation, the Compensation Committee will substitute for each share of unrestricted common stock subject to a then-outstanding Award and for each share of unrestricted common stock that may be issued or delivered under the Long-Term Incentive Plan, but is not then subject to an outstanding Award, the number and kind of shares of unrestricted common stock or other securities into which each outstanding share of unrestricted common stock is so changed or exchangeable. The aggregate exercise price for all shares of unrestricted common stock subject to each then-outstanding stock option prior to the adjustment or substitution will be the aggregate exercise price for all shares of unrestricted common stock or other securities to which such shares will have been adjusted or substituted.

        Stock Options.    The Long-Term Incentive Plan provides for grants of non-qualified stock options. Options entitle the grantee to purchase our unrestricted common stock at the exercise price specified by the Compensation Committee in the grantee's award agreement. The exercise price of an option may not be less than the fair market value of a share of unrestricted common stock on the date of grant, and each option will have a term to be determined by the Compensation Committee not to exceed ten years. Options will become vested and exercisable as and when specified in the grantee's award agreement. Outstanding and exercisable options may be exercised as determined by the Compensation Committee. Other than in connection with an event described above under "—Adjustment and Substitution of Shares", any reduction in the exercise or reference price of outstanding stock options will require the approval of our stockholders.

        Restricted Stock.    The Long-Term Incentive Plan provides for Awards of restricted stock. A restricted stock is an unrestricted common stock that is registered in the grantee's name, but that is subject to certain transfer and/or forfeiture restrictions for a period of time as specified in the grantee's award agreement. The recipient of restricted stock will have the rights of a stockholder (including the right to vote the stocks and to receive all dividends and other distributions with respect to such shares), subject to any restrictions and conditions specified by the Compensation Committee in the grantee's award agreement; provided, however, all dividends or other distributions of stocks or other property paid upon any restricted stock prior to its vesting will be subject to the same restrictions as the restricted stock to which it relates.

        Restricted Stock Units.    The Long-Term Incentive Plan provides for Awards of restricted stock units. A restricted stock unit is an unfunded, unsecured right to receive one share of unrestricted common stock (or at the Compensation Committee's discretion, cash or other securities or property) at a future date upon satisfaction of the conditions specified by the Compensation Committee in the grantee's award agreement. Awards of restricted stock units will contain such restrictions, terms and conditions as specified in the grantee's award agreement.

        Effect of a Termination of Employment.    In the event of a termination of employment for any reason other than cause (as such term is defined in the Long-Term Incentive Plan), all stock options must be exercised within 90 days from the date of termination and all shares of restricted stock or restricted stock units that remain subject to vesting conditions will be forfeited unless the

Compensation Committee determines otherwise. All Awards will be cancelled and forfeited immediately upon a participant's termination for cause.

        Change in Control.    Unless the Compensation Committee determines otherwise in an award agreement, in the event of a "Change in Control" (as such term is defined in the Long-Term Incentive Plan), each option will accelerate and be deemed fully vested and exercisable and all vesting conditions on each share of restricted stock or restricted stock units will lapse. The full vesting of all such outstanding Awards will be immediate unless CBOE Holdings is the surviving entity and any adjustments necessary to preserve the value of the outstanding Awards have been made or CBOE Holdings' successor at the time of the Change in Control irrevocably assumes CBOE Holdings' obligations under the Long-Term Incentive Plan or replaces each outstanding Award with an award of equal or greater value and having terms and conditions no less favorable to each participant than those applicable immediately prior to the Change in Control. If, as a result of a merger or consolidation in which CBOE Holdings is not the surviving corporation or that results in the acquisition of substantially all CBOE Holdings' outstanding common stock by a single person or group, the Compensation Committee may terminate all outstanding stock options as of the date of the merger or consolidation within twenty days of the later of the date on which the Award became fully exercisable or the date on which the participant received written notice of the merger or consolidation.

        Non-Transferability.    Awards granted under the Long-Term Incentive Plan are generally non-transferable and, in the case of options, may be exercised, during a grantee's lifetime, only by the grantee or the grantee's legal representative.

        Deferral of Awards.    The Compensation Committee may establish procedures to provide that cash, stocks, other securities, other Awards under the Long-Term Incentive Plan, other property, and other amounts payable with respect to an Award under the Long-Term Incentive Plan will be deferred either automatically, or at the election of the grantee or the Compensation Committee in compliance with Internal Revenue Code 409A.

        No Rights as Stockholders.    Grantees of non-qualified stock options and restricted stock units generally have no rights as stockholders until our unrestricted common stock has been delivered in respect of vested Awards.

        Amendment, Modification, Termination.    The Board may from time to time alter and amend the Long-Term Incentive Plan and may revoke, terminate, or suspend the Long-Term Incentive Plan, provided that no such action will terminate any outstanding Awards granted under the Long-Term Incentive Plan unless there is a liquidation or dissolution. The Board may not, without stockholder approval, increase the total number of shares that may be issued or delivered under the Long-Term Incentive Plan, make any changes in the class of eligible individuals, extend the period during which Awards may be granted or make any other change where stockholder approval is required by any applicable law, rule or regulation of the stock exchange on which shares of our unrestricted common stock are traded, and other than actions taken for certain federal tax and accounting purposes, no such action will materially adversely affect the rights of a holder of an outstanding Award under the Long-Term Incentive Plan without the holder's consent.

Beneficial Ownership of Management and Directors

        The following table lists the shares of voting common stock of CBOE Holdings that will be beneficially owned following the completion of the restructuring transaction by each of the directors, each of the executive officers named in the Summary Compensation table included above and CBOE Holdings' directors and executive officers as a group. There was no person known to us to be the beneficial owner of the membership interests of the CBOE as of such date which would result in such person owning more than 5% of the common stock of CBOE Holdings after the restructuring transaction.

Name	Number of Shares of voting common stock of CBOE Holdings (1)	Percent of voting common stock

William J. Brodsky	233,138	*

Edward J. Joyce	174,853	*

Edward T. Tilly	131,140	*

Alan J. Dean	77,650	*

Richard G. DuFour	77,650	*

Robert J. Birnbaum	7,547	*

James R. Boris	7,547	*

Mark F. Duffy (2)	327,547	*

David A. Fisher (3)	87,547	*

Janet P. Froetscher	7,547	*

Bradley G. Griffith (4)	87,547	*

Paul Kepes (5)	247,547	*

Stuart J. Kipnes (6)	87,547	*

Duane R. Kullberg	7,547	*

Benjamin R. Londergan (7)	87,547	*

R. Eden Martin	7,547	*

Kevin L. Murphy	7,547	*

Roderick A. Palmore	7,547	*

Susan M. Phillips	7,547	*

William R. Power (4)	167,547	*

Samuel K. Skinner	7,547	*

John E. Smollen (4)	87,547	*

Carole E. Stone	7,547	*

Howard L. Stone	7,547	*

Eugene S. Sunshine	7,547	*

Jonathan B. Werts	7,547	*

All directors and executive officers as a group	2,356,423	2.53%

*
Less than 1%.

(1)
Amounts include the following shares of restricted stock granted to each officer pursuant to the Long-Term Incentive Plan following completion of the restructuring transaction: Mr. Brodsky, 233,138 shares; Mr. Joyce, 174,853 shares; Mr. Tilly, 131,140 shares; Mr. Dean, 77,650 shares; and Mr. DuFour, 77,650 shares. Amounts include 7,547 shares of restricted common stock granted to each director pursuant to the Long-Term Incentive Plan following completion of the restructuring transaction.

(2)
Includes 160,000 shares of Class A-1 common stock and 160,000 shares of Class A-2 common stock issued to Fugue, General Partnership. Mr. Duffy is the trustee of the Mark F. Duffy Trust, which is a general partner of Fugue and owns 50% of the partnership interests of Fugue. Mr. Duffy may be deemed to beneficially own all of the shares of CBOE Holdings common stock issued to Fugue. Mr. Duffy disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

(3)
Includes 40,000 shares of Class A-1 common stock and 40,000 shares of Class A-2 common stock issued to optionsexpress, Inc., a wholly-owned subsidiary of optionsXpress Holdings, Inc. Mr. Fisher is chief executive officer of optionsXpress Holdings, Inc. Mr. Fisher disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

(4)
Includes the following amounts of Class A-1 and Class A-2 common stock issued to the individuals specified: Mr. Griffith, 40,000 Class A-1 shares and 40,000 Class A-2 shares; Mr. Power, 80,000 Class A-1 shares and 80,000 Class A-2 shares; and Mr. Smollen, 40,000 Class A-1 shares and 40,000 Class A-2 shares.

(5)
Includes 120,000 shares of Class A-1 common stock and 120,000 shares of Class A-2 common stock issued to CTC, L.L.C. CTC Holdings, L.P. is the sole member of CTC, LLC. Mr. Kepes serves as a member to CTC General Partner, L.L.C., the sole general partner of CTC Holdings, L.P., and as a limited partner to CTC Holdings, L.P. Mr. Kepes disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

(6)
Includes 40,000 shares of Class A-1 common stock and 40,000 shares of Class A-2 common stock issued to Associated Options, Inc. Mr. Kipnes is the president and sole owner of Associated Options, Inc.

(7)
Includes 40,000 shares of Class A-1 common stock and 40,000 shares of Class A-2 common stock issued to Group One Trading, L.P. Mr. Londergan is chief executive officer of Group One Trading, L.P. Mr. Londergan disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

DESCRIPTION OF CBOE HOLDINGS CAPITAL STOCK

        The following summary is a description of the material terms of CBOE Holdings' capital stock as of the effective time of the restructuring transaction and is not complete. You should also refer to (1) the form of CBOE Holdings amended and restated certificate of incorporation that will be in effect as of the completion of the restructuring transaction, which is included as Annex C to this proxy statement and prospectus, (2) the form of CBOE Holdings amended and restated bylaws that will be in effect as of the completion of the restructuring transaction, which is included as Annex D to this proxy statement and prospectus and (3) the applicable provisions of the Delaware General Corporation Law.

        As of the effective time of the restructuring transaction, CBOE Holdings will be authorized to issue up to (i) 325,000,000 shares of unrestricted common stock, par value $0.01 per share, (ii) 74,400,000 shares of Class A common stock, $0.01 par value per share, (iii) 45,366,690 shares of Class A-1 common stock, $0.01 par value per share, (iv) 45,366,690 shares of Class A-2 common stock, $0.01 par value per share, (v) 16,333,380 shares of Class B non-voting common stock, $0.01 par value per share, and (vi) 20,000,000 shares of preferred stock, $0.01 par value per share. Immediately following the restructuring transaction and after giving effect to the initial public offering and the approved grants of restricted common stock to be made in connection with our long-term incentive plan, assuming no shares are sold in the initial public offering by owners of CBOE Seats or Participating Group A Settlement Class Members, there will be 45,366,690 shares of Class A-1 common stock, 45,366,690 shares of Class A-2 common stock, 12,240,552 shares of unrestricted common stock (assuming the sale of 10,000,000 shares of unrestricted common stock in the initial public offering) and no shares of preferred stock outstanding. All shares of Class A and Class B common stock which will be issued in the restructuring transaction and pursuant to the Settlement Agreement, respectively, and not converted into unrestricted common stock for purposes of being sold in the initial public offering, will be converted into shares of Class A-1 and Class A-2 common stock upon completion of the initial public offering, and no shares of Class A and Class B common stock will remain outstanding or available for further issuance. In addition, to the extent the outstanding shares of Class A-1 and Class A-2 common stock convert into unrestricted common stock upon expiration of the applicable transfer restrictions described below, the number of authorized and unissued shares of unrestricted common stock will be reduced. Upon repurchase or conversion, the Class A-1 common stock and Class A-2 common stock will be retired and no longer available for issuance. When used in this section, the term "common stock" means the Class A-1, Class A-2 and unrestricted common stock of CBOE Holdings, unless otherwise specified.

Common Stock

        All common stock, regardless of class, will have the same rights and privileges, except that the Class A-1 and Class A-2 common stock will be subject to the transfer restrictions set forth herein. CBOE Holdings will issue its unrestricted common stock in the initial public offering. In addition, CBOE Holdings will have the ability to issue additional shares of unrestricted common stock in future offerings.

  Voting

        Each holder of CBOE Holdings common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast, except in the case of any election of directors, which will be decided by a plurality of votes cast. Cumulative voting for the election of directors is not provided for in the CBOE Holdings amended and restated certificate of incorporation.

  Dividends

        Holders of CBOE Holdings common stock are entitled to receive dividends when, as and if declared by the CBOE Holdings board of directors out of funds legally available for payment, subject to the rights of holders, if any, of CBOE Holdings preferred stock. For more information about CBOE Holdings' dividends, see "Risk Factors—Risks Relating to the Restructuring Transaction" on page 18. Any decision to pay dividends on CBOE Holdings common stock will be at the discretion of the CBOE Holdings board of directors. The CBOE Holdings board of directors may or may not determine to declare dividends in the future. For a description of CBOE Holdings' dividend policy, see "Dividend Policy" on page 38. The board's determination to issue dividends will depend upon the profitability and financial condition of CBOE Holdings and its subsidiaries, contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that the CBOE Holdings board of directors deems relevant.

  Liquidation Rights

        In the event of a voluntary or involuntary liquidation, dissolution or winding up of CBOE Holdings, the holders of CBOE Holdings common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after CBOE Holdings has paid in full all of its debts and after the holders of all outstanding series of CBOE Holdings preferred stock, if any, have received their liquidation preferences in full.

  Conversion of Class A Common Stock and Class B Common Stock into Class A-1 and Class A-2 Common Stock

        Concurrently with the closing of the initial public offering, all outstanding shares of Class A common stock and Class B common stock not converted into unrestricted common stock for purposes of being sold in the initial public offering will automatically convert into shares of Class A-1 and Class A-2 common stock as follows:

          (i)   each share of Class A common stock shall automatically convert into (x) one-half of one share of Class A-1 common stock and (y) one-half of one share of Class A-2 common stock; and

          (ii)   each share of Class B common stock shall automatically convert into (x) one-half of one share of Class A-1 common stock and (y) one-half of one share of Class A-2 common stock.

Each share of Class A-1 and Class A-2 common stock issued in the conversion of the Class A common stock and Class B common stock shall have all the same rights and privileges and will be subject to the lock-up restrictions applicable to its class. For a description of the lock-up restrictions please see "Transfer Restrictions on the Class A-1 and Class A-2 Common Stock of CBOE Holdings" below.

  Conversion of Class A-1 Common Stock and Class A-2 Common Stock into Unrestricted Common Stock

        The Class A-1 common stock and Class A-2 common stock, into which Class A and Class B common stock will convert when CBOE Holdings completes its initial public offering, will convert into unrestricted common stock, subject to CBOE Holdings' right to conduct an organized sale, and to thereby delay the scheduled dates of such conversion, as follows:

          (i)   each issued and outstanding share of Class A-1 common stock shall automatically convert (without any action by the holder) into one share of unrestricted common stock, and all transfer restrictions applicable to the Class A-1 common stock shall expire, on the one hundred eightieth (180th) day following the date that shares of CBOE Holdings unrestricted common stock are issued in the initial public offering; and

          (ii)   each issued and outstanding share of Class A-2 common stock shall automatically convert (without any action by the holder) into one share of unrestricted common stock, and all transfer restrictions applicable to the Class A-2 common stock shall expire, on the three hundred sixtieth (360th) day following the date that shares of CBOE Holdings unrestricted common stock are issued in the initial public offering.

Following the conversion of the shares of Class A-1 common stock and Class A-2 common stock into unrestricted common stock, all such shares of Class A-1 common stock and Class A-2 common stock shall be retired and shall not be reissued.

  Other

        The issued and outstanding shares of CBOE Holdings common stock will be fully paid and nonassessable. Holders of shares of CBOE Holdings common stock will not be entitled to preemptive rights. Shares of CBOE Holdings unrestricted common stock will not be convertible into shares of any other class of capital stock, nor are they subject to any redemption.

Preferred Stock

        CBOE Holdings will be authorized to issue up to 20,000,000 shares of preferred stock. The amended and restated certificate of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. The board of directors of CBOE Holdings could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

        Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class.

Transfer Restrictions on CBOE Holdings Class A and Class B Common Stock

        The CBOE Holdings amended and restated certificate of incorporation subjects the Class A common stock of CBOE Holdings to be issued to CBOE members in the restructuring transaction and the Class B common stock to be issued to the Participating Group A Settlement Class Members pursuant to the Settlement Agreement, as well as the Class A-1 and Class A-2 common stock into which the Class A and Class B common stock will convert upon the closing of the initial public offering, to certain transfer restrictions. The board of directors of CBOE Holdings has determined to engage in an initial public offering of unrestricted common stock concurrently with the completion of the restructuring transaction. As a result, all shares of Class A and Class B common stock not converted into unrestricted common stock for purposes of being sold in the initial public offering will convert into shares of Class A-1 and Class A-2 common stock shortly following their issuance. The CBOE Holdings board of directors has determined not to appoint any agent or allow market trading of the Class A and Class B shares. As a result, the shares of Class A and Class B common stock issued in the restructuring transaction and pursuant to the Settlement Agreement, respectively, and not converted into unrestricted common stock for purposes of being sold in the initial public offering will not be transferable in any manner and will convert automatically into shares of Class A-1 and Class A-2 common stock upon the consummation of the initial public offering and become subject to the transfer restrictions discussed below. Thereafter, no shares of Class A or Class B common stock will be issued and outstanding or available for further issuance.

Transfer Restrictions on the Class A-1 and Class A-2 Common Stock of CBOE Holdings

        The Class A-1 and Class A-2 common stock will be subject to the transfer restrictions or "lock-up restrictions" under CBOE Holdings' amended and restated certificate of incorporation. These lock-up restrictions will expire on the Class A-1 and Class A-2 common stock as of the 180th and 360th day, respectively, following the closing date of a "public offering." During any applicable lock-up period, the shares of Class A-1 and Class A-2 common stock of CBOE Holdings may not be directly or indirectly assigned, offered for sale, sold, transferred or otherwise disposed of, except pursuant to limited exceptions set forth in the CBOE Holdings amended and restated certificate of incorporation, which provides for certain permitted transfers to affiliates, family members, qualified trusts and estates, as well as certain pledges and the potential transfer upon a bona fide foreclosure resulting therefrom. Subject to possible extension in the event of an organized sale, as set forth more fully in this proxy statement and prospectus, upon the expiration of the applicable lock-up period with respect to each of the Class A-1 and Class A-2 common stock, the shares of the Class A-1 and Class A-2 common stock will automatically convert from Class A-1 and Class A-2 common stock into unrestricted common stock that will be freely transferable.

        A "public offering" of CBOE Holdings means a public offering of CBOE Holdings common stock that has been underwritten by one or more underwriting firms. A public offering of CBOE Holdings could be an offering of newly-issued shares by CBOE Holdings, an offering of shares owned by CBOE Holdings stockholders or a combination of both, as determined by the board of directors of CBOE Holdings.

        In addition to the restrictions described above, all shares of Class A-1 and Class A-2 common stock must be registered in the name of the owner and may not be registered in the name of any nominee or broker.

Removal of Transfer Restrictions and Permitted Transfers

        After the completion of the restructuring transaction, the CBOE Holdings board of directors may, at its discretion, remove the transfer restrictions applicable to any number of shares of CBOE Holdings common stock on terms and conditions and in ratios and numbers that it may fix in its sole discretion. CBOE Holdings, however, will agree as part of the underwriting agreement to be entered into in connection with the initial public offering not to permit any reduction in the duration of, or removal, in whole or in part, of the transfer restrictions applicable to the shares of Class A-1 and Class A-2 common stock for at least 180 days and 360 days, respectively following the closing of the initial public offering without the prior written consent of Goldman, Sachs & Co. Pursuant to Article Fifth(d)(i) of CBOE Holdings' Certificate of Incorporation, the board of directors of CBOE Holdings will remove the transfer restrictions associated with any shares of Class A or Class B common stock to be sold by owners of CBOE Seats and Participating Group A Settlement Class Members in the initial public offering and convert such shares into shares of CBOE Holdings' unrestricted common stock. In addition, the board of directors of CBOE Holdings will remove the transfer restrictions associated with any shares of Class A-1 and Class A-2 common stock to be purchased by CBOE Holdings in the proposed tender offers.

        Prior to the removal of the transfer restrictions from any such share of Class A-1 or Class A-2 common stock, neither any record owner nor any beneficial owner of such share may, directly or indirectly, assign, sell, transfer or otherwise dispose of such share, except pursuant to one of the following limited exceptions set forth in the CBOE Holdings amended and restated certificate of incorporation:

  •
  if the owner of such share is an entity (including a corporation, partnership, limited liability company or limited liability partnership), such owner may transfer the share to:

  •
  any person of which such owner directly or indirectly owns all of the common voting and equity interest;

  •
  any person that directly or indirectly owns all of the common voting and equity interest of such owner;

  •
  any other entity if a person directly or indirectly owns all of the common voting and equity interest of both such owner and such other entity;

  •
  the equity holders of such owner upon a bona fide liquidation or dissolution of such owner; and

  •
  a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent;

  •
  the owner may pledge or hypothecate, or grant a security interest in, such share, and may transfer such share as a result of any bona fide foreclosure resulting therefrom;

  •
  if the owner of such share is a natural person, such owner may transfer the share to:

  •
  any family member of such owner (including such owner's spouse, domestic partner, children, stepchildren, grandchildren, parents, parents-in-law, grandparents, brothers, sisters, uncles, aunts, cousins, nephews and nieces);

  •
  any trust or foundation solely for the benefit of such owner and/or such owner's family members (which we refer to as a "qualified trust"); and

  •
  a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent;

  •
  if the owner is a qualified trust, the owner may transfer the share to any beneficiary of such qualified trust (including a trust for the benefit of such beneficiary) or transfer the share in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the grantor of such qualified trust or any one or more of such beneficiaries, in each case in accordance with the terms of the trust instrument; or

  •
  if the owner is a fiduciary of the estate of a deceased former member of the CBOE, such owner may transfer such share to the beneficiaries of such estate or in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the deceased person.

CBOE Holdings will establish processes and procedures with its transfer agent that stockholders must follow in order to request the transfer of such stockholders' shares of Class A-1 or Class A-2 common stock pursuant to one of the transfer restrictions enumerated above. These procedures will include, at a minimum, (i) the delivery by the stockholder requesting such transfer of a written notice to the transfer agent identifying the applicable exception, (ii) the delivery of written evidence supporting the availability of the exception, and (iii) the certification by the stockholder to the Company and transfer agent that such transfer complies with the applicable exception and that such transfer is not being made pursuant to any agreement, arrangement or understanding, whether or not in writing, entered into prior to the date of the restructuring transaction. No requests for any such transfer may be submitted to the transfer agent or CBOE Holdings prior to the third business day following the completion of the restructuring transaction. The transfer agent will not be required to record any requested transfer sooner than the fifth business day following the transfer agent's receipt of approval by the Company of a completed transfer request.

        In addition to the rules with respect to the transfers described above, any Class A-1 or Class A-2 common stock that is transferred pursuant to the exceptions above will remain subject to the transfer restrictions and other terms of the amended and restated certificate of incorporation.

        The CBOE Holdings board of directors may, as and if it determines appropriate, provide holders of the Class A-1 or Class A-2 common stock of CBOE Holdings with opportunities, from time to time, to sell such stock pursuant to registered offerings. If the board of directors determines to do so, it will remove the transfer restrictions from the shares of our Class A-1 or Class A-2 common stock that are sold in these offerings. The CBOE Holdings board of directors expects to determine whether to conduct any future offerings, the number of such offerings (if any), the maximum number of shares of our Class A-1 or Class A-2 common stock eligible to be sold in any offering and the timing of these offerings based upon its view at the time of the market's ability to absorb the newly unrestricted shares to be sold in the offering without an adverse impact on the market price of shares of our common stock, should such a market develop. See "—Organized Sales" below.

        These provisions of the CBOE Holdings amended and restated certificate of incorporation could delay or deter a change of control of CBOE Holdings, which could adversely affect the price of CBOE Holdings common stock.

Ownership and Voting Limits on CBOE Holdings Common Stock

        The CBOE Holdings amended and restated certificate of incorporation places certain ownership and voting limits on the holders of CBOE Holdings common stock:

  •
  No person (either alone or together with its related persons) may beneficially own directly or indirectly shares of our stock representing in the aggregate more than 20% of the total outstanding shares of CBOE Holdings voting stock; and

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  No person (either alone or together with its related persons) shall be entitled to vote or cause the voting of shares of our stock beneficially owned directly or indirectly by that person or those related persons to the extent that those shares would represent in the aggregate more than 20% of the total number of votes entitled to be cast on any matter, and no person (either alone or together with its related persons) shall be entitled to vote more than 20% of the total number of votes entitled to be cast on any matter by virtue of agreements entered into by that person or those related persons with other persons not to vote shares of our outstanding capital stock.

        The term "related persons" means, with respect to any person:

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  any "affiliate" of such person (as such term is defined in Rule 12b-2 under the Exchange Act);

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  any other person with which such first person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of our stock;

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  in the case of a person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such person and, in the case of a person that is a partnership or a limited liability company, any general partner, managing member or manager of such person, as applicable;

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  in the case of a person that is a "member organization" (as defined in the Rules of the CBOE, as such Rules may be in effect from time to time), any "member" (as defined in the Rules of the CBOE, as such Rules may be in effect from time to time) that is associated with such person

    (as determined using the definition of "person associated with a member" as defined under Section 3(a)(21) of the Exchange Act);

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  in the case of a person that is a natural person, any relative or spouse of such natural person, or any relative of such spouse who has the same home as such natural person or who is a director or officer of CBOE Holdings or any of our parents or subsidiaries;

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  in the case of a person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; or

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  in the case of a person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable.

        In the event that a person, either alone or together with its related persons, beneficially owns shares of our stock representing more than 20% of the outstanding shares of stock, such person and its related persons shall be obligated to sell promptly, and CBOE Holdings will be obligated to purchase promptly, at a price equal to the par value of such shares of stock and to the extent that funds are legally available for such purchase, that number of shares of our stock necessary so that such person, together with its related persons, shall beneficially own shares of our stock representing in the aggregate no more than 20% of the outstanding shares of stock, after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding.

        In the event that a person, either alone or together with its related persons, is entitled to vote or cause the voting of shares representing in the aggregate more than 20% of the total number of votes entitled to be cast on any matter (including if it and its related persons possess this voting power by virtue of agreements entered into with other persons not to vote shares of our capital stock), then such person, either alone or together with its related persons, will not be entitled to vote or cause the voting of these shares of our capital stock to the extent that such shares represent in the aggregate more than 20% of the total number of votes entitled to be cast on any matter, and we shall disregard any such votes purported to be cast in excess of this percentage.

        The CBOE Holdings board of directors may waive the provisions regarding ownership and voting limits by a resolution expressly permitting this ownership or voting (which resolution must be filed with and approved by the SEC prior to being effective), subject to a determination of the board that:

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  the acquisition of beneficial ownership in excess of the ownership limits or exercise of voting rights in excess of the voting limits will not impair the ability of CBOE Holdings or the CBOE to discharge its responsibilities under the Exchange Act and the rules and regulations under the Exchange Act and is otherwise in the best interests of CBOE Holdings and its stockholders and the CBOE;

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  the acquisition of beneficial ownership in excess of the ownership limits or exercise of voting rights in excess of the voting limits will not impair the SEC's ability to enforce the Exchange Act;

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  neither the person obtaining the waiver nor any of its related persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) if such person is seeking to obtain a waiver above the applicable ownership or voting percentage level; and

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  for so long as CBOE Holdings directly or indirectly controls a regulated securities exchange subsidiary, neither the person obtaining the waiver nor any of its related persons is a Trading Permit Holder of a regulated securities exchange subsidiary.

        In making these determinations, our board of directors may impose conditions and restrictions on the relevant stockholder or its related persons that it deems necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the governance of CBOE Holdings.

        The voting limitation does not apply to a solicitation of a revocable proxy by us or by our directors or officers on our behalf or to a solicitation of a revocable proxy by a stockholder in accordance with Regulation 14A under the Exchange Act. This exception, however, does not apply to a solicitation by a stockholder pursuant to Rule 14a-2(b)(2) under the Exchange Act, which permits a solicitation made otherwise than on behalf of CBOE Holdings where the total number of persons solicited is not more than 10.

        The CBOE Holdings amended and restated certificate of incorporation also provides that the CBOE Holdings board of directors has the right to require any person and its related persons that our board of directors reasonably believes to be subject to the voting or ownership restrictions summarized above, and any stockholder (including related persons) that at any time beneficially owns 5% or more of our then outstanding capital stock entitled to vote on any matter (and has not reported that ownership to us), to provide to us complete information as to all shares of our capital stock that such stockholder beneficially owns, as well as any other information relating to the applicability to such stockholder of the voting and ownership requirements outlined above as may reasonably be requested.

Organized Sales

        After the completion of a public offering, CBOE Holdings will have the right to conduct organized sales of the Class A-1 and Class A-2 common stock of CBOE Holdings issued in the restructuring transaction in connection with the scheduled expiration of the transfer restrictions applicable to the Class A-1 and A-2 common stock of CBOE Holdings. The purpose of this right is to enable CBOE Holdings to facilitate a more orderly distribution of its common stock into the public market. If CBOE Holdings elects to conduct an organized sale, no shares of the Class A-1 and A-2 common stock of CBOE Holdings for which transfer restrictions are scheduled to lapse may be sold during the applicable transfer restriction period (which transfer restriction period may be extended, as described below), except as part of the organized sale or in a permitted transfer.

        In the event CBOE Holdings elects to conduct an organized sale, it will provide the holders of Class A-1 and Class A-2 common stock of CBOE Holdings with a written notice of election to conduct an organized sale of the Class A-1 or A-2 common stock of CBOE Holdings at least 60 days prior to the next scheduled expiration of an applicable transfer restriction period. Holders of Class A-1 or A-2 common stock of CBOE Holdings will have 20 days following the date of mailing of that notice to provide CBOE Holdings with written notice of their intent to participate in the organized sale with respect to the class whose restrictions are scheduled to expire, any other class that remains subject to transfer restrictions and any unrestricted common stock of CBOE Holdings. The written notice must specify the number of shares of Class A-1, Class A-2 or unrestricted common stock of CBOE Holdings that the holder has elected to include in the applicable organized sale. If such holders do not provide written notice to CBOE Holdings during that 20-day period, they will be deemed to have elected not to include any shares in the organized sale.

        The actual number of shares that may be sold in an organized sale will depend on, among other things, the number of primary shares the board of directors of CBOE Holdings determines that CBOE Holdings will offer for its own account, market conditions, investor demand and the requirements of any underwriters or placement agents and may be fewer than the aggregate number requested by stockholders to be included in the organized sale. In such event, there will be a reduction in the number of shares that each individual holder may sell based on a cut-back formula to be adopted by the board of directors of CBOE Holdings. In the event of a "cut-back," priority will be given first to shares of the class next scheduled to be released, second to shares of a class scheduled to be released from transfer restrictions at a later date and finally to unrestricted common stock of CBOE Holdings. The organized sale may take the form of an underwritten secondary offering, a private placement of unrestricted common stock to one or more purchasers or a similar process selected by the board of directors of CBOE Holdings. The stockholders' right to participate in an organized sale will be contingent upon the execution of all agreements, documents and instruments required to effect such sale, including, if applicable, an underwriting agreement and payment of their share of the fees, expenses, commission and other related costs.

        CBOE Holdings may proceed with the sale of fewer than all of the shares that have been requested to be included in an organized sale, including less than all of the shares of the class scheduled for release at the expiration of the related transfer restriction period. Additionally, CBOE Holdings will be under no obligation to complete the organized sale.

        If CBOE Holdings completes an organized sale in connection with the conversion of either the Class A-1 or Class A-2 common stock prior to the deadline applicable to each class (as described below), the transfer restrictions associated with such class of common stock will be extended until the later of (i) the 90th day following the date on which the Class A-1 common stock and Class A-2 common stock was originally scheduled to convert into unrestricted common stock and (ii) the 90th day following the completion of the organized sale. If less than all of the shares of the Class A-1 or Class A-2 common stock that a stockholder requests be sold in the related organized sale are sold in such organized sale or the stockholder elects not to include all of the shares of the class scheduled for release in the applicable organized sale, the stockholder will be able to sell, on the 91st day after the later of the expiration of the related transfer restriction period and the completion of the organized sale, any of those shares that were not sold or included (i.e., such shares will automatically convert into unrestricted shares of common stock of CBOE Holdings on such date).

        If CBOE Holdings elects to conduct an organized sale in connection with the conversion of the Class A-1 common stock and does not complete such organized sale before 60 days after the expiration date with respect to the transfer restrictions on the Class A-1 common stock, the shares of the Class A-1 common stock will convert into unrestricted common stock of CBOE Holdings on the 61st day after the original expiration date for such class.

        However, if CBOE Holdings elects to conduct an organized sale undertaken in conjunction with the scheduled expiration of transfer restrictions applicable to the Class A-2 common stock of CBOE Holdings and CBOE Holdings does not complete such organized sale before the 360th day following the initial public offering, the Class A-2 common stock shall automatically convert into unrestricted common stock of CBOE Holdings on the 361st day following the initial public offering.

        If CBOE Holdings does not elect to conduct an organized sale at the time of any scheduled expiration of transfer restrictions applicable to the Class A-1 or Class A-2 common stock of CBOE Holdings, the shares of that class for which transfer restrictions are scheduled to expire will automatically convert into unrestricted common stock of CBOE Holdings at the expiration of the applicable transfer restriction period and be freely transferable at that time.

Other Certificate of Incorporation and Bylaw Provisions

        CBOE Holdings' amended and restated certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

          Advance Notice Requirements.    Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary prior to the anniversary date of the immediately preceding annual meeting of stockholders. Generally, to be timely, notice must be received at our principal executive offices not fewer than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

          Special Meetings of Stockholders.    Our certificate of incorporation and bylaws provides that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Special meetings may not be called by any other person or persons.

          No Written Consent of Stockholders.    Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

          Amendment of Bylaws.    Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

          Preferred Stock.    Our amended certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See "Preferred Stock" above.

Delaware Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 of the DGCL defines generally "business combination" to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations on Liability and Indemnification of Officers and Directors

        Our amended and restated certificate of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Delaware General Corporation Law. We expect to obtain additional directors' and officers' liability insurance coverage prior to the completion of the initial public offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
OF THE RESTRUCTURING TRANSACTION AND THE
POST-RESTRUCTURING SPECIAL DIVIDEND

        Subject to the limitations and qualifications described herein, the following discussion constitutes the opinion of Schiff Hardin LLP, counsel to CBOE, as to the material U.S. federal income tax consequences of the Merger to U.S. holders of CBOE memberships and of any dividend paid by CBOE Holdings immediately after the Merger. Because the Participating Group A Settlement Class Members and the Participating Group B Settlement Class Members will not receive any consideration in the Merger, the tax discussion in this proxy statement and prospectus does not include an analysis of, and no opinion is being provided with respect to, the U.S. federal income tax consequences of the Settlement Agreement or the consideration to be paid to the Participating Group A Settlement Class Members or the Participating Group B Settlement Class Members under the Settlement Agreement. This discussion is based on current provisions of the Internal Revenue Code, final, temporary or proposed U.S. Treasury regulations promulgated under the Internal Revenue Code, judicial opinions, published positions of the Internal Revenue Service and all other applicable authorities, all of which are subject to change (possibly with retroactive effect).

        For purposes of this discussion, the term "U.S. holder" means:

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  a citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state;

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  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If an entity that is treated as a partnership for U.S. federal income tax purposes holds a CBOE membership, the tax treatment of a partner in this partnership generally will depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding CBOE memberships, you should consult your tax advisor. This discussion only addresses holders of CBOE memberships that hold their CBOE memberships as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder's particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, persons that are not U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, partnerships or other pass-through entities, holders subject to the alternative minimum tax provisions of the Internal Revenue Code, persons whose functional currency is not the U.S. dollar, and holders who hold their CBOE membership as part of a hedge, straddle, constructive sale or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the post-Merger dividend or the Merger under applicable state, local or non-U.S. laws or federal laws other than those pertaining to the federal income tax.

        ALL HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF ANY POST-MERGER DIVIDEND AND THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Conditions to Closing

        It is a condition to the obligation of CBOE to consummate the Merger that it receive an opinion from its counsel, dated as of the closing date of the Merger, to the effect that the Merger (when taking into account the shares of CBOE Holdings unrestricted common stock issued in the initial public offering) will qualify as a transaction described in Section 351 of the Internal Revenue Code and, as to the portion of the Merger that relates solely to CBOE, a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

        Each of these opinions described below will be based on assumptions and representations set forth or referred to in the opinions. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. Accordingly, there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions described in the following discussion.

Dividends

        Subject to the limitations and qualifications described herein, it is the opinion of Schiff Hardin LLP, counsel to the CBOE, that the dividend paid by the CBOE Holdings immediately after the Merger to former CBOE members should qualify as a distribution within the meaning of Section 301 of the Internal Revenue Code, as such distribution will be made in connection with a transaction governed by Sections 351 and 304 of the Internal Revenue Code. The authorities that counsel believes are relevant to the instant facts respect characterization of a cash distribution that is (1) made in the form of a distribution made in connection with a transaction governed by Sections 351 and 304 of the Internal Revenue Code, (2) is paid out of the paying corporation's own funds as a distribution and (3) given the applicability of Section 304 of the Internal Revenue Code to the Merger, is a distribution that is essentially equivalent to a dividend under the relevant tests set forth in Section 302 of the Internal Revenue Code, as applied to this transaction. Based upon such authorities, Schiff Hardin LLP, counsel to CBOE, has concluded that any cash dividend paid by CBOE Holdings immediately after the Merger to former CBOE members should constitute a distribution within the meaning of Section 301 of the Internal Revenue Code. However, given the novel tax issues that relate to the timing of the Merger, payment of cash and CBOE Holdings common stock to the Participating Group A Settlement Class Members and Participating Group B Settlement Class Members pursuant to the Settlement Agreement and the initial public offering, there is meaningful uncertainty whether any cash dividend paid by CBOE Holdings immediately after the Merger should constitute a distribution within the meaning of Section 301 of the Internal Revenue Code. The Internal Revenue Service might disagree with counsel's opinion in the tax treatment of the cash distribution paid by CBOE Holdings immediately after the Merger to former CBOE members.

        Assuming counsel's characterization prevails, a dividend paid by CBOE Holdings will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of CBOE Holdings and its subsidiaries. CBOE expects that the entire amount of any dividend that it will pay will be paid out of current or accumulated earnings and profits and CBOE Holdings expects to report the entire amount as a taxable dividend for U.S. federal income tax purposes. To the extent that the amount of a permitted dividend exceeds the new CBOE Holdings consolidated group's current and accumulated earnings and profits, as the case may be, the permitted dividend will first be treated as a tax-free return of capital (reducing the adjusted basis in the holder's CBOE Holdings common stock). The balance in excess of adjusted basis will be taxed as a capital gain recognized on a sale or exchange of the CBOE memberships.

        To the extent a dividend paid by CBOE Holdings is characterized as a dividend for U.S. federal income tax purposes, individual holders who meet applicable holding period requirements under the Internal Revenue Code for "qualified dividends" (generally more than 60 days during the 121-day period surrounding the ex-dividend date) would be taxed on the permitted dividend at a maximum federal income tax rate of 15%, and corporate holders may be eligible for the dividends- received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate holder that is treated as a dividend may be subject to the "extraordinary dividend" provisions of the Internal Revenue Code. Corporate holders that are corporations should consult their own tax advisors as to the tax consequences of dividend treatment in their particular circumstances.

  Application of Section 302

        If counsel's characterization prevails and Section 302 applies, the U.S. federal income tax consequences to holders who receive CBOE Holdings common stock in the Merger and a cash distribution immediately after the Merger will be as follows. A holder who receives CBOE Holdings common stock in the Merger and a cash distribution immediately after the Merger generally will be subject to U.S. federal income tax with respect to any cash received. The holder will be treated either as having sold or exchanged a portion of the holder's CBOE membership for cash or as having received a dividend distribution in respect of its CBOE membership. Under Section 302 of the Internal Revenue Code, a holder will be treated as having sold or exchanged a portion of the holder's CBOE membership for cash, and thus will recognize capital gain or loss, if the receipt of cash results in a "substantially disproportionate" redemption with respect to the holder or is "not essentially equivalent to a dividend" with respect to the holder. Schiff Hardin LLP has opined, based on representations made to it by CBOE, that although the issue is not free from doubt, any cash dividend received by a CBOE member should not satisfy any of the Section 302 tests and should be treated as a dividend for federal income tax purposes.

        Section 302 Tests Satisfied.    If the Internal Revenue Service disagrees with counsel's opinion that the Section 302 tests should not be applied to the cash dividend received by CBOE members, the holder will be treated as if the holder exchanged a portion of its CBOE membership for cash and will recognize capital gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the portion of the CBOE membership deemed exchanged. This gain or loss generally will be long-term capital gain or loss if the holder's holding period for the CBOE membership exceeds one year as of the date of the CBOE Merger. Specified limitations apply to the deductibility of capital losses. Gain or loss must be determined separately for each CBOE membership (or portion thereof) deemed exchanged. The aggregate tax basis of the shares of CBOE Holdings common stock received (including any fractional shares deemed received and exchanged for cash) will be equal to the adjusted tax basis in the CBOE membership exchanged, less the tax basis allocated to the portion of the CBOE membership deemed exchanged for cash. The holding period of the CBOE Holdings common stock received (including any fractional shares deemed received and exchanged for cash) will include the holding period of the CBOE membership exchanged.

        Section 302 Tests Not Satisfied.    If a holder of a CBOE membership does not satisfy any of the Section 302 tests described below, the receipt of cash after the Merger will not be treated as a sale or exchange under Section 302 of the Internal Revenue Code. Instead, the amount received will be treated as a distribution under Section 301 of the Internal Revenue Code to the holder with respect to the holder's CBOE membership (taxable at a maximum rate for individual U.S. holders of 15% if certain holding period and other requirements are met to the extent of the holder's share of the CBOE's current and accumulated earnings and profits). To the extent the amount received by a holder exceeds the holder's share of the CBOE's current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the holder's adjusted tax basis in the holder's CBOE membership with respect to which the distribution is received and any remainder will be treated as capital gain (which may be long-term capital gain). The aggregate tax basis of the shares of CBOE Holdings common stock received (including any fractional shares deemed received and exchanged for cash) will be equal to the adjusted tax basis in the CBOE membership exchanged, less any portion of the Section 301 distribution that is treated as a tax-free return of capital. The holding period of the CBOE Holdings common stock received (including any fractional shares deemed received and exchanged for cash) will include the holding period of the CBOE membership exchanged.

        A corporate holder may, to the extent that any amounts received by it are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate holder that is treated as a dividend may be subject to the "extraordinary dividend" provisions of the Internal Revenue Code. Holders that are corporations should consult their own tax advisors as to the tax consequences of dividend treatment in their particular circumstances.

        Section 302 Tests.    One of the tests set forth below must be satisfied with respect to a holder in order for the deemed redemption of a CBOE membership to be treated as a sale or exchange for U.S. federal income tax purposes. Although the following discussion describes the application of these tests by reference to the ownership interests in the Merger held by former holders of CBOE memberships immediately after the Merger, it is possible that these tests must be applied instead by reference to the ownership interests in CBOE held by former holders of CBOE memberships immediately after the initial public offering. Although there is a lack of controlling authority, counsel to the CBOE has opined that the Section 302 tests should be applied by reference to the ownership interests immediately after the Merger and not after the initial public offering. However, the Internal Revenue Service may disagree with counsel's opinion and apply the Section 302 tests immediately after the initial public offering. Holders are urged to consult their tax advisors to determine the application of the Section 302 tests.

  •
  Substantially Disproportionate Test. The Merger generally will result in a "substantially disproportionate" redemption with respect to a holder of a CBOE membership if, among other things, the percentage of the outstanding shares of CBOE Holdings common stock actually and constructively owned by the holder immediately after the Merger is less than 80% of the percentage of the CBOE memberships actually and constructively owned by the holder before the Merger.

  •
  Not Essentially Equivalent to a Dividend Test. The receipt of cash immediately after the Merger will be treated as "not essentially equivalent to a dividend" if the deemed reduction in a holder's proportionate interest in CBOE Holdings as a result of the Merger (when compared to the holder's proportionate interest in the CBOE) constitutes a "meaningful reduction" of the holder's proportionate interest given the holder's particular facts and circumstances. In some circumstances, even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs might constitute a "meaningful reduction."

        In applying the Section 302 tests, holders must take into account not only CBOE Holding common shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Internal Revenue Code. Under the constructive ownership rules, a holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests, holders should consult their tax advisors to determine whether the receipt of cash after the Merger qualifies for sale or exchange treatment in their particular circumstances.

The Merger

        Assuming cash distributions to former CBOE members immediately after the Merger are treated as a dividend (with the Section 302 tests not applying to the cash distributed to the CBOE members immediately after the Merger), it is the opinion of Schiff Hardin LLP that the Merger will qualify as a transaction described in Section 351 of the Internal Revenue Code and the U.S. federal income tax consequences of the Merger to U.S. holders of CBOE memberships are as follows. A holder of a CBOE membership will not recognize gain or loss upon receipt of CBOE Holdings common stock solely in exchange for the holder's CBOE membership. The aggregate tax basis of the shares of CBOE common stock received will be equal to the tax basis in the CBOE membership exchanged. The holding period of the CBOE common stock received will include the holding period of the CBOE membership exchanged.

        In addition, it is the opinion of Schiff Hardin LLP that CBOE will not recognize any gain or loss in connection with the Merger and the Merger, as it relates to CBOE, constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

Backup Withholding and Information Reporting

        Payments of cash made in connection with the Merger may, under certain circumstances, be subject to information reporting and "backup withholding" at a rate of 28%, unless a holder of a CBOE membership provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

COMPARISON OF RIGHTS PRIOR TO AND AFTER THE RESTRUCTURING TRANSACTION

        This section describes the material differences between the rights of holders of CBOE Seats prior to the restructuring transaction and the rights of holders of CBOE Holdings common stock after the restructuring transaction. If the restructuring transaction occurs, an owner of a CBOE Seat will give up his or her ownership in the CBOE, a Delaware non-stock, membership corporation, and become a stockholder of CBOE Holdings, a Delaware stock, for-profit holding company. As a result of the merger required to effect the restructuring, the CBOE will become a stock corporation and will be solely owned by CBOE Holdings. The common stock of CBOE Holdings that former holders of CBOE Seats will receive in the restructuring transaction will carry different rights than a CBOE Seat currently has.

        As part of approving the restructuring transaction, you will effectively be approving amendments to the CBOE's certificate of incorporation, Constitution and Rules, including the bylaws, which will become effective following the Merger. These amendments will include technical amendments to the CBOE's current certificate of incorporation, Constitution and Rules, including the bylaws, to reflect differences in the corporation law applicable to the different types of organizations, such as non-stock vs. stock corporations as well as substantive amendments to eliminate reference to the Exercise Right and to revise our corporate and governance structure. In addition, as part of approving the restructuring transaction, you will effectively be approving the certificate of incorporation and bylaws for CBOE Holdings. While the certificate of incorporation and bylaws of CBOE Holdings became effective prior to the time the Merger becomes effective, the changes to the CBOE's certificate of incorporation, Constitution and Rules, including the bylaws, will become effective at the time the Merger becomes effective.

        As part of the restructuring transaction, CBOE members will no longer have access rights to the CBOE's trading floor and other facilities as a part of their ownership interest in the CBOE. Rather members will have the opportunity to obtain trading permits that will entitle them to have access to the CBOE's trading facilities. Trading access will be separate from the former member's stock ownership. The right to trading access will be subject to dues and fees and will be subject to the suspension and termination rules comparable to those that currently apply to CBOE Seats. For more information on the terms and restrictions relating to trading access, please see "The Restructuring Transaction—Trading Permits" above.

        Owners of CBOE Seats should carefully consider the differences in the rights and obligations that will result from these changes in corporate structure before voting on the restructuring transaction.

        This section does not include a complete description of all differences among the rights of the CBOE members and the CBOE Holdings stockholders, nor does it include a complete description of their specific rights. Furthermore, the identification of some of the differences in these rights as material is not intended to indicate that other differences that may be equally important do not exist. All CBOE members are urged to read carefully the relevant provisions of the Delaware General Corporation Law, as well as the proposed forms of the CBOE amended and restated certificate of incorporation and bylaws (which forms are included as Annexes E and F, respectively, to this proxy statement and prospectus) and the form of CBOE Holdings amended and restated certificate of incorporation and bylaws that will be in effect upon completion of the restructuring transaction (which forms are included as Annexes C and D, respectively, to this proxy statement and prospectus).

        Copies of the current CBOE certificate of incorporation, Constitution and Rules are available to CBOE members at CBOE's website at www.CBOE.com or will be provided to you upon request. See "Where You Can Find More Information."

Equity Interests

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:
•  The CBOE is a non-stock corporation without the authority to issue capital stock.

• The CBOE is authorized to issue CBOE memberships subject to board and membership approval. There are 930 CBOE Seats outstanding.
CBOE Holdings:
•  Common Stock. CBOE Holdings will be authorized to issue up to (i) 325,000,000 shares of unrestricted common stock, par value $0.01 per share, (ii) 74,400,000 shares of Class A common stock, par value $0.01 per share, (iii) 45,366,690 shares of Class A-1 common stock, $0.01 par value per share, (iv) 45,366,690 shares of Class A-2 common stock, $0.01 par value per share, and (v)  16,333,380 shares of Class B common stock, par value $0.01 per share. Assuming no shares are sold in the initial public offering by owners of CBOE Seats and Participating Group A Settlement Class Members and CBOE Holding completes the issuance of 10,000,000 shares of its unrestricted common stock, immediately following the restructuring transaction and the initial public offering there would be 45,366,690 shares of CBOE Holdings Class A-1 common stock issued and outstanding, 45,366,690 shares of CBOE Holdings Class A-2 common stock issued and outstanding and 12,240,552 shares of unrestricted common stock issued and outstanding. The remaining authorized but unissued shares of unrestricted common stock will be available for possible future issuance.

•  Preferred Stock. As of the effective time of the restructuring transaction, CBOE Holdings will be authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share. CBOE Holdings expects that no shares of preferred stock will be issued or outstanding immediately following completion of the restructuring transaction.

 CBOE:
• The CBOE will have the authority to issue a total of 1,000 shares of common stock, all of which will be issued and outstanding and owned by CBOE Holdings immediately following the restructuring transaction.

Ownership and Transfer of Equity Interests

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:
•  Except as provided below, owners of CBOE Seats must transfer their seat pursuant to specified rules, including that any offer to sell must be submitted to CBOE's Membership Department and that any offers will be matched with bids by the CBOE's Membership Department as provided in the CBOE's Rules.

•  Owners of CBOE Seats may transfer their membership (i) to their spouse, brother, sister, parent, child, grandparent, or grandchild, (ii) to a successor entity of the transferring member, (iii) to an organization in which the transferring member will maintain an interest at least equal in value to the current market price of the membership or (iv) an individual or organization which is a partner or stockholder with a 50% or greater interest in the transferring member as part or all of a distribution of the transferor, in each case only if the transferee is approved as a member of the CBOE.

• No individual CBOE member may own or have registered for it more memberships than are reasonably necessary to carry on that member's CBOE activities.
CBOE Holdings
•  IPO Lock-Up Restrictions. When CBOE Holdings completes its initial public offering, the Class A and Class B common stock of CBOE Holdings not converted into unrestricted common stock for purposes of being sold in the initial public offering automatically convert, effective at the time of the closing of such public offering, into shares of Class A-1 and Class A-2 common stock, which will be issued subject to "lock-up restrictions" under CBOE Holdings' certificate of incorporation. The lock-up restrictions would expire with respect to the Class A-1 and Class A-2 common stock on the 180th and 360th day, respectively, following the closing date of the public offering.

•  Subject to certain exceptions, during any applicable lock-up period, shares of CBOE Holdings common stock may not be directly or indirectly assigned, offered for sale, sold, transferred or otherwise disposed of. For a list of the applicable exceptions, please see "Description of CBOE Holdings Capital Stock—Transfer Restrictions on the Class A-1 and Class A-2 Common Stock of CBOE Holdings" above.

•  The board of directors of CBOE Holdings may remove the transfer restrictions, in whole or part, at any time in its sole discretion.

•  No person, together with its related persons, may own, directly or indirectly, more than 20% of the outstanding shares of stock of CBOE Holdings.

•  If any sale or transfer of shares in violation of the above restrictions occurs, then CBOE Holdings shall have the right to repurchase such shares at their par value.

•  All shares of Class A-1 and Class A-2 common stock must be registered in the name of the owner and may not be registered in the name of any nominee or broker.

 CBOE:
• All shares of the CBOE common stock will be issued to and owned by CBOE Holdings.

Voting Rights

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:
• CBOE Voting Members in good standing and otherwise entitled to vote have a right to vote on matters presented to CBOE Members for their vote. A member is entitled to one vote, either in person or by proxy, for each membership that the member owns.
CBOE Holdings:
•  Holders of the Class A-1 and Class A-2 common stock of CBOE Holdings and the unrestricted common stock will be entitled to one vote per share.

•  No person, together with its related persons, may directly or indirectly or pursuant to any arrangement (i) vote or cause the voting (or non-voting) of shares or (ii) give any proxy with respect to shares representing more than 20% of the voting power of then issued and outstanding capital stock of CBOE Holdings.

 CBOE:
• All of the shares of the CBOE will be voted by CBOE Holdings, as the sole stockholder.

Quorum and Vote Required

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:
•  A majority of the CBOE members entitled to vote, present in person or represented by proxy, constitutes a quorum at all meetings of the members for the transaction of business.

•  Subject to provisions of Delaware law, the CBOE certificate of incorporation and/or Constitution requiring a higher vote, the act of CBOE members holding a majority of the membership interests present in person or represented at a meeting, assuming the presence of a quorum, constitutes the action of the members.

•  Under Delaware law and the CBOE's certificate of in corporation and/or Constitution, approval for a merger, amendment of the certificate of incorporation, sale of all or substantially all assets or dissolution requires the approval of CBOE members owning a majority of all membership interests in the CBOE.

• Directors are elected by a plurality of votes cast.

CBOE Holdings:
•  The holders of stock of CBOE Holdings representing a majority of the total votes entitled to be cast at a meeting, present in person or by proxy, constitute a quorum entitled to take action with respect to the vote on any matter.

•  Subject to any voting rights of holders of preferred stock, if any, and subject to provisions of Delaware law requiring a higher vote, the act of the holders of a majority of the voting shares present in person or represented at a meeting, assuming the presence of a quorum, constitutes the action of the stockholders.

•  Under Delaware law, approval of a merger, amendment of the certificate of incorporation, sale of all or substantially all assets or dissolution require the approval of a majority of the outstanding shares of CBOE Holdings.

•  Directors are elected by a plurality of votes cast.

 CBOE:
• Since the CBOE has only one stockholder, the approval of CBOE Holdings constitutes the action of the stockholder of the CBOE.

Dividends

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:
•  Subject to Delaware law, CBOE members would be entitled to receive such dividends or other distributions out of funds legally available for those purposes, as may be declared by the board of directors of the CBOE.

• The CBOE has determined as a matter of corporate policy, however, not to pay dividends to its members.

CBOE Holdings:
•  Immediately following the Merger, each holder of Class A and Class B common stock of CBOE Holdings will receive a special dividend of $1.25 per share. As a result of the special dividend, each CBOE Seat owner will receive $100,000 in respect of each CBOE Seat such member owners, and each Participating Group A Settlement Class Member will receive $23,467.50 for each Group A Package approved by the Delaware Court.

•  Subject to Delaware law, holders of CBOE Holdings common stock will be entitled to receive such dividends or other distributions out of funds legally available for those purposes, as may be declared by the board of directors of CBOE Holdings, subject to the rights of holders, if any, of CBOE Holdings preferred stock.

•  Following the restructuring transaction and consistent with CBOE Holdings for-profit focus, CBOE Holdings may determine to declare dividends in the future.

 CBOE:
• Subject to Delaware law, CBOE Holdings, as sole stockholder of the CBOE, will be entitled to receive any dividends or other distributions declared by the board of directors of the CBOE.

Trading Rights

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:
•  All persons and firms that qualify for membership under the CBOE Rules and either own or lease a membership have trading privileges at the CBOE.

• CBOE members are responsible for paying dues and fees set out in the CBOE Fee Schedule.

CBOE Holdings:
•  The right to access the trading facilities of the CBOE will be provided through trading permits made available by the CBOE.

•  Trading permits will be subject to substantially the same rules and regulations that are applicable to memberships today.

•  Trading permits will not be leasable and will be non-transferable with limited exceptions.

•  Trading permits will be subject to fees to be established by the CBOE board of directors and specified in the CBOE Rules.

• Prior to the closing of the restructuring transaction, the CBOE will notify the CBOE members and other persons who have a right to a trading permit of the proposed closing date of the restructuring transaction. In addition, the CBOE will notify those persons who have a right to a trading permit of the terms and conditions of trading permits and will instruct current members as to how and when to notify the CBOE of their desire to receive a trading permit following the restructuring transaction.

Governance Structure—Board Composition

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:
•  The board of directors is composed of 22 directors and the Chairman of the Board.

• In addition to the CEO, the board of directors consists of 11 public directors, four floor directors, four off-floor directors, two at-large directors and one lessor director.
CBOE Holdings:
•  The initial board of directors of CBOE Holdings will consist of 22 directors.

•  At all times no less than two-thirds of the directors on the board will be independent (as defined by the board of the CBOE and consistent with the NYSE and NASDAQ Stock Market listing standards for independence).

 CBOE:
•  The initial board of directors of the CBOE will consist of 22 directors.

• The initial CBOE board of directors will consist of the Chief Executive Officer, non-industry directors (comprising at least a majority of the board) and industry directors (comprising at least 30% of the board).

Governance Structure—Terms and Term Limits

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE: • The 22 directors are divided into three classes serving staggered three-year terms. • There are no limitations on the number of terms a director may serve.

CBOE Holdings:
•  The CBOE Holdings board will not be classified.

•  Each director will serve a one-year term or until his or her successor is elected and qualified.

•  There is no limit on the number of terms a director may serve on either board.

 CBOE:
•  The CBOE and CBOE Holdings boards will have the same directors, each of whom will serve one-year terms.

• There is no limit on the number of terms a director may serve on either board.

Governance Structure—Action by Written Consent

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE: • Members may take action by written consent.	CBOE Holdings: • Members will not have the ability to take action by written consent. CBOE: • Members will not have the ability to take action by written consent.

Nominating and Governance Committee—Responsibilities and Composition

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:
•  Nominees for directors and for positions on the Nominating Committee are selected by the Nominating Committee.

• The Nominating Committee is composed of 10 persons, who are elected to three-year terms by the CBOE members. The members of the Nominating Committee consist of four floor members, two firm members, two lessor members and two public members. Nominating Committee members are ineligible to run for reelection until three years following the expiration of their most recent term, except for those members whose most recent term was less than three years.

CBOE Holdings:
•  CBOE Holdings Nominating and Governance Committee will consist of at least five directors, all of whom must be independent directors.

•  Nominees for director will be selected by the CBOE Holdings Nominating and Governance Committee.

•  There are no term limits for individuals serving on the Nominating and Governance Committee.

 CBOE:
•  Nominees for director will be selected by the Nominating and Governance Committee.

•  The Nominating and Governance Committee will consist of both industry and non-industry directors and will have a total of seven directors, at least a majority of whom at all times will be non-industry directors.

• The Industry-Director Subcommittee shall consist of all of the industry directors then serving on the Nominating and Governance Committee.

Nominating and Governance Committee—Candidate Section Process

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:
•  Prior to nominating persons to fill positions on the board of directors or the Nominating Committee, the Nominating Committee must hold at least three meetings, at least two of which must be open to the CBOE membership.

•  The Nominating Committee must select nominees to fill positions with an obligation to have various interests of the CBOE membership represented on the board of directors and Nominating Committee.

• Nominations of candidates for election to the board or the Nomination Committee may be made by petition, signed by not less than 100 CBOE Voting Members and filed by the applicable deadline.

CBOE Holdings:
•  The Nominating and Governance Committee of CBOE Holdings will nominate the directors to be submitted to the CBOE Holdings stockholders for election each year.

•  CBOE Holdings will agree, pursuant to the Voting Agreement attached to this proxy statement and prospectus as Annex I, that it will vote "for" the Representative Director nominees nominated by the Nominating and Governance Committee each year.

 CBOE:
•  The CBOE Nominating and Governance Committee will be the same committee as that at CBOE Holdings.

•  The Industry-Director Subcommittee of the Nominating and Governance Committee shall select industry directors representing at least 20% of the total number of directors serving on the board (the "Representative Directors").

•  Those industry directors not recommended by the Industry-Director Subcommittee shall be nominated by the full Nominating and Governance Committee.

•  If a petition election is held, the Nominating and Governance Committee must accept and nominate the individual(s) who receive the most votes in the petition election.

•  Holders of trading permits of the CBOE may nominate candidates for election to the Representative Director position(s) to be elected that year by submitting a petition signed by individuals representing not less than 10% of the total outstanding trading permits at that time.

• If one or more valid petitions are received, the CBOE shall conduct a petition election in which each holder of a trading permit of the CBOE shall have one vote with respect to each permit held by such member for each Industry Director position that is to be selected by the Industry-Director Subcommittee that year.

Petition Right

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:
•  Promptly upon the adoption of an amendment to the Rules, notice of the amendment shall be sent to each member of the exchange, and within 15 days after such notice has been given, 150 or more CBOE Voting Members may request in writing that a special meeting of members be held to vote upon whether the amendment to the Rules shall be approved. The notice of the meeting shall state that the approval of such a proposed amendment will be considered.

• A special meeting of members may be called, upon the request in writing of 150 voting members, provided that such request shall state the purpose or purposes of the proposed meeting and the day and hour at which such meeting shall be held.
CBOE Holdings:
•  Holders of CBOE Holdings common stock will have the right to amend the bylaws of CBOE Holdings by the vote of the majority of the outstanding CBOE Holdings stock, subject to the rights, if any, of holders of CBOE Holdings preferred stock.

•  Holders of CBOE Holdings common stock will not have any right to vote on matters at the CBOE.

 CBOE:
• Holders of trading permits of the CBOE will not be stockholders of the CBOE and will therefore not have the right to vote on matters at the CBOE or have other petition rights.

LEGAL MATTERS

        Schiff Hardin LLP, counsel for the CBOE and CBOE Holdings, has provided an opinion for CBOE Holdings regarding the validity of the shares of CBOE Holdings offered by this document. As described herein, Schiff Hardin LLP also has issued an opinion of counsel with respect to the tax consequences of the receipt by CBOE Holdings of the stock of the CBOE and the receipt by members of the CBOE of the common stock of CBOE Holdings and the post-restructuring special dividend. Schiff Hardin LLP has in the past represented the CBOE and its board of directors and in the future will represent the CBOE and CBOE Holdings and their respective boards of directors, including with respect to the tax aspects of the restructuring transaction.

EXPERTS

        The consolidated financial statements as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in this proxy statement and prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        As a result of the restructuring transaction, CBOE Holdings will become subject to the information and reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that CBOE Holdings files at the SEC's public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC's website at www.sec.gov. Copies of documents filed by CBOE Holdings with the SEC are also available on the CBOE website, www.CBOE.com, and at the offices of The Chicago Board Options Exchange, 400 South LaSalle Street, Chicago, Illinois 60605, (312) 786-5600 Attn: Jaime Galvan, Office of the Secretary.

        CBOE Holdings has filed a Registration Statement on Form S-4 under the Securities Act with the SEC with respect to the CBOE Holdings common stock to be issued in the restructuring transaction. This document constitutes the proxy statement and prospectus of CBOE Holdings filed as part of the Registration Statement. This document does not contain all of the information set forth in the Registration Statement because certain parts of the Registration Statement are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and its exhibits are available for inspection and copying as set forth above.

ANNEX A

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED
AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS*

*
Prior to the completion of the restructuring transaction, CBOE Holdings had not conducted any business as a separate entity and had no assets and, therefore, does not have its own set of financial statements. As a result, the financial statements included are those of CBOE, which will continue to operate the Exchange after the restructuring transaction as a wholly-owned subsidiary of CBOE Holdings.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
Chicago Board Options Exchange, Incorporated and Subsidiaries
Chicago, Illinois

We have audited the accompanying consolidated balance sheets of Chicago Board Options Exchange, Incorporated and Subsidiaries (the "Exchange") as of December 31, 2009 and 2008, and the related consolidated statements of income, members' equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Exchange's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Exchange is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Exchange's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Exchange as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 11, 2010 (April 16, 2010 as to the subsequent events as discussed in Note 16)

Chicago Board Options Exchange, Incorporated and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2009, 2008 and 2007

(in thousands)	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007

Operating Revenues:
Transaction fees	$314,506	$343,779	$272,716
Access fees	45,084	5,695	3,527
Exchange services and other fees	22,647	24,479	22,941
Market data fees	20,506	21,082	20,379
Regulatory fees	15,155	11,000	14,346
Other	8,184	10,748	10,361

Total Operating Revenues	426,082	416,783	344,270

Operating Expenses:
Employee costs	84,481	83,140	83,538
Depreciation and amortization	27,512	25,633	25,338
Data processing	20,475	20,556	19,612
Outside services	30,726	27,370	23,374
Royalty fees	33,079	35,243	28,956
Trading volume incentives	28,631	15,437	5,108
Travel and promotional expenses	10,249	10,483	9,640
Facilities costs	5,624	4,730	4,844
Exercise Right appeal settlement	2,086	—	—
Other expense	5,634	6,881	7,394

Total Operating Expenses	248,497	229,473	207,804

Operating Income	177,585	187,310	136,466

Other Income/(Expense):
Investment income	1,607	6,998	8,031
Net loss from investment in affiliates	(1,087)	(882)	(939)
Loss on sale of investment in affiliates	—	—	(3,607)
Interest and other borrowing costs	(875)	(19)

Total Other Income/(Expense)	(355)	6,097	3,485

Income Before Income Taxes	177,230	193,407	139,951
Income tax provision	70,779	78,119	56,783

Net Income	$106,451	$115,288	$83,168

Pro forma net income per common share (Unaudited)

Basic	$1.17	$1.27	$0.92
Diluted	1.14	1.24	0.89

Weighted average shares used in computing pro forma income per share

Basic	90,733	90,733	90,733
Diluted	92,974	92,974	92,974

See notes to consolidated financial statements

Chicago Board Options Exchange, Incorporated and Subsidiaries

Consolidated Balance Sheets

December 31, 2009 and 2008

(in thousands)	Year Ended December 31, 2009	Year Ended December 31, 2008	Pro Forma reflecting Special Dividend (Note 16) Year Ended December 31, 2009

			(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$383,730	$281,423
Cash equivalents—restricted funds	—	26,157
Accounts receivable—net allowances of $87 and $43	30,437	29,478
Marketing fee receivable	8,971	7,903
Income taxes receivable	1,583	9,447
Prepaid medical benefits	2,085	2,367
Other prepaid expenses	3,719	3,899
Other receivable	2,086	—
Other current assets	452	551

Total Current Assets	433,063	361,225

Investments in Affiliates	3,090	5,699

Land	4,914	4,914

Property and Equipment:
Construction in progress	20,704	19,394
Building	60,837	58,980
Furniture and equipment	213,375	195,855
Less accumulated depreciation and amortization	(203,665)	(189,295)

Total Property and Equipment—Net	91,251	84,934

Other Assets:
Software development work in progress	6,952	14,926
Data processing software and other assets (less accumulated amortization—2009, $95,500; 2008, $85,100)	32,678	24,441

Total Other Assets—Net	39,630	39,367

Total	$571,948	$496,139

Liabilities and Members' Equity
Current Liabilities:
Accounts payable and accrued expenses	$42,958	$55,137
Marketing fee payable	9,786	9,326
Deferred revenue	207	26,379
Post-retirement medical benefits	96	86
Dividends payable (Note 16)			113,417
Settlements payable	305,688	—

Total Current Liabilities	358,735	90,928	472,152

Long-term Liabilities:
Post-retirement medical benefits	1,444	1,316
Income taxes payable	2,815	3,055
Other long-term liabilities	244	—
Deferred income taxes	20,576	19,180

Total Long-term Liabilities	25,079	23,551

Commitments and Contingencies

Total Liabilities	383,814	114,479	497,231

Members' Equity:
Memberships	19,574	19,574
Additional paid-in-capital	2,592	2,592
Retained earnings	166,769	360,318	53,352
Accumulated other comprehensive loss	(801)	(824)

Total Members' Equity	188,134	381,660	74,717

Total	$571,948	$496,139

See notes to consolidated financial statements

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2009, 2008 and 2007

(in thousands)	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007

Cash Flows from Operating Activities:
Net Income	$106,451	$115,288	$83,168
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	27,512	25,633	25,338
Other amortization	213	23	(422)
Provision for deferred income taxes	1,367	(206)	(941)
Interest expense on post-retirement benefit obligation	85	86	74
Equity in loss of affiliates	899	882	939
Impairment of investment in affiliates and other assets	188	—	—
Loss on sale of HedgeStreet Inc.	—	—	3,607
Loss (gain) on disposition of property	—	195	(203)
Changes in assets and liabilities:
Accounts receivable	(959)	(676)	(964)
Marketing fee receivable	(1,068)	353	(757)
Income taxes receivable	7,864	(9,447)	763
Prepaid expenses	462	(969)	659
Other receivable	(2,086)	—	—
Other current assets	99	4	240
Accounts payable and accrued expenses	(8,155)	14,226	(1,422)
Marketing fee payable	460	(146)	1,481
Deferred revenue	(25,928)	17,365	4,790
Post-retirement benefit obligations	(86)	(88)	(38)
Income taxes payable	(240)	2,422	633
Settlement with appellants	3,000	—	—
Access fees subject to fee-based payment	2,688	—	—
Membership transfer and other deposits	—	—	(1,750)

Net Cash Flows from Operating Activities	112,766	164,945	115,195

Cash Flows from Investing Activities:
Sales of investments available for sale	—	—	20,000
Restricted funds—temporary access fees	26,157	(21,908)	(4,249)
Capital and other assets expenditures	(37,997)	(43,816)	(32,095)
Proceeds from disposition of property	—	105	—
Sale of NSX certificates of proprietary membership	1,500	1,500	—
Investment in affiliates	—	—	(13)
HedgeStreet Inc. investment recovery	—	—	193

Net Cash Flows from Investing Activities	(10,340)	(64,119)	(16,164)

Cash Flows from Financing Activities:
Payments for debt issuance costs	(119)	(828)	—
Chicago Board of Trade exercise right purchases	—	—	(126)
Net Cash Flows from Financing Activities	(119)	(828)	(126)
Net Increase in Cash and Cash Equivalents	102,307	99,998	98,905
Cash and Cash Equivalents at Beginning of Period	281,423	181,425	82,520

Cash and Cash Equivalents at End of Period	$383,730	$281,423	$181,425

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$61,495	$85,345	$56,328
Non-cash activities:
Change in post-retirement benefit obligation	(51)	(8)	106
Unpaid liability to acquire equipment and software	2,313	6,285	841
Exercise Right privilege payable	300,000

See notes to consolidated financial statements

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Members' Equity
Years ended December 31, 2009, 2008 and 2007

(in thousands)	Members' Equity	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Members' Equity

Balance—December 31, 2006	$19,574	$2,592	$161,988	$(765)	$183,389

Net income			83,168		83,168
Post-retirement benefit obligation adjustment—net of tax benefits of $42				(64)	(64)

Comprehensive income					83,104
CBOT exercise right purchased			(126)		(126)

Balance—December 31, 2007	19,574	2,592	245,030	(829)	266,367

Net income			115,288		115,288
Post-retirement benefit obligation adjustment—net of tax of $3				5	5

Comprehensive income					115,293

Balance—December 31, 2008	19,574	2,592	360,318	(824)	381,660

Net income			106,451		106,451
Post-retirement benefit obligation adjustment—net of tax expense of $28				23	23

Comprehensive income					106,474
Exercise Right privilege payable			(300,000)		(300,000)

Balance—December 31, 2009	$19,574	$2,592	$166,769	$(801)	$188,134

See notes to consolidated financial statements

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the years ended December 31, 2009, 2008 and 2007

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Business—The Chicago Board Options Exchange, Incorporated ("CBOE" or the "Company") is a registered securities exchange, subject to oversight by the Securities and Exchange Commission (the "SEC"). CBOE's principal business is providing a marketplace for the trading of options on individual equities, exchange-traded funds and various indexes.

        Basis of Presentation—The consolidated financial statements include the accounts and results of operations of CBOE and its wholly-owned subsidiaries, Chicago Options Exchange Building Corporation, CBOE, LLC, CBOE II, LLC ("CBOE II"), C2 Options Exchange, Incorporated ("C2"), Market Data Express, LLC and CBOE Futures Exchange, LLC ("CFE"). Inter-company balances and transactions have been eliminated in consolidation.

        Concentrations of Credit Risk—The Company's financial instruments, consisting primarily of cash and cash equivalents and account receivables, are exposed to concentrations of credit risk. The Company places its cash and cash equivalents with highly-rated financial institutions, limits the amount of credit exposure with any one financial institution and conducts ongoing evaluations of the credit worthiness of the financial institutions with which it does business. Accounts receivable for transaction fees and marketing fees are collected through The Options Clearing Corporation (the "OCC") and are with large, highly-rated clearing firms; therefore, concentrations of credit risk are limited.

        Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and reported amounts of revenues and expenses. On an ongoing basis, management evaluates its estimates based upon historical experience, observance of trends, information available from outside sources and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different conditions or assumptions.

        Prior Year Reclassifications:    Certain reclassifications have been made to prior period amounts to conform to current period presentation. The following reclassifications have been made to present a classified Consolidated Statement of Income similar to other public registrants:

  •
  CBOE reclassified from other revenue to transaction fees $1.3 million and $1.8 million for the years ended 2008 and 2007, respectively. The reclassifications had no impact on total operating revenues for the years presented.

  •
  Other member fees were segregated into access fees and exchange services and other fees. CBOE reclassified from access fees to exchange services and other fees $24.5 million and $22.9 million for the years ended 2008 and 2007, respectively. The reclassifications had no impact on total operating revenues for the years presented.

  •
  In the 2008 presentation of the Consolidated Statement of Income, CBOE reclassified $2.6 million from other revenue to access fees. The reclassification had no impact on total operating revenues for 2008.

  •
  The Options Price Reporting Authority ("OPRA") income was renamed market data fees. CBOE reclassified from other revenue $1.1 million and $1.5 million for the years ended 2008 and 2007, respectively, to market data fees. The reclassifications had no impact on total operating revenues for the years presented.

  •
  CBOE reclassified from other expenses to facilities costs $0.7 million and $0.5 million for the years ended 2008 and 2007, respectively. The reclassifications had no impact on total operating expenses for the years presented.

  •
  Investment income and net loss from investment in affiliates were reclassified to other income/(expense). The reclassifications totaled $7.0 million and $8.0 of investment income and $0.9 million and $0.9 million of net loss from investment in affiliates for the years ended 2008 and 2007, respectively. The reclassifications of investment income reduced operating revenues, and net loss from investment in affiliates decreased operating expenses by the amounts reflected above, respectively. The impact on operating income due to the reclassifications was a decrease of $6.1 million and $7.1 million for the years ended 2008 and 2007, respectively. The reclassification had no impact on income before income taxes.

  •
  In the 2007 presentation of the Consolidated Statement of Income, CBOE reclassified $3.6 million from other expense to loss on sale of investment in affiliate. The reclassification of loss on sale of investment in affiliate decreased operating expenses and increased operating income by the amount reflected above. The reclassification had no impact on income before income taxes.

  •
  In the 2008 presentation of the Consolidated Statement of Income, CBOE reclassified from other expense less than $0.1 million of expenses related to its $150 million senior revolving credit facility to interest and other borrowing costs. The reclassification of borrowing costs decreased operating expenses and increased operating income by the amount reflected above. The reclassification had no impact on income before income taxes.

        FASB Accounting Standards Codification—In June 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Codification ("ASC") 105, Generally Accepted Accounting Principles ("ASC 105"). The standard establishes the ASC as the source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied to non-governmental entities. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009; therefore, CBOE has updated references to GAAP in the notes to the consolidated financial statements for the fiscal year ended December 31, 2009. The adoption of ASC 105 had no material impact CBOE's financial position or results of operations.

        Revenue Recognition—CBOE's revenue recognition policies comply with ASC 605, Revenue Recognition ("ASC 605"). On occasion, customers will pay for services in a lump sum payment. When these circumstances occur, revenue is recognized as services are provided. Deferred revenue typically represents amounts received by CBOE for which services have not been provided or the service has been provided but recognition is deferred due to pending litigation (See Note 7).

        Revenue recognition policies for specific sources of revenue are discussed below.

        Transaction Fees:    Transaction fee revenue is considered earned upon the execution of a trade and is recognized on a trade date basis. Transaction fee revenue is presented net of applicable volume discounts. In the event liquidity providers prepay for transaction fees, revenue is recognized based on the attainment of volume thresholds resulting in the amortization of the prepayment over the calendar year.

        Access Fees:    Access fee revenue is recognized during the period the service is provided and assurance of collectability is provided. Access fees include member dues, interim trading permit revenue and temporary member access revenue.

        Exchange Services and Other Fees:    Exchange services and other fees are recognized during the period the service is provided. Exchange services and other fees include system services, trading floor charges and application revenue.

        Market Data Fees:    Market data fee revenue includes OPRA income and CBOE market data services. OPRA is a limited liability company consisting of representatives of the member exchanges and is authorized by the SEC to provide consolidated options information. OPRA income is allocated based upon the individual exchanges relative volume of total transactions. CBOE receives estimates of OPRA's distributable revenue which is accrued on a monthly basis (See Note 4). CBOE market data service fees represent fees charged for current and historical market data. Market data services are recognized in the period the data is provided.

        Regulatory Fees:    Regulatory fees are assessed based upon customer contracts cleared and are recognized during the period the service is provided.

        Concentration of Revenue:    At December 31, 2009, there were approximately 90 clearing firms, two of which cleared a combined 68% of our trades in 2009. No one customer of either of these clearing firms represented more than 10% of transaction fees revenue in 2009 or 2008. Should a clearing firm withdraw from the Exchange, management believes the customer portion of that firm's trading activity would likely transfer to another clearing firm. Therefore, management does not believe the Company is exposed to a significant risk from the loss of revenue received from a particular clearing firm.

        Cash and Cash Equivalents—Cash and cash equivalents, excluding cash equivalents-restricted funds, include highly liquid investments with maturities of three months or less from the date of purchase.

        Cash equivalents-restricted funds—Cash equivalents-restricted funds represent temporary membership access fees held in an escrow account, pending the final outcome of certain legal matters (See Note 11). Cash equivalents-restricted funds include highly liquid investments with maturities of three months or less and are not included as cash and cash equivalents in the Consolidated Statements of Cash Flows.

        Accounts Receivable—Accounts receivable consists primarily of transaction and regulatory fees from the OCC and CBOE's share of distributable revenue receivable from OPRA.

        Prepaid expenses—Prepaid expenses primarily consist of prepaid software maintenance and licensing expenses.

        Investments in Affiliates—Investments in affiliates represent investments in The Options Clearing Corporation ("OCC"), NSX Holdings, Inc. ("NSX"), the parent corporation of The National Stock Exchange, OneChicago, LLC ("OneChicago") and CBOE Stock Exchange, LLC ("CBSX").

        The investment in the OCC (20% of its outstanding stock) and the investment in NSX (4.6% of the total outstanding of NSX as of December 31, 2009) are carried at cost because of CBOE's inability to exercise significant influence.

        CBOE accounts for the investment in OneChicago (23.7% of its outstanding stock as of December 31, 2009) under the equity method due to CBOE's lack of effective control over OneChicago's operating and financing activities.

        CBOE accounts for the investment in CBSX under the equity method due to CBOE's lack of effective control over CBSX's operating and financing activities. CBOE received a 50% share in CBSX in return for non-cash property contributions. CBOE currently holds a 49.96% equity interest in CBSX.

        Investments in affiliates are reviewed to determine whether any events or changes in circumstances indicate that the investments may be other than temporarily impaired. In the event of impairment, CBOE would recognize a loss for the difference between the carrying amount and the estimated fair value of the equity method investment.

        Property and Equipment—Property and equipment are carried at cost, net of accumulated depreciation. Depreciation on building, furniture and equipment is provided on the straight-line method. Estimated useful lives are 40 years for the building and five to ten years for furniture and equipment. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining term of the applicable leases.

        Long-lived assets to be held and used are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The CBOE bases the evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present that would indicate that the carrying amount of the asset may not be recoverable, the CBOE determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. In the event of impairment, the CBOE recognizes a loss for the difference between the carrying amount and the estimated value of the asset as measured using quoted market prices or, in the absence of quoted market prices, a discounted cash flow analysis.

        Property and equipment—construction in progress is capitalized and carried at cost in accordance with ASC 360. Projects are monitored during the development stage to ensure compliance with ASC 360 and accordance with project initiatives. Upon completion, the projects are placed in service and amortized over the appropriate useful lives, using the straight-line method commencing with the date the asset is placed in service.

        Software Development Work in Progress and Data Processing Software and Other Assets—CBOE accounts for software development costs under ASC 350, Intangibles—Goodwill and Other (ASC 350). CBOE expenses software development costs as incurred during the preliminary project stage, while capitalizing costs incurred during the application development stage, which includes design, coding, installation and testing activities.

        Deferred financing fees—Costs associated with the Company's senior revolving credit facility were capitalized. The deferred financing fees are being amortized to interest expense on a straight-line basis over three years to match the terms of the facility. Deferred financing fees were $0.6 million and $0.9 million at December 31, 2009 and 2008, respectively.

        Income Taxes—Deferred income taxes are determined in accordance with ASC 740, Income Taxes ("ASC 740"), and arise from temporary differences between the tax basis and book basis of assets and liabilities. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be reversed. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. CBOE files tax returns for federal, state and local income tax purposes. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset may not be realized.

        Upon adoption of ASC 740, effective January 1, 2007, the Company changed its policy related to the accounting for income tax uncertainties. If the Company considers that a tax position is "more-likely-than-not" of being sustained upon audit, based solely on the technical merits of the position, it recognizes the tax benefit. The Company measures the tax benefit by determining the largest amount that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information. These assessments can be complex, and the Company often obtains assistance from external advisors. To the extent that the Company's estimates change or the final tax outcome of these matters is different than the amounts recorded, such differences will impact the income tax provision in the period in which such determinations are made. Uncertain tax positions are classified as current only when the Company expects to pay cash within the next twelve months. Interest and penalties, if any, are recorded within the provision for income taxes in the Company's consolidated statements of income and are classified on the consolidated balance sheets with the related liability for unrecognized tax benefits.

        See Note 10 for further discussion of the Company's income taxes and the adoption of ASC 740.

        Employee Benefit Plans—ASC 715, Compensation—Retirement Benefits ("ASC 715"), requires that the funded status of a defined benefit postretirement plan be recognized in the Consolidated Balance Sheet and changes in that funded status be recognized in the year of change in other comprehensive income (loss). ASC 715 also requires that plan assets and obligations be measured at year end. CBOE recognizes future changes in actuarial gains and losses and prior service costs in the year in which the changes occur through accumulated other comprehensive loss.

        Insurance Proceeds—Insurance proceeds for reimbursement of costs incurred as a result of legal proceedings pursuant to the Company's director and officer insurance policies are recorded upon receipt and are a reduction of outside services in the statements of operations.

        Evaluation of Subsequent Events—For the period ended December 31, 2009, management has evaluated all subsequent events through the issuance of financial statements.

        Commitments and Contingencies—Litigation—The Company accounts for contingencies in accordance with ASC 450, Contingencies, which requires the Company to accrue loss contingencies when the loss is both probable and estimable. All legal costs incurred in connection with loss contingencies are expensed as service is provided.

        Recent Accounting Pronouncements—In June 2009, the FASB issued ASC 810, Consolidations ("ASC 810"), which alters how a company determines when an entity that is insufficiently capitalized or not controlled through voting should be consolidated. A company has to determine whether it should provide consolidated reporting of an entity based upon the entity's purpose and design and the parent company's ability to direct the entity's actions. ASC 810 is effective for a company's first fiscal year beginning after November 15, 2009 or January 1, 2010 for companies reporting on a calendar-year basis. The adoption of ASC 810 is not expected to have an impact on CBOE's financial position or results of operations.

2. SETTLEMENT AGREEMENT

        On August 23, 2006, CBOE and its directors were sued in the Court of Chancery of the State of Delaware (the "Delaware Court") by the Board of Trade of the City of Chicago, Inc. ("CBOT"), CBOT Holdings Inc., the parent corporation of CBOT ("CBOT Holdings"), and two members of the CBOT who purported to represent a class of individuals ("Exercise Member Claimants") who claimed that they were, or had the right to become, members of CBOE pursuant to the Exercise Right (See Note 13). "Exercise Right" refers to the grant under Paragraph (b) of Article Fifth of the CBOE's Certificate of Incorporation ("Article Fifth(b)") to members of CBOT of the right to be members of CBOE without having to acquire a separate CBOE membership. We refer to this lawsuit as the "Delaware Action."

        In the Delaware Action the plaintiffs sought a judicial declaration that Exercise Member Claimants were entitled to receive the same consideration in any proposed restructuring transaction involving CBOE as all other CBOE members, and the plaintiffs also sought an injunction to bar CBOE and CBOE's directors from issuing any stock to CBOE members as part of a proposed restructuring transaction, unless the Exercise Member Claimants received the same stock and other consideration as other CBOE members.

        On August 20, 2008, CBOE entered into a Stipulation of Settlement (the "Settlement Agreement") with the plaintiffs pursuant to which the plaintiffs agreed to dismiss the Delaware Action, with prejudice, in exchange for the settlement consideration. The Settlement Agreement was preliminarily approved by the Delaware Court on August 22, 2008. The Settlement Agreement was approved by CBOE members on September 17, 2008. On June 3, 2009, the Delaware Court entered an order approving the Settlement Agreement, while reserving ruling on whether certain objectors were eligible to participate in that settlement. After subsequently ruling on those objections, the Delaware Court, on July 29, 2009, entered an order of approval and final judgment approving the Settlement Agreement, resolving all open issues about the settlement and dismissing the Delaware Action. While several appeals from the order of approval were filed, on November 30, 2009, CBOE reached a settlement with the appealing parties under which CBOE agreed to pay approximately $4.2 million. Separately, CME Group Inc. agreed to pay $2.1 million to CBOE in connection with CBOE's payments to the settling appellants. An expense of $2.1 million, representing the aggregate appellate settlement expense of $4.2 million reduced by $2.1 million due from CME Group, is included in the Exercise Right appeal settlement in the Consolidated Statement of Income for the year ended December 31, 2009. The $2.1 million due from CME Group is included in other receivable in the Consolidated

Balance Sheet at December 31, 2009. On December 2, 2009, the Delaware Supreme Court approved the dismissal of all appeals, and as a result, the Delaware Court's order of approval and final judgment is final and is no longer subject to appeal.

        The Settlement Agreement approved by the Delaware Court includes a non-opt out settlement class, which means that anyone in the settlement class is bound by the Settlement Agreement and does not have the right to pursue separate claims against CBOE. The settlement class consists of two groups: Group A and Group B. Group A is defined as all persons who, prior to August 22, 2008, simultaneously owned or possessed at least one CBOT B-1 membership, at least one Exercise Right Privilege ("ERP") and at least 27,338 shares of CBOT stock or, after the CME acquisition of CBOT, 10,251.75 shares of CME Group stock (collectively, a "Group A Package"). Group B is defined as all persons who owned an ERP as of 5:00 p.m., central time, on October 14, 2008 (excluding Exercise Right Privileges that were used as components of Group A Packages and their transferees and assigns). In order to receive consideration under the Settlement Agreement, the members of Group A and Group B must have met certain other eligibility and procedural criteria contained in the Settlement Agreement and have been approved by the Delaware Court.

        As a final resolution of the claimed ownership interests in CBOE, qualifying members of the settlement class receive a share of the $300 million cash pool that will be paid upon the earlier of the completion of CBOE's restructuring transaction or one year after the order approving the Settlement Agreement became final. Group A members receive $235,327 for each approved Group A Package. Group B members receive $250,000 for each approved Group B Package. In addition, on the completion of the restructuring transaction, the approved members of Group A will collectively receive an equity interest that is equal to 21.9% of the total equity interest issued to the CBOE Seat owners in the conversion of the CBOE Seats in the CBOE restructuring transaction. "CBOE Seat" refers to a regular membership that was made available by the CBOE in accordance with its Rules and which was acquired by a CBOE member.

        Based on the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement, CBOE, in December 2009, recorded a $300 million current liability in settlements payable and a $300 million reduction in retained earnings in the Consolidated Balance Sheet for the year ended December 31, 2009. CBOE considers the payment to be a redemption of claimed ownership interests of CBOE, and thus, the liability for the payment is accounted for as an equity transaction. The $300 million represents the cash payment required to be made by CBOE under the Settlement Agreement.

3. INVESTMENT IN AFFILIATES

        At December 31, 2009 and 2008, the investment in affiliates was comprised of the following (in thousands):

	2009	2008

Investment in OCC	$333	$333
Investment in OneChicago	2,297	3,196
Investment in NSX	460	2,170

Investment in Affiliates	$3,090	$5,699

        OneChicago is a joint venture created to trade single stock futures. OneChicago is a for-profit entity with its own management and board of directors, and is separately organized as a regulated exchange. CBOE made no capital contributions to OneChicago for the 2009, 2008 or 2007 fiscal years. CBOE had a receivable due from OneChicago of $0.4 million and $1.1 million at December 31, 2009 and 2008, respectively.

        On March 18, 2009, CBOE exercised its last put right under the Termination of Rights Agreement with NSX. CBOE surrendered 19,656 shares of Class B common stock resulting in a payment to CBOE of $1.5 million. CBOE no longer owns any Class B common shares in NSX but continues to own 8,424 Class A common shares in NSX. In December 2009, CBOE recorded an impairment of its investment in NSX totaling $0.2 million.

        CBSX trading operations began on March 5, 2007. CBOE holds four of nine seats on the CBSX Board of Directors. CBOE received a 50% share in CBSX in return for non-cash property contributions representing a license to use the CBOEdirect trading engine, a license to use the name CBOE Stock Exchange, LLC and acronym CBSX in connection with the conduct of CBSX business, and a license to use the business plan and operations manual for the conduct of CBSX business, as developed by CBOE, for the term of the company. Since CBOE's investment in CBSX was mainly non-cash assets, CBOE's investment reflected CBOE's share of organizational costs totaling $0.2 million. CBOE's equity in CBSX's loss, incurred in 2007, was recognized in the investment balance until the balance reached zero. As a result, the equity method was suspended during 2007.

        CBOE II invested $3.8 million in HedgeStreet, Inc. during 2006. On December 6, 2007, HedgeStreet, Inc. completed a merger resulting in the transfer of all company assets and operations to IG Group. CBOE II received a total of $0.3 million from the sale of CBOE II's equity investment to IG Group and recognized a loss of $3.6 million in 2007. CBOE II has since been dissolved.

4. RELATED PARTIES

        CBOE collected transaction and other fees of $447.7 million, $493.2 million and $401.1 million in the years ended December 31, 2009, 2008 and 2007, respectively, by drawing on accounts of CBOE's members held at OCC. The amounts collected included $126.2 million, $131.9 million and $125.0 million, respectively, of marketing fees during the years ended December 31, 2009, 2008 and 2007. CBOE had a receivable due from OCC of $32.1 million and $28.3 million at December 31, 2009 and 2008, respectively.

        OPRA is a limited liability company consisting of representatives of the member exchanges and is authorized by the SEC to provide consolidated options information. This information is provided by the exchanges and is sold to outside news services and customers. OPRA's operating income is distributed among the exchanges based on their relative volume of total transactions. Operating income distributed to CBOE was $19.1 million, $20.0 million and $18.9 million during the years ended December 31, 2009, 2008 and 2007, respectively. CBOE had a receivable from OPRA of $4.8 million and $5.2 million at December 31, 2009 and 2008, respectively.

        CBOE incurred re-billable expenses on behalf of CBSX for expenses such as employee costs, computer equipment and software of $3.9 million, $2.3 million and $2.6 million during the years ended December 31, 2009, 2008 and 2007, respectively. These amounts are included as a reduction of the underlying expenses. CBOE had a receivable from CBSX of $0.2 million and $0.1 million at December 31, 2009 and 2008, respectively.

        CBOE incurred immaterial administrative expenses for its affiliate, the Chicago Board Options Exchange Political Action Committee (the "Committee"), during the years ended December 31, 2009, 2008 and 2007. The Committee is organized under the Federal Election Campaign Act as a voluntary, not-for-profit, unincorporated political association. The Committee is empowered to solicit and accept voluntary contributions from members and employees of CBOE and to contribute funds to the election campaigns of candidates for federal offices.

        Options Regulatory Surveillance Authority ("ORSA") is responsible for conducting insider trading investigations related to options on behalf of all options exchanges. In June 2006, the SEC approved a plan entered into by the options exchanges and CBOE was chosen as the Regulatory Services Provider. CBOE incurred re-billable expenses on behalf of ORSA for expenses such as employee costs, occupancy and operating systems of $1.8 million, $1.8 million and $1.5 million, during the years ended December 31, 2009, 2008 and 2007, respectively. These amounts are included as a reduction of the underlying expenses. CBOE had a receivable due from ORSA of $0.5 million at December 31, 2009 and 2008.

5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

        At December 31, 2009 and 2008, accounts payable and accrued liabilities consisted of the following (in thousands):

	2009	2008

Compensation and benefit-related liabilities	$16,008	$18,227

Royalties	8,386	8,560

Data processing related liabilities	2,887	7,736

Linkage	2,211	—

Other	13,466	20,614

Total	$42,958	$55,137

6. MARKETING FEE

        CBOE facilitates the collection and payment of marketing fees assessed on certain trades taking place at CBOE. Funds resulting from the marketing fees are made available to Designated Primary Market Makers and Preferred Market Makers as an economic inducement to route orders to CBOE. Pursuant to ASC 605-45, Revenue Recognition—Principal Agent Considerations, the Company reflects the assessments and payments on a net basis, with no impact on revenues or expenses.

        As of December 31, 2009 and 2008, amounts assessed by CBOE on behalf of others included in current assets totaled $9.0 million and $7.9 million, respectively, and payments due to others included in current liabilities totaled $9.8 million and $9.3 million, respectively.

7. DEFERRED REVENUE

        Through a rule interpretation that became operative when CME Holdings completed its acquisition of CBOT before final SEC action on CBOE rule filing SR-CBOE-2006-106 (SR-CBOE-2006-106 was approved by the SEC on January 15, 2008), CBOE temporarily extended the membership status of persons who were CBOE members pursuant to the Exercise Right at specified times just before that acquisition. Initially, the monthly access fee was based on recent CBOT lease rates and became effective September 1, 2007. Beginning in February 2008, the monthly access fee was based on recent CBOE lease rates rather than CBOT lease rates. The monthly access fee revenue was deferred and the funds were held in an interest-bearing escrow account maintained by CBOE, pending the final outcome of legal matters.

        On December 2, 2009, the Delaware Supreme Court approved the dismissal of all appeals to the Delaware Action, and as a result, the Delaware Court's order of approval and final judgment is final and is no longer subject to appeal (See Note 2). The resolution of the Delaware Action pursuant to the Settlement Agreement in 2009 resulted in CBOE recognizing as revenue the fees assessed to temporary members not subject to the fee-based payments under the Settlement Agreement. The recognition of fees not subject to the fee-based payments is reflected in the decrease in deferred revenue from the year ended December 31, 2008.

        The following tables summarize the activity in deferred revenue for the years ended December 31, 2009 and 2008.

(in thousands)	Balance at December 31, 2008	Cash Additions	Revenue Recognition	Reclassification to Settlements Payable (1)	Balance at December 31, 2009

Deferred access revenue	$24,086	$14,215	$(38,301)	$—	$—

Access fees subject to fee-based payment	1,670	1,018	—	(2,688)	—

Deferred interest income earned on escrow	401	98	(499)	—	—

Liquidity provider sliding scale	—	40,384	(40,384)	—	—

Other, net	222	—	(15)	—	207

Total deferred revenue	$26,379	$55,715	$(79,199)	$(2,688)	$207

(in thousands)	Balance at December 31, 2007	Cash Additions	Revenue Recognition	Reclassification to Accounts Payable and Accrued Expenses	Balance at December 31, 2008

Deferred access revenue	$3,929	$20,157	$—	$—	$24,086

Access fees subject to fee-based payment	282	1,388	—	—	1,670

Deferred interest income earned on escrow	38	363	—	—	401

Liquidity provider sliding scale	—	36,100	(35,447)	(653)	—

Advance payment of regulatory fees	4,403	—	(4,403)	—	—

Other, net	362	—	(140)	—	222

Total deferred revenue	$9,014	$58,008	$(39,990)	$(653)	$26,379

(1)
See Note 8.

        During 2007, a liquidity provider transaction fee sliding scale was implemented, which replaced a fixed fee transaction fee program. Liquidity providers were required to prepay an entire year of transaction fees for the first two levels of the sliding scale in order to be eligible to participate in reduced fees assessed to contract volume above 1.4 million per month (1.2 million and 1.0 million per month for 2008 and 2007, respectively). In 2007, $0.6 million was reclassified to accounts payable and accrued expenses due to a liquidity provider filing for bankruptcy. The prepayment of the 2009 and 2008 transaction fees totaled $40.4 million and $36.1 million, respectively. These amounts are amortized and recorded as transaction fees over the respective year.

        Prior to 2009, regulatory fees were collected in advance and amortized over the period in which regulatory services were rendered. Effective January 2009, CBOE replaced its registered representative regulatory fee with an options regulatory transaction fee, which is collected monthly.

8. SETTLEMENTS PAYABLE

        The following table summarizes the remaining cash liabilities resulting from the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement and the settlement with the appellants as of December 31, 2009 (See Note 2) (in thousands):

Balance at December 31, 2009

Exercise Right privilege payable	$300,000

Settlement with appellants	3,000

Access fees subject to fee-based payments	2,688

Total settlements payable	$305,688

The cash payments will be made based upon agreed terms or at the earlier of the completion of CBOE's restructuring transaction or one year after the order approving the Settlement Agreement became final.

9. EMPLOYEE BENEFITS

        Employees are eligible to participate in the Chicago Board Options Exchange SMART Plan ("SMART Plan"). The SMART Plan is a defined contribution plan, which is qualified under Internal Revenue Code Section 401(k). CBOE contributed $3.5 million, $4.1 million, $4.3 million to the SMART Plan for each of the years ended December 31, 2009, 2008 and 2007, respectively.

        Eligible employees may participate in the Supplemental Employee Retirement Plan ("SERP"), and Deferred Compensation Plan. The SERP and Deferred Compensation Plan are defined contribution plans that are nonqualified by Internal Revenue Code regulations. CBOE contributed $1.8 million, $1.9 million and $2.2 million to the SERP for the years ended December 31, 2009, 2008 and 2007, respectively.

        CBOE also has a Voluntary Employees' Beneficiary Association ("VEBA"). The VEBA is a trust, qualifying under Internal Revenue Code Section 501(c)(9), created to provide certain medical, dental, severance and short-term disability benefits to employees of CBOE. Contributions to the trust are based on reserve levels established by Section 419(a) of the Internal Revenue Code. CBOE contributed $5.6 million, $5.1 million and $5.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

        CBOE has a postretirement medical plan for certain current and former members of senior management. CBOE recorded immaterial postretirement benefits expense for the years ended December 31, 2009 and 2008, resulting from the amortization of accumulated actuarial expense included in accumulated other comprehensive loss at December 31, 2009 and 2008.

10. INCOME TAXES

        A reconciliation of the statutory federal income tax rate to the effective income tax rate for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007

Statutory federal income tax rate	35.0%	35.0%	35.0%
State income tax rate, net of federal income tax effect	4.4	4.0	4.8
Other permanent differences, net	0.5	1.4	0.8

Effective income tax rate	39.9%	40.4%	40.6%

        The components of income tax expense for the years ended December 31, 2009, 2008 and 2007 are as follows (in thousands):

	2009	2008	2007

Current:
Federal	$57,660	$63,296	$47,192
State	11,751	15,029	10,532

Total current	69,411	78,325	57,724

Deferred:
Federal	1,862	(205)	(828)
State	(495)	(1)	(113)

Total deferred	1,367	(206)	(941)

Total	$70,778	$78,119	$56,783

        At December 31, 2009 and 2008, the net deferred income tax liability approximated (in thousands):

	December 31, 2009	December 31, 2008

Deferred tax assets	$12,539	$11,943
Deferred tax liabilities	(33,115)	(31,123)

Net deferred income tax liability	$(20,576)	$(19,180)

        The tax effect of temporary differences giving rise to significant portions of deferred tax assets and liabilities at December 31, 2009 and 2008 are presented below (in thousands):

	2009	2008

Deferred tax assets:
Intangibles	$1,811	$2,491
Accrued compensation and benefits	4,071	4,210
Capital loss carry forward	295	1,438
Investment in affiliates	4,473	2,435
Other	1,889	1,369

Total deferred tax assets	12,539	11,943

Deferred tax liabilities:
Property, equipment and technology, net	(30,124)	(27,317)
Investment in affiliates	(1,799)	(2,409)
Prepaid	(514)	(613)
VEBA	(667)	(773)
Other	(11)	(11)

Total deferred tax liabilities	(33,115)	(31,123)

Net deferred tax liabilities	$(20,576)	$(19,180)

        The net deferred tax liabilities are classified as long-term liabilities in the Consolidated Balance Sheets at December 31, 2009 and 2008.

        CBOE adopted the provisions of ASC 740 on January 1, 2007. The adoption ASC 740 in 2007 did not have a significant impact to CBOE.

        A reconciliation of the beginning and ending unrecognized tax benefits, including interest and penalties, is as follows (in thousands):

	2009	2008

Balance as of January 1	$3,055	$—
Gross increases on tax positions in prior period	495	342
Gross decreases on tax positions in prior period	(1,808)	—
Gross increases on tax positions in current period	1,092	2,713
Lapse of statue of limitations	(19)	—

Balance as of December 31	$2,815	$3,055

        As of December 31, 2009, CBOE had gross unrecognized tax benefits of $2.3 million. The recognition of the $2.3 million of unrealized tax benefits would reduce the effective income tax rate if recognized in the future. Interest and penalties related to uncertain tax positions totaled $0.5 million as of December 31, 2009.

        The total amount of unrecognized tax benefits relating to the Company's tax positions is subject to change based on future events including, but not limited to, the settlements of ongoing audits and/or the expiration of applicable statues of limitations. Although the outcomes and timing of such events are highly uncertain, it is reasonably possible that the balance of gross unrecognized tax benefits, including interest and penalties, could potentially be reduced by approximately $0.1 million during the next twelve months.

        CBOE is subject to U.S. federal and Illinois, New Jersey and New York state income taxes, as well as other local jurisdictions, but is not currently the subject of any examinations. CBOE's tax returns have been examined by the Internal Revenue Service through the fiscal year ended June 30, 2002 and the Illinois Department of Revenue through December 31, 2005. For New Jersey and New York the open years are 2006 and forward.

11. SENIOR REVOLVING CREDIT FACILITY

        On December 23, 2008, CBOE entered into a senior revolving credit facility with three financial institutions. The credit agreement is a three-year revolving credit facility of up to $150 million and expires on December 23, 2011. Borrowing under the facility became available upon the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement (See Note 2). As part of the Settlement Agreement, CBOE is required to pay qualifying class members $300 million in cash at the earlier of the completion of CBOE's restructuring transaction or one year after the order approving the Settlement Agreement became final. CBOE secured this line of credit to ensure that it had adequate funds available to meet this obligation. The proceeds can also be used for general corporate purposes. The company may, at its option, so long as no default is continuing, increase the facility an additional $100 million up to $250 million with the consent of the participating financial institutions. As of December 31, 2009 and 2008, there were no borrowings against the credit facility.

        Under the terms of the senior revolving credit facility, there are two financial covenants with which CBOE must comply. The consolidated leverage ratio at any time during any period of four fiscal quarters must not be greater than 1.5 to 1.0 and the consolidated interest coverage ratio as of the end of any fiscal quarter must not be less than 5.0 to 1.0. CBOE is in compliance with all covenants as of December 31, 2009.

        CBOE pays a commitment fee on the unused portion of the facility. The commitment fee rate was 0.375% for the year ended December 31, 2009. The commitment fee and interest rate have two pricing levels based on the company's consolidated leverage ratio. At its option, CBOE may borrow under the facility at either (1) LIBOR plus an applicable margin of 1.5% or 2.0% as determined in accordance with a leverage-based threshold or (2) a base rate, defined as the highest of (a) the Bank of America prime rate, (b) the federal funds rate plus 0.50% or (c) the one-month LIBOR rate plus 0.50%, plus the applicable margin rate. In accordance with the leverage-based threshold, the commitment fee increases to 0.50% if CBOE's consolidated leverage ratio exceeds 1.0.

12. FAIR VALUE MEASUREMENTS

        Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the Company's own credit risk.

        The three-level hierarchy of fair value measurements is based on whether the inputs to those measurements are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. The fair-value hierarchy requires the use of observable market data when available and consists of the following levels:

  •
  Level 1—Unadjusted inputs based on quoted markets for identical assets or liabilities.

  •
  Level 2—Observable inputs, either direct or indirect, not including Level 1, corroborated by market data or based upon quoted prices in non-active markets.

  •
  Level 3—Unobservable inputs which reflect management's best assumptions of what market participants would use in valuing the asset or liability.

        All of the Company's financial assets that are measured at fair value on a recurring basis are measured using Level 1 inputs. The Company has not included a tabular disclosure as the Company's only financial assets that are measured at fair value on a recurring basis in the consolidated balance sheet as of December 31, 2009 are money market funds comprising approximately $382.4 million of the cash and cash equivalents balance. The Company holds no financial liabilities that are measured at fair value on a recurring basis.

        On January 1, 2008, the Company adopted ASC Subtopic 825-10 but did not elect the fair value option.

13. COMMITMENTS AND CONTINGENCIES

        CBOE was or is currently a party to the following legal proceedings:

  Litigation with Respect to the Restructuring Transaction

        On August 23, 2006, the Delaware Action was filed. Plaintiffs sought a judicial declaration that an Exercise Member Claimant was entitled to receive the same consideration in the CBOE's restructuring transaction as a CBOE Seat owner, and plaintiffs also sought an injunction to bar CBOE and CBOE's directors from issuing any stock to CBOE Seat owners as part of the restructuring transaction, unless class members each received the same stock and other consideration as a CBOE Seat owner.

        On October 17, 2006, CBOT Holdings and Chicago Mercantile Exchange Holdings, Inc. ("CME Holdings") announced that CME Holdings would acquire the CBOT through a merger of CBOT Holdings into CME Holdings (the "CME/CBOT Transaction"). In response to that announcement, the CBOE determined that the proper interpretation of Article Fifth(b) was that, upon the closing of the CME/CBOT Transaction, no one would qualify as a CBOT "member" for purposes of Article Fifth(b) and therefore no one would be eligible to become or remain an exercise member of the CBOE. The CBOE submitted a rule filing on this interpretation (the "Eligibility Rule Filing"), for review and approval by the SEC on December 12, 2006, as required because of the CBOE's status as a national securities exchange, and CBOE amended that submission on January 16, 2007.

        On January 4, 2007, plaintiffs filed an amended complaint that challenged the CBOE's interpretation of Article Fifth(b) contained in the Eligibility Rule Filing. On January 11, 2007, plaintiffs filed a motion for partial summary judgment on their claims. On January 16, 2007, the CBOE and the director defendants moved to dismiss the amended complaint to the extent it challenged the CBOE's interpretation of Article Fifth(b), on the ground that the SEC's jurisdiction to consider such interpretations preempts any state law challenge to that interpretation.

        On February 22, 2007, CBOE and the other director defendants filed a brief in support of their motion to dismiss (on the ground of federal preemption) any complaint about CBOE's Eligibility Rule Filing and to stay consideration of any other issues in the complaint. On May 30, 2007, the Delaware Court heard argument on defendants' motion to dismiss and plaintiffs' motion for partial summary judgment.

        On July 20, 2007, CBOT and the other plaintiffs filed a motion requesting that the Delaware Court enter a temporary restraining order prohibiting CBOE from implementing or enforcing the CBOE's interpretation of CBOE Rule 3.19, which provided that persons who were exercise members in good standing before the consummation of the CME/CBOT Transaction would temporarily retain their CBOE membership status until the SEC ruled on the Eligibility Rule Filing (the "Interim Access Interpretation"). The Interim Access Interpretation went into effect upon its filing on July 2, 2007. On August 3, 2007, the Delaware Court denied the plaintiffs' motion for a temporary restraining order prohibiting CBOE from implementing or enforcing the Interim Access Interpretation.

        On August 3, 2007, in response to defendants' motion to dismiss or for a stay, the Delaware Court stayed further litigation until the SEC took action on CBOE's Eligibility Rule Filing. The Delaware Court retained jurisdiction over any contract and property claims, and over any "economic rights," that might remain at issue after the SEC's decision.

        On August 23, 2007, following the Delaware Court's denial of the request for injunctive relief with respect to the Interim Access Interpretation, plaintiffs filed a comment letter with the SEC requesting that the SEC abrogate that rule interpretation. CBOE opposed this request. The 60-day abrogation period set forth in Section 19 of the Exchange Act expired on August 31, 2007 without the SEC taking any action to abrogate. As a result, the Interim Access Interpretation remained in effect pending the SEC decision on the Eligibility Rule Filing.

        On September 10, 2007, CBOE filed another interpretation of CBOE Rule 3.19 (the "Continued Membership Interpretation"), which was effective on filing, although it was to become operational only upon the SEC's approval of the Eligibility Rule Filing. Under that interpretation, the temporary membership status of persons whose membership status had been extended under the Interim Access Interpretation would continue in effect after the SEC's approval of the Eligibility Rule Filing. CBOT and others requested that the SEC abrogate the Continued Membership Interpretation, but the 60-day abrogation period set forth in Section 19 of the Exchange Act expired without the SEC taking any action to abrogate. As a result, the Continued Membership Interpretation remained in effect.

        On October 2, 2007, CBOT and the other plaintiffs filed a motion requesting that the Delaware Court lift the stay to allow them to file a third amended complaint and to begin discovery. CBOE filed its opposition to that motion on October 5, 2007. On October 10, 2007, the Delaware Court denied plaintiffs' motion to lift the stay because it found that the future course of the litigation, if any, would likely be influenced in significant part by the action taken by the SEC on the Eligibility Rule Filing.

        On January 15, 2008, the SEC issued an order approving the Eligibility Rule Filing. The SEC recognized that "the actions of the CBOT necessitated CBOE's interpretation of Article Fifth(b) to clarify whether the substantive rights of a former CBOT member would continue to qualify that person as a 'member of [the CBOT]' pursuant to Article Fifth(b) in response to changes in the ownership of the CBOT."

        Plaintiffs filed a third amended complaint on February 6, 2008. Plaintiffs' essential claims remained the same, although plaintiffs alleged in their new complaint that the adoption of the Interim Access Interpretation damaged so-called CBOT full members in their capacity as owners and lessors of such memberships and that CBOE's board of directors was dominated by interested directors when it approved the Eligibility Rule Filing, the Interim Access Interpretation and the Continued Membership Interpretation. On February 7, 2008, CBOE moved for summary judgment in its favor on all counts, based principally on the SEC's approval of the Eligibility Rule Filing. CBOE and the other defendants filed their answer to plaintiffs' third amended complaint on March 11, 2008.

        On March 14, 2008, CBOT and two CBOT members appealed to the United States Court of Appeals for the District of Columbia from the SEC order that approved the Eligibility Rule Filing, and CBOE was granted leave to intervene in that appeal. The Court of Appeals subsequently ruled that further proceedings in that appeal would be held in abeyance pending either the resolution of the issues pending in the Delaware Court or the consummation of the Settlement Agreement.

        On March 19, 2008, plaintiffs submitted a renewed motion for partial summary judgment to the Delaware Court. Plaintiffs requested a declaratory judgment that the CME/CBOT Transaction did not extinguish the Exercise Right eligibility of "Eligible CBOT Full Members" and that "Eligible CBOT Full Members" are entitled to receive the same consideration that would be provided to owners of CBOE Seats in connection with any CBOE restructuring transaction.

        On April 21, 2008, CBOE and the other defendants filed an amended motion for partial summary judgment that excluded plaintiffs' state law claims related to the Interim Access Interpretation and the Continued Membership Interpretation. Among other grounds, CBOE's amended motion argued that, pursuant to the doctrine of federal preemption, the SEC's approval order eliminated the foundation of the state law claims asserted by plaintiffs regarding the Eligibility Rule Filing. Briefing on the cross motions for summary judgment was completed on May 12, 2008, and argument was scheduled on those motions for June 4, 2008.

        On June 2, 2008, two days before the Delaware Court was to hear argument on the cross-motions for summary judgment, the parties entered into an agreement in principle to settle both the Delaware Action and the appeal from the SEC order pending in the Federal Court of Appeals. On August 20, 2008, the parties entered into the Settlement Agreement, and that agreement was preliminarily approved by the Delaware Court on August 22, 2008.

        A number of individuals and entities filed a series of objections to the terms of the Settlement Agreement, and some amendments to the Settlement Agreement were made to address those objections. The objections primarily raised issues concerning (1) the definition of the settlement class, (2) the criteria that must have been satisfied in order for a class member to become a "participating" settlement class member and thereby receive a share of the settlement consideration, (3) the determination by class representatives and class counsel that particular persons did not satisfy those criteria and (4) the conduct of the class representatives and class counsel when they negotiated the Settlement Agreement.

        On December 16, 2008, the Delaware Court conducted a lengthy hearing to consider whether to approve the Settlement Agreement and to consider the objections to that settlement.

        On June 3, 2009, the Delaware Court entered an order approving the Settlement Agreement, while reserving ruling on whether certain objectors were eligible to participate in that settlement. After subsequently ruling on those objections, the Delaware Court, on July 29, 2009, entered an order of approval and final judgment approving the Settlement Agreement, resolving all open issues about the settlement and dismissing the Delaware Action. Five appeals from the order of approval and final judgment (brought on behalf of eight appellants) were filed with the Delaware Supreme Court. In addition to the appeals, one individual filed a post-judgment motion with the Delaware Court arguing that he should be classified as a Group A class member, and that motion was granted.

        On November 30, 2009, the CBOE entered into a settlement of all of the appeals from the Delaware Court's order of approval and final judgment approving the Settlement Agreement. Pursuant to that appellate settlement, a stipulation to dismiss all of the appeals was filed on November 30, 2009, and all other parties to the appeals consented to that stipulation. On December 2, 2009, the Delaware Supreme Court entered an order dismissing the appeals. Following the Delaware Supreme Court's order, the Delaware Court's July 29, 2009 order of approval and final judgment became final, and it is no longer subject to appeal.

        On December 4, 2009, CBOT and the two CBOT members that appealed to the United States Court of Appeals for the District of Columbia from the SEC order that approved the Eligibility Rule Filing voluntarily dismissed their appeal. As a result, the SEC's January 15, 2008 order approving the Eligibility Rule Filing is no longer subject to appeal.

  Last Atlantis Litigation

        On November 7, 2005, an amended and consolidated complaint (the "Consolidated Complaint") was filed on behalf of Last Atlantis Capital LLC, Lola L.L.C., Lulu L.L.C., Goodbuddy Society L.L.C., Friendly Trading L.L.C., Speed Trading, LLC, Bryan Rule, Brad Martin and River North Investors LLC in the U.S. District Court for the Northern District of Illinois against the CBOE, three other options exchanges and 35 market maker defendant groups (the "Specialist Defendants"). The Consolidated Complaint combined complaints that had been filed by Bryan Rule and Brad Martin with an amendment of a previously dismissed complaint (the "Original Complaint") that originally had been brought by a number of the other plaintiffs. The Consolidated Complaint raised claims for securities fraud, breach of contract, common law fraud, breach of fiduciary duty, violations of the Illinois Consumer Fraud and Deceptive Trade Practices Act and tortious interference with plaintiffs' business and contracts. The previously dismissed Original Complaint also had brought claims under the antitrust laws, and the dismissal of those claims against CBOE remains subject to appeal.

        With regard to the CBOE, the Consolidated Complaint alleged that the CBOE and the other exchange defendants knowingly allowed the Specialist Defendants to discriminate against the plaintiffs' electronic orders or facilitated such discrimination, failed adequately to investigate complaints about such alleged discrimination, allowed the Specialist Defendants to violate CBOE's Rules and the rules of the SEC, failed to discipline the Specialist Defendants, falsely represented and guaranteed that electronically entered orders would be executed immediately and knowingly or recklessly participated in, assisted and concealed a fraudulent scheme by which the defendants supposedly denied the customers the electronic executions to which they claim they were entitled. Plaintiffs sought unspecified compensatory damages, related injunctive relief, attorneys' fees and other fees and costs.

        On September 13, 2006, the Court dismissed the Consolidated Complaint in its entirety and entered judgment in favor of all defendants. On March 22, 2007, the Court denied plaintiffs' request to reconsider the dismissal of the claims against CBOE and held that the prior dismissal of those claims with prejudice would stand. The Court, however, granted plaintiffs' motion to reconsider the dismissal of the claims against the Specialist Defendants and ordered plaintiffs to file another amended complaint asserting only their claims against the Specialist Defendants.

        Since 2007, the claims against a number of Specialist Defendants have been dismissed. In January 2009, the Court dismissed the claims of plaintiffs Lulu L.L.C., Lola L.L.C., Friendly Trading L.L.C. and Goodbuddy Society L.L.C. with prejudice. The remaining plaintiffs, however, will be able to appeal the dismissal of their claims against CBOE after the Court disposes of all of the claims that remain pending against the remaining Specialist Defendants. In addition, the plaintiffs have announced their intention to seek discovery from CBOE.

  Index Options Litigation

        On November 2, 2006, the ISE and its parent company filed a lawsuit in federal court in the Southern District of New York against The McGraw-Hill Companies, Inc. ("McGraw-Hill") and Dow Jones & Co. ("Dow Jones"), the owners, respectively, of the S&P 500 Index and the DJIA, which are the basis for index options, or "SPX options" and "DJX options," respectively, that the CBOE trades pursuant to exclusive licenses from McGraw-Hill and Dow Jones. The CBOE is not a party in this lawsuit. The ISE seeks a judicial declaration that it may list and trade SPX and DJX options without a license and without regard to the CBOE's exclusive licenses to trade options on those indexes, on the ground that any state-law claims based on the unlicensed listing of SPX and DJX options allegedly would be preempted by the federal Copyright Act and because McGraw-Hill and Dow Jones supposedly cannot state an actionable copyright claim. McGraw-Hill and Dow Jones filed a motion to dismiss this action on December 22, 2006, on the ground that there is no federal jurisdiction over this dispute. This motion has not been decided. Consistent with the jurisdictional position of McGraw-Hill and Dow Jones, those parties joined with the CBOE to file a state court action in the Circuit Court of Cook County, Illinois on November 15, 2006 against the ISE and OCC (the "Illinois action"). In the Illinois action, the CBOE and the other plaintiffs seek a judicial declaration that the ISE may not list, or offer trading of, SPX or DJX options because of both the proprietary rights of McGraw-Hill and Dow Jones in the underlying indexes and the CBOE's exclusive license rights to trade such options. The Illinois action alleges that the ISE's threatened action would misappropriate the proprietary interests of McGraw-Hill and Dow Jones and the exclusive license rights of the CBOE, would interfere with the CBOE's prospective business relationships with its member firms and customers and would constitute unfair competition. On December 12, 2006, the ISE removed the Illinois action to federal court in the Northern District of Illinois. On December 15, 2006, the CBOE and the other plaintiffs in the Illinois action moved to remand the matter to the Illinois state court on the ground that there is no federal jurisdiction over the claims. The federal court granted the motion to remand the Illinois action to state court, where it is now pending. The ISE moved to dismiss or stay the Illinois action on the alternative grounds of inconvenient forum and the prior-pending suit it filed in New York. The CBOE and the other plaintiffs opposed the ISE's motion and on May 15, 2007, the Illinois circuit court denied ISE's motion to dismiss or stay. The ISE appealed the denial of its request for a stay, and the Illinois appellate court denied the ISE's motion for leave to appeal the denial of the ISE's motion to dismiss on the basis that the Illinois court is an inconvenient forum. The federal court in the Southern District of New York granted a motion by Dow Jones and McGraw-Hill to stay the New York action pending resolution of the Illinois action. The ISE appealed the federal court's stay of the New York action it initiated.

        On June 2, 2008, the Illinois appellate court affirmed the Illinois circuit court's decision denying ISE's motion to dismiss or stay, which was based on ISE's argument that the case should be decided in a prior-pending lawsuit by ISE in New York federal court. ISE's New York federal lawsuit remains stayed. The federal appellate court in New York affirmed the district court's stay on January 8, 2009, after hearing oral arguments on January 5.

        On March 23, 2009, based on an allegation of copyright preemption, ISE filed a motion to dismiss the complaint of CBOE and its co-plaintiffs. On April 14, 2009, the Illinois trial court denied ISE's motion to dismiss. On May 1, 2009, ISE filed a motion in the Illinois Supreme Court for leave to file a writ of prohibition, or alternatively, for a supervisory order directing the Illinois trial court to dismiss the action for an alleged lack of subject matter jurisdiction. CBOE and the other plaintiffs filed an objection in response on May 8, 2009. On June 15, 2009, the Illinois Supreme Court denied ISE's motion.

        Expert discovery concluded on February 12, 2010. On February 26, 2010, both plaintiffs and ISE parties filed cross-motions for summary judgment, seeking a ruling in their favor as a matter of law. Briefing on these motions is scheduled to be completed by April 16, 2010. Oral arguments on the motions are scheduled for May 7, 2010.

  Patent Litigation

        On November 22, 2006, the ISE filed an action in federal court in the Southern District of New York claiming that CBOE's hybrid trading system infringes ISE's U.S. Patent No. 6,618,707 ("the '707 patent") directed towards an automated exchange for trading derivative securities. On January 31, 2007, the CBOE filed an action in federal court in the Northern District of Illinois ("the Chicago action") seeking a declaratory judgment that the ISE patent that is the subject of the action in New York, and two other patents that the ISE had raised in communications with the CBOE, are either not infringed and/or not valid and/or not enforceable against the CBOE.

        On February 5, 2007, the CBOE filed a motion to transfer the matter pending in the Southern District of New York to federal court in the Northern District of Illinois. On May 24, 2007, the magistrate judge for the Southern District of New York recommended that the motion to transfer be granted, and the case was transferred on August 9, 2007 after the district court adopted the magistrate judge's recommendation. On October 16, 2007, CBOE and ISE entered into a stipulated order for the dismissal of any patent infringement claims that ISE may have against CBOE for patent infringement of U.S. Patents Nos. 6,377,940 and/or 6,405,180. ISE has also executed a covenant not to sue CBOE in relation to U.S. Patents Nos. 6,377,940 and 6,405,180. Fact discovery is now closed.

        On May 11, 2007 CBOE filed an Amended Complaint in the Chicago action, alleging that in addition to the defenses of non-infringement and invalidity, the '707 patent was unenforceable by reason of inequitable conduct.

        CBOE advised the Court that it was not pursuing the inequitable conduct claim pleaded in its May 2007 Amended Complaint. Nevertheless, CBOE twice sought to amend its complaint to add allegations of inequitable conduct based on additional facts uncovered during discovery. These motions were denied by the Court on December 22, 2009 and January 27, 2010. In the Court's January 27th decision, the Court dismissed CBOE's May 2007 inequitable conduct claim with prejudice. The merits of the amended inequitable conduct claim have not been adjudicated by the Court.

        A pretrial hearing (known as a "Markman hearing") was conducted over several days in August 2009, during which the Court examined evidence from the parties on the appropriate meanings of relevant key words used in the patent claims asserted against the CBOE. On January 25, 2010, the judge issued a decision on a final construction of the claims of the '707 patent. This decision is favorable for CBOE's positions on noninfringement on all asserted claims and is also favorable on CBOE's positions on the invalidity of certain asserted claims of the '707 patent. ISE has filed a motion for clarification of the Court's Markman ruling that seeks to vitiate one of the Court's rulings. CBOE opposed ISE's clarification motion. The motion is presently pending.

        As the case currently stands, CBOE's claims and defenses of non-infringement, invalidity and unenforceability based on the defenses of waiver, laches, equitable estoppel, patent misuse and unclean hands related to the asserted claims of the '707 patent remain in the case. The Court has ordered a status conference for April 1, 2010.

        On July 22, 2009, Realtime Data, LLC d/b/a/ IXO ("Realtime") filed a complaint in the Eastern District of Texas (the "Texas action") claiming that CME Group Inc., BATS Trading, Inc., ISE, NASDAQ OMX Group, Inc., NYSE Euronext, Inc. and OPRA infringed four Realtime patents by using, selling or offering for sale data compression products or services allegedly covered by those patents. Although CBOE was not initially named in the Texas action, the allegations in that case created a controversy as to whether CBOE infringed one or more of the four Realtime patents. Accordingly, on July 24, 2009, CBOE filed an action against Realtime in the Northern District of Illinois ("Illinois action") seeking a declaratory judgment that the four patents are not infringed by CBOE and are not valid and/or are not enforceable against CBOE. On July 27, 2009, Realtime filed an amended complaint in the Texas action to add CBOE as a defendant. In that amended complaint, Realtime claims that CBOE, along with the exchanges listed above, directs and controls the activities of OPRA and that OPRA and CBOE, among others, use, sell, or offer for sale data compression products or services allegedly covered by the Realtime patents. The amended complaint in the Texas action seeks declaratory and injunctive relief as well as unspecified damages, attorneys' fees, costs and expenses.

        CBOE responded to the complaint filed by Realtime by filing a motion to dismiss, transfer or stay Realtime's action on the bases that CBOE's first-filed action should take precedence over the Texas action filed by Realtime and that the Eastern District of Texas lacks jurisdiction over CBOE.

        Realtime did not answer CBOE's complaint but did file a motion to dismiss CBOE's complaint claiming the Northern District of Illinois has no jurisdiction over Realtime. The Court granted Realtime's motion and the Illinois action was dismissed January 8, 2010. CBOE appealed the dismissal of the Illinois action on February 5, 2010, and the appeal is presently pending in the U.S. Court of Appeals for the Federal Circuit.

        In light of the Court's decision in the Illinois action, CBOE amended its request for alternative relief in January 2010 by joining the motion filed by all of the other defendants in the action and seeking a transfer of the Texas action to the U.S. District Court for the Southern District of New York. Meanwhile, CBOE's motion for dismissal for lack of personal jurisdiction is pending in the Texas action while Realtime obtains discovery from CBOE on that issue.

  Other

        As a self-regulatory organization under the jurisdiction of the SEC, and as a designated contract market under the jurisdiction of the Commodity Futures Trading Commission ("CFTC"), CBOE and CFE are subject to routine reviews and inspections by the SEC and the CFTC. CBOE is also currently a party to various other legal proceedings including those already mentioned. Management does not believe that the outcome of any of these reviews, inspections or other legal proceedings will have a material impact on the consolidated financial position, results of operations or cash flows of CBOE; however, litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance.

  Leases and Other Obligations

        CBOE leases facilities with lease terms remaining from 6 months to 44 months as of December 31, 2009. Total rent expense related to these lease obligations, reflected in data processing and facilities costs line items on the Consolidated Statements of Income, for the years ended December 31, 2009, 2008 and 2007, were $3.3 million, $2.1 million and $0.5 million, respectively. In addition, CBOE has contractual obligations related to certain advertising programs and licensing agreements with various licensors. The licensing agreements contain annual minimum fee requirements which total $14.3 million for the next five years and $3.0 million for the five years thereafter. Future minimum payments under these non-cancelable lease and advertising agreements are as follows at December 31, 2009 (in thousands):

Year	Operating Leases	Other Obligations	Total

2010	$2,639	$1,292	$3,931
2011	1,820	1,370	3,190
2012	1,594	1,452	3,046
2013	1,027	—	1,027
2014	—	—	—

Total	$7,080	$4,114	$11,194

14. QUARTERLY DATA (unaudited)

Year ended December 31, 2009 (in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Operating revenues	$98,066	$108,985	$98,198	$120,833	$426,082

Operating expenses	57,746	61,403	65,196	64,152	248,497

Operating income	40,320	47,582	33,002	56,681	177,585

Net income	$24,278	$28,109	$19,160	$34,904	$106,451

Year ended December 31, 2008 (in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Operating revenues	$101,959	$95,805	$116,101	$102,918	$416,783

Operating expenses	51,300	53,508	59,140	65,525	229,473

Operating income	50,659	42,297	56,961	37,393	187,310

Net income	$30,608	$25,403	$36,686	$22,591	$115,288

  •
  In the second quarter of 2009, CBOE recognized as operating revenue $8.3 million of fees assessed to temporary members for the first six months of 2009 that were not subject to the fee-based payments under the Settlement Agreement, of which $4.7 million was assessed and collected in the first quarter of 2009.

  •
  In the fourth quarter of 2009, CBOE recognized as operating revenue $24.1 million of fees assessed to temporary members for 2007 and 2008 that had been deferred pending final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

  •
  In the fourth quarter of 2009, CBOE recorded an operating expense of $2.1 million relating to the settlement of the appeals from the Delaware Court's order of approval and final judgment approving the Settlement Agreement.

15. PROPOSED RESTRUCTURING TRANSACTION

        In response to the many changes that have taken place in the U.S. options exchanges and other securities markets in recent years, the Board of Directors of CBOE unanimously concluded that it would be in the best interest of CBOE and its members for CBOE to change its organizational structure from a non-stock corporation owned by its members to become a wholly-owned subsidiary of a new holding company, CBOE Holdings, Inc. ("CBOE Holdings"), organized as a stock corporation owned by its stockholders. This type of organizational restructuring is sometimes referred to as the "restructuring transaction." Having changed its focus to that of a for-profit business beginning in 2006, the board determined that both the Company's corporate and governance structures should be altered to follow suit and be more like that of other for-profit businesses. The Company believes these changes will provide it with greater flexibility to respond to the demands of a rapidly changing regulatory and business environment. In addition, by being structured as a stock corporation, the Company will be able to pursue opportunities to engage in business combinations and joint ventures with other organizations and to access capital markets in ways that are not available to it as a non-stock membership corporation.

        On February 9, 2007, CBOE Holdings filed an S-4 Registration Statement with the SEC setting forth the details of CBOE's proposed restructuring transaction. Amendment No. 1, No. 2, No. 3 and

No. 4 to the S-4 were filed on May 11, 2007, May 9, 2008, November 19, 2008 and August 14, 2009, respectively. In the proposed restructuring transaction, memberships in CBOE will be exchanged for shares of common stock of the new holding company. Following the restructuring transaction, CBOE will become a wholly-owned subsidiary of CBOE Holdings, the newly formed holding company.

        CBOE Holdings common stock issued in the restructuring transaction will not provide its holders with physical or electronic access to CBOE's trading facilities. Following the restructuring transaction, physical and electronic access to CBOE's trading facilities, subject to such limitations and requirements as may be specified in the rules of CBOE, will be available to individuals and organizations that have obtained a trading permit from CBOE. Revenue from access is proposed to be retained by CBOE.

        Completion of the restructuring transaction is subject to a number of conditions, including membership approval.

16. SUBSEQUENT EVENTS

        On February 3, 2010, a complaint was filed on behalf of SFB Market Systems, Inc., or SFB, in the U.S. District Court for the Southern District of New York against the CBOE, six other options exchanges, the OCC and another entity. The complaint raises claims for copyright infringement, breach of contracts, breach of non-disclosure agreements, theft of trade secrets, declaratory judgment and, as to the OCC only, tortious interference with contract, including a contract between SFB and the CBOE. All claims relate to SFB's "Symbol Manager" system and the alleged development of a system to replace Symbol Manager. SFB alleges that defendants no longer are entitled to use Symbol Manager as a result of defendants' alleged breaches of contract. With regard to the CBOE specifically, the complaint alleges breach of a software agreement between SFB and the CBOE entered into on or about January 3, 2006 and also asserts that C2 had agreed to use the alleged replacement system. The complaint seeks declaratory and injunctive relief, including removal of certain software from defendants' systems and return of certain allegedly proprietary or confidential information; unspecified actual or statutory damages and exemplary damages; and attorneys' fees and costs.

        CBOE has not been served with the complaint, and has counter-claims and defenses should it ever be served.

        On March 3, 2010, the CBOE Holdings board of directors appointed a special committee for purposes of declaring a special dividend. The committee has been authorized to declare a dividend of $1.67 per share of Class A common stock and Class B common stock outstanding immediately following the completion of the restructuring transaction and the issuance of Class B common stock pursuant to the Settlement Agreement.

        On April 12, 2010, the CBOE Holdings Executive Committee recommended an increase in the number of shares to be issued for each membership interest, which would effectively reduce the dividend per share to $1.25 per share. The boards of directors of CBOE Holdings and CBOE approved on April 16, 2010 the increase in number of shares to be issued in the restructuring transaction. The Special Committee may not declare or pay the special dividend unless the restructuring transaction is approved by a majority of the CBOE memberships entitled to vote and the Merger has been completed. The unaudited pro forma balance sheet as of December 31, 2009 reflects the impact of the special dividend as if the offering was consummated on December 31, 2009. In addition, the unaudited pro forma net income per share is calculated by dividing historical net income for each of the periods presented by the weighted average pro forma number of common shares (basic and diluted) as if the restructuring transaction was consummated on January 1 of each respective period.

ANNEX B

UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF
CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED
AND SUBSIDIARIES

INDEX TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

INTRODUCTION

        The following unaudited pro forma consolidated financial statements reflect adjustments to our historical consolidated balance sheet and statement of income to give effect to:

  •
  the issuance of 74,400,000 shares of Class A common stock in connection with the proposed restructuring transaction and 16,333,380 shares of Class B common stock to the Participating Group A Settlement Class Members under the Settlement Agreement (as described in Note 2 of the Notes to Consolidated Financial Statements for the Year Ended December 31, 2009 and elsewhere in this proxy statement and prospectus);

  •
  a special dividend of $1.25 per share of Class A common stock and Class B common stock immediately following the restructuring transaction and before the closing of the initial public offering;

  •
  the initial public offering;

  •
  the conversion of all Class A and Class B common stock into 45,366,690 shares each of Class A-1 and Class A-2 common stock; and

  •
  the tender offers for the Class A-1 common stock and the Class A-2 common stock.

        The unaudited pro forma consolidated balance sheet as of December 31, 2009 gives pro forma effect to such transactions as if they had occurred on December 31, 2009. The unaudited pro forma consolidated statement of income for the year ended December 31, 2009 gives pro forma effect to such transactions as if they had occurred on January 1, 2009, the beginning of our fiscal year. The number of shares used in the calculation of net income per share is based on the number of shares to be issued to the holders of CBOE Seats and Participating Group A Settlement Class Members and the number of shares to be issued and sold in the initial public offering, less shares repurchased in the tender offers, and are assumed to be outstanding from the beginning of the period.

        The unaudited pro forma consolidated financial statements have been presented based on:

  •
  80,000 shares of Class A common stock of CBOE Holdings to be issued to each of the 930 CBOE Seats existing on the date of the restructuring transaction;

  •
  18,774 shares of Class B common stock of CBOE Holdings to be issued in respect of each Group A package approved by the Delaware Court to each Participating Group A Settlement Class Member immediately following the effectiveness of the restructuring transaction;

  •
  a special dividend of $1.25 per share of the Class A common stock and the Class B common stock immediately following the restructuring transaction and before the closing of the initial public offering;

  •
  an initial public offering by the Company of 10.0 million shares of unrestricted common stock at an assumed public offering price of $25 per share with an assumed underwriting discount of 6.75%;

  •
  no sales of shares in the initial public offering by owners of CBOE Seats and Participating Group A Settlement Class Members; and

  •
  tender offers resulting in the purchase of approximately 4.66 million shares of Class A-1 common stock and 4.66 million shares of Class A-2 common stock at an assumed purchase price of $25 per share.

        Our board of directors has approved the grant of restricted stock to our directors, officers and other employees upon effectiveness of the restructuring transaction. Total grants are expected to have a fair value at the date of grant of approximately $56.0 million, based on an assumed initial public offering price of $25 per share. The restricted stock will vest over stated time periods, and we will recognize the fair value of the grants as compensation expense in our statement of income over these periods. The unaudited pro forma consolidated financial statements reflect these restricted stock grants.

        Based on the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement, CBOE, in December 2009, recorded a $300 million current liability in settlements payable and a $300 million reduction in retained earnings in the Consolidated Balance Sheet for the year ended December 31, 2009. CBOE considers the payment to be a redemption of claimed ownership interests of CBOE, and thus, the liability for the payment is accounted for as an equity transaction. The $300 million represents the cash payment required to be made by CBOE under the Settlement Agreement at the earlier of the date of demutualization or one year after the order approving the Settlement Agreement. For purposes of the unaudited pro forma financial statements, the amounts due under the Settlement Agreement are reflected as paid on the date of demutualization.

        For purposes of the unaudited pro forma financial statements, upon demutualization, consistent with ASC 944-805-45, Other Presentation Matters, retained earnings and members' equity are reclassified to capital stock and additional paid-in capital accounts.

        The unaudited pro forma consolidated financial statements are based on available information and on assumptions management believes are reasonable and that reflect the effects of the transactions described above. These unaudited pro forma consolidated financial statements are provided for informational purposes only and should not be construed to be indicative of our consolidated financial position or results of operations had these transactions been consummated on the dates assumed and do not in any way represent a projection or forecast of our consolidated financial position or results of operations for any future date or period. The assumed public offering price does not reflect a proposed range of offering prices but represents the minimum price at which CBOE would proceed with the restructuring transaction and initial public offering. Also, the assumed price to be paid in the tender offers does not represent a projection or forecast of the expected trading prices for CBOE Holdings' unrestricted common stock and is provided for illustrative purposes only. The unaudited pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements together with the related notes and report of independent registered public accounting firm, and with the information set forth under our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

Chicago Board Options Exchange, Incorporated and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
December 31, 2009
(in thousands)

		Pro Forma
	Historical	Restructuring Transaction Adjustments		Subtotal	Initial Public Offering Adjustments		Tender Offer Adjustments		As Adjusted

Assets
Current Assets:
Cash and cash equivalents	$383,730	$(302,688	)(a)	$7,625	$233,125	(d)	$(233,125	)(e)	$7,625
		40,000	(c)
		(113,417)	(c)
Accounts receivable—net of allowances of $87	30,437			30,437					30,437
Marketing fee receivable	8,971			8,971					8,971
Income taxes receivable	1,583			1,583					1,583
Prepaid medical benefits	2,085			2,085					2,085
Other prepaid expenses	3,719			3,719					3,719
Other receivable	2,086			2,086					2,086
Other current assets	452			452					452

Total Current Assets	433,063	(376,105)		56,958	233,125		(233,125)		56,958

Investments in Affiliates	3,090			3,090					3,090

Land	4,914			4,914					4,914

Property and Equipment:
Construction in progress	20,704			20,704					20,704
Building	60,837			60,837					60,837
Furniture and equipment	213,375			213,375					213,375
Less accumulated depreciation and amortization	(203,665)			(203,665)					(203,665)

Total Property and Equipment-Net	91,251			91,251	—				91,251

Other Assets:
Software development work in progress	6,952			6,952					6,952
Data processing software and other assets
(less accumulated amortization—$95,500)	32,678			32,678					32,678

Total Other Assets—Net	39,630			39,630	—				39,630

Total	$571,948	$(376,105)		$195,843	$233,125		$(233,125)		$195,843

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$42,958			$42,958					$42,958
Marketing fee payable	9,786			9,786					9,786
Deferred revenue	207			207					207
Post-retirement medical benefits	96			96					96
Settlements payable	305,688	(302,688	)(a)	3,000					3,000
Notes payable	—	40,000	(c)	40,000					40,000

Total Current Liabilities	358,735	(262,688)		96,047					96,047

Long-term Liabilities:
Post-retirement medical benefits	1,444			1,444					1,444
Income taxes payable	2,815			2,815					2,815
Other long-term liabilities	244			244					244
Deferred income taxes	20,576			20,576					20,576

Total Long-term Liabilities	25,079	—		25,079					25,079

Total Liabilities	383,814	(262,688)		121,126	—		—		121,126

Equity
Members' equity	19,574	(19,574	)(b)						—
Preferred stock
Common stock	—				100	(d)			100
Class A common stock		744	(b)	744	(744	)(d)			—
Class A-1 common stock					454	(d)			454
Class A-2 common stock					454	(d)			454
Class B common stock		163	(b)	163	(163	)(d)			—
Additional paid-in capital	2,592	185,436	(b)	188,028	233,024	(d)			307,635
		(113,417)	(c)
Retained earnings	166,769	(166,769	)(b)						—
Accumulated other comprehensive loss	(801)			(801)					(801)
Treasury stock, at cost							(233,125	)(e)	(240,638)

Total Equity	188,134	(113,417)		74,717	233,125		(233,125)		74,717

Total	$571,948	$(376,105)		$195,843	$233,125		$(233,125)		$195,843

The accompanying introduction and notes are an integral part of this
Unaudited Pro Forma Consolidated Balance Sheet

Chicago Board Options Exchange, Incorporated and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Income
For the Year Ended December 31, 2009
(in thousands, except per share data)

		Pro Forma
	Historical	Restructuring Transaction Adjustments		Initial Public Offering Adjustments		Tender Offer Adjustments		As Adjusted

Operating Revenues:
Transaction fees	$314,506	$		$		$		$314,506
Access fees	45,084							45,084
Exchange services and otther fees	22,647							22,647
Market data fees	20,506							20,506
Regulatory fees	15,155							15,155
Other	8,184							8,184

Total Operating Revenues	426,082	—			—		—	426,082

Operating Expenses:
Employee costs	84,481	14,003	(a)					98,484
Depreciation and amortization	27,512							27,512
Data processing	20,475							20,475
Outside services	30,726							30,726
Royalty fees	33,079							33,079
Trading volume incentives	28,631							28,631
Travel and promotional expenses	10,249							10,249
Facilities costs	5,624							5,624
Exercise Right appeal settlement	2,086							2,086
Other expense	5,634							5,634

Total Operating Expenses	248,497	14,003			—		—	262,500

Operating Income	177,585	(14,003)						163,582
Other Loss	(355)	(1,607	)(b)					(6,450)
		(4,488	)(c)

Income Before Income Taxes	177,230	(20,098)			—		—	157,132

Total Income Tax Provision	70,779	(8,039	)(d)					62,740

Net Income	$106,451	$(12,059)			$—		$—	$94,392

Net Income Per Share:
Primary								$1.03
Diluted								$1.01
Basic weighted average shares outstanding								91,458
Diluted weighted average shares outstanding								93,698

        The accompanying introduction and notes are an integral part of this
Unaudited Pro Forma Consolidated Statement of Income

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The unaudited pro forma consolidated financial statements reflect such adjustments as necessary, in the opinion of management, to reflect the restructuring transaction, the Settlement Agreement, the special dividend, the initial public offering and the tender offers.

        For the purposes of these unaudited pro forma consolidated financial statements, the assumed effective dates of the restructuring transaction, the Settlement Agreement, the special dividend, the initial public offering and the tender offers are as follows:

  Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2009—December 31, 2009

  Unaudited Pro Forma Consolidated Statement of Income For the Year Ended December 31, 2009—January 1, 2009

        Pro forma adjustments reflect the following:

        Restructuring Transaction:    Pursuant to the Settlement Agreement, qualifying members of the plaintiff class will receive a cash payment of $300.0 million, and an equity interest in the form of shares of Class B common stock of CBOE Holdings that is equal to approximately 21.9% of the total equity interest in CBOE Holdings issued to the owners of the CBOE Seats in the restructuring transaction.

        For the purposes of the unaudited pro forma consolidated financial statements, funds for the cash payments of $300.0 million and the fee-based payments of $2.7 million pursuant to the Settlement Agreement and the payment of special dividend of $113.4 million are provided from cash on hand at January 1, 2009 of $301.3 million and borrowings under the CBOE credit facility of $115.0 million. At December 31, 2009, the funds are, for pro forma purposes only, provided from cash on hand of $376.3 million and borrowings under the facility of $40.0 million.

        Interest income and interest expense reflect the pro forma impact of the cash payments and the borrowings under the credit facility.

        In the restructuring transaction, each CBOE Seat existing on the date of the restructuring transaction will be converted into the right to receive 80,000 shares of Class A common stock of CBOE Holdings.

        Each Participating Group A Settlement Class Member will be issued 18,774 shares of Class B common stock.

        For the purposes of the unaudited pro forma consolidated financial statements, 74,400,000 shares of Class A common stock, with a par value of $0.01, will be issued on the effective date of the restructuring transaction.

        For purposes of the unaudited pro forma consolidated financial statements, 16,333,380 shares of Class B common stock, with a par value of $0.01, will be issued on the effective date of the restructuring transaction.

        For purposes of the unaudited pro forma consolidated financial statements, a special dividend of $1.25 per share of Class A common stock and Class B common stock outstanding will be paid immediately following the completion of the restructuring transaction and before the closing of the initial public offering.

        For purposes of the unaudited pro forma consolidated financial statements, 2,240,552 shares of restricted stock of CBOE Holdings, with a par value of $0.01 per share, will be granted to directors, officers and employees on the date of the restructuring transaction. For the purposes of the unaudited pro forma consolidated financial statements, grants are expected to have a fair value at the date of grant of approximately $56.0 million, based on an assumed initial public offering price of $25 per share.

        Initial Public Offering:    The Company intends to conduct an initial public offering of 10.0 million shares of unrestricted common stock of CBOE Holdings. For purposes of the unaudited pro forma consolidated financial statements, the initial public offering price per share is assumed to be $25 per share and the underwriting discount is assumed to be 6.75%. The assumed offering price in the initial public offering does not reflect a proposed range of offering prices, and is for illustrative purposes only.

        Upon completion of the initial public offering, each outstanding share of Class A and Class B common stock will automatically convert into one-half of one share of Class A-1 common stock and one-half of one share of Class A-2 common stock.

        Tender Offers:    Following the initial public offering, the Company intends to make two tender offers, one for its shares of Class A-1 common stock and one for its shares of Class A-2 common stock.

        For purposes of the unaudited pro forma consolidated financial statements, we have assumed that the aggregate dollar amount of the two tender offers will be equal to CBOE Holdings' net proceeds of the initial public offering. Also for purposes of the unaudited pro forma consolidated financial statements, the aggregate dollar amount will be split equally between Class A-1 and Class A-2 common stock.

        Balance Sheet—

  (a)
  To record payments pursuant to the Settlement Agreement (under which qualifying members of the plaintiff class receive a cash payment of $300.0 million and fee-based payments of $2.7 million).

  (b)
  To reflect the issuance of common stock (Class A and Class B) and the conversion of members' equity into stockholders' equity.

  (c)
  To record the payment of a special dividend and borrowings of $40 million under the credit facility. These borrowings are shown for pro forma presentation purposes because at December 31, 2009 we had insufficient cash to fund the payments in full. However, we do not currently intend to borrow under the credit facility in order to pay the special dividend or the amount under the Settlement Agreement because we anticipate having sufficient cash to fund these payments.

  (d)
  To record CBOE Holdings' net proceeds from the initial public offering and to record the conversion of all Class A common stock and Class B common stock into Class A-1 common stock and Class A-2 common stock. The Class A-1 common stock and Class A-2 common stock will have all the rights and privileges of the unrestricted common stock but will be issued subject to transfer restrictions; the shares of Class A-1 common stock will be subject to a 180-day lockup, and the shares of Class A-2 common stock will be subject to a 360-day lockup.

  (e)
  To record the cash payment for the repurchase of Class A-1 and Class A-2 common stock pursuant to the tender offers. The repurchased Class A-1 and Class A-2 common stock are recorded as treasury stock, at cost. The cash payment presented anticipates that the aggregate dollar amount of the two tender offers, if fully subscribed, would roughly approximate CBOE Holdings' net proceeds from the initial public offering. The net proceeds, divided by the actual price per share offered in the tender offers, will determine the maximum number of shares that may be subject to the tender offers. If the two tender offers are not fully subscribed, As Adjusted Cash and Cash Equivalents and Total Equity would each increase by the amount that the net proceeds exceeded the total value of the shares purchased in the two tender offers. There is no minimum number of shares that may be subject to the tender offers.

  Statement of Income—

  (a)
  To record compensation expense as a result of the grant of restricted shares of common stock to officers, directors and employees on the date of the restructuring transaction.

  (b)
  To eliminate interest income on cash and cash equivalents due to the cash payments pursuant to the Settlement Agreement and the payment of a special dividend.

  (c)
  To record interest expense on borrowings against the credit facility. Interest rate of 3.90% (based on the twelve month LIBOR rate as of January 1, 2009 plus the applicable margin) was used for the year ended December 31, 2009. An 1/8th of one percent increase or decrease in interest rates would result in an increase or decrease in interest expense of $144,000.

  (d)
  40.0% effective income tax rate was used for the provision for income taxes.

ANNEX C

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
of
CBOE HOLDINGS, INC.

        CBOE Holdings, Inc., a corporation organized under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

  1.
  The name of the Corporation is CBOE Holdings, Inc. The Corporation was incorporated on August 15, 2006.

  2.
  This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware (the "GCL") and by the written consent of its sole stockholder in accordance with Section 228 of the GCL. This Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

  3.
  The text of the Amended and Restated Certificate of Incorporation as amended and restated shall read in full as follows:

        FIRST: The name of the corporation is CBOE Holdings, Inc.

        SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19805-1297. The name of the Corporation's registered agent at such address shall be The Corporation Trust Company.

        THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any other lawful act or activity for which corporations may be organized under the GCL.

        FOURTH: (a) Authorized Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is five hundred twenty six million four hundred sixty six thousand seven hundred sixty (526,466,760) shares, of which:

          (i)      325,000,000 shares shall be shares of Voting Common Stock, par value $.01 per share (the "Unrestricted Common Stock").

          (ii)     74,400,000 shares shall be shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock").

          (iii)    45,366,690 shares shall be shares of Class A-1 Common Stock, par value $.01 per share (the "Class A-1 Common Stock").

          (iv)    45,366,690 shares shall be shares of Class A-2 Common Stock, par value $.01 per share (the "Class A-2 Common Stock").

          (v)     16,333,380 shares shall be shares of Class B non-voting common stock, par value $.01 per share (the "Class B Non-Voting Common Stock").

          (vi)    20,000,000 shares shall be shares of preferred stock, par value $.01 per share (the "Preferred Stock").

          (b)     Common Stock. The term "Common Stock" shall mean, collectively, the Class A Common Stock, the Class A-1 Common Stock, the Class A-2 Common Stock, the Class B Non-Voting Common Stock and the Unrestricted Common Stock.

          (i)      Unrestricted Common Stock, Class A Common Stock, Class A-1 Common Stock and Class A-2 Common Stock.

            (A)  The term "Voting Common Stock" shall mean, collectively, the Class A Common Stock, the Class A-1 Common Stock, the Class A-2 Common Stock and the Unrestricted Common Stock.

            (B)  Except for the restrictions set forth in Article Fifth of this Certificate of Incorporation, all shares of Voting Common Stock, regardless of class, shall have the same rights, powers and preferences.

            (C)  All shares of Class A Common Stock shall automatically convert into shares of Class A-1 Common Stock and Class A-2 Common Stock pursuant to Section (h) of Article Fifth of this Certificate of Incorporation, and thereafter all shares of Class A Common Stock shall be retired and shall not be reissued. All shares of Class A-1 Common Stock and Class A-2 Common Stock shall automatically convert into Unrestricted Common Stock pursuant to Section (i) of Article Fifth of this Certificate of Incorporation, and thereafter all such shares of Class A-1 Common Stock and Class A-2 Common Stock shall be retired and shall not be reissued.

            (D)  Until completion of an Initial Public Offering and the conversion of the Class B Non-Voting Common Stock into shares of Class A-1 Common Stock and Class A-2 Common Stock pursuant to Section (h) of Article Fifth of this Certificate of Incorporation, the Corporation shall not (a) purchase or redeem (or permit any subsidiary to purchase or redeem) any shares of Class A Common Stock other than pursuant to offers to purchase or redeem stock of the Corporation that are made by the Corporation to holders of Class A Common Stock and holders of Class B Non-Voting Common Stock on identical terms, except that the number of shares subject to such offers may be made pro rata based on the number of outstanding shares of Class A Common Stock and Class B Non-Voting Common Stock, (b) declare or pay any dividend, including a dividend paid in additional shares of capital stock, or make any payment or distribution of any kind on the shares of Class A Common Stock unless an identical dividend, payment or distribution is concurrently paid on the shares of Class B Non-Voting Common Stock, or (c) effect any stock split or reverse stock split with respect to the Class A Common Stock unless an identical stock split or reverse stock split is concurrently made with respect to the Class B Non-Voting Common Stock.

          (ii)     Class B Non-Voting Common Stock.

            (A)  The Class B Non-Voting Common Stock shall have all the same rights, powers and preferences and shall be subject to all the same restrictions as the Class A Common Stock, except the Class B Non-Voting Common Stock shall have no voting privileges or rights of any kind except the Class B Non-Voting Common Stock shall have the right to vote (i) as required by the GCL and (ii) on any proposed consolidation or merger of the Corporation with another entity, but only if such consolidation or merger would result in either (x) the consideration per share received by the holders of the Class A Common Stock being different than the consideration per share received by the holders of the Class B Non-Voting Common Stock, or (y) an amendment to this Certificate of Incorporation that affects the powers, designations, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions (the "Rights") of the Class B Non-Voting

    Common Stock differently than such amendment affects the Rights of the Class A Common Stock.

            (B)  In the event of any CBOE Holdings Conversion Event, holders of the Class B Non-Voting Common Stock shall be entitled to the same consideration on a per share basis as the holders of the Class A Common Stock. For purposes of this Certificate of Incorporation, the term "CBOE Holdings Conversion Event" shall mean (i) any consolidation, combination or merger of the Corporation with another Person (regardless of which entity is the surviving entity), (ii) the sale of all or substantially all of the assets of the Corporation to another Person, (iii) the liquidation, dissolution, or winding up of the Corporation or (iv) any recapitalization, reorganization or other transaction or event, in each case, upon the effectiveness of which the holders of Class A Common Stock shall be entitled to receive securities, cash or other assets (or any combination thereof) upon conversion of or in exchange for such Class A Common Stock; provided, however that the automatic conversion of the Class A Common Stock into shares of Class A-1 Common Stock and Class A-2 Common Stock pursuant to Section (h) of Article Fifth of this Certificate of Incorporation shall not constitute a CBOE Holdings Conversion Event.

            (C)  All shares of Class B Non-Voting Common Stock shall automatically convert into shares of Class A-1 Common Stock and Class A-2 Common Stock pursuant to Section (h) of Article Fifth of this Certificate of Incorporation and thereafter all shares of Class B Non-Voting Common Stock shall be retired and shall not be reissued.

          (c)     Preferred Stock. The Board of Directors of the Corporation (the "Board") is authorized, by resolution or resolutions, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including without limitation the following:

          (i)      the distinctive serial designation of such series that shall distinguish it from other series;

          (ii)     the number of shares of such series, which number the Board may thereafter (except where otherwise provided in the certificate of designations) increase or decrease (but not below the number of shares of such series then outstanding);

          (iii)    whether dividends shall be payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the Board, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividend, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

          (iv)    whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

          (v)     the amount or amounts, if any, which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

          (vi)    the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

          (vii)   the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

          (viii)  whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or any other securities or property of the Corporation or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of conversion or exchange and any adjustments applicable thereto;

          (ix)    whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation); and

          (x)     any other relative rights, powers, preferences and limitations of this series.

        For all purposes, this Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock. Subject to the rights, if any, of the holders of any series of Preferred Stock set forth in a certificate of designations, an amendment of this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by the Board and approved by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of Voting Common Stock, and no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.

        Except as otherwise required by law, holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment of this Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of any such series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the certificate of designations relating to such series of Preferred Stock, or pursuant to the GCL as then in effect.

        FIFTH: (a) Definitions. As used in this Certificate of Incorporation:

          (i)      the term "Act" shall mean the Securities Exchange Act of 1934, as amended;

          (ii)     the term "beneficially owned" shall have the meaning set forth in Rule 13d-3 and 13d-5 under the Act, as amended;

          (iii)    the term "CBOE" shall mean the Chicago Board Options Exchange, Incorporated;

          (iv)    the term "Family Member" shall mean, with respect to any owner of a Restructuring Share, such owner's spouse, domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, brothers, stepbrothers, sisters and stepsisters;

          (v)     the term "Initial Public Offering" shall mean an underwritten public offering of Unrestricted Common Stock of the Corporation;

          (vi)    the term "Interim Lock-Up Period" shall mean with respect to the Class A Common Stock and the Class B Non-Voting Common Stock, the period beginning at 12:01 p.m. central time on the Lock-Up Trigger Date and ending at 11:59 p.m. central time on the date the Class A Common Stock and the Class B Non-Voting Common Stock are converted into Class A-1 Common Stock and Class A-2 Common Stock pursuant to Section (h) of this Article Fifth; provided, that if (x) a registration statement filed by the Corporation with the Securities and Exchange Commission (the "SEC") relating to an Initial Public Offering is not declared effective within 180 days of the Lock-Up Trigger Date and (y) the Board determines in its sole discretion that a registration statement is not likely to be declared effective within a reasonable time thereafter (such time not to exceed 270 days following the Lock-Up Trigger Date), then upon such determination, the Board will withdraw the registration statement and publicly announce such withdrawal and the termination of the then applicable Interim Lock-Up Period.

          (vii)   the term "IPO Lock-Up Period" shall mean:

            (x)   with respect to the Class A-1 Common Stock the period beginning at 12:01 p.m. central time on the date such Class A-1 Common Stock is issued upon conversion of the Class A Common Stock and Class B Non-Voting Common Stock into Class A-1 Common Stock pursuant to Section (h) of this Article Fifth until the A-1 Conversion Date (as defined in Section (i)(i) of this Article Fifth) occurs and the shares of Class A-1 Common Stock have converted to Unrestricted Common Stock pursuant to Section (i)(i) of this Article Fifth (at such time all Transfer restrictions applicable to the Class A-1 Common Stock shall expire) and

            (y)   with respect to the Class A-2 Common Stock the period beginning at 12:01 p.m. central time on the date such Class A-2 Common Stock is issued to convert the Class A Common Stock and Class B Non-Voting Common Stock into Class A-2 Common Stock pursuant to Section (h) of this Article Fifth until the A-2 Conversion Date (as defined in Section (i)(ii) of this Article Fifth) occurs and the shares of Class A-2 Common Stock have converted to Unrestricted Common Stock pursuant to Section (i)(ii) of this Article Fifth (at such time all Transfer restrictions applicable to the Class A-2 Common Stock shall expire)

          (viii)  the term "Lock-Up Trigger Date" shall mean the date established by the Board and publicly announced by the Corporation on which the Interim Lock-Up Period shall commence; provided that such date shall not be less than 10 calendar days following the date of such announcement.

          (ix)    the term "Person" shall mean an individual, partnership (general or limited), joint stock company, corporation, limited liability company, trust or unincorporated organization, or any governmental entity or agency or political subdivision thereof;

          (x)     the term "Qualified Change of Control" shall mean, with respect to any record or beneficial owner of a Restructuring Share, any transaction involving (a) any purchase or acquisition (whether by way of merger, share exchange, business combination or consolidation) of more than fifty percent (50%) of the total outstanding voting securities of such owner or any tender offer or exchange offer that results in another Person (or the shareholders of such other Person) beneficially owning more than fifty percent (50%) of the total outstanding voting securities of such owner; or (b) any sale, exchange, Transfer or other disposition of more than fifty percent (50%) of the assets of such owner and its subsidiaries, taken together as whole; provided, however, that the fair market value of all of the shares of Common Stock held or beneficially owned by such owner and its subsidiaries, taken together as a whole, represents less than ten percent (10%) of the fair market value of all of the assets of such owner and its subsidiaries, taken together as a whole, at the time of such transaction, and provided further, that any such owner must, upon the Corporation's request, provide information to the Corporation that any such transaction qualifies as a Qualified Change of Control, and any good-faith determination of the Corporation that a particular transaction qualifies or does not qualify as a Qualified Change of Control shall be conclusive and binding;

          (xi)    the term "Regulated Securities Exchange Subsidiary" shall mean any national securities exchange controlled, directly or indirectly, by the Corporation, including, but not limited to CBOE;

          (xii)   the term "Related Persons" shall mean (A) with respect to any Person, all "affiliates" (as such term is defined in Rule 12b-2 under the Act) of such Person; (B) any Person associated with a member (as the phrase "Person associated with a member" is defined under Section 3(a)(21) of the Act); (C) any two or more Persons that have any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the capital stock of the Corporation; (D) in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 of the Act) or director of such Person and, in the case of a Person that is a partnership or a limited liability company, any general partner, managing member or manager of such Person, as applicable; (E) in the case of a Person that is a natural person, any relative or spouse of such natural person, or any relative of such spouse who has the same home as such natural person or who is a director or officer of the Corporation or any of the Corporation's parents or subsidiaries; (F) in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and (G) in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability, as applicable;

          (xiii)  the term "Release" shall mean, with respect to any Transfer restriction on any Restructuring Share imposed pursuant to this Article Fifth, any action or circumstance resulting in such Transfer restriction being removed or lapsing;

          (xiv)  the term "Restructuring" shall mean the restructuring of CBOE from a non-stock corporation to a stock corporation and wholly-owned subsidiary of the Corporation;

          (xv)   the term "Restructuring Share" shall mean (i) any of the shares of Class A Common Stock of the Corporation issued to the then current members of CBOE as consideration in the Restructuring, (ii) any of the shares of Class B Non-Voting Common Stock issued to the class members pursuant to the Stipulation of Settlement approved by the Court of Chancery of the State of Delaware in the matter captioned CME Group, Inc. et al. v. Chicago Board Options Exchange, Incorporated et. al (Civil Action No. 2369-VCN) and (iii) any of the shares of Class A-1 Common Stock and Class A-2 Common Stock, and, in any such case, any of the shares issued with respect to such shares by way of any stock dividend, stock split or other recapitalization;

          (xvi)  the term "Scheduled Conversion Date" shall mean, with respect to each of the Class A-1 Common Stock and the Class A-2 Common Stock, the date provided in Section (i) of Article Fifth of this Certificate of Incorporation on which the class of Common Stock would automatically convert into Unrestricted Common Stock; and

          (xvii) the term "Transfer" shall mean, with respect to any Restructuring Share, any direct or indirect assignment, sale, exchange, transfer, tender or other disposition of such Restructuring Share or any interest therein, whether voluntary or involuntary, by operation of law or otherwise (including any sale or other disposition of any Restructuring Share in any one transaction or series of transactions relating to any option or other derivative security or transaction), and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing; provided, however, that a Transfer shall not occur simply as a result of (x) a "Qualified Change of Control" of the record or beneficial owner of such Restructuring Share or (y) the grant of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Act, as amended, and the rules and regulations promulgated thereunder.

        (b)   Transfer Restrictions Between Restructuring and Initial Public Offering. Until the Corporation completes an Initial Public Offering, no Transfers of any Restructuring Share may take place unless such Transfer is made through an agent of the Corporation that has been designated by the Corporation to manage such Transfers or through an agent or broker who utilizes the market or other trading service designated by the Corporation. In addition to the foregoing sentence, until the Corporation completes an Initial Public Offering, all agents designated by the Corporation to manage Transfers and the market or other trading service designated by the Corporation shall prohibit (i) the Transfer of any Restructuring Share unless the proposed transferor of such Restructuring Share is the record owner of such Restructuring Share at the time of the proposed Transfer, or in the event of any agreement, arrangement or understanding, whether or not in writing, to effect any such Transfer, such transferor is the record owner of such Restructuring Share at the time such agreement, arrangement or understanding is entered into and (ii) any Transfer of any Restructuring Share not executed through the market or other trading service designated by the Corporation and pursuant to the procedures established for such market or trading service. Any Transfers or attempted Transfers covered by clauses (i) and (ii) of the foregoing sentence will be void. In the event the Board publicly announces that a Lock-Up Trigger Date has been established with respect to the Class A Common Stock and Class B Non-Voting Common Stock, no record owner or beneficial owner of any Class A Common Stock or Class B Non-Voting Common Stock may Transfer any such stock during the Interim Lock-Up Period except as otherwise set forth in Section (d) of this Article Fifth; provided, that if the Board publicly announces its withdrawal of its registration statement with respect to an Initial Public Offering and the termination of the then applicable Interim Lock-Up Period, such Interim Lock-Up Period will cease to be in effect and the Class A Common Stock and Class B Non-Voting Common Stock will no longer be subject to the restriction provided in this Section (b) with respect to the Interim Lock-Up Period created by the announcement of the earlier declared Lock-Up Trigger Date, and the Restructuring Shares shall again be subject to this Section (b) of this Article Fifth as if such Lock-Up Trigger Date had not been announced. The Transfer restrictions provided in this Section (b) will apply until the date on which an Initial Public Offering has been completed.

        (c)   Transfer Restrictions in the Event of Initial Public Offering. In the event that the Corporation completes an Initial Public Offering, neither any record owner nor any beneficial owner of any Restructuring Share may Transfer such Restructuring Share during the IPO Lock-Up Period applicable to such Restructuring Share except as otherwise set forth in Section (d) of this Article Fifth.

        (d)   Exemptions from Transfer Restrictions and Conversion of Shares. Notwithstanding Sections (b) and (c) of this Article Fifth:

          (i)      the Board may, from time to time in its sole discretion, (A) Release any Transfer restriction set forth in this Article Fifth for any number of Restructuring Shares, on terms and conditions and in amounts to be determined by the Board in its sole discretion, including in connection with the Release of Restrictions with respect to Restructuring Shares sold to the Corporation as part of any corporate repurchase or tender offer, as part of any sale by stockholders in an Initial Public Offering or other registered offering or as part of an Organized

  Sale pursuant to Section (g) of this Article Fifth and (B) in connection with the Release of Transfer restrictions pursuant to this Section (d)(i), convert each such Restructuring Share into one share of Unrestricted Common Stock, and such converted Restructuring Shares shall be retired and shall not be reissued;

          (ii)     this Article Fifth shall not prohibit a record or beneficial owner of a Restructuring Share from Transferring such Restructuring Share to:

            (A)  if such owner is an entity (including a corporation, partnership, limited liability company or limited liability partnership), (1) any Person of which such owner directly or indirectly owns all of the common voting and equity interest, (2) any Person that directly or indirectly owns all of the common voting and equity interest of such owner, (3) any other entity if a Person directly or indirectly owns all of the common voting and equity interest of both such owner and such other entity, (4) the equity holders of such owner (including stockholders, partners or members of such holder) upon a bona fide liquidation or dissolution of such owner, and (5) a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent; and

            (B)  if such owner is a natural person, (1) any Family Member of such owner, (2) any trust or foundation solely for the benefit of such owner and/or such owner's Family Members (such trust or foundation, a "Qualified Trust"), and (3) a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent;

          (iii)    this Article Fifth shall not prohibit the trustee of a Qualified Trust which is the record owner of a Restructuring Share from Transferring such Restructuring Share to any beneficiary of such Qualified Trust (including a trust for the benefit of such beneficiary) or Transferring such Restructuring Share in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the grantor of such Qualified Trust or any one or more of such beneficiaries, in each case in accordance with the terms of the trust instrument;

          (iv)    Section (c) of this Article Fifth shall not prohibit a record or beneficial owner of a Restructuring Share from pledging or hypothecating, or granting a security interest in, such Restructuring Share, or Transferring such Restructuring Share as a result of any bona fide foreclosure resulting therefrom; and

          (v)     this Article Fifth shall not prohibit a fiduciary of a deceased stockholder of CBOE from Transferring a Restructuring Share to one or more beneficiaries of such estate (including a trust for the benefit of such beneficiaries) or Transferring such Restructuring Share in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the deceased stockholder;

provided that, if a record or beneficial owner of a Restructuring Share makes any Transfer permitted under subsections (ii), (iii), (iv), or (v) of this Section (d), each Restructuring Share so Transferred shall continue to be bound by the terms of this Certificate of Incorporation, including the restrictions on Transfer set forth in this Certificate of Incorporation.

        Any record or beneficial owner of a Restructuring Share that seeks to Transfer a Restructuring Share pursuant to this Section (d) must, upon the Corporation's request, provide information to the Corporation that any such Transfer qualifies as a permitted Transfer under this Section (d) and any good-faith determination of the Board that a particular Transfer so qualifies or does not so qualify shall be conclusive and binding.

        (e)   Transfers in Violation of this Article. The Corporation shall not register any purported Transfer of any Restructuring Share in violation of the restrictions imposed by this Article Fifth. Any purported Transfer in violation of this Article will be void.

        (f)    Legends and Requirement to Hold Stock in Owner's Name.

          (i)      The restrictions on Transfer set forth in Section (b) shall be referred to as the "Interim Transfer Restriction" and restrictions on Transfer set forth in Section (c) of this Article Fifth shall be referred to as the "IPO Lock-Up." For Restructuring Shares represented by stock certificates, such certificate shall bear a legend to the effect that such Restructuring Shares are subject to the Interim Transfer Restriction and the IPO Lock-Up, which legend shall be removed upon the expiration of the Interim Transfer Restriction and the applicable IPO Lock-Up Period with respect to all of the Restructuring Shares represented by such certificate. For Restructuring Shares not represented by certificates, the Corporation reserves the right to require that an analogous notification or restriction be used in respect of such Restructuring Shares or securities that are subject to the Interim Transfer Restriction and the IPO Lock-Up. Upon the Release of any Transfer restriction from any of the Restructuring Shares, if the Board shall have designated prior to such Release a particular broker or brokers and/or the particular manner of the Transfer of such shares to be Released, such shares shall be Transferred only through such broker and in such manner as designated by the Board.

          (ii)     Shares of Class A Common Stock, Class A-1 Common Stock, Class A-2 Common Stock and Class B Non-Voting Common Stock may only be recorded on the books and records of the Corporation in the name of the owner of the shares and may not be registered for any owner in the name of any broker or other nominee. This requirement shall not apply to any Unrestricted Common Stock into which any Common Stock of the Corporation may convert pursuant to this Certificate of Incorporation.

        (g)   Organized Sales.

          (i)      After completion of an Initial Public Offering, in connection with any Scheduled Conversion Date, the Corporation will have the right to organize secondary sales of Class A-1 and/or Class A-2 Common Stock, which may include: an underwritten offering, including an underwritten offering that also involves primary sales of Unrestricted Common Stock by the Corporation; a sale of Class A-1 or Class A-2 Common Stock or Unrestricted Common Stock to one or more purchasers in a limited offering or sales process; or such other sales process as the Board may reasonably determine (each an "Organized Sale").

          (ii)     In order to exercise its right to conduct an Organized Sale in connection with a Scheduled Conversion Date, the Corporation shall deliver to each holder of Class A-1 and Class A-2 Common Stock, not later than sixty (60) days prior to the applicable Scheduled Conversion Date, written notice of the Corporation's intent to conduct an Organized Sale (the "Organized Sale Notification"). The Organized Sale Notification shall state with reasonable specificity the nature of and the then anticipated timing of such proposed Organized Sale. For purposes of this Section (g)(2)(ii) of Article Fifth, the Organized Sale Notification shall be deemed to be delivered if deposited into the United States mail and sent first class mail to the holders' addresses as they appear on the books and records of the Corporation.

          (iii)    In order to exercise the election to participate in any Organized Sale, a holder of Class A-1 or Class A-2 Common Stock must provide the Corporation, no later than twenty (20) days following the date of mailing of the Organized Sale Notification, written notice of intent to participate in such Organized Sale as directed in the Organized Sale Notification (the "Participation Election"). In addition to any information identified in the Organized Sale Notification as being required to be set forth in the Participation Election, the Participation Election shall specify the class of Class A-1 and/or Class A-2 Common Stock (either shares of the class scheduled to convert into Unrestricted Common Stock in connection with such Organized Sale or shares of Class A-1 or Class A-2 Common Stock for which the applicable Transfer restriction is not yet scheduled to expire in connection with such Organized Sale) and the number of shares thereof and the number of shares of Unrestricted Common Stock that the holder thereof has elected to include in the applicable Organized Sale and shall include a commitment by the holder to enter into agreements and provide such information as is customary for the type of Organized Sale proposed to be conducted, provided such agreements contain commercially reasonable terms. In the event that holders of Class A-1 or Class A-2 Common Stock elect to include more shares in any Organized Sale than the Board determines in its sole and absolute discretion should be included in such Organized Sale, the Board shall develop in its sole and absolute discretion a mechanism for determining the number of shares of Class A-1 and Class A-2 Common Stock and Unrestricted Common Stock that may be included in such Organized Sale; provided that, with regard to shares held by such Persons (i.e., shares to be offered in secondary sales), preference shall be given first to the Class A-1 Common Stock, second to Class A-2 Common Stock and third to Unrestricted Common Stock. Each Participation Election shall be irrevocable unless waived by the Corporation.

          (iv)    The Corporation shall have no obligation to complete any Organized Sale or, if the Corporation completes an Organized Sale, to include any or all of the shares of Common Stock identified in the Participation Elections related to such Organized Sale. The actual number of shares that may be sold in an Organized Sale may be fewer than the aggregate number requested by stockholders to be included in the Organized Sale, including less than all of the shares of the class scheduled for release at the expiration of the related Transfer restriction period. In addition, the Corporation shall have no obligation to include any or all of the shares of Common Stock identified in any Participation Election related to such Organized Sale to the extent the holder thereof has not provided such agreements and information as are required in order to complete such Organized Sale.

          (v)     If the Corporation elects to exercise its right to conduct an Organized Sale in connection with a Scheduled Conversion Date, the Class A-1 and Class A-2 Common Stock shall not convert pursuant to Section (i) of this Article Fifth until the applicable Scheduled Conversion Date, as extended as provided in this subsection (v) and subsection (vi) of Section (g) of this Article Fifth, has occurred. If the Corporation elects to exercise its right to conduct an Organized Sale in connection with the Scheduled Conversion Date applicable to the Class A-1 Common Stock and does not complete such Organized Sale before sixty (60) days following the Scheduled Conversion Date applicable to the Class A-1 Common Stock, all issued and outstanding shares of the Class A-1 Common Stock shall automatically convert into the same number of shares of Unrestricted Common Stock (without any action by the holder) on the sixty-first (61st) day following the Scheduled Conversion Date applicable to the Class A-1 Common Stock. If the Corporation elects to exercise its right to conduct an Organized Sale in connection with the Scheduled Conversion Date applicable to the Class A-2 Common Stock and does not complete such Organized Sale before three hundred sixty (360) days following the Initial Public Offering, all issued and outstanding shares of Class A-2 Common Stock shall automatically convert into the same number of shares of Unrestricted Common Stock (without any action by the holder) on the three hundred sixty-first (361st) day following the Initial Public Offering.

          (vi)    Notwithstanding anything else in Section (g) of Article Fifth to the contrary, if the Corporation elects to exercise its right to conduct an Organized Sale pursuant to this Section (g) and completes an Organized Sale prior to the date the Class A-1 or Class A-2 Common Stock (whichever is then scheduled to occur) would automatically convert into shares of Unrestricted Common Stock (after taking into consideration the extension of such conversion date as provided for in subsection (v) above), the Scheduled Conversion Date shall be delayed (the "Delayed Conversion Date") for all shares of the Class A-1 or Class A-2 Common Stock that are subject to such Scheduled Conversion Date, including shares of such class not identified in Participation Elections with respect to such Organized Sale, until the ninety-first (91st) day following the later of the (a) applicable Scheduled Conversion Date set forth in Section (i) of Article Fifth of this Certificate of Incorporation, without taking into consideration any extension provided for in this Section (g), and (b) date of completion of the applicable Organized Sale, at which time, all issued and outstanding shares of the Class A-1 or Class A-2 Common Stock subject to such Scheduled Conversion Date shall automatically convert (without any action by the holder) into the same number of shares of Unrestricted Common Stock on such Delayed Conversion Date. If the Corporation does not elect to conduct an Organized Sale in connection with any Scheduled Conversion Date, the applicable Scheduled Conversion Date will occur at the time set forth in Section (i) of Article Fifth of this Certificate of Incorporation, and all issued and outstanding shares of the Class A-1 or Class A-2 Common Stock subject to such Scheduled Conversion Date shall automatically convert (without any action by the holder) into the same number of shares of Unrestricted Common Stock on such Scheduled Conversion Date.

        (h)   Conversion of Class A Common Stock and Class B Non-Voting Common Stock to Class A-1 and Class A-2 Common Stock. Effective concurrently with the closing of an Initial Public Offering, each shares of Class A Common Stock and Class B Non-Voting Common Stock outstanding on the closing date of such Initial Public Offering will convert into to one-half of one share of Class A-1 Common Stock and one-half of one share of Class A-2 Common Stock as follows:

          (i)      each share of Class A Common Stock shall automatically convert into (x) one-half of one share of Class A-1 Common Stock effective on the date the Corporation's shares are issued in the Initial Public Offering, and shall have all the rights and privileges of such Class A-1 Common Stock and will be subject to the IPO Lock-Up Period applicable to Class A-1 Common Stock, and (y) one-half of one share of Class A-2 Common Stock effective on the date the Corporation's shares are issued in the Initial Public Offering, and shall have all the rights and privileges of such Class A-2 Common Stock and will be subject to the IPO Lock-Up Period applicable to Class A-2 Common Stock; and

          (ii)     each share of Class B Non-Voting Common Stock shall automatically convert into (x) one-half of one share of Class A-1 Common Stock effective on the date the Corporation's shares are issued in the Initial Public Offering, and shall have all the rights and privileges of such Class A-1 Common Stock and will be subject to the IPO Lock-Up Period applicable to Class A-1 Common Stock, and (y) one-half of one share of Class A-2 Common Stock effective on the date the Corporation's shares are issued in the Initial Public Offering, and shall have all the rights and privileges of such Class A-2 Common Stock and will be subject to the IPO Lock-Up Period applicable to Class A-2 Common Stock.

        In the event that the Board approves an Initial Public Offering to be completed contemporaneous with the Restructuring, then at the completion of the Restructuring, the Class A Common Stock and the Class B Non-Voting Common Stock shall be deemed to be issued prior to the closing of the Initial Public Offering and then shall be converted upon the closing of the Initial Public Offering into shares of Class A-1 Common Stock and Class A-2 Common Stock as set forth in this Section (h) of Article Fifth.

        (i)    Conversion of Restricted Shares to Unrestricted Shares. After Completion of an Initial Public Offering, the Class A-1 Common Stock and Class A-2 Common Stock will convert to Unrestricted Common Stock, subject in each case to the Corporation's right to conduct an Organized Sale (as such term is defined in Section (g) of this Article Fifth) and to thereby delay the Scheduled Conversion Dates set forth below and extend the IPO Lock-Up Periods in accordance with subsections (v) and (vi) of Section (g) of this Article Fifth, as follows:

          (i)      on the date that is one hundred eighty (180) days following the date the Corporation's shares are issued in the Initial Public Offering (the "A-1 Conversion Date"), all Transfer restrictions applicable to the Class A-1 Common Stock and set forth in Section (a)(vii) of this Article Fifth shall expire and each issued and outstanding share of Class A-1 Common Stock shall automatically convert (without any action by the holder) into one share of Unrestricted Common Stock; and

          (ii)     on the date that is three hundred sixty (360) days following the date the Corporation's shares are issued in the Initial Public Offering (the "A-2 Conversion Date"), all Transfer restrictions applicable to the Class A-2 Common Stock and set forth in Section (a)(vii) of this Article Fifth shall expire and each issued and outstanding share of Class A-2 Common Stock shall automatically convert (without any action by the holder) into one share of Unrestricted Common Stock.

        SIXTH: (a) Voting Limitations. Notwithstanding any other provision of this Certificate of Incorporation, (x) no Person, either alone or together with its Related Persons, as of any record date for the determination of stockholders entitled to vote on any matter, shall be entitled to vote or cause the voting of shares of stock of the Corporation, beneficially owned directly or indirectly by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than 10% of the then outstanding votes entitled to be cast on such matter, without giving effect to this Article Sixth, and the Corporation shall disregard any such votes purported to be cast in excess of such limitation; and (y) if any Person, either alone or together with its Related Persons, is party to any agreement, plan or other arrangement relating to shares of stock of the Corporation entitled to vote on any matter with any other Person, either alone or together with its Related Persons, under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person with the right to vote any shares of stock of the Corporation, but for this Article Sixth, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 10% of the then outstanding votes entitled to be cast on such matter (assuming that all shares of stock of the Corporation that are subject to such agreement, plan or arrangement are not outstanding votes entitled to be cast on such matter) (the "Recalculated Voting Limitation"), then the Person with such right to vote shares of stock of the Corporation, either alone or together with its Related Persons, shall not be entitled to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person, either alone or together with its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than the Recalculated Voting Limitation, and the Corporation shall disregard any such votes purported to be cast in excess of the Recalculated Voting Limitation. In the event the Corporation completes an Initial Public Offering, the voting limitation provided in this Section (a) of Article Sixth shall continue to apply on the same terms as stated herein, provided, however, the voting percentages stated herein shall increase from 10% to 20%.

          (i)      The limitations set forth in this Section (a), as applicable, shall apply to each Person unless and until:

            (A)  such Person shall have delivered to the Corporation, not less than 45 days (or such shorter period as the Board shall expressly consent to) prior to any vote, a notice in writing, of such Person's intention, either alone or together with its Related Persons, to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, in excess of the such limitations, as applicable;

            (B)  the Board shall have resolved to expressly permit such voting; and

            (C)  such resolution shall have been filed with, and approved by, the SEC under Section 19(b) of the Act, and shall have become effective thereunder.

          (ii)     Subject to its fiduciary obligations under applicable law, the Board shall not adopt any resolution pursuant to clause (B) of Section (a)(i) of this Article Sixth unless the Board shall have determined that:

            (A)  the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, will not impair the ability of either the Corporation or any Regulated Securities Exchange Subsidiary to discharge its respective responsibilities under the Act and the rules and regulations thereunder and is otherwise in the best interests of the Corporation, its stockholders and the Regulated Securities Exchange Subsidiaries;

            (B)  the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, will not impair the SEC's ability to enforce the Act;

            (C)  in the case of a resolution to approve the exercise of voting rights in excess of 10% or 20% (as applicable at such time) of the then outstanding votes entitled to be cast on such matter, (x) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Act) and (y) for so long as the Corporation directly or indirectly controls any Regulated Securities Exchange Subsidiary, neither such Person nor any of its Related Persons is a "Trading Permit Holder" (as defined in the Bylaws of any Regulated Securities Exchange Subsidiary as they may be amended from time to time) (any such Person that is a Related Person of such Trading Permit Holder shall hereinafter also be deemed to be a Trading Permit Holder for purposes of this Certificate of Incorporation, as the context may require); and

            (D)  in the case of a resolution to approve the entering into of an agreement, plan or other arrangement under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, but for this Article Sixth, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 10% or 20% (as applicable at such time) of the then outstanding votes entitled to be cast on such matter (assuming that all shares of stock of the Corporation that are subject to such agreement, plan or other arrangement are not outstanding votes entitled to be cast on such matter), (x) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Act) and (y) for so long as the Corporation directly or indirectly controls any Regulated Securities Exchange Subsidiary, neither such Person nor any of its Related Persons is a Trading Permit Holder.

In making such determinations, the Board may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Act and the governance of the Corporation.

          (iii)    If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person, this Section (a) shall be enforced against such record owner by limiting the votes entitled to be cast by such record owner in a manner that will accomplish the limitations contained in this Section (a) applicable to such Person and its Related Persons.

          (iv)    The limitations set forth in the first paragraph of this Section (a) shall not apply to (x) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (y) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Act (other than a solicitation pursuant to Rule 14a-2(b)(2) promulgated under the Act, with respect to which this Section (a) of this Article Sixth shall apply).

          (v)     For purposes of this Section (a), no Person shall be deemed to have any agreement, arrangement or understanding to act together with respect to voting shares of stock of the Corporation solely because such Person or any of such Person's Related Persons has or shares the power to vote or direct the voting of such shares of stock as a result of (x) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (y) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Act (other than a solicitation pursuant to Rule 14a-2(b)(2) promulgated under the Act, with respect to which this Section (a) of this Article Sixth shall apply), except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Act (or any similar provision of a comparable or successor report).

        (b)   Ownership Concentration Limitation. Except as otherwise provided in this Section (b), no Person, either alone or together with its Related Persons, shall be permitted at any time to beneficially own directly or indirectly shares of stock of the Corporation representing in the aggregate more than 10% of the then outstanding shares of stock of the Corporation (the "Ownership Limitation"). In the event the Corporation completes an Initial Public Offering, the Ownership Limitation provided in this Section (b) of Article Sixth shall increase from 10% to 20%.

          (i)      The Ownership Limitation shall apply to each Person unless and until: (x) such Person shall have delivered to the Corporation not less than 45 days (or such shorter period as the Board shall expressly consent to) prior to the acquisition of any shares that would cause such Person (either alone or together with its Related Persons) to exceed the Ownership Limitation, a notice in writing, of such Person's intention to acquire such ownership; (y) the Board shall have resolved to expressly permit such ownership; and (z) such resolution shall have been filed with, and approved by, the SEC under Section 19(b) of the Act and shall have become effective thereunder.

          (ii)     Subject to its fiduciary obligations under applicable law, the Board shall not adopt any resolution permitting ownership in excess of the Ownership Limitation unless the Board shall have determined that:

            (A)  such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, will not impair the ability of any Regulated Securities Exchange Subsidiary to discharge its responsibilities under the Act and the rules and regulations thereunder and is otherwise in the best interests of the Corporation, its stockholders and the Regulated Securities Exchange Subsidiaries;

            (B)  such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, will not impair the SEC's ability to enforce the Act. In making such determinations under clauses (A) and (B) of this Section (b)(ii), the Board may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Act and the governance of the Corporation;

            (C)  neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Act); and

            (D)  for so long as the Corporation directly or indirectly controls any Regulated Securities Exchange Subsidiary, neither such Person nor any of its Related Persons is a Trading Permit Holder.

          (iii)    Unless the conditions specified in Section (b)(i) of this Article Sixth are met, if any Person, either alone or together with its Related Persons, at any time beneficially owns shares of stock of the Corporation in excess of the Ownership Limitation, the Corporation shall be obligated to redeem promptly, at a price equal to the par value of such shares of stock and to the extent funds are legally available therefor, that number of shares of stock of the Corporation necessary so that such Person, together with its Related Persons, shall beneficially own directly or indirectly shares of stock of the Corporation representing in the aggregate no more than 10% or 20% (as applicable at such time) of the then outstanding shares of the Corporation, after taking into account that such redeemed shares shall become treasury shares and shall no longer be deemed to be outstanding.

        (c)   Redemptions.

          (i)      In the event the Corporation shall redeem shares of stock (the "Redeemed Stock") of the Corporation pursuant to any provision of this Article Sixth, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than five business nor more than 60 calendar days prior to the redemption date, to the holder of the Redeemed Stock, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (w) the redemption date; (x) the number of shares of Redeemed Stock to be redeemed; (y) the aggregate redemption price, which shall equal the aggregate par value of such shares; and (z) the place or places where such Redeemed Stock is to be surrendered for payment of the aggregate redemption price. Failure to give notice as aforesaid, or any defect therein, shall not affect the validity of the redemption of Redeemed Stock. From and after the redemption date (unless the Corporation shall default in providing funds for the payment of the redemption price), the shares of Redeemed Stock which have been redeemed as aforesaid shall become treasury shares and shall no longer be deemed to be outstanding, and all rights of the holder of such Redeemed Stock as a stockholder of the Corporation (except the right to receive from the Corporation the redemption price against delivery to the Corporation of evidence of ownership of such shares) shall cease.

          (ii)     If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person, this Article Sixth shall be enforced against such record owner by requiring the redemption of shares of stock of the Corporation held by such record owner in accordance with this Article Sixth, in a manner that will accomplish the Ownership Limitation applicable to such Person and its Related Persons.

        (d)   Right to Information. The Corporation shall have the right to require any Person and its Related Persons that the Board reasonably believes (x) to be subject to the limitations contained in Section (a) of this Article Sixth, (y) to beneficially own shares of stock of the Corporation entitled to vote on any matter in excess of the Ownership Limitation, or (z) to beneficially own an aggregate of 5% or more of the then outstanding shares of stock of the Corporation entitled to vote on any matter, which ownership such Person, either alone or together with its Related Persons, has not reported to the Corporation, to provide to the Corporation, upon the Corporation's request, complete information as to all shares of stock of the Corporation beneficially owned by such Person and its Related Persons and any other factual matter relating to the applicability or effect of this Article Sixth as may reasonably be requested of such Person and its Related Persons. Any constructions, applications or determinations made by the Board pursuant to this Article Sixth in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its directors, officers and stockholders.

        SEVENTH: (a) Authority. The governing body of the Corporation shall be the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

        (b)   Number of Directors. The Board shall consist of not less than 11 and not more than 23 directors, the exact number to be fixed in accordance with the Bylaws of the Corporation.

        EIGHTH: No Person that is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Act) may be a director or officer of the Corporation.

        NINTH: No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

        TENTH: (a) The Corporation shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, indemnify and hold harmless any Person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she is or was a director, officer or member of a committee of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with a proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section (c) of this Article Tenth, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.

        (b)   Expenses (including attorneys' fees) incurred by a Covered Person in defending a proceeding, including appeals, shall, to the extent not prohibited by law, be paid by the Corporation in advance of the final disposition of such proceeding; provided, however, that the Corporation shall not be required to advance any expenses to a Person against whom the Corporation directly brings an action, suit or proceeding alleging that such Person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a Covered Person shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such Covered Person is not entitled to be indemnified for such expenses under this Article Tenth.

        (c)   If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article Tenth is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        (d)   The provisions of this Article Tenth shall be deemed to be a contract between the Corporation and each Covered Person who serves in any such capacity at any time while this Article Tenth is in effect, and any repeal or modification of any applicable law or of this Article Tenth shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

        (e)   Persons not expressly covered by the foregoing provisions of this Article Tenth, such as those (x) who are or were employees or agents of the Corporation, or are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, or (y) who are or were directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger in which the Corporation was the resulting or surviving corporation, or who are or were serving at the request of such constituent corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified or advanced expenses to the extent authorized at any time or from time to time by the Board.

        (f)    The rights conferred on any Covered Person by this Article Tenth shall not be deemed exclusive of any other rights to which such Covered Person may be entitled by law or otherwise, and shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such Person.

        (g)   The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

        (h)   Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

        (i)    The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, manager, officer, trustee, employee or agent of the Corporation or another corporation, or of a partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this Article Tenth), whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the GCL.

        ELEVENTH: The Corporation reserves the right to amend this Certificate of Incorporation, and to change or repeal any provision of the Certificate of Incorporation, in the manner prescribed at the time by statute, and all rights conferred upon stockholders by such Certificate of Incorporation are granted subject to this reservation. For so long as this Corporation shall control, directly or indirectly, any Regulated Securities Exchange Subsidiary, before any amendment to or repeal of any provision of this Certificate of Incorporation shall be effective, such amendment or repeal shall be submitted to the board of directors of each Regulated Securities Exchange Subsidiary and if such amendment or repeal must be filed with or filed with and approved by the SEC, then such amendment or repeal shall not become effective until filed with or filed with and approved by the SEC, as the case may be.

        TWELFTH: The Bylaws of the Corporation may be altered, amended or repealed, and new Bylaws may be adopted at any time, by the Board of Directors. Stockholders of the Corporation may alter, amend or repeal any Bylaw; provided that the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, alter, amend or repeal any provision of the Corporation's Bylaws. For so long as this Corporation shall control, directly or indirectly, any Regulated Securities Exchange Subsidiary, before any amendment to or repeal of any provision of the Corporation's Bylaws shall be effective, such amendment or repeal shall be submitted to the board of directors of each Regulated Securities Exchange Subsidiary and if such amendment or repeal must be filed with or filed with and approved by the SEC, then such amendment or repeal shall not become effective until filed with or filed with and approved by the SEC, as the case may be.

        THIRTEENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        FOURTEENTH: The Corporation, its directors, officers, agents and employees, irrevocably submit to the jurisdiction of the U.S. federal courts, the SEC, and the Regulated Securities Exchange Subsidiaries, for the purposes of any suit, action or proceeding pursuant to U.S. federal securities laws or the rules or regulations thereunder, commenced or initiated by the SEC arising out of, or relating to, the Regulated Securities Exchange Subsidiaries' activities (and shall be deemed to agree that the Corporation may serve as the U.S. agent for purposes of service of process in such suit, action or proceeding), and hereby waive, and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claims that they are not personally subject to the jurisdiction of the U.S. federal courts, the SEC, and the Regulated Securities Exchange Subsidiaries, that the suit, action or proceeding is an inconvenient forum or that the venue of the suit, action or proceeding is improper, or that the subject matter thereof may not be enforced in or by such courts or agency.

        FIFTEENTH: To the fullest extent permitted by applicable law, all confidential information pertaining to the self-regulatory function of Regulated Securities Exchange Subsidiaries (including but not limited to disciplinary matters, trading data, trading practices and audit information) contained in the books and records of any Regulated Securities Exchange Subsidiary that shall come into the possession of the Corporation shall: (1) not be made available to any Persons (other than as provided in the next sentence) other than to those officers, directors, employees and agents of the Corporation that have a reasonable need to know the contents thereof; (2) be retained in confidence by the Corporation and the officers, directors, employees and agents of the Corporation; and (3) not be used for any commercial purposes. Notwithstanding the foregoing sentence, nothing in this Certificate of Incorporation shall be interpreted so as to limit or impede the rights of the SEC or any Regulated Securities Exchange Subsidiary to access and examine such confidential information pursuant to the federal securities laws and the rules and regulations thereunder, or to limit or impede the ability of any officers, directors, employees or agents of the Corporation to disclose such confidential information to the SEC or any Regulated Securities Exchange Subsidiary.

        For so long as the Corporation directly or indirectly controls any Regulated Securities Exchange Subsidiary, the books, records, premises, officers, directors and employees of the Corporation shall be deemed to be the books, records, premises, officers, directors and employees of the Regulated Securities Exchange Subsidiary for purposes of and subject to oversight pursuant to the Act, but only to the extent that such books, records, premises, officers, directors and employees of the Corporation relate to the business of such Regulated Securities Exchange Subsidiary. The books and records related to the business of a Regulated Securities Exchange Subsidiary shall be subject at all times to inspection and copying by the SEC and the Regulated Securities Exchange Subsidiary.

        SIXTEENTH: (a) The Corporation shall comply with the federal securities laws and the rules and regulations thereunder and shall cooperate with the SEC, and each Regulated Securities Exchange Subsidiary pursuant to and to the extent of its regulatory authority, and shall take reasonable steps necessary to cause its agents to cooperate with the SEC and, where applicable, the Regulated Securities Exchange Subsidiaries pursuant to their regulatory authority, with respect to such agents' activities related to the Regulated Securities Exchange Subsidiaries. No stockholder, employee, former employee, beneficiary, customer, creditor, community or regulatory authority or member thereof shall have any rights against the Corporation or any director, officer or employee of the Corporation under this Section (a) of this Article Sixteenth.

        (b)   The Corporation shall take reasonable steps necessary to cause its directors, officers and employees, prior to accepting such a position with the Corporation, to consent in writing to the applicability to them of Article Fourteenth, Article Fifteenth and Sections (c) and (d) of this Article Sixteenth of this Certificate of Incorporation, as applicable, with respect to their activities related to any of the Regulated Securities Exchange Subsidiaries. In addition, the Corporation shall take reasonable steps necessary to cause its agents, prior to accepting such a position with the Corporation, to be subject to the provisions of Article Fourteenth, Article Fifteenth and Sections (c) and (d) of this Article Sixteenth of this Certificate of Incorporation, as applicable, with respect to their activities related to any of the Regulated Securities Exchange Subsidiaries.

        (c)   For so long as the Corporation shall control, directly or indirectly, any Regulated Securities Exchange Subsidiary, each officer, director and employee of the Corporation shall give due regard to the preservation of the independence of the self regulatory function of the Regulated Securities Exchange Subsidiaries and to each of the Regulated Securities Exchange Subsidiaries' obligations under the Act, and the rules thereunder including, without limitation, Section 6(b) of the Act and shall not take any actions which he or she knows or reasonably should have known would interfere with the effectuation of any decisions by the board of directors of any Regulated Securities Exchange Subsidiary relating to such Regulated Securities Exchange Subsidiary's regulatory functions (including disciplinary matters) or which would adversely affect the ability of the Regulated Securities Exchange Subsidiary to carry out such Regulated Securities Exchange Subsidiary's responsibilities under the Act.

        (d)   In discharging his or her responsibilities as a member of the Board, each director shall take into consideration the effect that the Corporation's actions would have on the ability of each Regulated Securities Exchange Subsidiary to carry out its responsibilities under the Act and on the ability of each Regulated Securities Exchange Subsidiary and the Corporation: to engage in conduct that fosters and does not interfere with each Regulated Securities Exchange Subsidiary's and the Corporation's ability to prevent fraudulent and manipulative acts and practices; to promote just and equitable principles of trade; to foster cooperation and coordination with Persons engaged in regulating, clearing, settling, processing information with respect to, and facilitating transactions in securities; to remove impediments to and perfect the mechanisms of a free and open market and a national market system; and, in general, to protect investors and the public interest. In discharging his or her responsibilities as a member of the Board or as an officer or employee of the Corporation, each such director, officer or employee shall comply with the federal securities laws and the rules and regulations thereunder and shall cooperate with the SEC, and each Regulated Securities Exchange Subsidiary pursuant to its regulatory authority.

        SEVENTEENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ANNEX D

FORM OF

AMENDED AND RESTATED

BYLAWS
of
CBOE HOLDINGS, INC.

ARTICLE 1—OFFICES

        1.1    Registered Offices.    The registered office of CBOE Holdings, Inc. (the "Corporation") in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19805-1297. The name of the Corporation's registered agent at such address shall be The Corporation Trust Company. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the Board of Directors of the Corporation (the "Board of Directors").

        1.2    Other Offices.    The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

        1.3    Books.    The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require, provided such books and records are kept within the United States.

ARTICLE 2—STOCKHOLDERS

        2.1    Place of Meetings.    All meetings of stockholders shall be held at such place, if any, within or without the State of Delaware as may be designated from time to time by the Board of Directors or the Chairman of the Board (or, if there is no Chairman of the Board, the Chief Executive Officer) or, if not so designated, at the principal place of business of the Corporation in Chicago, Illinois.

        2.2    Annual Meeting.    The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on the third Tuesday in May of each year or such other date and at such time and at such place, beginning with the year immediately following the year in which the restructuring of Chicago Board Options Exchange, Incorporated ("CBOE") from a non-stock corporation to a stock corporation and wholly-owned subsidiary of the Corporation is consummated, within or without the State of Delaware as shall be fixed by the Board of Directors, pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office, or the Chairman of the Board (or, if there is no Chairman of the Board, the Chief Executive Officer) and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these Bylaws to the annual meeting of stockholders shall be deemed to refer to such special meeting.

        2.3    Special Meeting.    Special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Special meetings may not be called by any other person or persons. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

        2.4    Notice of Meetings.    Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given in any manner permitted by law not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder as of the record date for determining the stockholders entitled to notice of the meeting. The notices of all meetings shall state the place, if any, date and hour of the meeting and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

        2.5    Voting List.    The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours, at the principal place of business of the Corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

        2.6    Quorum.    Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting (after taking into account the effect of any reduction of the number of shares entitled to vote as a result of the voting limitations imposed by Article Sixth of the Corporation's Certificate of Incorporation, if any), present in person or represented by proxy, shall constitute a quorum for the transaction of business.

        2.7    Adjournments.    Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the holders of a majority in voting power of the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or by any officer entitled to preside at or to act as secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than thirty (30) days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date for stockholders entitled to vote at the adjourned meeting is fixed by the Board of Directors. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

        2.8    Voting.    Except as otherwise provided by the General Corporation Law of the State of Delaware ("DGCL"), the Certificate of Incorporation or these Bylaws, each stockholder shall have one vote for each share of capital stock entitled to vote and held of record by such stockholder.

        2.9    Proxy Representation.    Every stockholder may authorize another person or persons to act for such stockholder by proxy in all matters in any manner permitted by law. No proxy shall be voted or acted upon after three years from its date unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof. A proxy purporting to be authorized by or on behalf of a stockholder, if accepted by the Corporation in its discretion, shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

        2.10    Action at Meeting.    When a quorum is present at any meeting, a plurality of the votes properly cast for the election of directors shall be sufficient to elect directors, and a majority of the votes properly cast upon any question other than an election of directors shall decide the question, except when a larger vote is required by law, by the Certificate of Incorporation or by these Bylaws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

        2.11    Nomination of Directors.    Except with respect to the Corporation's initial Board of Directors, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. The nomination for election to the Board of Directors at a meeting of stockholders may be made (A) by the Board of Directors, any committee thereof or (B) by any stockholder (i) who is a stockholder of record on the date of the notice given pursuant to this Section 2.11 and on the record date for the determination of stockholders entitled to vote at the Corporation's annual meeting and (ii) who complies with the notice procedures set forth in this Section 2.11. Such nominations, other than those made by or on behalf of the Board of Directors or any committee thereof, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that for purposes of the first annual meeting following the adoption of these Bylaws, the date of the immediately preceding annual meeting shall be deemed to be May 8th of the year prior thereto, unless another date is otherwise publicly announced by the Board of Directors; provided further that if the annual meeting is not held within thirty (30) days before or after such anniversary date, then such nomination shall have been delivered to or mailed and received by the Secretary not later than the close of business on the 10th day following the date on which public announcement of the annual meeting date was made. Such notice shall set forth (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the number of shares of stock of the Corporation which are owned beneficially and the number of shares of stock of the Corporation which are held of record by such nominee, and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Act"), including such person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including any nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder's notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of capital stock of the Corporation, (v) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (vi) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to elect the nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of such nomination.

        The chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and, if he or she should so determine, he or she shall so declare to the meeting, and the defective nomination shall be disregarded.

        2.12    Notice of Business at Annual Meetings.    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any committee thereof), or (c) otherwise properly brought before an annual meeting by a stockholder (i) who is a stockholder of record on the date of the giving of notice provided for in this Section 2.12 and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting, and (ii) who complies with the notice procedures set forth in this Section 2.12. For business to be properly brought before an annual meeting by a stockholder, if such business relates to the election of directors of the Corporation, the procedures in Section 2.11 must be complied with. If such business relates to any other matter, the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder's notice must be delivered to or mailed to the Secretary and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that for purposes of the first annual meeting following the adoption of these Bylaws, the date of the immediately preceding annual meeting shall be deemed to be May 8th of the year prior thereto, unless another date is otherwise publicly announced by the Board of Directors; provided further that if the annual meeting is not held within thirty (30) days before or after such anniversary date, then for the notice by the stockholder to be timely it must be so received not later than the close of business on the 10th day following the date on which public announcement of the annual meeting date was made. To be in proper written form, a stockholder's notice to the Secretary shall set forth (a) as to any business (other than nominations for the election of directors) that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares)

that has been entered into as of the date of the stockholder's notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of capital stock of the Corporation, (v) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, and (vi) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in Section 2.11 or this Section 2.12, except that any stockholder proposal which complies with Rule 14a-8 of the proxy rules, or any successor provision, promulgated under the Act, and is to be included in the Corporation's proxy statement for an annual meeting of stockholders shall be deemed to comply with the requirements of this Section 2.12. Notwithstanding the foregoing provisions of this Section 2.12 or Section 2.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination may be disregarded and such proposed business need not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.12 and Section 2.11, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

        For purposes of Section 2.11 and Section 2.12, "public announcement" shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Act. Notwithstanding the foregoing provisions in Section 2.11 or Section 2.12, a stockholder shall also comply with all applicable requirements of the Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.11 and Section 2.12. Nothing in either Section 2.11 or Section 2.12 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the Corporation's proxy statement pursuant to applicable rules and regulations promulgated under the Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

        The chairman of the meeting shall, if the facts warrant, determine that business was not properly brought before the meeting in accordance with the provisions of this Section 2.12, and, if he or she should so determine, the chairman shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.

        2.13    Action without Meeting.    Stockholders may not take any action by written consent in lieu of a meeting.

        2.14    Organization.    The Chairman of the Board, or in the Chairman of the Board's absence, the Chief Executive Officer or President, shall call meetings of the stockholders to order and act as chairman of such meeting; provided, however, that the Board of Directors may appoint any stockholder to act as chairman of any meeting in the absence of the Chairman of the Board. The Secretary of the Corporation shall act as secretary at all meetings of the stockholders; provided, however, that in the absence of the Secretary at any meeting of the stockholders, the chairman of such meeting may appoint any person to act as secretary of the meeting.

        2.15    Inspectors of Election.    The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors' count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

        2.16    Conduct of Meetings.    The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE 3—DIRECTORS

        3.1    General Powers.    The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law, the Certificate of Incorporation or these Bylaws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

        3.2    Number; Election; Qualification and Term of Office.    The Board of the Corporation shall consist of not less than 11 and not more than 23 directors, the exact number to be fixed by the Board from time to time pursuant to resolution adopted by the Board. Directors will serve one-year terms ending on the annual meeting following the meeting at which such directors were elected or at such time as their successors are elected or appointed and qualified, except in the event of earlier death, resignation or removal.

        3.3    Independent Directors.    At all times no less than two-thirds of the members of the Board of Directors shall satisfy the independence requirements adopted by the Board of Directors for directors of the Corporation, as may be modified and amended by the Board of Directors from time to time, and which shall satisfy the independence requirements contained in the listing standards of either the New York Stock Exchange or The NASDAQ Stock Market.

        3.4    Resignations, Removal and Disqualification.    A director may resign at any time by giving written notice of his resignation to the Chairman of the Board or the Secretary, and such resignation, unless specifically contingent upon its acceptance, will be effective as of its date or of the date specified therein.

        3.5    Vacancies.    Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an increase in the number of the directors, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall hold office until the next annual meeting of stockholders, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

        3.6    Chairman of the Board.    The Board of Directors shall appoint one of the directors to serve as Chairman of the Board. Except as provided for in Section 3.7 hereof, the Chairman of the Board shall be the presiding officer at all meetings of the Board of Directors and stockholders and shall exercise such other powers and perform such other duties as are delegated to the Chairman of the Board by the Board of Directors.

        3.7    Lead Director.    The Board of Directors may appoint one of the independent directors to serve as the Lead Director. The Lead Director shall perform such duties and possess such powers as the Board of Directors may from time to time prescribe. The Lead Director, if appointed, shall be authorized to preside at meetings of the non-management directors and at meetings of the independent directors of the Board of Directors.

        3.8    Acting Chairman and Vacancy in Chairman of the Board Position.    (a) In the absence or inability to act of the Chairman of the Board, the Board may designate an Acting Chairman of the Board. The Acting Chairman of the Board, in the absence or inability to act of the Chairman, shall be presiding officer at all meetings of the Board of Directors and shall exercise such other powers and perform such other duties as are delegated to the Acting Chairman by the Board of Directors. The Acting Chairman of the Board may be, but need not be, the same person as the Lead Director. (b) If a vacancy occurs in the office of Chairman, the Board may fill such vacancy by the affirmative vote of at least a majority of the directors then in office.

        3.9    Regular Meetings.    Regular meetings of the Board of Directors shall be held at such time and at such place as shall be determined by the Chairman of the Board with notice of such determination provided to the full the Board of Directors.

        3.10    Special Meetings.    Special meetings of the Board of Directors may be called by the Chairman of the Board or the Chief Executive Officer and shall be called by the Secretary upon the written request of any four directors. The Secretary shall give at least 24 hours notice of such meeting to each director, either in person, by mail, messenger, overnight courier, facsimile machine, electronic mail or telephone. Every such notice shall state the time and place of the meeting which shall be fixed by the person calling the meeting, but need not state the purpose thereof except as otherwise required by statute.

        3.11    Participation in Meetings.    Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Board of Directors or any members of any committee of the Board of Directors designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at such meeting.

        3.12    Action at Meeting.    Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of the Board of Directors, a whole number of directors equal to at least a majority of the total number of directors constituting the entire Board of Directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.

        3.13    Action by Consent.    Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee of the Board of Directors, as applicable.

        3.14    Compensation of Directors.    The directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

ARTICLE 4—COMMITTEES

        4.1    Designation of Committees.    The committees of the Board of Directors shall consist of an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and such other standing and special committees as may be approved by the Board of Directors. The Corporation shall have such other committees as may be provided in these Bylaws or as may be from time to time appointed by the Board of Directors. The Board of Directors shall designate the members of these other committees and may designate a Chairman and a Vice-Chairman thereof.

        4.2    The Executive Committee.    The Executive Committee will include the Chairman of the Board, the Chief Executive Officer (if a director), the Lead Director, if any, and such other number of directors that the Board of Directors deems appropriate, provided that at all times the majority of the directors serving on the Executive Committee must be independent directors. Members of the Executive Committee (other than those specified in the immediately preceding sentence) shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. Members of the Executive Committee shall not be subject to removal except by the Board of Directors. The Chairman of the Board shall be the Chairman of the Executive Committee. Each member of this Committee shall be a voting member. The members of the Executive Committee shall serve for a term of one year expiring at the first regular meeting of the Board of Directors following the annual meeting of stockholders each year. The Executive Committee shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, except it shall not have the power and authority of the Board of Directors to (i) approve or adopt or recommend to the stockholders, any action or matter (other than the election or removal of directors)

expressly required by Delaware law to be submitted to stockholders for approval, including, without limitation, amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, approving a sale, lease or exchange of all or substantially all of the Corporation's property and assets, or approval of a dissolution of the Corporation or revocation of a dissolution, or (ii) adopt, alter, amend or repeal any Bylaw of the Corporation.

        4.3    The Audit Committee.    The Audit Committee shall consist of at least three directors, all of whom must be independent directors and all of whom shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The exact number of Audit Committee members shall be determined from time to time by the Board of Directors. Members of the Audit Committee shall not be subject to removal except by the Board of Directors. The Chairman of the Audit Committee shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The Audit Committee shall have such duties and may exercise such authority as may be prescribed by resolution of the Board of Directors and the Audit Committee Charter as adopted by resolution of the Board of Directors.

        4.4    The Compensation Committee.    The Compensation Committee shall consist of at least three directors, all of whom must be independent directors and all of whom shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The exact number of Compensation Committee members shall be determined from time to time by the Board of Directors. Members of the Compensation Committee shall not be subject to removal except by the Board of Directors. The Chairman of the Compensation Committee shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The Compensation Committee shall have such duties and may exercise such authority as may be prescribed by resolution of the Board of Directors and the Compensation Committee Charter as adopted by resolution of the Board of Directors.

        4.5    The Nominating and Governance Committee.    The Nominating and Governance Committee shall consist of at least five directors, all of whom must be independent directors and all of whom shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The exact number of Nominating and Governance Committee members shall be determined from time to time by the Board of Directors. Members of the Nominating and Governance Committee shall not be subject to removal except by the Board of Directors. The Chairman of the Nominating and Governance Committee shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The Nominating and Governance Committee shall have such duties and may exercise such authority as may be prescribed by resolution of the Board of Directors and the Nominating and Governance Committee Charter as adopted by resolution of the Board of Directors.

        4.6    Other.    All other committees shall have such duties and may exercise such authority as may be prescribed for them by the Board of Directors.

        4.7    Conduct of Proceedings.    Unless otherwise provided in the Certificate of Incorporation, these Bylaws, the charter of the committee or by the Board of Directors by resolution, each committee may determine the manner in which committee proceedings shall be conducted. In the absence of any such established procedures, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article 3 of these Bylaws. Committees shall keep minutes of their meetings and periodically report their proceedings to the Board of Directors and appropriate committees of the Board of Directors to the extent requested by the Board of Directors or Board committee.

ARTICLE 5—OFFICERS

        5.1    Number and Election.    The officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer, a President, one or more Vice-Presidents (the number thereof to be determined by the Board of Directors), a Secretary, a Treasurer, and such other officers as the Board of Directors may determine, including an Assistant Secretary or Assistant Treasurer. The Chief Executive Officer shall be appointed by an affirmative vote of the majority of the Board of Directors, and may, but need not be the Chairman of the Board. Such affirmative vote may also prescribe his duties not inconsistent with these Bylaws and may prescribe a tenure of office.

        Two or more offices may be held by the same person, except the Chief Executive Officer may not also be the Secretary or Assistant Secretary and the President may not also be the Secretary or Assistant Secretary.

        5.2    Chief Executive Officer.    The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the Corporation. The Chief Executive Officer shall be the official representative of the Corporation in all public matters. The Chief Executive Officer shall perform such other duties and possess such other powers as the Board of Directors may from time to time prescribe and that are incident to the office of Chief Executive Officer. The Chief Executive Officer shall not engage in any other business during his incumbency except with approval of the Board of Directors, and by his acceptance of the office of Chief Executive Officer he shall be deemed to have agreed to uphold these Bylaws.

        5.3    President.    The President shall be the chief operating officer of the Corporation and shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer, the President shall perform the officer duties of the Chief Executive Officer and, when so performing, shall have all the powers of and be subject to all the restrictions upon the office of Chief Executive Officer.

        5.4    Chief Financial Officer.    The Chief Financial Officer shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Chief Financial Officer shall have the custody of the corporate funds and securities; shall keep full and accurate all books and accounts of the Corporation as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the Chief Executive Officer or the Board of Directors; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the Corporation.

        5.5    Vice Presidents.    Vice Presidents shall perform the duties prescribed by the Board of Directors, the Chief Executive Officer or President.

        5.6    Secretary.    The Secretary shall attend all meetings of stockholders and of the Board of Directors; the Secretary shall keep official records of meetings of stockholders at which action is taken and of meetings of the Board of Directors; the Secretary shall, in person or by representative, perform like services for the standing and special committees when required; the Secretary shall give notice of meetings of stockholders and of special meetings of the Board of Directors in accordance with the provisions of these Bylaws or as required by statute; the Secretary shall be custodian of the books, records, and corporate seal of the Corporation and attest, upon behalf of the Corporation, all contracts and other documents requiring authentication; the Secretary shall perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer or President.

        5.7    Treasurer.    The Treasurer shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Chief Financial Officer may from time to time prescribe.

        5.8    Qualification and Tenure.    No officer need be a stockholder of the Corporation. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote choosing or appointing him or her, or until his earlier death, resignation or removal.

        5.9    Resignation.    Any officer may resign by delivering such officer's written resignation to the Corporation at its principal office or to the Chief Executive Officer or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

        5.10    Removals.    Any officer appointed by the Board of Directors may be removed at any time by the Board of Directors, the Chief Executive Officer or the President; provided that the Chief Executive Officer can only be removed by the Board of Directors. Any such removal shall be without prejudice to the contract rights, if any, of the person so removed.

        5.11    Vacancies.    The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Secretary and Treasurer. Any vacancies occurring in any office of the Corporation at any time also may be filled by an officer authorized by the Board of Directors to appoint a person to hold such office. Each such successor, however appointed, shall hold office until such officer's successor is elected and qualified, or until such officer's earlier death, resignation or removal.

        5.12    Salaries.    Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors unless otherwise delegated to the Compensation Committee of the Board of Directors or to members of senior management. No officer shall be prevented from receiving such salary by reason of the fact that the officer is also a director of the Corporation.

ARTICLE 6—CAPITAL STOCK

        6.1    Issuance of Stock.    Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

        6.2    Certificates of Stock.    (a) The shares of stock in the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to any such shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation. If shares of stock in the Corporation are certificated, any signature on such certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

        (b)   Certificates representing shares of stock of the Corporation may bear such legends regarding restrictions on transfer or other matters as any officer or officers of the Corporation may determine to be appropriate and lawful. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate, if such shares are represented by certificates, which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise required by law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of such class or series of stock and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated shares of any class or series of stock, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates representing shares of such class or series or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of such class or series and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

        6.3    Transfers.    The shares of stock of the Corporation represented by certificates shall be transferable only upon the Corporation's books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates or uncertificated shares shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer. Uncertificated shares of stock of the Corporation shall be transferable only upon the Corporation's books by the holders thereof in person or by their duly authorized attorneys and legal representatives upon receipt by the Corporation or its transfer agent of proper transfer instructions from the registered owner of such uncertificated shares or such holder's duly authorized attorneys and legal representatives, and upon receipt of proper transfer instructions such uncertificated shares shall be canceled, new uncertificated shares or certificates representing shares shall be issued to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.

        6.4    Lost, Stolen or Destroyed Certificates.    The Corporation may issue a new certificate, certificates or uncertificated shares of stock in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Corporation may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Corporation may require for the protection of the Corporation or any transfer agent or registrar.

        6.5    Fixing Date for Determination of Stockholders of Record.

        (a)   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

        (b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than sixty (60) days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        6.6    Dividends.    Subject to limitations contained in the DGCL, the Certificate of Incorporation and these Bylaws, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

ARTICLE 7—RESERVED

ARTICLE 8—NOTICES

        8.1    Notices.    Except as provided in Section 8.2 and to the extent permitted by law, any notice required to be given by these Bylaws or otherwise shall be deemed to have been given:

          (a)   in person upon delivery of the notice in person to the person to whom such notice is addressed;

          (b)   by mail upon deposit of the notice in the United States mail, enclosed in a postage prepaid envelope;

          (c)   by messenger or overnight courier service upon provision of the notice to the messenger or courier service, provided that the delivery method does not require payment of the messenger or courier service fee to deliver the notice by the person to whom the notice is addressed;

          (d)   by facsimile machine upon acknowledgment by the facsimile machine used to transmit the notice of the successful transmission of the notice;

          (e)   by electronic mail upon electronic transmission of the notice; and

          (f)    by telephone when received.

        Any such notice must be addressed to its intended recipient at the intended recipient's address (including the intended recipient's business or residence address, facsimile number, electronic address, or telephone number, as applicable) as it appears on the books and records of the Corporation, or if no address appears on such books and records, then at such address as shall be otherwise known to the Secretary. In the event that a notice is not provided in conformity with the provisions of this Section 8.1, the notice will be deemed to have been given to its intended recipient upon any receipt of the notice by its intended recipient.

        8.2    Electronic Notice.    Whenever any notice whatsoever is required to be given in writing to any stockholder by law, by the Certificate of Incorporation or by these Bylaws, such notice may be given by a form of electronic transmission if the stockholder to whom such notice is given has previously consented to the receipt of notice by electronic transmission.

        8.3    Waiver of Notice.    Whenever notice is required to be given under the provisions of any statute, the Certificate of Incorporation, these Bylaws, or otherwise, a waiver thereof, given by the person entitled to notice, or his proxy in the case of a stockholder, whether before or after the time stated therein shall be deemed equivalent to notice. Except as may be otherwise specifically provided by statute, any waiver by mail, messenger, overnight courier, facsimile machine, or electronic mail, bearing the name of the person entitled to notice shall be deemed a waiver duly given. Attendance of a person at a meeting, including attendance by proxy in the case of a stockholder, shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business the meeting is not lawfully called or convened. Except as required by statute or the Certificate of Incorporation, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or any committee need be specified in any waiver of notice.

ARTICLE 9—GENERAL PROVISIONS

        9.1    Fiscal Year.    Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the Corporation ends on the close of business on December 31 of each year.

        9.2    Corporate Seal.    The corporate seal, if any, shall be in such form as shall be approved by the Board of Directors or an officer of the Corporation.

        9.3    Voting of Securities.    Except as the Board of Directors may otherwise designate, the Chief Executive Officer, Chief Financial Officer or Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Corporation (with or without power of substitution) at, any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this Corporation.

        9.4    Evidence of Authority.    A certificate by the Secretary, or Assistant Secretary, as to any action taken by the stockholders, Board of Directors, a committee or any officer or representative of the Corporation shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of such action.

        9.5    Certificate of Incorporation.    All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended, altered or restated and in effect from time to time.

        9.6    Transactions with Interested Parties.    No contract or transaction between the Corporation and one or more of the directors or officers, or between the Corporation and any other corporation, limited liability company, partnership, association or other organization in which one or more of the directors or officers are directors, managers or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director, manager or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors which authorizes the contract or transaction or solely because his, her or their votes are counted for such purpose, if:

          (1)   The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

          (2)   The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

          (3)   The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee of the Board of Directors or the stockholders.

        Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee at which the contract or transaction is authorized.

        9.7    Severability.    Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

        9.8    Pronouns.    All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

        9.9    Contracts.    In addition to the powers otherwise granted to officers pursuant to Article 5 hereof, the Board of Directors may authorize any officer or officers, or any agent or agents, of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

        9.10    Loans.    The Corporation may, to the extent permitted by applicable law, lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this Section 9.10 shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

        9.11    Records.    The Certificate of Incorporation, Bylaws and the proceedings of all meetings of the stockholders, the Board of Directors, the Executive Committee and any other committee of the Board of Directors shall be recorded in appropriate minute books provided for this purpose or in any other information storage device (whether in paper or electronic form), provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any such records so kept upon the request of any person entitled to inspect the same.

        9.12    Section Headings.    Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

        9.13    Inconsistent Provisions.    In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE 10—AMENDMENTS

        10.1    Amendment.    These Bylaws may be amended, altered or repealed, and new Bylaws may be adopted at any time, by the Board of Directors. Stockholders of the Corporation may alter, amend or repeal any Bylaw; provided that notice of the proposed change was given in the notice of the stockholders meeting at which such action is to be taken and, provided, further, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or the Certificate of Incorporation, the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, alter, amend or repeal any provision of these Bylaws.

        10.2    Submission to Boards of any Regulated Securities Exchange Subsidiary.    Notwithstanding Section 10.1, for so long as the Corporation shall control, directly or indirectly, any national securities exchange, including, but not limited to, CBOE (a "Regulated Securities Exchange Subsidiary"), before any amendment, alteration or repeal of any provision of these Bylaws shall be effective, such amendment, alteration or repeal shall be submitted to the board of directors of each Regulated Securities Exchange Subsidiary, and if such amendment, alteration or repeal must be filed with or filed with and approved by the Securities and Exchange Commission, then such amendment, alteration or repeal shall not become effective until filed with or filed with and approved by the Securities and Exchange Commission, as the case may be.

ANNEX E

FORM OF

CERTIFICATE OF INCORPORATION
of
CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED

        FIRST:    The name of the corporation (the "Corporation") is CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED.

        SECOND:    The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19805-1297. The name of the Corporation's registered agent at such address shall be The Corporation Trust Company.

        THIRD:    The nature of the business or purposes to be conducted or promoted by the Corporation is:

          (a)   To conduct and carry on the function of an "exchange" within the meaning of that term in the Securities Exchange Act of 1934, as amended (the "Act");

          (b)   To provide a securities market place with high standards of honor and integrity among its Trading Permit Holders and other persons holding rights to access the Corporation's facilities and to promote and maintain just and equitable principles of trade and business. The term "Trading Permit Holders" shall have the meaning given to that term in Section 1.1 of the Corporation's Bylaws, as the same may be amended from time to time (the "Corporation's Bylaws"); and

          (c)   To engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("GCL").

        FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock having a par value of $0.01 per share (the "Common Stock"). CBOE Holdings, Inc. will be the sole owner of the Common Stock. Any sale, transfer or assignment by CBOE Holdings, Inc. of any shares of Common Stock will be subject to prior approval by the Securities and Exchange Commission (the "Commission") pursuant to the rule filing procedure under Section 19 of the Act.

        FIFTH:    (a) The governing body of the Corporation shall be its Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

        (b)   The Board of Directors of the Corporation shall consist of not less than 11 and not more than 23 directors, the exact number to be fixed in accordance with the Corporation's Bylaws.

        (c)   Only persons who are nominated by the Nominating and Governance Committee shall be eligible for election as directors. The Nominating and Governance Committee shall be bound to accept and nominate (a) the individual(s) recommended by the Industry-Director Subcommittee (as defined in the Corporation's Bylaws) for nomination as Industry Director (as defined in the Corporation's Bylaws), provided that the individuals so nominated by the Industry-Director Subcommittee are not opposed by a petition candidate or (b) the individual(s) who receive the most votes pursuant to a petition election as set forth in Section 3.2 of the Corporation's Bylaws.

        (d)   In discharging his or her responsibilities as a member of the Board of Directors, and to the fullest extent permitted by law, each director shall take into consideration the effect that his or her actions would have on the ability of the Corporation to carry out the Corporation's responsibilities under the Act and on the ability of the Corporation: to engage in conduct that fosters and does not interfere with the Corporation's ability to prevent fraudulent and manipulative acts and practices; to promote just and equitable principles of trade; to foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to, and facilitating transactions in securities; to remove impediments to and perfect the mechanisms of a free and open market and a national market system; and, in general, to protect investors and the public interest. In discharging his or her responsibilities as a member of the Board of Directors or as an officer or employee of the Corporation, each such director, officer or employee shall comply with the federal securities laws and the rules and regulations thereunder and shall cooperate with the Commission, and the Corporation pursuant to its regulatory authority.

        SIXTH:    (a) The Corporation shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, indemnify and hold harmless any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she is or was a director, officer or member of a committee of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with a proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section (c) of this Article Sixth, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.

        (b)   Expenses (including attorneys' fees) incurred by a Covered Person in defending a proceeding, including appeals, shall, to the extent not prohibited by law, be paid by the Corporation in advance of the final disposition of such proceeding; provided, however, that the Corporation shall not be required to advance any expenses to a person against whom the Corporation directly brings an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a Covered Person shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such Covered Person is not entitled to be indemnified for such expenses under this Article Sixth.

        (c)   If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article Sixth is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        (d)   The provisions of this Article Sixth shall be deemed to be a contract between the Corporation and each Covered Person who serves in any such capacity at any time while this Article Sixth is in effect, and any repeal or modification of any applicable law or of this Article Sixth shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

        (e)   Persons not expressly covered by the foregoing provisions of this Article Sixth, such as those (x) who are or were employees or agents of the Corporation, or are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, or (y) who are or were directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger in which the Corporation was the resulting or surviving corporation, or who are or were serving at the request of such constituent corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified or advanced expenses to the extent authorized at any time or from time to time by the Board of Directors.

        (f)    The rights conferred on any Covered Person by this Article Sixth shall not be deemed exclusive of any other rights to which such Covered Person may be entitled by law or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

        (g)   The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

        (h)   Any repeal or modification of the foregoing provisions of this Article Sixth shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

        (i)    The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, manager, officer, trustee, employee or agent of the Corporation or another corporation, or of a partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this Article Sixth), whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

        SEVENTH:    The Corporation reserves the right to amend this Certificate of Incorporation, and to change or repeal any provision of this Certificate of Incorporation, in the manner prescribed at the time by statute, and all rights conferred upon stockholders by this Certificate of Incorporation are granted subject to this reservation. Before any amendment to, or repeal of, any provision of this Certificate of Incorporation shall be effective, those changes shall be submitted to the Board of Directors of the Corporation and if such amendment or repeal must be filed with or filed with and approved by the Commission, then the proposed changes to this Certificate of Incorporation shall not become effective until filed with or filed with and approved by the Commission, as the case may be.

        EIGHTH:    A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        NINTH:    Unless and except to the extent that the Corporation's Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

        TENTH:    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Corporation's Bylaws.

        ELEVENTH:    To the fullest extent permitted by law, all confidential information pertaining to the self-regulatory function of the Corporation (including but not limited to disciplinary matters, trading data, trading practices and audit information) contained in the books and records of the Corporation shall: (i) not be made available to any persons other than to those officers, directors, employees and agents of the Corporation that have a reasonable need to know the contents thereof; (ii) be retained in confidence by the Corporation and the officers, directors, employees and agents of the Corporation; and (iii) not be used for any commercial purposes. Nothing in this Article Eleventh shall be interpreted as to limit or impede the rights of the Commission to access and examine such confidential information pursuant to the federal securities laws and the rules and regulations thereunder, or to limit or impede the ability of any officers, directors, employees or agents of the Corporation to disclose such confidential information to the Commission.

ANNEX F

FORM OF

AMENDED AND RESTATED

BYLAWS OF

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED

ARTICLE I Definitions

Section 1.1. Definitions.

        When used in these Bylaws, except as expressly otherwise provided or unless the context otherwise requires:

          (a)   The term "Act" means the Securities Exchange Act of 1934, as amended.

          (b)   The term "affiliate" of a Person or "affiliated with" another Person shall have the meaning given to such term in the Rules of the Exchange.

          (c)   The term "Board" means the Board of Directors of the Corporation.

          (d)   The term "Corporation" means the Chicago Board Options Exchange, Incorporated.

          (e)   The term "Exchange" means the Corporation, its exchange market and any facilities thereof.

          (f)    The term "Trading Permit Holder" means any individual, corporation, partnership, limited liability company or other entity authorized by the Rules that holds a Trading Permit. If a Trading Permit Holder is an individual, the Trading Permit Holder may also be referred to as an "individual Trading Permit Holder." If a Trading Permit Holder is not an individual, the Trading Permit Holder may also be referred to as a "TPH organization." A Trading Permit Holder is a "member" solely for purposes of the Act; however, one's status as a Trading Permit Holder does not confer on that Person any ownership interest in the Exchange.

          (g)   The term "Person" shall mean an individual, partnership (general or limited), joint stock company, corporation, limited liability company, trust or unincorporated organization, or any governmental entity or agency or political subdivision thereof.

          (h)   The term "Rules" means the rules of the Exchange as adopted or amended from time to time.

          (i)    The term "Trading Permit" shall have the meaning given to such term in the Rules of the Exchange.

          (j)    The term "associated with an entity" means any partner, officer or director of such entity (or any person occupying a similar status or performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with such entity, or any employee of such entity.

ARTICLE II Stockholders

Section 2.1. Place of Meetings.

        All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board or the Chairman of the Board (or, if there is no Chairman of the Board, the Chief Executive Officer) or, if not so designated, at the principal place of business of the Corporation in Chicago, Illinois.

Section 2.2. Annual Meetings.

        If required by applicable law, an annual meeting of stockholders shall be held, beginning with the year immediately following the year in which the restructuring of the Corporation from a non-stock corporation to a stock corporation and wholly-owned subsidiary of CBOE Holdings, Inc. is consummated, on the third Tuesday in May of each year or such other date as may be fixed by the Board, at such time as may be designated by the Secretary prior to the giving of notice of the meeting, for the purpose of electing directors to fill expiring terms and any vacancies in unexpired terms and for the transaction of business as may properly come before the meeting.

Section 2.3. Special Meetings.

        Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation of the Corporation, may be called by the Chairman of the Board or the Vice Chairman of the Board or by a majority of the Board.

Section 2.4. Notice of Stockholders' Meetings.

        Unless otherwise prescribed by statute or the Certificate of Incorporation, notice of each meeting of stockholders, stating the date, time and place thereof, and, in the case of special meetings, the purpose or purposes for which such meeting is called, shall be given to each stockholder of record entitled to vote thereat not more than 60 days and at least 10 days before the date of the meeting.

Section 2.5 Quorum and Adjournments.

        Except as otherwise provided by statute or the Certificate of Incorporation, a majority of the outstanding stock of the Corporation entitled to vote at the meeting, when present in person or represented by proxy, shall constitute a quorum at all meetings of stockholders for the transaction of business. If such quorum shall not be present or represented by proxy at any meeting of stockholders, holders of a majority of the stock present in person or represented by proxy at the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting unless otherwise required by statute, until a quorum shall be present or represented. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally notified. Nothing in these Bylaws shall affect the right to adjourn a meeting from time to time where a quorum is present.

Section 2.6. Voting by Stockholders.

        With respect to any question brought before a meeting, when a quorum is present, a majority of the votes properly cast on any question shall decide the question, unless the question is one upon which by express provision of statute or the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control. Notwithstanding the preceding sentence, a plurality of votes properly cast shall elect the directors.

Section 2.7. Determination of Stockholders of Record.

        (a)   The Board may fix a record date to determine the stockholders entitled to notice of and to vote at a meeting of stockholders or any adjournment thereof ("Record Date"). The Record Date shall not be more than 60 days nor less than 10 days before the date of the meeting.

        (b)   If no Record Date is fixed by the Board for a meeting of stockholders, the Record Date for the meeting shall be at the close of business on the day preceding the date on which notice of the meeting is given by the Corporation.

        (c)   A Record Date shall apply to any adjournment of a meeting of stockholders; provided, however, that the Board may fix a new Record Date for the adjourned meeting.

Section 2.8. Action by Written Consent of Stockholders.

        Unless otherwise restricted by the Certificate of Incorporation, any corporate action upon which a vote of stockholders is required or permitted may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on that matter were present and voted and shall be delivered to the Corporation in the manner required by law at its registered office within the State of Delaware or at its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders of the Corporation are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to in the consent unless, within 60 days of the earliest dated consent delivered to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation as required by these Bylaws or by applicable law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not so consented in writing.

ARTICLE III Board of Directors

Section 3.1. Number, Election and Term of Office of Directors.

        The Board shall consist of not less than 11 and not more than 23 directors, the exact number to be fixed by the Board from time to time pursuant to resolution adopted by the Board. The number of Non-Industry Directors and Industry Directors may be changed from time to time by resolution adopted by the Board, but in no event shall the number of Industry Directors constitute less than 30% of the members of the Board and in no event shall the number of Non-Industry Directors constitute less than a majority of the members of the Board. In addition, at all times at least 20% of directors serving on the Board shall be Representative Directors nominated (or otherwise selected through the petition process) as provided for in Section 3.2 by the Industry-Director Subcommittee.

        A "Non-Industry Director" is a person who is not an Industry Director.

        An "Industry Director" is any director who (i) is a holder of a Trading Permit or otherwise subject to regulation by the Exchange; (ii) is a broker-dealer or an officer, director or employee of a broker-dealer or has been in any such capacity within the prior three years; (iii) is, or was within the prior three years, associated with an entity that is affiliated with a broker-dealer whose revenues account for a material portion of the consolidated revenues of the entities with which the broker-dealer is affiliated; (iv) has a material ownership interest in a broker-dealer and has investments in broker-dealers that account for a material portion of the director's net worth; (v) has a consulting or employment relationship with or has provided professional services to the Exchange or any of its affiliates or has had such a relationship or has provided such services within the prior three years; or (vi) provides, or has provided within the prior three years, professional or consulting services to a broker-dealer, or to an entity with a 50% or greater ownership interest in a broker-dealer whose revenues account for a material portion of the consolidated revenues of the entities with which the broker-dealer is affiliated, and the revenue from all such professional or consulting services accounts for a material portion of either the revenues received by the director or the revenues received by the director's firm or partnership.

        Notwithstanding the foregoing, a director shall not be deemed to be an "Industry Director" solely because either (A) the person is or was within the prior three years an outside director of a broker-dealer or an outside director of an entity that is affiliated with a broker-dealer, provided that the broker-dealer is not a holder of a Trading Permit or otherwise subject to regulation by the Exchange, or (B) the person is or was within the prior three years associated with an entity that is affiliated with a broker-dealer whose revenues do not account for a material portion of the consolidated revenues of the entities with which the broker-dealer is affiliated, provided that the broker-dealer is not a holder of a Trading Permit or otherwise subject to regulation by the Exchange. At all times, at least one Non-Industry Director shall be a Non-Industry Director exclusive of the exceptions provided for in the immediately preceding sentence and shall have no material business relationship with a broker or dealer or the Exchange or any of its affiliates. For purposes of this Section 3.1, the term "outside director" shall mean a director of an entity who is not an employee or officer (or any person occupying a similar status or performing similar functions) of such entity.

        The Board of Directors of the Exchange or the Nominating and Governance Committee of the Board shall make all materiality determinations under the foregoing two paragraphs. A director shall qualify as a Non-Industry Director only so long as such director meets the requirements for that position.

        Directors will serve one-year terms ending on the annual meeting following the meeting at which such directors were elected or at such time as their successors are elected or appointed and qualified, except in the event of earlier death, resignation, disqualification or removal.

        Only persons who are nominated as Representative Directors by the Nominating and Governance Committee shall be eligible for election as Representative Directors. The Nominating and Governance Committee shall be bound to accept and nominate the Representative Director nominees recommended by the Industry-Director Subcommittee, provided that the Representative Director nominees are not opposed by a petition candidate as forth in Section 3.2 below. If such Representative Director nominees are opposed by a petition candidate then the Nominating and Governance Committee shall be bound to accept and nominate the Representative Director nominees who receive the most votes pursuant to a Run-off Election as set forth in Section 3.2 below.

        The Nominating and Governance Committee shall determine, subject to review by the Board, whether a director candidate satisfies the applicable qualifications for election as a director, and the decision of that committee shall, subject to review, if any, by the Board, be final.

Section 3.2. Nomination of Industry Directors.

        The Industry-Director Subcommittee of the Nominating and Governance Committee shall recommend a number of Industry Directors that equals 20% of the total number of directors serving on the Board (the "Representative Director(s)"), provided that if 20% of the directors then serving on the Board is not a whole number, such number of Representative Directors shall be rounded up to the next whole number. Industry Directors not recommended by the Industry-Director Subcommittee shall be nominated by the Nominating and Governance Committee. The Industry-Director Subcommittee shall consist of all of the Industry Directors then serving on the Nominating and Governance Committee.

        The Industry-Director Subcommittee shall provide a mechanism for holders of Trading Permits to provide input to the Industry-Director Subcommittee with respect to nominees for the Representative Directors. The Industry-Director Subcommittee shall issue a circular to the holders of Trading Permits identifying the Representative Director nominees selected by the committee not later than January 15th, or the first business day thereafter if January 15th is not a business day.

        Holders of Trading Permits may nominate alternative candidates for election to the Representative Director positions to be elected in a given year by submitting a petition signed by individuals representing not less than 10% of the total outstanding Trading Permits at that time. Petitions must be filed with the Secretary no later than 5:00 p.m. (Chicago time) on the Monday preceding the 1st Friday in February, or the first business day thereafter in the event that Monday occurs on a holiday. The names of all Representative Director nominees recommended by the Industry-Director Subcommittee and those selected pursuant to a valid and timely petition shall, immediately following their selection, be given to the Secretary who shall promptly issue a circular to all of the Trading Permit Holders identifying all such Representative Director candidates.

        If one or more valid petitions are received, the Secretary shall issue a circular to all of the Trading Permit Holders identifying those individuals nominated for Representative Director by the Industry-Director Subcommittee and those individuals nominated for Representative Director through the petition process as well as of the time and date of a run-off election to determine which individuals will be nominated as Representative Director(s) by the Nominating and Governance Committee (the "Run-off Election"). The Run-off Election will be held at least 20 days prior to the mailing of any notice of the annual stockholders' meeting. In any Run-off Election, each holder of a Trading Permit shall have one vote with respect to each Trading Permit held by such Trading Permit Holder for each Representative Director position to be filled that year; provided, however, that no holder of Trading Permits, either alone or together with its affiliates, may account for more than 20% of the votes cast for a candidate, and any votes cast by a holder of Trading Permits, either alone or together with its affiliates, in excess of this 20% limitation shall be disregarded. Votes may be cast in person or by proxy. Additionally, in any Run-off Election, Trading Permits representing one-third of the total outstanding Trading Permits entitled to vote, when present in person or represented by proxy, shall constitute a quorum for purposes of the Run-off Election. The Secretary shall issue a circular to all of the Trading Permit Holders setting forth the results of the Run-off Election. The number of individual Representative Director nominees equal to the number of Representative Director positions to be filled that year receiving the largest number of votes in the Run-off Election (after taking into account the voting limitation set forth herein) will be the persons approved by the Trading Permit Holders to be nominated as the Representative Director(s) by the Nominating and Governance Committee for that year.

Section 3.3. Powers of the Board.

        The Board shall be the governing body of the Corporation and shall be vested with all powers necessary for the management of the business and affairs of the Corporation and for the promotion of its welfare, objects and purposes. The Board shall regulate the business conduct of Trading Permit Holders and may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or the Certificate of Incorporation directed or required to be exercised or done by others. In the exercise of such powers, the Board may organize such subsidiary corporations, impose such fees and charges, adopt or amend such Rules, issue such orders and directions, and make such decisions as it deems necessary or appropriate. It may prescribe and impose penalties for violations of the Rules, for neglect or refusal to comply with orders, directions or decisions of the Board, or for any other offenses against the Corporation.

Section 3.4. Resignation, Disqualification and Removal of Directors.

        (a)   A director may resign at any time by giving written notice of his resignation to the Chairman of the Board or the Secretary, and such resignation, unless specifically contingent upon its acceptance, will be effective as of its date or of the date specified therein.

        (b)   In the event any Industry Director or Non-Industry Director fails to maintain the qualifications required for such category of director in Section 3.1 hereof, of which failure the Board shall be the sole judge, the term of office of such director shall terminate and such director shall thereupon cease to be a director, his office shall become vacant and, notwithstanding any provision to the contrary, the vacancy may be filled by the Board with a person who qualifies for the category in which the vacancy exists. Notwithstanding the foregoing, unless otherwise required by statute, the Certificate of Incorporation, regulations of the Securities and Exchange Commission ("SEC") or, if applicable, the regulations of any listing exchange on which the Corporation is listed, a director who fails to maintain the applicable qualifications may be allowed the later of (i) 45 days from the date when the Board determines the director is unqualified or (ii) until the next regular Board meeting following the date when the Board makes such determination, in which to requalify. Following the date when the Board determines the director is unqualified, the director shall be deemed not to hold office and the seat formerly held by the director shall be deemed to be vacant for all purposes. The Board shall be the sole judge of whether the director has requalified. If a director is determined to have requalified, the Board, in its sole discretion, may fill an existing vacancy in the Board or may increase the size of the Board, as necessary, to appoint such director to the Board; provided, however, that the Board shall be under no obligation to return such director to the Board.

        (c)   No Representative Director may be removed from office by a vote of the stockholders at any time except for cause, which shall include, but not be limited to (i) a breach of a Representative Director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) transactions from which a Representative Director derived an improper personal benefit, or (iv) a failure of a Representative Director to be free from a statutory disqualification (as defined in Section 3(a)(39) of the Act). Any Representative Director may be removed for cause by the holders of a majority of the shares of stock then entitled to be voted at an election of directors.

Section 3.5. Filling of Vacancies.

        (a)   Notwithstanding any provision herein to the contrary, any vacancy in the Board, however occurring, including a vacancy resulting from an increase in the number of the directors, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, provided such new director qualifies for the category in which the vacancy exists. A director elected to fill a vacancy shall hold office until the next annual meeting of stockholders, subject to the election and qualification of his or her successor and to his or her earlier death, resignation, disqualification or removal.

        (b)   If the Board fills a vacancy resulting from a Representative Director position becoming vacant prior to the expiration of such Representative Director's term, or resulting from the creation of an additional Representative Director position required by an increase in the size of the Board, then the Board shall follow the procedures set forth in this Section 3.5(b). In such an event, the Industry-Director Subcommittee of the Nominating and Governance Committee shall either (i) recommend an individual to the Board to be elected to fill such vacancy or (ii) provide a list of recommended individuals to the Board from which the Board shall elect the individual to fill such vacancy. The Board shall elect, pursuant to this Section 3.5(b), only individuals recommended by the Industry-Director Subcommittee; provided, however, the Board shall not be required to take any action or elect any individual if the Board believes that taking such action or electing such individual would be contrary to the Board's fiduciary duties. Any individual recommended by the Industry-Director Subcommittee to fill the vacancy of a Representative Director position must qualify as an Industry Director. Any vacancy filled pursuant to this Section 3.5(b), shall be filled by the vote of a majority of the directors then in office, although less than a quorum.

Section 3.6. Chairman of the Board of Directors.

        The Board shall appoint one of the directors to serve as Chairman of the Board. Except as provided for in Section 3.8 hereof, the Chairman of the Board shall be the presiding officer at all meetings of the Board and stockholders and shall exercise such other powers and perform such other duties as are delegated to him or her by the Board.

Section 3.7. Vice Chairman of the Board.

        Each year following the annual election of the directors, the Board shall select, from among the Industry Directors, a Vice Chairman of the Board to serve for a term of one year and until a successor is elected or appointed and qualified. The Vice Chairman shall (i) preside over the meetings of the Board in the event the Chairman of the Board is absent or unable to do so, (ii) serve as chair the Trading Advisory Committee, (iii) except as otherwise provided in the Rules or resolution of the Board, appoint, subject to the approval of the Board, the individuals to serve on all Trading Permit Holder committees established in the Rules or by resolution of the Board, and (iv) exercise such other powers and perform such other duties as are delegated to the Vice Chairman of the Board by the Board.

Section 3.8. Lead Director.

        The Board may appoint one of the Non-Industry Directors to serve as the Lead Director. The Lead Director shall perform such duties and possess such powers as the Board may from time to time prescribe. The Lead Director, if appointed, shall be authorized to preside at meetings of the directors that are not officers or employees of the Exchange.

Section 3.9. Acting Chairman and Vacancy in Chairman or Vice Chairman of the Board Positions.

        (a)   In the absence or inability to act of the Chairman of the Board and the Vice Chairman of the Board, the Board may designate an Acting Chairman of the Board. The Acting Chairman of the Board, in the absence or inability to act of the Chairman and Vice Chairman of the Board, shall be presiding officer at all meetings of the Board and shall exercise such other powers and perform such other duties as are delegated to the Acting Chairman by the Board.

        (b)   If a vacancy occurs in the office of Chairman or Vice Chairman, the Board may fill such vacancy by the affirmative vote of at least a majority of the directors then in office.

Section 3.10. Quorum.

        At all meetings of the Board, two-thirds of the number of directors then in office shall constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute or the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.11. Regular Meetings.

        Regular meetings of the Board shall be held at such time and at such place as shall from time to time be determined by the Chairman of the Board with notice of such determination provided to the full Board.

Section 3.12. Special Meetings.

        Special meetings of the Board may be called by the Chairman of the Board or the Vice Chairman of the Board and shall be called by the Secretary upon the written request of any four directors. The Secretary shall give at least 24 hours notice of such meeting to each director, in a manner permitted by Section 7.1. Every such notice shall state the time and place of the meeting which shall be fixed by the person calling the meeting, but need not state the purpose thereof except as otherwise required by statute.

Section 3.13. Participation in Meeting.

        Members of the Board or of any committee thereof may participate in a meeting of the Board or such committee by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such a meeting.

Section 3.14. Action by Written Consent.

        Unless otherwise restricted by statute or the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or of such committee.

Section 3.15. Interested Directors.

        No director shall be disqualified from participating in any meeting, action or proceeding of the Board by reason of being or having been a member of a committee which has made prior inquiry, examination or investigation of the subject under consideration. No director shall participate in the adjudication of any matter with respect to which the Board is acting as an adjudicative body under the Rules, and in which such director is personally interested, although interested directors may be counted in determining the presence of a quorum at the meeting of the Board or of a committee which authorizes actions with respect to such matter.

ARTICLE IV Committees

Section 4.1. Designation of Committees.

        (a)   Committees of the Board. The committees of the Board shall consist of an Executive Committee, an Audit Committee, a Compensation Committee, a Regulatory Oversight Committee, a Nominating and Governance Committee and such other standing and special committees as may be approved by the Board. Except as may be otherwise provided in these Bylaws or as may be otherwise provided for from time to time by resolution of the Board, the Board may, at any time, with or without cause, remove any member of any such committees of the Board.

        (b)   Committees of the Exchange. The Exchange also shall have a Trading Advisory Committee and such other committees as may be provided in these Bylaws or the Rules or as may be from time to time created by the Board. Except as may be otherwise provided in these Bylaws, the Rules or the resolution of the Board establishing any such other committee, the Vice Chairman of the Board, with the approval of the Board, shall appoint the members of such Exchange committees (other than the committees of the Board) and may designate, with the approval of the Board, a Chairman and a Vice-Chairman thereof. Except as may be otherwise provided in these Bylaws or the Rules, the Board may, at any time, with or without cause, remove any member of any such Exchange committees.

Section 4.2. The Executive Committee.

        The Executive Committee will include the Chairman of the Board, the Chief Executive Officer (if a director), the Vice Chairman of the Board, the Lead Director, if any, at least one Representative Director and such other number of directors that the Board deems appropriate, provided that at all times the majority of the directors serving on the Executive Committee must be Non-Industry Directors. Members of the Executive Committee (other than those specified in the immediately preceding sentence) shall be recommended by the Nominating and Governance Committee for approval by the Board. Members of the Executive Committee shall not be subject to removal except by the Board. The Chairman of the Board shall be the Chairman of the Executive Committee. Each member of this Committee shall be a voting member. The members of the Executive Committee shall serve for a term of one year expiring at the first regular meeting of directors following the annual meeting of stockholders each year or until their successors are appointed. The Executive Committee shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, except it shall not have the power and authority of the Board to (i) approve or adopt or recommend to the stockholders any action or matter (other than the election or removal of directors) expressly required by Delaware law to be submitted to stockholders for approval, including without limitation, amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, approving a sale, lease or exchange of all or substantially all of the Corporation's property and assets, or approval of a dissolution of the Corporation or revocation of a dissolution, or (ii) adopt, alter, amend or repeal any bylaw of the Corporation.

Section 4.3. The Audit Committee.

        The Audit Committee shall consist of at least three directors, all of whom must be Non-Industry Directors and all of whom shall be recommended by the Nominating and Governance Committee for approval by the Board. The exact number of Audit Committee members shall be determined from time to time by the Board. Members of the Audit Committee shall not be subject to removal except by the Board. The Chairman of the Audit Committee shall be recommended by the Nominating and Governance Committee for approval by the Board. The Audit Committee shall have such duties and may exercise such authority as may be prescribed by resolution of the Board and the Audit Committee Charter as adopted by resolution of the Board.

Section 4.4. The Compensation Committee.

        The Compensation Committee shall consist of at least three directors, all of whom must be Non-Industry Directors and all of whom shall be recommended by the Nominating and Governance Committee for approval by the Board. The exact number of Compensation Committee members shall be determined from time to time by the Board. Members of the Compensation Committee shall not be subject to removal except by the Board. The Chairman of the Compensation Committee shall be recommended by the Nominating and Governance Committee for approval by the Board. The Compensation Committee shall have such duties and may exercise such authority as may be prescribed by resolution of the Board and the Compensation Committee Charter as adopted by resolution of the Board.

Section 4.5. The Nominating and Governance Committee.

        The Nominating and Governance Committee shall consist of at least seven directors, including both Industry Directors and Non-Industry Directors, and shall at all times have a majority of directors that are Non-Industry Directors. All members of the committee shall be recommended by the Nominating and Governance Committee for approval by the Board. The exact number of Nominating and Governance Committee members shall be determined from time to time by the Board. Members of the Nominating and Governance Committee shall not be subject to removal except by the Board. The Chairman of the Nominating and Governance Committee shall be recommended by the Nominating and Governance Committee for approval by the Board. Subject to Section 3.2 and Section 3.5 of these Bylaws, the Nominating and Governance Committee shall have the authority to nominate individuals for election as directors of the Corporation. The Nominating and Governance Committee shall have such other duties and may exercise such other authority as may be prescribed by resolution of the Board and the Nominating and Governance Committee Charter as adopted by resolution of the Board.

Section 4.6. The Regulatory Oversight Committee.

        The Regulatory Oversight Committee shall consist of at least three directors, all of whom shall be Non-Industry Directors and all of whom shall be recommended by the Non-Industry Directors on the Nominating and Governance Committee for approval by the Board. The exact number of Regulatory Oversight Committee members shall be determined from time to time by the Board. Members of the Regulatory Oversight Committee shall not be subject to removal except by the Board. The Chairman of the Regulatory Oversight Committee shall be recommended by the Non-Industry Directors of the Nominating and Governance Committee for approval by the Board. The Regulatory Oversight Committee shall have such duties and may exercise such authority as may be prescribed by resolution of the Board, these Bylaws or the Rules of the Exchange.

Section 4.7. Trading Advisory Committee.

        The Trading Advisory Committee shall advise the Office of the Chairman regarding matters of interest to Trading Permit Holders. It shall consist of such number of members as set by the Board from time to time. The majority of the members of the Trading Advisory Committee shall be individuals involved in trading either directly or through their firms. The Vice Chairman shall be the Chairman of the Trading Advisory Committee and shall appoint, with the approval of the Board, the other members of the committee.

Section 4.8. Other.

        All other committees shall have such duties and may exercise such authority as may be prescribed for them by the Certificate of Incorporation, these Bylaws or the Rules or by resolution of the Board.

Section 4.9. Conduct of Proceedings.

        Unless otherwise provided in the Certificate of Incorporation, these Bylaws, the Rules, the charter of the committee or by the Board of Directors by resolution, each committee may determine the manner in which committee proceedings shall be conducted. In the absence of any such established procedures, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article 3 of these Bylaws. Committees shall keep minutes of their meetings and periodically report their proceedings to the Board and appropriate committees of the Board to the extent requested by the Board or Board committee.

ARTICLE V Officers

Section 5.1. Designation; Number; Election.

        (a)   The officers of the Corporation shall be a Chief Executive Officer, a Vice Chairman, a President, a Chief Financial Officer, one or more Vice-Presidents (the number thereof to be determined by the Board), a Secretary, a Treasurer, and such other officers as the Board may determine, including an Assistant Secretary and Assistant Treasurer. The Chief Executive Officer shall be appointed by an affirmative vote of the majority of the Board, and may, but need not be the Chairman of the Board. Such affirmative vote may also prescribe his duties not inconsistent with these Bylaws and may prescribe a tenure of office. The remaining officers of the Corporation shall be appointed by the Board, each to serve until a successor has been duly chosen and qualified or until the officer's earlier death, resignation or removal.

        (b)   Two or more offices may be held by the same person, except the offices of Chief Executive Officer and President. In addition, the Chief Executive Officer and the President may not also be either the Secretary or Assistant Secretary.

Section 5.2. Chief Executive Officer.

        The Chief Executive Officer shall, subject to the direction of the Board, have general charge and supervision of the business of the Corporation. The Chief Executive Officer shall be the official representative of the Corporation in all public matters. The Chief Executive Officer shall perform such other duties and possess such other powers as the Board may from time to time prescribe and that are incident to such office. The Chief Executive Officer shall not engage in any other business during his incumbency except with approval of the Board, and by his acceptance of the office of Chief Executive Officer he shall be deemed to have agreed to uphold these Bylaws.

Section 5.3. Vice Chairman.

        The Vice Chairman shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Vice Chairman shall preside at meetings of the Trading Permit Holders. The Vice Chairman shall be responsible for the coordination of the activities of all Trading Permit Holder committees.

Section 5.4. President.

        The President shall be the chief operating officer of the Corporation and shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer, the President shall perform the officer duties of the Chief Executive Officer and, when so performing, shall have all the powers of and be subject to all the restrictions upon the office of Chief Executive Officer.

Section 5.5. Chief Financial Officer.

        The Chief Financial Officer shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Chief Financial Officer shall have the custody of the Corporation's funds and securities; shall keep full and accurate all books and accounts of the Corporation as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the Chief Executive Officer or the Board; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Board, at its regular meeting or when the Board so requires, an account of the Corporation.

Section 5.6. Vice Presidents.

        Vice Presidents shall perform the duties prescribed by the Board, Chief Executive Officer or President.

Section 5.7. Secretary.

        The Secretary shall keep official records of meetings of stockholders and of Trading Permit Holders at which action is taken and of all meetings of the Board; the Secretary shall, in person or by representative, perform like services for the standing and special committees when required; the Secretary shall give notice of meetings of stockholders and of Trading Permit Holders and of special meetings of the Board in accordance with the provisions of the Rules or these Bylaws or as required by statute; the Secretary shall post all notices which may be required to be posted upon the Corporation website; the Secretary shall be custodian of the books, records, and corporate seal of the Corporation and attest, upon behalf of the Corporation, all contracts and other documents requiring authentication; the Secretary shall perform such other duties as may be prescribed by the Board, Chairman of the Board, Chief Executive Officer or President.

Section 5.8. Treasurer.

        The Treasurer shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Chief Financial Officer may from time to time prescribe.

Section 5.9. Removals.

        Any officer appointed by the Board may be removed at any time by the Board, the Chief Executive Officer or the President; provided that the Chief Executive Officer can only be removed by the Board. Any such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any vacancies occurring in any office of the Corporation at any time may be filled by the Board or an officer authorized by the Board to appoint a person to hold such office.

Section 5.10. Resignations.

        Any officer may resign by delivering such officer's written resignation to the Corporation at its principal office or to the Chief Executive Officer or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 5.11. Vacancies.

        The Board may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Secretary and Treasurer. Any vacancies occurring in any office of the Corporation at any time also may be filled by an officer authorized by the Board to appoint a person to hold such office. Each such successor shall hold office until such officer's successor is elected and qualified, or until such officer's earlier death, resignation or removal.

Section 5.12. Salaries.

        Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board unless otherwise delegated to the Compensation Committee of the Board or to members of senior management. No officer shall be prevented from receiving such salary by reason of the fact that the officer is also a director of the Corporation.

ARTICLE VI Reserved

ARTICLE VII Notices

Section 7.1. Notices.

        Except as provided in Section 7.2 and to the extent permitted by law, any notice required to be given by the Bylaws or the Rules or otherwise shall be deemed to have been given:

          (a)   in person upon delivery of the notice in person to the Person to whom such notice is addressed;

          (b)   by mail upon deposit of the notice in the United States mail, enclosed in a postage prepaid envelope;

          (c)   by messenger or overnight courier service upon provision of the notice to the messenger or courier service, provided that the delivery method does not require payment of the messenger or courier service fee to deliver the notice by the Person to whom the notice is addressed;

          (d)   by facsimile machine upon acknowledgment by the facsimile machine used to transmit the notice of the successful transmission of the notice;

          (e)   by electronic mail upon electronic transmission of the notice; and

          (f)    by telephone when received.

        Any such notice must be addressed to its intended recipient at the intended recipient's address (including the intended recipient's business or residence address, facsimile number, electronic address, or telephone number, as applicable) as it appears on the books and records of the Corporation, or if no address appears on such books and records, then at such address as shall be otherwise known to the Secretary, or if no such address appears on such books and records, then in care of the registered agent of the Corporation in the State of Delaware. In the event that a notice is not provided in conformity with the provisions of this Section 7.1, the notice will be deemed to have been given to its intended recipient upon any receipt of the notice by its intended recipient.

  Section 7.2. Electronic Notice to Stockholders.

        Whenever any notice whatsoever is required to be given in writing to any stockholder by law, by the Certificate of Incorporation or by these Bylaws, such notice may be given by a form of electronic transmission if the stockholder to whom such notice is given has previously consented to the receipt of notice by electronic transmission.

  Section 7.3. Waiver of Notice.

        Whenever notice is required to be given under the provisions of any statute, the Certificate of Incorporation, these Bylaws, the Rules or otherwise, a written waiver thereof, signed by the Person entitled to notice, or his proxy, whether before or after the time stated therein shall be deemed equivalent to notice. Except as may be otherwise specifically provided by statute, any waiver by mail, messenger, overnight courier, facsimile machine, or electronic mail, bearing the name of the Person entitled to notice shall be deemed a written waiver duly signed. Attendance of a Person at a meeting, including attendance by proxy, shall constitute a waiver of notice of such meeting except when the Person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business the meeting is not lawfully called or convened. Except as required by statute or the Certificate of Incorporation, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or any committee need be specified in any written waiver of notice.

ARTICLE VIII General Provisions

Section 8.1. Fiscal Year.

        Except as otherwise determined from time to time by the Board, the fiscal year of the Corporation ends on the close of business on December 31 of each year.

Section 8.2. Checks, Drafts and Other Instruments.

        All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or by such agent or agents of the Corporation and in such manner as the Board may from time to time determine.

Section 8.3. Corporate Seal.

        The corporate seal, if any, shall be in such form as shall be approved by the Board or an officer of the Corporation.

Section 8.4. Voting Securities.

        Except as the Board may otherwise designate, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer or Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Corporation (with or without power of substitution) at, any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this Corporation.

Section 8.5. Evidence of Authority.

        A certificate by the Secretary, or Assistant Secretary, if any, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall, as to all Persons who rely on the certificate in good faith, be conclusive evidence of such action.

Section 8.6. Certificate of Incorporation.

        All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended, altered or restated and in effect from time to time.

Section 8.7. Transactions with Interested Parties.

        No contract or transaction between the Corporation and one or more of the directors or officers, or between the Corporation and any other corporation, limited liability company, partnership, association or other organization in which one or more of the directors or officers are directors, managers or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or a committee of the Board which authorizes the contract or transaction or solely because his, her or their votes are counted for such purpose, if:

          (a)   The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

          (b)   The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

          (c)   The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee of the Board or the stockholders.

        Both (i) directors who are directors of both the Corporation and a party with whom the Corporation may be engaged in a transaction and (ii) interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee at which the contract or transaction is authorized.

Section 8.8. Severability.

        Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

Section 8.9. Pronouns.

        All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

Section 8.10. Contracts.

        In addition to the powers otherwise granted to officers pursuant to Article V hereof, the Board may authorize any officer or officers, or any agent or agents, of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 8.11. Loans.

        The Corporation may, to the extent permitted by applicable law, lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may include, without limitation, a pledge of shares of stock of the Corporation. Nothing in this Section 8.11 shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Section 8.12. Books and Records.

        Subject to applicable law, the Board shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware. The Corporation shall keep its books and records within the United States. Any books or records of the Corporation may be kept on, or be in the form of, magnetic tape, computer disk, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time.

Section 8.13. Section Headings.

        Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 8.14. Inconsistent Provisions.

        In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the General Corporation Law of the State of Delaware ("DGCL") or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE IX Amendments

Section 9.1. By the Board.

        These Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by the Board.

Section 9.2. By the Stockholders.

        These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the majority of the stockholders present at any annual meeting of the stockholders at which a quorum is present.

Section 9.3. SEC Approval.

        Before any amendment to, alteration or repeal of any provision of the Bylaws of the Corporation under this Article IX shall be effective, those changes shall be submitted to the Board and if the same must be filed with or filed with and approved by the SEC, then the proposed changes to the Bylaws of the Corporation shall not become effective until filed with or filed with and approved by the SEC, as the case may be.

ARTICLE X Rulemaking

Section 10.1. Rulemaking.

        The Board may, by the affirmative vote of a majority of a quorum of the Board, alter, adopt, amend or repeal as it may deem necessary or proper any of the Corporation's Rules, which shall not become effective until filed with or filed with and approved by the SEC, as the case may be.

ANNEX G

FORM OF
AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of            , 2010, by and among Chicago Board Options Exchange, Incorporated, a Delaware non-stock corporation ("Exchange"), CBOE Holdings, Inc., a Delaware stock corporation and a wholly-owned subsidiary of Exchange ("Holdings"), and CBOE Merger Sub, Inc., a Delaware stock corporation and a wholly-owned subsidiary of Holdings ("Merger Sub").

W I T N E S S E T H:

        WHEREAS, the board of directors of Exchange has approved this Agreement and the merger of Merger Sub with and into Exchange upon the terms set forth herein (the "Merger"); and

        WHEREAS, the board of directors of Merger Sub has approved this Agreement and the Merger;

        WHEREAS, the board of directors of Holdings has approved this Agreement; and

        WHEREAS, a majority of the outstanding memberships of Exchange have adopted this Agreement and the Merger.

        NOW, THEREFORE, the parties hereby covenant and agree as follows:

ARTICLE I
THE MERGER

        Section 1.1 Merger; Surviving Corporation.    In accordance with and subject to the terms, provisions and conditions of this Agreement and the Delaware General Corporation Law, as amended ("DGCL"), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Exchange, and the separate corporate existence of Merger Sub shall thereupon cease. Exchange shall survive the Merger as a wholly owned subsidiary of Holdings, and shall be governed by the laws of the State of Delaware. Exchange as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation".

        Section 1.2 Effective Time.    The parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing or such later time as specified in the Certificate of Merger being the "Effective Time").

        Section 1.3 Certificate of Incorporation; Bylaws.    At the Effective Time, the certificate of incorporation of Exchange shall be amended in its entirety as set forth in Exhibit A hereto and shall be the certificate of incorporation of the Surviving Corporation. At the Effective Time, the bylaws of Exchange shall be amended in their entirety as set forth in Exhibit B and shall be the bylaws of the Surviving Corporation.

        Section 1.4 Directors; Officers.    The persons who are the directors of Merger Sub and the persons who are the officers of Exchange immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

        Section 1.5 Effect of the Merger.    At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and Exchange will vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Exchange will become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation shall thenceforth be responsible for all the liabilities and obligations of Merger Sub and of Exchange, but the liabilities of Merger Sub and of Exchange or of their stockholders, directors or officers shall not be affected, nor shall the rights of the creditors or of any persons dealing with Merger Sub or Exchange be impaired, by the Merger, and any claim existing or action or proceeding pending by or against Merger Sub or Exchange may be prosecuted to judgment as if the Merger had not taken place or the Surviving Corporation may be proceeded against or substituted in its place.

ARTICLE II
CONVERSION AND CANCELLATION OF SECURITIES

        Section 2.1 Conversion and Cancellation of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any share of capital stock or membership interest, as the case may be, of Exchange, Holdings or Merger Sub:

          (a)   Each share of common stock of Holdings that is owned by Exchange immediately prior to the Effective Time shall no longer be outstanding and shall be cancelled for no consideration and shall cease to exist.

          (b)   Each regular membership of Exchange that (i) was made available by Exchange in accordance with its rules, (ii) was acquired by a person in order to become a CBOE member (each a "CBOE Seat") (other than CBOE Seats owned by members who properly perfect appraisal rights under the DGCL) and (iii) is owned by a member of CBOE, who satisfies the qualifications of Exchange to be a member on the day immediately preceding the Effective Time, shall be converted into the right to receive 80,000 shares of Class A common stock, par value $0.01 per share, of Holdings (the "Class A Common Stock") (which pursuant to paragraph (h) of Article Fifth of the certificate of incorporation of the Surviving Corporation will be automatically converted into shares of Class A-1 and Class A-2 common stock, par value $0.01 per share, of the Surviving Corporation).

          (c)   Each share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (d)   Each CBOE Seat outstanding immediately prior to the Effective Time held by a person who shall have properly exercised his, her or its appraisal rights with respect thereto under Section 262 of the DGCL ("Dissenting Seats") shall not be converted into or be exchangeable for the right to receive the Class A Common Stock as provided in Section 2.1 above, but shall be entitled to receive payment of the fair value of such memberships in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Seat held by a person who shall thereafter withdraw his, her or its demand for appraisal or shall fail to perfect or otherwise waive or lose his, her or its right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the Class A Common Stock as such holder otherwise would have been entitled to receive as a result of the Merger, without interest or dividends thereon.

ARTICLE III
CONDITIONS TO EFFECTIVENESS OF MERGER

        Section 3.1    The Merger shall not become effective unless and until the Exchange shall have obtained the approval of all appropriate regulatory entities of the Merger and the transactions contemplated by this Agreement.

ARTICLE IV
TERMINATION

        Section 4.1 Termination.    To the fullest extent permitted by applicable law, CBOE may, in its sole and exclusive discretion, terminate this Agreement at any time prior to the Effective Time.

        Section 4.2 Effect of Termination.    If CBOE terminates this Agreement pursuant to this Article IV, all rights and obligations of the parties shall terminate without liability of any party or person to any other party or person.

ARTICLE V
GENERAL

        Section 5.1 Further Assurances.    From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Holdings and Merger Sub, such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary to give effect to the transactions contemplated hereunder.

        Section 5.2 Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

        Section 5.3 Entire Agreement.    This Agreement sets forth the entire understanding of the parties with respect to the Merger and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to such subject matter.

        Section 5.4 Amendments and Waivers.    This Agreement shall not be modified or amended other than by written agreement of the parties hereto.

        Section 5.5 Headings.    Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof.

        Section 5.6 Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

        Section 5.7 Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to each other party.

        Section 5.8 Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of hereof of the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

*    *    *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED
By:
Name: Title:
CBOE HOLDINGS, INC.
By:
Name: Title:
CBOE MERGER SUB, INC.
By:
Name: Title:

ANNEX H

Section 262 of Delaware General Corporation Law

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX I

FORM OF VOTING AGREEMENT

        THIS AGREEMENT ("Agreement") is made and entered into as of the       day of                        , 2010, by and between Chicago Board Options Exchange, Incorporated, a Delaware corporation (the "Exchange") and CBOE Holdings, Inc., a Delaware corporation ("Holdings"), a subsidiary of the Exchange prior to the Restructuring Transaction (as defined in the rules the Exchange) and the sole stockholder of the Exchange following the Restructuring Transaction.

WITNESSETH:

        WHEREAS, pursuant to the Bylaws of the Exchange, the Nominating and Governance Committee of the Board of Directors of the Exchange (the "Nominating and Governance Committee") is authorized to nominate individuals for each director position standing for election at the annual meeting of stockholder for that year, and the Committee is required to nominate those individuals selected pursuant to the Bylaws of the Exchange for election as Representative Director (as defined below);

        WHEREAS, as a self-regulatory organization under the Securities Exchange Act of 1934 subject to oversight by the Securities and Exchange Commission (the "SEC"), the Exchange is required to provide those parties that participate in the trading activities conducted on the Exchange (whether or not such parties are stockholders of Holdings) (the "Trading Permit Holders") with certain representative rights in the selection of those individuals to be nominated as the directors of the Exchange to represent the interests of the Trading Permit Holders (such representative directors being hereinafter referred to as the "Representative Directors");

        WHEREAS, in connection therewith, the Bylaws of the Exchange provide that the Nominating and Governance Committee shall only nominate individuals for election as Representative Directors after the Nominating and Governance Committee and its Industry-Director Subcommittee have followed specified procedures designed to provide Trading Permit Holders with input, if desired, regarding the nominees to be selected;

        WHEREAS, the parties desire to confirm Holdings' agreement to vote the shares of the Exchange owned by it pursuant to the terms set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and agreements set forth herein, Holdings and the Exchange hereby agree as follows:

        Section 1. Voting of Shares.    Holdings hereby agrees that at any meeting of the stockholder or stockholders of the Exchange and in any action by written consent of the stockholder or stockholders of the Exchange involving the election of the directors of the Exchange, Holdings will vote in favor of those individuals nominated by the Nominating and Governance Committee for election as Representative Directors.

        Section 2. Removal of CBOE Directors.    Holdings hereby agrees that for as long as this Agreement remains in place Holdings shall not take action to remove any Representative Director of the Exchange from office at any time unless Holdings believes there is cause to remove such director. For purposes of this section 'cause' shall include, but not be limited to (i) a breach of a Representative Director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) transactions from which a Representative Director derived an improper personal benefit, or (iv) a failure of a Representative Director to be free from a statutory disqualification (as defined in Section 3(a)(39) of the Act).

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        Section 3. Entire Agreement.    This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.

        Section 4. Amendment or Termination.    This Agreement may not be modified, amended, altered, supplemented or terminated except upon the execution and delivery of a written agreement executed by the parties hereto. For so long as Holdings shall control, directly or indirectly, the Exchange, before any amendment to or repeal of any provision of this Agreement, or any termination of this Agreement, shall be effective, those changes or any such proposed termination shall be submitted to the Board of Directors of the Exchange, and if such changes or proposed termination must be filed with or filed with and approved by the SEC before such changes or termination may be effective under Section 19 of the Securities and Exchange Act of 1934 and the rules promulgated under that Act by the SEC or otherwise, then such proposed changes or termination shall not be effective until filed with or filed with and approved by the SEC, as the case may be.

        Section 5. General Provisions.    This Agreement shall be governed by the laws of the State of Delaware. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of this Agreement. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED
By:
Its:
Name:
CBOE HOLDINGS, INC.
By:
Its:
Name:

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CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED Notice of Special Meeting of Voting Members To Be Held on May 21, 2010
TABLE OF CONTENTS
CERTAIN FREQUENTLY USED TERMS
ABOUT THIS PROXY STATEMENT AND PROSPECTUS
SUMMARY
Before the Restructuring Transaction
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
DIVIDEND POLICY
SPECIAL MEETING OF CBOE VOTING MEMBERS
THE RESTRUCTURING TRANSACTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY
BUSINESS
REGULATION
DIRECTORS AND MANAGEMENT OF THE CBOE AND CBOE HOLDINGS AFTER THE RESTRUCTURING TRANSACTION
DESCRIPTION OF CBOE HOLDINGS CAPITAL STOCK
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RESTRUCTURING TRANSACTION AND THE POST-RESTRUCTURING SPECIAL DIVIDEND
COMPARISON OF RIGHTS PRIOR TO AND AFTER THE RESTRUCTURING TRANSACTION
Equity Interests
Ownership and Transfer of Equity Interests
Voting Rights
Quorum and Vote Required
Dividends
Trading Rights
Governance Structure—Board Composition
Governance Structure—Terms and Term Limits
Governance Structure—Action by Written Consent
Nominating and Governance Committee—Responsibilities and Composition
Nominating and Governance Committee—Candidate Section Process
Petition Right
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Chicago Board Options Exchange, Incorporated and Subsidiaries Consolidated Statements of Income Years Ended December 31, 2009, 2008 and 2007
Chicago Board Options Exchange, Incorporated and Subsidiaries Consolidated Balance Sheets December 31, 2009 and 2008
Chicago Board Options Exchange, Incorporated and Subsidiaries Consolidated Statements of Cash Flows Years Ended December 31, 2009, 2008 and 2007
Chicago Board Options Exchange, Incorporated and Subsidiaries Consolidated Statements of Members' Equity Years ended December 31, 2009, 2008 and 2007
CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ANNEX B UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Chicago Board Options Exchange, Incorporated and Subsidiaries Unaudited Pro Forma Consolidated Balance Sheet December 31, 2009 (in thousands)
Chicago Board Options Exchange, Incorporated and Subsidiaries Unaudited Pro Forma Consolidated Statement of Income For the Year Ended December 31, 2009 (in thousands, except per share data)
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
ANNEX C FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION of CBOE HOLDINGS, INC.
ANNEX D FORM OF AMENDED AND RESTATED BYLAWS of CBOE HOLDINGS, INC.
ARTICLE 1—OFFICES
ARTICLE 2—STOCKHOLDERS
ARTICLE 3—DIRECTORS
ARTICLE 4—COMMITTEES
ARTICLE 5—OFFICERS
ARTICLE 6—CAPITAL STOCK
ARTICLE 7—RESERVED
ARTICLE 8—NOTICES
ARTICLE 9—GENERAL PROVISIONS
ARTICLE 10—AMENDMENTS
ANNEX E FORM OF CERTIFICATE OF INCORPORATION of CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED
ANNEX F FORM OF AMENDED AND RESTATED BYLAWS OF CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED
ARTICLE I Definitions
ARTICLE II Stockholders
ARTICLE III Board of Directors
ARTICLE IV Committees
ARTICLE V Officers
ARTICLE VI Reserved
ARTICLE VII Notices
ARTICLE VIII General Provisions
ARTICLE IX Amendments
ARTICLE X Rulemaking
ANNEX G FORM OF AGREEMENT AND PLAN OF MERGER
W I T N E S S E T H
ARTICLE I THE MERGER
ARTICLE II CONVERSION AND CANCELLATION OF SECURITIES
ARTICLE III CONDITIONS TO EFFECTIVENESS OF MERGER
ARTICLE IV TERMINATION
ARTICLE V GENERAL
ANNEX H
ANNEX I FORM OF VOTING AGREEMENT
WITNESSETH